Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

Fifth Wall Acquisition Corp. III,

as the Acquiror,

Queen Merger Corp. I,

as Merger Sub, and

Mobile Infrastructure Corporation,

as MIC or the Company,

Dated as of December 13, 2022

TABLE OF CONTENTS

Exhibit A – Form of Domesticated Charter

Exhibit B – Form of Domesticated Bylaws

Exhibit C – Sponsor Support Agreement

Exhibit D – Color Up Support Agreement

Exhibit E – Form of A&R OP LPA

Exhibit F – HS3 Support Agreement

Exhibit G-1 – Form of Company Lock-Up Agreement

Exhibit G-2 – Form of Sponsor Lock-Up Agreement

Exhibit H – Form of Initial Subscription Agreement

Exhibit I – Company Charter Amendment

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of December 13, 2022 by and among (i) Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), the “Acquiror”), (ii) Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of the Acquiror (“Merger Sub” and together with the Acquiror, the “Acquiror Entities”), and (iii) Mobile Infrastructure Corporation, a Maryland corporation, (“MIC” or the “Company” and, together with its Subsidiaries, the “Mobile Companies”).  The Acquiror, Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS

A.                  The Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (a “Business Combination”);

B.                  The Acquiror owns all of the issued and outstanding shares of common stock of Merger Sub, which was formed for the sole purpose of the Mergers (as defined below);

C.                  Prior to the consummation of the First Merger (as defined below), at or prior to the Closing, the Acquiror shall transfer by way of continuation from the Cayman Islands to the State of Maryland and will domesticate by means of a corporate conversion (the “Domestication”) to a Maryland corporation (“Surviving Pubco”) in accordance with Title 3 Subtitle 9 of the Maryland General Corporation Law, as amended (the “MGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (as amended, the “CICA”);

D.                  Concurrently with the Domestication, the Acquiror shall file articles of incorporation substantially in the form attached hereto as Exhibit A (the “Domesticated Charter”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) and adopt bylaws substantially in the form attached hereto as Exhibit B (the “Domesticated Bylaws”), with such changes as may be agreed in writing by the Acquiror and the Company;

E.                   At the effective time of the Domestication, (i) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one share of common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Maryland) (the “Surviving Pubco Shares”); and (ii) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into one Surviving Pubco Share;

F.                   Following the Domestication, but prior to the Mergers (as defined below), Surviving Pubco intends to contribute to Mobile Infra Operating Partnership, L.P., a Maryland limited partnership (the “Operating Partnership”) (i) all of the cash and cash equivalents in the Trust Account as of the First Effective Time (less the Acquiror Share Redemption Amount), (ii) the proceeds from the PIPE Investment and (iii) any other third-party financing to be funded at the Closing;

G.                  Upon the terms and subject to the conditions set forth herein, following the Domestication, the Parties intend to effect a business combination transaction pursuant to which Merger Sub will merge with and into the Company in accordance with the MGCL (the “First Merger”), with the Company continuing as the surviving entity (the “First-Step Surviving Company”);

H.                  Immediately following the effectiveness of the First Merger and upon the terms and subject to the conditions of this Agreement, the Parties intend to effect a business combination transaction pursuant to which the First-Step Surviving Company will merge with and into Surviving Pubco in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Surviving Pubco continuing as the surviving entity (the “Second-Step Surviving Company”);

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A.                  Concurrently with the execution hereof, Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (“Sponsor”), has entered into a support agreement substantially in the form attached hereto as Exhibit C (the “Sponsor Support Agreement”), pursuant to which the Sponsor has agreed to, among other things, upon the terms and subject to the conditions set forth therein, vote its shares of Acquiror Common Stock in favor of the Acquiror Transaction Proposals.

B.                  The Acquiror has received a voting and support agreement substantially in the form attached hereto as Exhibit D (the “Color Up Support Agreement”) from Color Up, LLC, a Delaware limited liability company (“Color Up”), pursuant to which Color Up has agreed to, upon the terms and subject to the conditions set forth therein, (i) vote its shares of MIC Common Stock in favor of the approval of the Merger and the Company Charter Amendment, and (ii) enter into a Fourth Amended and Restated Limited Partnership Agreement of the Operating Partnership substantially in the form attached hereto as Exhibit E (the “A&R OP LPA”);

C.                  The Acquiror has received a support agreement substantially in the form attached hereto as Exhibit F (the “HS3 Support Agreement”), pursuant to which HSCP Strategic III, L.P. (“HS3”) has agreed to, upon the terms and subject to the conditions set forth therein, enter into the A&R OP LPA;

D.                  Simultaneously with the execution and delivery of this Agreement, (a) the Acquiror and the Company entered into a Lock-Up Agreement in favor of Acquiror and the Company substantially in the form attached hereto as Exhibit G-1 (each, a “Company Lock-Up Agreement”), with Color Up, which shall become effective as of the Closing, and (b) the Acquiror and the Company entered into a Lock-Up Agreement in favor of Acquiror and the Company substantially in the form attached hereto as Exhibit G-2 (each, a “Sponsor Lock-Up Agreement”), with the Sponsor, which shall become effective as of the Closing;

E.                   On or prior to the date hereof, Acquiror entered into a Subscription Agreement substantially in the form attached hereto as Exhibit H (the “Initial Subscription Agreement”) with the Initial PIPE Investor pursuant to which the Initial PIPE Investor agreed to purchase from Surviving Pubco, prior to or substantially concurrently with the Closing but following the Domestication, $10,000,000 (the “Initial PIPE Investment Amount”) of Surviving Pubco Shares at $10.00 per 1.2 shares, in each case on terms and subject to the conditions set forth therein, the form of which is attached hereto as Exhibit H;

F.                   Concurrent with the Closing, Surviving Pubco, Sponsor and certain of the MIC Shareholders, will enter into an amended and restated registration rights agreement in a form to be mutually agreed by the parties hereto with substantially the same rights as set forth in the Acquiror’s and the Company’s registration rights agreements in effect as of the date hereof (the “Registration Rights Agreement”).

G.                  For U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), the Parties intend that (i) the Domestication qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) the Mergers, taken together, are treated as integrated steps of a single transaction qualifying  as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder to which the Parties are parties under Section 368(b) of the Code (the “Intended Tax Treatment”), and (iii) this Agreement be, and hereby is, adopted as a “plan of reorganization” for the purposes of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

H.                  Simultaneously with the execution and delivery of this Agreement, the Company entered into an amendment to each Executive Employment Agreement and to the LTIP Unit Agreement related thereto.[1]

I.                    Certain capitalized terms used herein are defined in Section 1.1 hereof.

[1] NTD: Amendments to provide for the one-year post-closing vesting previously discussed.  Venable to provide drafts ASAP.

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NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.1.                                                  Definitions.  As used herein, the following terms shall have the following meanings:

“2021 Consolidated Appropriations Act” means the Consolidated Appropriations Act, 2021, or applicable rules and regulations promulgated thereunder, as amended from time to time.

“2022 Financial Statements” has the meaning specified in Section 6.3(a).

“A&R OP LPA” has the meaning specified in the Recitals hereto.

“Acceptable Confidentiality Agreement” has the meaning specified in Section 8.6(b).

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Acquisition Proposal” has the meaning specified in Section 8.6(h)(i).

“Acquiror Class A Common Stock” means Class A ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Class B Common Stock” means Class B ordinary shares, par value $0.0001 per share, of Acquiror.

“Acquiror Common Stock” means (a) prior to the Domestication, Acquiror Class A Common Stock and Acquiror Class B Common Stock, and (b) from and following the Domestication, Surviving Pubco Shares.

“Acquiror Cure Period” has the meaning specified in Section 10.1(h).

“Acquiror D&O Tail Policy” has the meaning specified in Section 8.8(d).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Entities” has the meaning specified in the Preamble hereto.

“Acquiror Financing Certificate” has the meaning specified in Section 2.4(c)(i).

“Acquiror Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences, (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of Acquiror and its Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent or materially delay or materially impair the ability of Acquiror or its Subsidiaries to perform any of their respective  covenants or obligations under this Agreement or any Ancillary Agreement or to timely consummate the transactions contemplated hereby or thereby; provided, that no change, event or occurrence described in clauses (i) through (x) of the definition of Company Material Adverse Effect (which shall apply as to Acquiror and its Subsidiaries, mutatis mutandis) shall be deemed to constitute an Acquiror Material Adverse Effect or be taken into account in determining whether an Acquiror Material Adverse Effect pursuant to clause (a) has occurred); provided, further, that if a change, event or occurrence related to clause (ii) or clauses (iv) through (vii) of the definition of Company Material Adverse Effect disproportionately adversely affects Acquiror and its Subsidiaries, taken as a whole, compared to other Persons operating in the same industry as Acquiror and its Subsidiaries, then such disproportionate impact may be taken into account in determining whether an Acquiror Material Adverse Effect has occurred.

“Acquiror Modification in Recommendation” has the meaning specified in Section 8.2(b).

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“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.11(a).

“Acquiror Share Amount” means the number of Surviving Pubco Shares to be outstanding as of the Closing after giving effect to the Acquiror Share Redemptions.

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Acquiror Transaction Proposals or any Extension Proposal, as applicable.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approvals” means the approval of those Acquiror Transaction Proposals identified in clauses (A), (B), (C), (D), (E) and (F) of Section 8.2(b), at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose, in accordance with the CICA, the Governing Documents of Acquiror, and Nasdaq rules and regulations.

“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Domestication.

“Acquiror Shareholders’ Extension Meeting” has the meaning specified in Section 8.12(e).

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of Acquiror and its Subsidiaries paid or payable (whether or not billed or accrued for) as a result of or in connection with Acquiror’s pursuit of an initial business combination, the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers (including any deferred underwriting fees incurred by Acquiror in connection with its initial public offering), (ii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, and (iii) amounts owing or that may become owed, payable or otherwise due, directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to the termination of any Working Capital Loans.  For the avoidance of doubt, Acquiror Transaction Expenses shall exclude Indebtedness (other than Working Capital Loans).

“Acquiror Transaction Proposals” has the meaning specified in Section 8.2(b).

“Additional LTIP Consideration” means up to 687,500 restricted stock units of the Company or incentive units of the Operating Partnership (or a similar type of incentive equity security permitted under the Incentive Plan) issuable to certain officers and directors of the Company as determined by the Compensation Committee of the Company’s Board of Directors.

“Adverse Recommendation Change” has the meaning specified in Section 8.6(c)(i).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise.  The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning specified in the Preamble hereto.

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“Agreement End Date” has the meaning specified in Section 10.1(e).

“Alternative Acquisition Agreement” has the meaning specified in Section 8.6(c)(ii).

“Alternative PIPE Investment” has the meaning specified in Section 7.5(c).

“Alternative Subscription Agreement” has the meaning specified in Section 7.5(c).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.9(a).

“Breakup Fee” has the meaning specified in Section 10.3(b)(ii).

“Business Combination” has the meaning specified in the Recitals hereto.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Cincinnati, Ohio or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116-136 Mar. 27, 2020 (or applicable rules and regulations promulgated thereunder, as amended from time to time).

“CICA” has the meaning specified in the Recitals hereto.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“COBRA” has the meaning specified in Section 4.14(g).

“Code” means the Internal Revenue Code of 1986, as amended.

“Color Up” has the meaning specified in the Recitals hereto.

“Color Up Support Agreement” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Awards” has the meaning specified in Section 4.6(b).

“Company Benefit Plan” has the meaning specified in Section 4.14(a)

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“Company Book Entry Share” means each share in book-entry form evidencing any shares of MIC Common Stock or MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time.

“Company Certificate” means each certificate representing any shares of MIC Common Stock or MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time.

“Company Charter” means the Articles of Amendment and Restatement of MIC, dated as of September 22, 2015, as amended and supplemented as of the date hereof.

“Company Charter Amendment” means the amendment to the Company Charter, substantially in the form attached hereto as Exhibit I.

“Company Cure Period” has the meaning specified in Section 10.1(f).

“Company D&O Policy” has the meaning specified in Section 8.8(c).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Financing Certificate” has the meaning specified in Section 2.4(c)(ii).

“Company IP” means all Intellectual Property owned or purported to be owned by any of the Mobile Companies.

“Company IP Licenses” has the meaning set forth in Section 4.21(b).

“Company Lock-Up Agreement” has the meaning specified in the Recitals hereto.

“Company Material Adverse Effect” means any change, event, or occurrence, that, individually or when aggregated with other changes, events, or occurrences: (a) has had a materially adverse effect on the business, assets, financial condition or results of operations of the Mobile Companies, taken as a whole; or (b) is reasonably likely to prevent or materially delay the ability of the Company to consummate the transactions contemplated herein; provided, however, that no change, event, occurrence or effect arising out of or related to any of the following, alone or in combination, shall be taken into account in determining whether a Company Material Adverse Effect pursuant to clause (a) has occurred: (i) acts of war (whether or not declared), sabotage, military or para-military actions or terrorism, or any escalation or worsening of any such acts, or changes in global, national or regional political or social conditions; (ii) earthquakes, hurricanes, tornados, epidemics and pandemics declared by the World Health Organization or any other reputable third party organization (including the COVID-19 virus) or other natural or man-made disasters; (iii) changes attributable to the public announcement or pendency of the transactions contemplated herein (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities); provided that the exceptions in this clause (iii) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 4.4 to the extent that its purpose is to address the consequences resulting from the public announcement or pendency of the transactions contemplated herein or the condition set forth in Section 9.2(a) to the extent related to such representations); (iv) changes or proposed changes in Law, regulations or interpretations thereof or decisions by courts or any Governmental Authority first announced after the date of this Agreement; (v) changes or proposed changes in GAAP (or any interpretation thereof) first announced after the date of this Agreement; (vi) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates or the price of any security, market index or commodity), in each case, in the United States or anywhere else in the world; (vii) events or conditions generally affecting the industries and markets in which the Company operates; (viii) any failure to meet any projections, forecasts, estimates, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure (unless otherwise excluded by the other clauses of this proviso) has resulted in a Company Material Adverse Effect; (ix) any actions expressly required to be taken, or expressly required not to be taken, pursuant to the terms of this Agreement; or (x) any action taken by, or at the written request of, Acquiror or any of its Subsidiaries or any actions required to be taken by Law; provided, however, that if a change or effect related to clause (ii) or clauses (iv) through (vii) disproportionately adversely affects the Mobile Companies, taken as a whole, compared to other Persons operating

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in the same industry as the Mobile Companies, then such disproportionate impact may be taken into account in determining whether a Company Material Adverse Effect has occurred.

“Company Material Contract” has the meaning specified in Section 4.13(a).

“Company Modification in Recommendation” has the meaning specified in Section 8.2(c).

“Company Real Property Leases” has the meaning specified in Section 4.20(b).

“Company Registered IP” has the meaning specified in Section 4.21(a).

“Company SEC Filings” has the meaning specified in Section 4.8.

“Company Shareholder Approval” means the approval of the Company Transaction Proposal identified in clauses (A) and (B) of Section 8.2(c), at a Company Shareholders’ Meeting duly called by the Board of Directors of the Company and held for such purpose, in accordance with the MGCL and the Governing Documents of the Company.

“Company Shareholders’ Meeting” has the meaning specified in Section 8.2(c).

“Company Transaction Expenses” means, without duplication, all out-of-pocket fees and expenses of the Mobile Companies paid or payable (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of this Agreement and the transactions contemplated hereby or investigating, pursuing or contemplating any other change of control or consideration of any strategic alternative to the transactions contemplated hereby, including: (i) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the transactions contemplated hereby (and not subject to any subsequent event or condition, such as a termination of employment), including the employer portion of payroll Taxes arising therefrom (including any employment Taxes deferred under any COVID-19 Response Law), (iii) 50% of the filing fees payable to the Antitrust Authorities and SEC in connection with the transactions contemplated hereby, (iv) amounts owing or that may become owed, payable or otherwise due (whether or not accrued), directly or indirectly, in connection with the consummation of the transactions contemplated hereby, including fees, costs and expenses related to obtaining any consents required to be obtained hereunder, and (v) such expenses detailed in (i) through (iv) incurred by Affiliates of the Company in connection with the transactions contemplated herein. For the avoidance of doubt, Company Transaction Expenses shall exclude Indebtedness.

“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Contracts” means any legally binding contracts, side letters, agreements, subcontracts, leases, covenants not to sue, licenses, sublicenses and purchase orders, and all ancillary agreements, amendments, modifications, and waivers thereto.

“COVID-19” means SARS-CoV-2 or COVID-19, and any natural evolutions thereof or related or associated epidemics, pandemics or disease outbreaks thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, action, or directive by any Governmental Authority in connection with or in response to COVID-19, including any COVID-19 Response Law, in each case as applicable to the jurisdictions and industry in which the Company and its Subsidiaries currently conducts its business.

“COVID-19 Response Law” means the 2021 Consolidated Appropriations Act, the CARES Act, the FFCRA, and any other similar, future, or additional federal, state, local, or non-U.S. law, or administrative guidance that addresses or is intended to benefit taxpayers in response to the COVID-19 pandemic and associated economic downturn.

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“D&O Persons” has the meaning specified in Section 8.8(a).

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Bylaws” has the meaning specified in the Recitals hereto.

“Domesticated Charter” has the meaning specified in the Recitals hereto.

“Domestication” has the meaning specified in the Recitals hereto.

“Environmental Laws” means any and all applicable Laws relating to (a) the treatment, disposal, emission, discharge, Release or threatened Release of Hazardous Materials, (b) pollution, or the protection or management of the environment or natural resources, or (c) protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.3(a).

“Exchange Agent Agreement” has the meaning specified in Section 3.3(a).

“Exchange Fund” has the meaning specified in Section 3.3(b).

“Exchange Ratio” means the quotient of (a) the Total Share Consideration divided by (b) the aggregate issued and outstanding shares of MIC Common Stock on a fully diluted basis as of immediately prior to the First Effective Time using the treasury method of accounting, (i) including, without duplication, the number of shares of MIC Common Stock underlying (A) the OP LTIP Units and OP Class A Units (in each case, which, as of immediately prior to the Closing, are convertible, exercisable or exchangeable for OP Common Units in accordance with their terms) and OP Common Units and (B) any new class of securities of the Company, the Operating Partnership or any of their respective Subsidiaries issued on or after the date hereof and convertible by its terms into shares of MIC Common Stock prior to the First Effective Time, in each case without consideration or for a consideration per share or unit less than $15.00 and then only by the proportionate amount by which such new class of securities of the Company or the Operating Partnership was issued for a per share or unit consideration of less than $15.00 and (ii) excluding (A) the number of shares of MIC Common Stock issuable upon conversion, exercise or exchange of all shares of MIC Preferred Stock, OP Performance Units, OP Class A Units, OP LTIP Units and MIC Common Stock Warrants (in each case, which, as of immediately prior to the Closing, are not convertible, exercisable or exchangeable, as applicable, in accordance with their terms) and (B) the number of shares of MIC Common Stock issuable pursuant to (or issuable upon conversion, exercise or exchange of securities issuable pursuant to) the Executive Employment Agreements.  For illustrative purposes, Schedule 1.1(a) sets forth the calculation of the Exchange Ratio.

“Executive Employment Agreements” means those employment agreements set forth on Section 4.13(a)(viii) of the Company Disclosure Letter.

“Existing OP LPA” means the Third Amended and Restated Limited Partnership Agreement of the Operating Partnership, as amended from time to time.

“Extension Period” has the meaning specified in Section 8.12(a).

“Extension Proposal” has the meaning specified in Section 8.12(a).

“Extension Proxy Statement” has the meaning specified in Section 8.12(a).

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“FFCRA” means the Families First Coronavirus Response Act, Pub. L. No. 116-127 (116th Cong.) (Mar. 18, 2020), as amended.

“Financial Statements” has the meaning specified in Section 4.9(a).

“First Articles of Merger” has the meaning specified in Section 2.3(a).

“First Effective Time” has the meaning specified in Section 2.3(a).

“First Merger” has the meaning specified in the Recitals hereto.

“First-Step Surviving Company” has the meaning specified in the Recitals hereto.

“Founder Group” has the meaning specified in Section 11.18(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“GDC” has the meaning specified in Section 11.18(a).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation are its articles of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (i) pollutant, contaminant, chemical, solid, liquid, gas, material, substance, or waste that is listed, defined, designated or classified as “toxic,” “hazardous,” “hazardous waste”, “hazardous material,” or a “hazardous substance” (or words of similar intent or meaning) under any Environmental Law, including materials that are deemed hazardous pursuant to any Environmental Laws due to their ignitability, corrosivity or reactivity characteristics, or (ii) petroleum or any fraction or product thereof, asbestos or asbestos-containing material, polychlorinated biphenyl, chlorofluorocarbons, or per- and polyfluoroalkyl substances.

“HS3” has the meaning specified in the Recitals hereto.

“HS3 Support Agreement” has the meaning specified in the Recitals hereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Plan” has the meaning specified in Section 8.11.

“Indebtedness” means, with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capital or finance lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds,

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debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes,” (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally.

“Initial PIPE Investment” means the purchase of Surviving Pubco Shares pursuant to the Initial Subscription Agreement.

“Initial PIPE Investment Amount” has the meaning specified in the Recitals hereto.

“Initial PIPE Investor” means No Street Capital LLC or its applicable Affiliate participating in the Initial PIPE Investment pursuant to the Initial Subscription Agreement.

“Initial Subscription Agreement” has the meaning specified in the Recitals hereto.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Insurance Policies” has the meaning specified in Section 4.17.

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisional, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”); (ii) trademarks, logos, service marks, trade dress and trade names, slogans and other indicia of source, including all registrations and pending applications to register any of the foregoing  together with the goodwill associated therewith (collectively, “Trademarks”); (iii) works of authorship and copyrights (whether registered and unregistered), and applications for registration of copyright (including all translations, adaptations, derivations and combinations of the foregoing) (collectively, “Copyrights”); (iv) internet domain names and social media accounts and handles (collectively, “Internet Assets”); (v)  software (including object code, source code, or other form); and (vi) trade secrets, know-how, processes, customer lists, business plans, databases, data compilations and other confidential information or proprietary rights.

“Interim Balance Sheet Date” has the meaning specified in Section 4.9(a).

“Interim Period” has the meaning specified in Section 6.1.

“Intervening Event” has the meaning specified in Section 8.6(h)(iii).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 4.9(b).

“Law” means any statute, law, ordinance, rule, principle of common law, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, or subleased by the Company or any of its Subsidiaries pursuant to a Company Real Property Lease.

“Legal Proceedings” has the meaning specified in Section 4.11.

“Letter of Transmittal” has the meaning specified in Section 3.3(c).

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“Liabilities” means any and all liabilities, Indebtedness, Legal Proceedings or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“License” means any franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, registration, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority.

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, adverse claims, options, restrictions, claims, licenses, covenants not to sue or other liens of any kind whether consensual, statutory or otherwise.

“Listing Event” shall have the meaning assigned to such term in the MIC Series 1 Preferred Stock Common Warrant.

“Merger Sub” has the meaning specified in the Preamble hereto.

“Mergers” has the meaning specified in the Recitals hereto.

“MGCL” has the meaning specified in the Recitals hereto.

“MIC” has the meaning specified in the Preamble hereto.

“MIC Common Stock” means the shares of common stock, $0.0001 par value per share, of the Company.

“MIC Common Stock Merger Consideration” has the meaning specified in Section 3.2(a)(i).

“MIC Common Stock Warrants” means the warrants issued by the Company to purchase MIC Common Stock, in accordance with the terms of the applicable warrant agreement, issued and outstanding and unexpired immediately prior to the First Effective Time.

“MIC Convertible Securities” means, collectively, the options, warrants or rights to subscribe for or purchase any equity interests in the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire equity interests of the Company, and for the avoidance of doubt, including the MIC Common Stock Warrants.

“MIC Preferred Stock” means, collectively, (i) the MIC Series 1 Preferred Stock and (ii) the MIC Series A Preferred Stock.

“MIC Preferred Stock Merger Consideration” means, (i) in the case of the MIC Series 1 Preferred Stock, the MIC Series 1 Preferred Stock Merger Consideration and (ii) in the case of the MIC Series A Preferred Stock, the MIC Series A Preferred Stock Merger Consideration.

“MIC Securities” means, collectively, the MIC Stock and the MIC Convertible Securities.

“MIC Security Holders” means, collectively, the holders of MIC Securities.

“MIC Series 1 Preferred Stock” means the Series 1 convertible redeemable preferred stock, par value $0.0001 per share, of MIC, as more particularly described in the Company Charter.

“MIC Series 1 Preferred Stock Common Warrant” means each detachable warrant to purchase thirty-five (35) shares of MIC Common Stock issued to a holder of MIC Series 1 Preferred Stock in connection with every $1,000 in MIC Series 1 Preferred Stock subscribed for by such holder.

“MIC Series 1 Preferred Stock Merger Consideration” means, with respect to each share of MIC Series 1 Preferred Stock, one Surviving Pubco Series 1 Preferred Share.

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“MIC Series A Preferred Stock” means the Series A convertible redeemable preferred stock, par value $0.0001 per share, of MIC, as more particularly described in the Company Charter.

“MIC Series A Preferred Stock Common Warrant” means each detachable warrant to purchase thirty (30) shares of MIC Common Stock issued to a holder of MIC Series A Preferred Stock in connection with every $1,000 in MIC Series A Preferred Stock subscribed for by such holder.

“MIC Series A Preferred Stock Merger Consideration” means, with respect to each share of MIC Series A Preferred Stock, one Surviving Pubco Series A Preferred Share.

“MIC Shareholders” means the holders of MIC Stock.

“MIC Stock” means, collectively, the MIC Common Stock and the MIC Preferred Stock.

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.16.

“Mobile Awards” has the meaning specified in Section 4.7(c).

“Mobile Companies” has the meaning specified in the Preamble hereto.

“Nasdaq” has the meaning specified in Section 5.6(c).

“Off-the-Shelf Software” has the meaning set forth in Section 4.21(b).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“OP Class A Units” means the class of partnership units of the Operating Partnership designated as “Class A Units” pursuant to the Existing OP LPA.

“OP Class A Unit Agreement” means the Class A Unit Agreement, dated as of November 2, 2021, by and between the Operating Partnership and HS3.

“OP Common Unit” means the class of partnership units of the Operating Partnership designated as “Common Units” pursuant to the Existing OP LPA.

“OP LTIP Unit” means the class of partnership units of the Operating Partnership designated as “LTIP Units” pursuant to the Existing OP LPA.

“OP Performance Unit” means the class of partnership units of the Operating Partnership designated as “Performance Units” pursuant to the Existing OP LPA.

“OP Series 1 Preferred Units” means the Operating Partnership’s Series 1 Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the Existing OP LPA.

“OP Series A Preferred Units” means the Operating Partnership’s Series A Cumulative Redeemable Preferred Units, with the rights, priorities and preferences set forth in the Existing OP LPA.

“Open Source Software” means software that is licensed pursuant to (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such software or other materials are distributed or licensed as “free software,” “open source software” or under similar  terms, and/or (ii) any Reciprocal License.

“Operating Partnership” has the meaning specified in the Recitals hereto.

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“Other PIPE Investment” shall mean, collectively, the entry into, following the date hereof, one or more additional Subscription Agreements with one or more investors (collectively with such investors’ permitted assignees or transferees, the “Other PIPE Investors”) for the Other PIPE Investors to purchase Acquiror Class A Common Stock, Surviving Pubco Shares or preferred stock or convertible notes of Surviving Pubco, which purchases of (i) Acquiror Class A Common Stock shall be completed prior to the Domestication  and (ii) Surviving PubCo Shares or preferred stock or convertible notes of Surviving Pubco shall be completed prior to the First Effective Time but following the consummation of the Domestication.

“Other PIPE Investors” shall have the meaning set forth in the definition of “Other PIPE Investment”.

“Outbound IP License” has the meaning set forth in Section 4.21(c).

“Owned Real Estate” has the meaning specified in Section 4.20(a).

“Owned Real Property Leases” has the meaning specified in Section 4.20(a).

“Party” and “Parties” have the meaning specified in the Preamble hereto.

“Per Share Merger Consideration” means, (i) with respect to each share of MIC Common Stock, the MIC Common Stock Merger Consideration and (ii) with respect to each share of MIC Preferred Stock, the applicable MIC Preferred Stock Merger Consideration.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or (B) which are being contested in good faith through appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title (except with respect to Intellectual Property), easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not, in the aggregate, materially impair the value or materially interfere with the present use of the Owned Real Estate or the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the underlying fee title of the real property of which the Leased Real Property is a part, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not, in the aggregate, materially interfere with the current use of, or materially impair the value of, the Owned Real Estate or the Leased Real Property, (vi) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (vii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (viii) reversionary rights in favor of landlords under any Company Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries, (ix) non-exclusive licenses to Company IP granted in the ordinary course of business and (x) Liens that do not, individually or in the aggregate, materially and adversely affect, or materially disrupt, the ordinary course operation of the businesses of the Company and its Subsidiaries, taken as a whole.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the Initial PIPE Investment and any Other PIPE Investments.

“PIPE Investment Amount” means the aggregate gross purchase price received by Acquiror upon the closing of the Initial PIPE Investment, any Other PIPE Investment and any Alternative PIPE Investment.

“PIPE Investors” means the Initial PIPE Investor and any Other PIPE Investors.

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“Pre-Approved Arrangements” has the meaning set forth on Schedule 1.1(b).

“Preferred Units” has the meaning specified in the Recitals hereto.

“Prospectus” has the meaning specified in Section 11.1.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Purchaser Payments” has the meaning set forth in Section 6.6.

“Q1 Financial Statements” has the meaning specified in Section 6.3(b).

“Q1 Staleness Deadline” has the meaning specified in Section 6.3(b).

“Q3 Financial Statements” has the meaning specified in Section 4.9(a).

“Reciprocal License” means a license of an item of software that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other software (other than such item of software in its unmodified form) be at no charge; and (ii) a requirement that any other licensee of the software be permitted to modify, make derivative works of, or reverse-engineer any such other software.

“Redeemable Share Classification Changes” has the meaning set forth in Section 5.5.

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a)(i).

“Related Person” has the meaning specified in Section 4.27.

“Release” means the release, spill, emission, leaking, dumping, injecting, pouring, depositing, disposing, discharging, dispersing, leaching or migrating of any Hazardous Material into or through the environment.

“Representatives” has the meaning specified in Section 8.6(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SDAT” has the meaning specified in the Recitals hereto.

“SEC” means the United States Securities and Exchange Commission.

“Second-Step Surviving Company” has the meaning specified in the Recitals hereto.

“Second Articles of Merger” has the meaning specified in Section 2.3(b).

“Second Effective Time” has the meaning specified in Section 2.3(b).

“Second Merger” has the meaning specified in the Recitals hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” has the meaning specified in the Recitals hereto.

“Sponsor Lock-Up Agreement” has the meaning specified in the Recitals hereto.

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“Sponsor Support Agreement” has the meaning specified in the Recitals hereto.

“Subscription Agreement” means the subscription agreements, including any amendments, side letters or other supplements thereto, entered into by Acquiror with certain PIPE Investors in relation to the PIPE Investment, including the Initial Subscription Agreement.

“Subsidiary” means, with respect to any Person, any other Person, of which an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or of which such first person is the general partner, manager or managing member. For the purposes hereof, the term Subsidiary shall include all Subsidiaries of such Subsidiary.  For the avoidance of doubt, the Operating Partnership shall be a Subsidiary of MIC for all purposes of this Agreement.

“Subsidiary Awards” has the meaning set forth in Section 4.7(c).

“Surviving Pubco” has the meaning specified in the Recitals hereto.

“Surviving Pubco Series 1 Preferred Share” means a share of Series 1 Preferred Stock of the Step-Two Surviving Company, par value $0.0001, with such terms and conditions as are set forth in the charter of Surviving Pubco.

“Surviving Pubco Series A Preferred Share” means a share of Series A Preferred Stock of the Step-Two Surviving Company, par value $0.0001, with such terms and conditions as are set forth in the charter of Surviving Pubco.

“Surviving Pubco Shares” has the meaning specified in the Recitals hereto.

“Surviving Pubco Warrant” has the meaning set forth in Section 3.2(a)(iv).

“Systems” means all of the following that are owned by, used, or relied on by the Mobile Companies: software, software engines, computer hardware (whether general or special purpose), websites, website content and links and equipment used to process, store, maintain and operate data, database operating systems and electronic data processing, record keeping, and communications, telecommunications systems, networks, interfaces, platforms, servers, peripherals, computer systems, and other information technology infrastructure, including any outsourced systems and processes, and information and functions owned, used or provided by the Mobile Companies.

“Takeover Statute” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other anti-takeover Law (including Subtitle 6 of Title 3 of the MGCL and Subtitle 7 of Title 3 of the MGCL).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority (or provided to any payee) with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges imposed by a Governmental Authority in the nature of a tax, alternative or add-on minimum, or estimated taxes (in each case, whether imposed directly or through withholding and whether or not disputed), and including any interest, penalty, or addition thereto.

“Terminating Acquiror Breach” has the meaning specified in Section 10.1(h).

“Terminating Company Breach” has the meaning specified in Section 10.1(f).

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“Total Share Consideration” means a number of Surviving Pubco Shares equal to the quotient of (a) $254,539,185 divided by (b) $10.00.

“Transaction Consideration Schedule” has the meaning specified in Section 2.5.

“Transfer Taxes” has the meaning specified in Section 8.4(b).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Termination Letter” has the meaning specified in Section 7.2.

“Trustee” has the meaning specified in Section 5.8.

“Venable” has the meaning specified in Section 11.18(b).

“Waived 280G Benefits” has the meaning specified in Section 6.6.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor, or any of Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a business combination.

Section 1.2.                                                  Construction

.

(a)                 Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation”; (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b)                 Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)                 Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)                 All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)                 The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

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(f)                  Any actions reasonably taken in good faith (or reasonably omitted to be taken in good faith) by the Mobile Companies as a result of or in response to COVID-19 Measures shall be deemed to be in the ordinary course of business and all references to the “ordinary course of business” or “ordinary course of business consistent with past practice”, in each case of the Mobile Companies in this Agreement, shall be interpreted and qualified accordingly.

(g)                 The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 p.m. on the third day prior to the date of this Agreement to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

Section 1.2.                                                  Knowledge.  As used herein, (i) the phrase “to the knowledge” of the Company means the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror means the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired after reasonable inquiry of such individual’s direct reports.

Article II THE MERGERS; CLOSING

Section 2.1.        The Mergers.

(a)                 Contribution.  Following the Domestication and the consummation of the PIPE Investment, but prior to the Mergers, Surviving Pubco will contribute to the Operating Partnership (i) all of the cash and cash equivalents in the Trust Account as of the First Effective Time (less the Acquiror Share Redemption Amount), (ii) the proceeds from the PIPE Investment and (iii) any other third-party financing to be funded at the Closing.

(b)                 Merger.  At the First Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the MGCL, Merger Sub and the Company shall consummate the First Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the First-Step Surviving Company.

(c)                 Second Merger.  Immediately following the consummation of the First Merger, and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the MGCL, the First-Step Surviving Company and Surviving Pubco shall consummate the Second Merger, pursuant to which the First-Step Surviving Company shall be merged with and into Surviving Pubco, following which the separate corporate existence of the First-Step Surviving Company shall cease and Surviving Pubco shall continue as the Second-Step Surviving Company.

Section 2.2.                                                  Closing.  In accordance with the terms and subject to the conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 1050 Connecticut Avenue, N.W., Washington, DC 20036-5306, or by the electronic exchange of documents, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing.  The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

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Section 2.3.        Effective Times.

(a)                 Subject to the conditions of this Agreement, the Parties hereto shall cause the First Merger to be consummated by filing articles of merger for the merger of Merger Sub with and into the Company (the “First Articles of Merger”) with the SDAT in accordance with, and in such form as is required by, the relevant provisions of the MGCL (the time of such filing, or such later time as may be specified in the First Articles of Merger (not to exceed 30 days from the date of filing of the First Articles of Merger), being the “First Effective Time”), and shall cause to made any other filings, recordings, or publications that are required to be made by the Company, Surviving Pubco or Merger Sub under the MGCL in connection with the Merger.

(b)                 Immediately following the First Effective Time, the Parties hereto shall cause the Second Merger to be consummated by filing articles of merger for the merger of the First-Step Surviving Company with and into Surviving Pubco (the “Second Articles of Merger”) with the SDAT in accordance with, and in such form as is required by, the relevant provisions of the MGCL (the time of such filing, or such later time as may be specified in the Second Articles of Merger (not to exceed 30 days from the date of filing of the Second Articles of Merger), being the “Second Effective Time”), and shall cause to made any other filings, recordings, or publications that are required to be made by the First-Step Surviving Company or Surviving Pubco under the MGCL in connection with the Merger.

(c)                 For the avoidance of doubt, the Closing, the First Effective Time and the Second Effective Time shall occur after the completion of the Domestication.

Section 2.4.        Closing Deliverables.

(a)                 At the Closing, the Company shall deliver or cause to be delivered:

(i)                   to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been fulfilled;

(ii)                 to Acquiror, the Registration Rights Agreement, duly executed by Color Up and HS3;

(iii)                to each of Color Up and HS3, a counterpart to the A&R OP LPA, duly executed by the Company; and

(iv)               to Acquiror, a duly executed and completed IRS Form W-9 from the Company and each holder of MIC Common Stock Warrants that are outstanding and unexpired as of the Closing provided, however, that the sole remedy of Acquiror for the failure to provide any such IRS Forms W-9 shall be to withhold Taxes from the consideration otherwise payable pursuant to this Agreement in accordance with Section 3.5.

(b)                 At the Closing, Acquiror will deliver or cause to be delivered:

(i)                   to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a), Section 9.3(b) and Section 9.3(d) have been fulfilled;

(ii)                 to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror, the Sponsor and the Holders (as defined in the Sponsor Agreement);

(iii)                a copy of the Trust Termination Letter, duly executed by a duly authorized representative of Acquiror; and

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(iv)               to the Company, the written resignations of all of the directors and officers of the Acquiror Entities (other than those Persons identified as the directors and officers, of Acquiror after the Domestication, in accordance with Section 7.6 or as otherwise agreed between the parties), effective as of the Effective Time.

(c)                 Closing Financing Certificates.

(i)                   Not more than two (2) Business Days prior to the Closing, Acquiror shall deliver to the Company a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Acquiror Financing Certificate”) setting forth (A) the Acquiror Share Amount and the Acquiror Share Redemption Amount, (B) the unpaid Acquiror Transaction Expenses as of the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing, (C) the PIPE Investment Amount to be received by Surviving Pubco at the closing of the PIPE Investment or any Alternative PIPE Investment and wire transfer instructions for the payment thereof, (D) the amount of cash available in the Trust Account as of the Closing Date prior to any distributions pursuant to Section 7.2 and (E) the amounts outstanding under any Working Capital Loans or other Indebtedness of Acquiror.

(ii)                 Not more than three (3) Business Days prior to the Closing, the Company shall deliver to Acquiror a certificate signed by a duly authorized officer, solely in such capacity and not in its personal capacity (the “Company Financing Certificate”), setting forth (A) the Transaction Consideration Schedule calculated in accordance with Section 2.5, and (B) the unpaid Company Transaction Expenses, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing.

(iii)                Each of the financing certificates delivered pursuant to this Section 2.4(c) will confirm in writing that it has been prepared in good faith using the latest available financial information and will include materials showing in reasonable detail the support and computations for the amounts included therein.  Each of Acquiror and the Company shall be entitled to review and make reasonable comments on the matters and amounts set forth in the other’s financing certificate so delivered.  Each of Acquiror and the Company will cooperate in the other’s review of the delivered financing certificate, including providing the other and its Representatives with reasonable access to the relevant books, records and finance employees.  Each of Acquiror and the Company will cooperate reasonably to revise the financing certificates to reflect the other’s reasonable comments; provided that the Company shall make the final determination of the amounts included in the Company Financing Certificate and Acquiror shall make the final determination of the amounts included in the Acquiror Financing Certificate.

Section 2.5.                                                  Transaction Consideration Schedule.  The Company acknowledges and agrees that the Total Share Consideration is being allocated among the MIC Security Holders in accordance with the schedule set forth on Schedule 2.5 (the “Transaction Consideration Schedule”).  The Transaction Consideration Schedule reflects the information therein as of the date hereof and will be updated and delivered by the Company to Acquiror at least three (3) Business Days prior to the anticipated Closing Date in accordance with Section 2.4(c)(iii). In each case, the Company agrees that the allocation among the MIC Security Holders shown thereof is and will be in accordance with the Governing Documents of the Company and applicable Law.  In addition, the Transaction Consideration Schedule to be delivered to Acquiror in advance of the Closing Date (A) will set forth (1) the number and class of MIC Securities owned by each MIC Security Holder, (2) the number of shares of Surviving Pubco Shares allocated to each MIC Security Holder, and (3) with respect to each holder of MIC Common Stock Warrants, the number of Surviving Pubco Shares subject to, and the exercise price per Surviving Pubco Shares of, each Surviving Pubco Warrant, and (B) is and will otherwise be accurate in all respects (except for de minimis inaccuracies that are not material), provided that, notwithstanding the foregoing, the Transaction Consideration Schedule set forth on Schedule 2.5 (but not, for the avoidance of doubt, the updated schedule delivered in accordance with the second sentence of this Section 2.5) may provide the information specified in the preceding clauses (A)(1), (2) and (3) in aggregated form by type of MIC Security, rather than individualized by MIC Security Holder).  The Acquiror shall be entitled to conclusively rely on the Transaction Consideration Schedule (as updated prior to the Closing Date), and neither the Acquiror nor its Affiliates shall have any Liability with respect to the allocation of the Total Share Consideration among the MIC Security Holders or the calculation of the number of shares of Surviving Pubco Shares subject to, or the exercise price per share of Surviving Pubco Shares of (as applicable), Surviving Pubco Warrants under this Agreement.

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Section 2.6.                                                  Governing Documents.  At the First Effective Time, the charter and bylaws of Merger Sub, each as in effect immediately prior to the First Effective Time, shall become the charter and bylaws, respectively, of the First-Step Surviving Company.  At the Second Effective Time, the Domesticated Charter and the Domesticated Bylaws, each as in effect immediately prior to the Second Effective Time, shall remain the charter and bylaws, respectively, of Surviving Pubco, except that the name of the Second-Step Surviving Company shall be amended to be “Mobile Infrastructure Corporation”, in each case until thereafter amended in accordance with the MGCL and as provided in such charter or bylaws, as applicable.

Section 2.7.                                                  Directors and Officers.

(a)                 The Parties will take all actions necessary (including by so providing in the First Articles of Merger) so that, from and after the First Effective Time, the persons identified on Section 2.7(a) of the Company Disclosure Letter as the initial directors and officers of the First-Step Surviving Company shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.7(a) of the Company Disclosure Letter), respectively, of the First-Step Surviving Corporation, each to hold office in accordance with the charter and bylaws of the First-Step Surviving Corporation.

(b)                 The Parties will take all actions necessary (including by so providing in the Second Articles of Merger) so that, from and after the Second Effective Time, the Persons identified as the initial directors of the Second-Step Surviving Company in accordance with the provisions of Section 7.7 and the initial officers of the Second-Step Surviving Company as set forth on Section 2.7(b) of the Company Disclosure Letter shall be the initial directors and officers of the Second-Step Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Second-Step Surviving Corporation.

Article III

EFFECTS OF THE MERGERS; CONSIDERATION

Section 3.1.        Effects of the Mergers.

(a)                 At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First-Step Surviving Company, which shall include the assumption by the First-Step Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and the Company set forth in this Agreement to be performed after the First Effective Time.

(b)                 At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the First-Step Surviving Company and the Surviving Pubco shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Second-Step Surviving Company, which shall include the assumption by the Second-Step Surviving Company of any and all agreements, covenants, duties and obligations of the First-Step Surviving Company and the Surviving Pubco set forth in this Agreement to be performed after the Second Effective Time.

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Section 3.2.        Conversion of Securities.

(a)                 First Merger.  In consideration of the promises, covenants, and agreements contained in this Agreement, by virtue of the First Merger and without any action on the part of any party, at the First Effective Time:

(i)                   MIC Common Stock.  Each share of MIC Common Stock (excluding any shares of MIC Common Stock described in Section 3.2(a)(iii) below) issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive such number of Surviving Pubco Shares equal to the Exchange Ratio (the “MIC Common Stock Merger Consideration”), shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each Company Book Entry Share representing any share of MIC Common Stock issued and outstanding immediately prior to the First Effective Time and each Company Certificate representing any share of MIC Common Stock issued and outstanding immediately prior to the Effective Time, if any, shall thereafter represent only the right to receive the applicable number of Surviving Pubco Shares, subject to the receipt of cash for any fractional Surviving Pubco Shares that would otherwise be issuable.

(ii)                 MIC Preferred Stock.  Each share of MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time shall be converted into the right to receive the applicable MIC Preferred Stock Merger Consideration, shall no longer be outstanding, shall automatically be cancelled, and shall cease to exist, and each Company Book Entry Share representing any share of MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time and each Company Certificate representing any share of MIC Preferred Stock issued and outstanding immediately prior to the First Effective Time, if any, shall thereafter represent only the right to receive the MIC Preferred Stock Merger Consideration.

(iii)                MIC Common Stock held by Mobile Companies.  Each share of MIC Common Stock issued and outstanding immediately prior to the First Effective Time that is held by any Mobile Company shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor, shall not be entitled to any consideration by virtue of either Merger, and shall cease to exist.

(iv)               MIC Common Stock Warrant.  At the First Effective Time, automatically and without any action on the part of the holder thereof, the First-Step Surviving Company shall assume each MIC Common Stock Warrant remaining outstanding and unexpired immediately prior to the First Effective Time and each such MIC Common Stock Warrant shall become a warrant (each, a “Surviving Pubco Warrant”) to purchase that number of Surviving Pubco Shares equal to product of (x) the number of shares of MIC Common Stock that would have been issuable upon the exercise of such MIC Common Stock Warrant and (y) the Exchange Ratio, at an exercise price per share equal to the quotient determined by dividing the per share exercise price of such MIC Common Stock Warrant as of immediately prior to the Closing by the Exchange Ratio, and otherwise upon the same terms and conditions, as set forth in the applicable warrant agreement.  Other than as described in the two immediately preceding sentences, each such MIC Common Stock Warrant, so assumed, shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying MIC Common Stock Warrant immediately prior to the First Effective Time.  Surviving Pubco shall take all company actions necessary to reserve for issuance a sufficient number of Surviving Pubco Shares for delivery upon exercise of the MIC Common Stock Warrants assumed by the Surviving Company pursuant to this Section 3.2(a)(iv).  As soon as reasonably practicable following the Closing Date, Acquiror will use commercially reasonable efforts to issue to each Person who holds a Surviving Pubco Warrant a document evidencing the foregoing assumption of such MIC Common Stock Warrant by Acquiror.

(v)                 Merger Sub Common Stock.  At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each share of common stock, par value $0.01 per share, of Merger Sub shall be converted into one share of common stock, par value $0.01 per share, of the First-Step Surviving Company.

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(vi)               Additional LTIP Consideration. Concurrent with or after the issuance of the MIC Common Stock Merger Consideration, certain individuals shall be entitled to receive Additional LTIP Consideration in such amounts as determined by the Compensation Committee of the Company’s Board of Directors, to be issued by Surviving Pubco or the Operating Partnership, as applicable, as soon as reasonably practicable after the adoption and effectiveness of the Incentive Plan and the filing of an effective registration statement on Form S-8.  The Additional LTIP Consideration shall vest in accordance with the terms set forth on Schedule 3.2(a)(vi), and each recipient of the Additional LTIP Consideration shall execute and deliver customary documents as may be reasonably required by Surviving Pubco as a condition to receipt of such Additional LTIP Consideration.

(vii)              Fractional Shares.  Notwithstanding anything to the contrary in this Section 3.2, no fractional Surviving Pubco Shares shall be issued in the Mergers.  In respect of any such fractional shares, each holder of record of MIC Stock who would otherwise be entitled to such fractional shares shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 3.2(a)(vii), a cash payment representing such holder's proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale), as agent for former holders of MIC Stock, in one or more transactions of an aggregate number of Surviving Pubco Shares (which the Acquiror shall issue to the Exchange Agent on behalf of such former holders of MIC Stock) equal to the excess of (a) the aggregate number of shares to be delivered to the Exchange Agent by the Acquiror pursuant to Section 3.3(b) over (b) the aggregate number of whole Surviving Pubco Shares to be issued to the holders of MIC Stock pursuant to this Section 3.2.  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of MIC Stock in respect of any fractional share interests in Surviving Pubco Shares, the Exchange Agent shall make available such amounts, without interest, to the holders of MIC Stock entitled to receive such cash.

(b)                 Second Merger.  In consideration of the promises, covenants, and agreements contained in this Agreement, by virtue of the Second Merger and without any action on the part of any party, at the Second Effective Time, each share of common stock, par value $0.01 per share, of the First-Step Surviving Company shall no longer be outstanding, shall automatically be cancelled without payment of any consideration therefor, shall not be entitled to any consideration by virtue of the Second Merger, and shall cease to exist.

(c)                 Adjustments.  The Surviving Pubco Shares issuable pursuant to this Section 3.2 as Per Share Merger Consideration shall be equitably adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into, or exercisable or exchangeable for, Acquiror Class A Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Acquiror Class A Common Stock occurring on or after the date hereof and prior to the Domestication; provided that the foregoing shall not be construed to permit Acquiror to take any action with respect to its securities that is prohibited by the terms and conditions of this Agreement.

Section 3.3.        Exchange Procedures.

(a)                 Appointment of Exchange Agent.  The Acquiror and the Company shall appoint DST Systems or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Per Share Merger Consideration to the MIC Shareholders pursuant to this Section 3.3 and an exchange agent agreement in form and substance mutually agreeable to the Acquiror and the Company (“Exchange Agent Agreement”).

(b)                 Delivery of Consideration to Exchange Agent.  Immediately prior to the First Effective Time, the Acquiror will deliver or cause to be delivered to the Exchange Agent a number of Surviving Pubco Shares equal to the total Per Share Merger Consideration in respect of the MIC Common Stock, a number of Surviving Pubco Series 1 Preferred Shares equal to the total Per Share Merger Consideration in respect of the MIC Series 1 Preferred Stock, and a number of Surviving Pubco Series A Preferred Shares equal to the total Per Share Merger Consideration in respect of the MIC Series A Preferred Stock (together with any amounts payable in lieu of any fractional Surviving Pubco Shares that would otherwise be issuable, the “Exchange Fund”).  The Exchange Agent

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will be deemed to be the agent for the MIC Shareholders for the purpose of receiving the Per Share Merger Consideration, and delivery of the Per Share Merger Consideration to the Exchange Agent will be deemed to be delivery to the MIC Shareholders at the First Effective Time, with respect to the Per Share Merger Consideration.  Until they are distributed, the Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares and Surviving Pubco Series A Preferred Shares held by the Exchange Agent will be deemed to be outstanding from and after the First Effective Time, but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares.  If any dividends or distributions are paid with regard to Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, are distributed to the applicable MIC Shareholders, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, to such former MIC Shareholders.

(c)                 Letters of Transmittal and Delivery of Per Share Merger Consideration.  As soon as reasonably practicable after the First Effective Time (but in no event later than two (2) Business Days thereafter), the Acquiror shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Company Certificate or Company Book Entry Share representing shares of MIC Stock (A) a letter of transmittal (a “Letter of Transmittal”) in customary form as prepared by Acquiror and reasonably acceptable to the Company (which shall require the return of a duly completed IRS Form W-8 or W-9, as applicable, and specify, among other things, that delivery shall be effected, and risk of loss and title to the Company Certificates or Company Book Entry Shares, as applicable, shall pass, only upon proper delivery of the Company Certificates (or affidavits of loss in lieu thereof) or transfer of any Company Book Entry Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Company Certificates or the transfer of Company Book Entry Shares in exchange for the applicable Per Share Merger Consideration into which the number of shares of MIC Stock previously represented by such Company Certificate or Company Book Entry Share shall have been converted pursuant to this Agreement. Upon (A) surrender of a Company Certificate (or affidavit of loss in lieu thereof) or transfer of any Company Book Entry Share representing shares of MIC Stock to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Company Book Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Company Certificate or Company Book Entry Share representing shares of MIC Stock shall be entitled to receive in exchange therefor (i) the applicable Per Share Merger Consideration into which such shares of MIC Stock shall have been converted pursuant to this Agreement and (ii) certain dividends and distributions in accordance with this Section 3.3, if any, after the Exchange Agent’s receipt of such Company Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Company Book Entry Share so transferred, as applicable, shall be forthwith cancelled.  The Exchange Agent shall accept such Company Certificates (or affidavits of loss in lieu thereof) and Company Book Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Until surrendered or transferred as contemplated by this Section 3.3, each Company Certificate or Company Book Entry Share representing shares of MIC Stock shall be deemed, at any time after the First Effective Time to represent only the right to receive, upon such surrender, the applicable Per Share Merger Consideration as contemplated by this Article III.  No interest shall be paid or accrued for the benefit of holders of the Company Certificates or Company Book Entry Shares on the Per Share Merger Consideration payable upon the surrender of the Company Certificates or Company Book Entry Shares. No dividends or other distributions declared or made after the First Effective Time with respect to Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, with a record date after the First Effective Time shall be paid to any holder entitled by reason of the Mergers to receive certificates or Company Book Entry Shares representing Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, and no cash payment (including cash payment in lieu of a fractional Surviving Pubco Share, Surviving Pubco Series 1 Preferred Share or Surviving Pubco Series A Preferred Share) shall be paid to any such holder pursuant to Section 3.2 until such holder shall have surrendered its Company Certificates or Company Book Entry Share pursuant to this Section 3.3 and all such dividends and other distributions shall be paid by Surviving Pubco to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Company Certificate (or affidavit of loss in lieu thereof) in accordance with this Agreement.

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Subject to applicable Law, following surrender of any such Company Certificate or Company Book Entry Shares, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, represented by the certificate or Company Book Entry Shares received by such holder and having a record date on or after the First Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such Surviving Pubco Shares, Surviving Pubco Series 1 Preferred Shares or Surviving Pubco Series A Preferred Shares, as applicable, and having a record date on or after the First Effective Time but prior to such surrender and a payment date on or after such surrender. In the event of a transfer of ownership of shares of MIC Stock that is not registered in the transfer records of the Company, it shall be a condition of payment that any Company Certificate or Company Book Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 3.3 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the person requesting such payment shall have paid any Taxes required by reason of the payment of the applicable Per Share Merger Consideration to a person other than the registered holder of the Company Certificate surrendered, or Company Book Entry Share transferred, or shall have established to the reasonable satisfaction of Acquiror that such Tax either has been paid or is not applicable.

(d)                 Termination of Exchange Agreement.  On the date that is twelve (12) months after the Closing Date, the Acquiror shall instruct the Exchange Agent to deliver to the Acquiror any portion of the Per Share Merger Consideration deposited with the Exchange Agent that remains undistributed to the MIC Shareholders pursuant to instructions provided to the Exchange Agent by the Acquiror at such time, unless required otherwise by applicable Law, and the Exchange Agent’s duties shall terminate.  Thereafter, any MIC Shareholders who have not complied with the provisions of this Agreement for receiving their Per Share Merger Consideration from the Exchange Agent shall look only to the Acquiror for such amounts, and any such MIC Shareholder may deliver a Letter of Transmittal to the Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Acquiror shall deliver, the Per Share Merger Consideration deliverable in respect thereof as determined in accordance with this Article III without any interest thereon.  None of the Acquiror, Merger Sub, the Company, Surviving Pubco or the Exchange Agent shall be liable to any Person in respect of any Per Share Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws.

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Section 3.4.            Dissenters Rights.  No dissenters’ or appraisal rights or rights of an objecting stockholder shall be available under Section 3-201 et. seq of the MGCL with respect to the First Merger, the Second Merger or the other transactions contemplated hereby.

Section 3.5.           Withholding.  The Acquiror, Merger Sub, Surviving Pubco and any other applicable withholding agent shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law.  To the extent that any amounts are to be withheld from value deliverable to the MIC Shareholders, Acquiror shall use commercially reasonable efforts to provide notice to the applicable holder as soon as practicable prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding); provided, that, no such notice or cooperation shall be required in the case of the failure to provide the forms described in Section 2.4(a)(iv).  To the extent that amounts are so deducted and withheld, the Acquiror, Merger Sub, Surviving Pubco or any other applicable withholding agent, as applicable shall timely pay or otherwise remit the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Tax Law. Such deducted, withheld, and remitted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made.   For the avoidance of doubt, in the event that withholding is required under applicable Law, the Acquiror, Merger Sub, Surviving Pubco and/or any other applicable withholding agent shall have the right to take such measures as are reasonably necessary to obtain cash to satisfy the withholding requirements with respect to any non-cash payment.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE Company

Except as set forth in (i) any Company SEC Filings filed or furnished prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Company SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.6, Section 4.7, Section 4.16, Section 4.29, Section 4.30 and Section 4.31), or (ii) in the disclosure letter delivered to the Acquiror Entities by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company hereby represents and warrants to the Acquiror, as follows:

Section 4.1.                                                  Company Organization.  The Company has been duly organized and is validly existing under the Laws of Maryland, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to possess such power and authority would not reasonably be expected to result in material liability to the Company or otherwise materially interfere with the conduct of such business.  The Governing Documents of the Company, as amended on or prior to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete.  The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2.                                                  Subsidiaries.  A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter.  The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted, except where the failure to possess such power and authority would not reasonably be expected to result in material liability the Subsidiaries of the Company or otherwise materially interfere with the conduct of such businesses.  Each Subsidiary of the Company is duly licensed or qualified and in good standing as a

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foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Other than the Subsidiaries set forth on Section 4.2 of the Company Disclosure Letter, there are no other Persons in which the Company directly or indirectly owns, of record or beneficially, any direct or indirect capital stock or other equity interest or any right (contingent or otherwise) to acquire the same, nor is the Company directly or indirectly a member of or participant in any partnership, joint venture or similar arrangement.  True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company.

Section 4.3.                                                  Due Authorization.

(a)                 Other than the Company Shareholder Approval, the Company has all requisite company power and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved, and no other company or proceeding on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby.  This Agreement has been and, on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a legal, valid and binding obligation of the other Parties, this Agreement constitutes and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)                 On or prior to the date of this Agreement, the board of directors of the Company has duly adopted a written consent or resolutions (i) determining that this Agreement, the Company Charter Amendment, the Mergers and the other documents to which the Company is a party contemplated hereby and the other transactions contemplated hereby and thereby are advisable and fair and reasonable to, and in the best interests of, the Company and the MIC Security Holders, as applicable, (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement, the Company Charter Amendment and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby, (iii) declaring advisable the Mergers and the other transactions contemplated by this Agreement on substantially the terms and conditions set forth in this Agreement, (iv) directing that the First Merger and the Company Charter Amendment be submitted to the holders of MIC Common Stock for approval and (iv) resolving to recommend that the holders of MIC Common Stock vote in favor of the approval of the First Merger and the Company Charter Amendment, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 8.6.  No other action or proceeding is required on the part of the Company or any of the MIC Security Holders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the First Merger and the Company Charter Amendment other than the Company Shareholder Approval.

Section 4.4.                                                  No Conflict.  Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and the Company Shareholder Approval and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Mobile Companies, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.13(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of

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the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.5.                                                  Governmental Authorities; Consents.  Except as set forth in Section 4.5 of the Company Disclosure Letter, assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no franchise, grant, authorization, license, permit, consent, certificate, approval, order, waiver, or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Mobile Companies with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) applicable requirements, if any, of the Securities Act, the Exchange Act or blue sky laws, and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which the Company is licensed or qualified to do business; (iii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and (iv) the filings with the SDAT contemplated by Section 2.3.

Section 4.6.                                                  Capitalization.

(a)                 The issued and outstanding shares of MIC Stock or other equity interests of the Company, as of the date of this Agreement, consists of 7,762,375 shares of MIC Common Stock, 2,862 shares of MIC Series A Preferred Stock, 39,811 shares of MIC Series 1 Preferred Stock and MIC Common Stock Warrants exercisable for 1,708,128 shares of MIC Common Stock.  Except as set forth on Section 4.6(a) of the Company Disclosure Letter, the equity interests of the Company (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of the Company, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens, those imposed under the Company’s Governing Documents and those arising under applicable securities Laws.

(b)                 Except as set forth on Section 4.6(b) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any equity security of the Company, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to equity interests of the Company (collectively, “Company Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(c)                 Except as set forth in this Section 4.6(c) of the Company Disclosure Letter, no Company Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d)                 (i) Each issued and outstanding MIC Series A Preferred Stock Common Warrant has expired on March 24, 2022, in accordance with its terms, and (ii) unless a Listing Event is consummated on or before January 31, 2023, each issued and outstanding MIC Series 1 Preferred Stock Common Warrant will expire on January 31, 2023, in accordance with its terms.

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Section 4.7.                                                  Capitalization of Subsidiaries.

(a)                 MIC is the sole general partner of the Operating Partnership.  The issued and outstanding limited partnership or other equity interests of the Operating Partnership, as of the date of this Agreement, consists of 16,959,593 OP Common Units, 425,532 OP Class A Units, 282,027 OP LTIP Units, 1,500,000 OP Performance Units, 39,811 OP Series 1 Preferred Units and 2,862 OP Series A Preferred Units.  A true and complete list, as of the date hereof, of all of the issued and outstanding partnership and other equity interests of the Operating Partnership is set forth on Section 4.7(a) of the Company Disclosure Letter, along with the record owners thereof.  The outstanding shares of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, and are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens, Liens imposed by the Governing Documents of such Subsidiary and Liens arising under applicable securities Laws.

(b)                 Except as set forth on Section 4.7(b) of the Company Disclosure Letter, the Company directly or indirectly owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries (or, in the case of the Operating Partnership, the general partnership interest and the limited partnership interests set forth on Section 4.7(a) of the Company Disclosure Letter) free and clear of any Liens other than Permitted Liens, Liens imposed by the Governing Documents of such Subsidiary and Liens arising under applicable securities Laws.

(c)                 Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, phantom units, incentive units, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries (collectively, “Subsidiary Awards”, together with Company Awards, the “Mobile Awards”), and there are no voting trusts, registration rights, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

(d)                 Except as set forth in this Section 4.7(d) of the Company Disclosure Letter, no Subsidiary Award as a result of the consummation of the transactions contemplated herein, accelerates or otherwise becomes triggered (whether as to vesting, exercisability, convertibility or otherwise).

Section 4.8.                                                  SEC Filings.  Except as set forth on Section 4.8 of the Company Disclosure Letter, the Company has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since the January 1, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing, the “Company SEC Filings”).  Each of the Company SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Company SEC Filings.  As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Company SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Filings.  To the knowledge of the Company none of the Company SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

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Section 4.9.                                                  Financial Statements.

(a)                 As used herein, the term “Financial Statements” means the (i) audited consolidated financial statements of the Mobile Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Mobile Companies as of December 31, 2021 and December 31, 2020, and the related consolidated audited statements of operations, changes in equity and statements of cash flows for the fiscal years then ended, each audited by a PCAOB qualified auditor in accordance with GAAP and PCAOB standards (the “Audited Financial Statements”), and (ii) the Company prepared and auditor reviewed financial statements, consisting of the consolidated balance sheet of the Mobile Companies as of September 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated statements of operations, changes in equity and statement of cash flows for the nine (9) months then ended (the “Q3 Financial Statements”).  True and correct copies of the Financial Statements are included in the Company SEC Filings.  The Financial Statements (i) accurately reflect the books and records of the Mobile Companies as of the times and for the periods referred to therein, (ii) were prepared in accordance with GAAP, consistently applied throughout and among the periods involved (except as may be indicated in the notes thereto and, in the case of the Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) fairly present in all material respects the consolidated financial position of the Mobile Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Mobile Companies for the periods indicated (subject, in the case of the Q3 Financial Statements, to normal, recurring or immaterial year-end adjustments and the absence of footnotes).  The Company maintains systems of internal accounting controls that are designed to provide reasonable assurance that books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(b)                 Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), the Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the individuals, including the principal executive officer and principal financial officer, responsible for the preparation of the Company’s SEC filings and other public disclosure documents.  Except as set forth in Section 4.9(b) of the Company Disclosure Letter, the Company has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with the Company.

(c)                 Each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(d)                 There are no outstanding loans or other extensions of credit made by any Mobile Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of any Mobile Company.  No Mobile Company has taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)                 All accounts receivable reflected on the most recent balance sheet of the Company represent bona fide and valid obligations arising from sales actually made or services actually performed and to the Company’s knowledge, have been appropriately and adequately reserved for in accordance with GAAP, consistent with past practices.

(f)                  Except as set forth in Section 4.9(f) of the Company Disclosure Letter, the Company (including, to the knowledge of the Company, any employee thereof) has not identified or been made aware of, and any independent auditor of the Company has not identified in writing to the Company, (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

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Section 4.10.                                              Undisclosed Liabilities.  Except as set forth on Section 4.10 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Interim Balance Sheet Date in the ordinary course of business, consistent with past practice, of the Mobile Companies, (c) arising in connection with the transactions contemplated herein or (d) that would not, individually or in the aggregate, reasonably be expected to be material to the Mobile Companies, taken as a whole.

Section 4.11.                                              Litigation and Proceedings.  Except as set forth on Section 4.11 of the Company Disclosure Letter, as of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings (including any audit, examination, assessment, investigation or inquiry or request for information initiated, pending or threatened by any Governmental Authority), or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Mobile Companies or their respective properties or assets and (b) there is no outstanding Governmental Order imposed upon any of the Mobile Companies, nor are any properties or assets of the Mobile Companies’ respective businesses bound or subject to any Governmental Order, except, in each case, as would not, individually or in the aggregate, reasonably be expected to be material to the Mobile Companies, taken as a whole.

Section 4.12.                                              Legal Compliance.

(a)                 Except as set forth on Section 4.12(a) of the Company Disclosure Letter, each of the Mobile Companies is, and for past three (3) years has been, in compliance with all applicable Laws in all respects, except in each case, where such noncompliance with Law would not, individually or in the aggregate, reasonably be expected to be material to the Mobile Companies, taken as a whole.

(b)                 For the past three (3) years, none of the Mobile Companies has received any written notice or any written allegation of a violation or potential violation of any Laws, except where such violation or potential violation has not been material to the business of the Mobile Companies, taken as a whole.

Section 4.13.                                              Contracts; No Defaults.

(a)                 Section 4.13(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each Company Material Contract (as defined below) that is in effect as of the date of this Agreement.  For purposes of this Agreement, “Company Material Contract” means the following Contracts with the Company or Company Subsidiary (or which the Company or a Company Subsidiary is otherwise bound), whether or not listed on the Company Disclosure Letter.  True, correct and complete copies of the Company Material Contracts listed on Section 4.13(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives:

(i)                   contains covenants that limit in any material respect the ability of any Mobile Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants (other than customary non-solicitation and non-hire provisions entered into in the ordinary course of business), exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii)                 involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii)                involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

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(iv)               evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Mobile Company having an outstanding principal amount in excess of $3,000,000;

(v)                 involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $1,000,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Mobile Company or another Person;

(vi)               relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Mobile Company, its business or material assets;

(vii)              by its terms, individually or together with all other Contracts between the Mobile Companies, on the one hand, and such counterparty (or its affiliates), on the other hand, calls for aggregate payments or receipts by the Mobile Companies under such Contract or Contracts of at least $3,000,000 for calendar year 2022 and/or for calendar year 2023;

(viii)            is between any Mobile Company and any directors, officers or employees of a Mobile Company providing annual base compensation in excess of $250,000;

(ix)               obligates the Mobile Companies to make any capital commitment or expenditure in excess of $500,000 (including pursuant to any joint venture);

(x)                 relates to a material settlement entered into within three (3) years prior to the date of this Agreement under which any Mobile Company has outstanding obligations (other than customary confidentiality and release obligations);

(xi)               relates to the development, ownership, licensing or use of any material Intellectual Property by, to or from any Mobile Company, other than (a) standard Mobile Company form employment agreements, bonus agreements, offer letters, awards of incentive, phantom or other equity by Company, (b) non-exclusive licenses granted to customers in the ordinary course of business, and (c) Off-the-Shelf Software; and

(xii)              Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xi) of this Section 4.13(a).

(b)                 Except as set forth in Section 4.13(b) of the Company Disclosure Letter and except for any Company Material Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Company Material Contracts listed pursuant to Section 4.13(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Mobile Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto, except, in each case to the extent that any consents set forth in Section 4.4 and Section 4.5 of the Company Disclosure Letter are not obtained.

(c)                 Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Mobile Companies, taken as a whole, (x) the Mobile Companies have performed in all material respects all respective obligations required to be performed by them to date under such Company Material Contracts listed pursuant to Section 4.13(a) and none of the Mobile Companies, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Company Material Contract and to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Company Material Contract by the Mobile Companies or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

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Section 4.14.                                              Company Benefit Plans.

(a)                 Section 4.14(a) of the Company Disclosure Letter is a true and complete list of each material employee benefit plan of a Mobile Company (each, a “Company Benefit Plan”).  No Mobile Company is or has in the past six (6) years been a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code with any entity other than the Mobile Companies themselves.

(b)                 Each Company Benefit Plan is and during the past six (6) years has been operated in material compliance with all applicable Laws in all material respects, including ERISA and the Code.  Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a IRS approved plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or uses a form of trust agreement that is compatible with the plan’s IRS preapproved plan documents.  To the Company’s knowledge, no fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c)                 With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Mobile Company, the Company has provided to Acquiror accurate and complete copies, if applicable, of:  (i) all executed plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) all summary plan descriptions and material modifications thereto; (iii) the three (3) most recent Forms 5500, if applicable, including all schedules thereto; (iv) the most recent annual and periodic accounting of plan assets; (v) the three (3) most recent nondiscrimination testing reports; (vi) the most recent determination letter received from the IRS, if any; (vii) the most recent actuarial valuation; and (viii) all material communications with any Governmental Authority since January 1, 2019.

(d)                 With respect to each Company Benefit Plan, except as would not result in material liability for the Company: (i) no breach of fiduciary duty has occurred; (ii) no Legal Proceeding is pending, or to the Company’s knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iii) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred, excluding transactions effected pursuant to a statutory or administration exemption; and (iv) all contributions and premiums due through the Closing Date have been made in all material respects as required under ERISA or have been fully accrued in all material respects on the Company financial statements.

(e)                 Except as set forth in Section 4.14(e) of the Company Disclosure Letter, no Company Benefit Plan is a “defined benefit plan” (as defined in Section 414(j) of the Code), a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a “multiple employer plan” (as described in Section 413(c) of the Code) or is otherwise subject to Title IV of ERISA or Section 412 of the Code, and no Mobile Company has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is reasonably expected to cause such Liability to be incurred.  No Mobile Company currently maintains or has in the past three (3) years maintained, or is required currently or has ever been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f)                  No arrangement exists pursuant to which a Mobile Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g)                 Each Mobile Company has during the past six (6) years complied in all material respects with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code (“COBRA”).

(h)                 Except as set forth in Section 4.14(h) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual; or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code.

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(i)                   Except to the extent required by COBRA or similar state Law, no Mobile Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

Section 4.15.                                              Labor Relations; Employees.

(a)                 Except as set forth in Section 4.15(a) of the Company Disclosure Letter, no Mobile Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Mobile Company, and the Company has no knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees in the past three (3) years.  There has not occurred or, to the knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees in the past three (3) years.  Section 4.15(a) of the Company Disclosure Letter sets forth all unresolved material labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the knowledge of the Company, threatened between any Mobile Company and Persons employed by or providing services as independent contractors to a Mobile Company.  No current officer of a Mobile Company has provided any Mobile Company written or, to the knowledge of the Company, oral notice of his or her plan to terminate his or her employment with any Mobile Company.

(b)                 Except as set forth in Section 4.15(b) of the Company Disclosure Letter, each Mobile Company (i) is and has since January 1, 2019 been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the knowledge of the Company, oral notice that there is any pending Legal Proceeding involving unfair labor practices against a Mobile Company, and (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).  There are no material Legal Proceedings pending or, to the knowledge of the Company, threatened against a Mobile Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.  In the past three (3) years, there have been no harassment allegations against any officer of any Mobile Company by any current or former employee of or service provider to any Mobile Company.

Section 4.16.                                              Taxes.

(a)                 All income and other material Tax Returns required to be filed by or with respect to any Mobile Company have been timely filed (taking into account all available extensions). All such Tax Returns are true, accurate, correct and complete in all material respects.  All income or other material Taxes owed by any Mobile Company (whether or not shown on any Tax Return) have been fully and timely paid.

(b)                 The 2022 Financial Statements contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of any Mobile Company that have accrued but were not yet due and payable or that are being contested in good faith as of the dates thereof.

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(c)                 Each Mobile Company has collected and withheld all material Taxes required to be collected and withheld from payments to third parties and have, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.

(d)                 There is no Legal Proceeding currently pending or, to the knowledge of the Company, threatened in writing against a Mobile Company by a Governmental Authority in a jurisdiction where the Mobile Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)                 There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against a Mobile Company in respect of any Tax, and no Mobile Company has been notified in writing of any proposed Tax claims or assessments against it.  There is no Tax deficiency outstanding, proposed in writing or assessed against any Mobile Company, which deficiency has not been satisfied by payment, settled or withdrawn.

(f)                  There are no Liens with respect to any Taxes upon any Mobile Company’s property or assets, other than Permitted Liens.

(g)                 No Mobile Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes.  There are no outstanding requests by a Mobile Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)                 No Mobile Company has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing.  No power of attorney that has been granted by any Mobile Company with respect to a Tax matter is currently in effect.

(i)                   No Mobile Company has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(j)                  No Mobile Company is liable for Taxes of any other Person (other than another Mobile Company) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor, or by Contract (other than customary commercial Contracts not primarily related to Taxes).

(k)                 No Mobile Company is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(l)                   Except as set forth on Section 4.16(l) of the Company Disclosure Letter, no Mobile Company is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.

(m)               No Mobile Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been during the three years preceding the date of this Agreement, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the applicable Mobile Company is or was the common parent corporation.

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(n)                 Each Mobile Company has complied with all Laws related to escheat or unclaimed property, including by filing with the appropriate Governmental Authority all unclaimed property reports as required under applicable Law.

(o)                 Section 4.16(o) of the Company Disclosure Letter lists the U.S. federal and state income Tax classification of each Mobile Company, and, except as set forth in Section 4.16(o) of the Company Disclosure Letter, such classification has not changed since the formation of each such entity.

(p)           No Mobile Company has applied for any relief under, taken advantage of, deferred the payment of Tax or the recognition of taxable income or gain as a result of, or is otherwise subject to any provision of any COVID-19 Response Law.

(q)           No Mobile Company will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of:  (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing Date (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.

(r)            No Mobile Company has taken or agreed to take any action, or is aware of the existence of any fact, condition or circumstance, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

Solely for the purposes of the representations and warranties in this Section 4.16, where the context permits, each reference to a Mobile Company shall include a reference to (A) any Person converted into, merged with and into (whether formally or under a de facto merger doctrine) or liquidated into such entity, and/or (B) any Person that is treated as a predecessor of such entity or for which any such entity is treated as a continuation for U.S. federal income tax purposes.

Section 4.17.                                              Insurance.  Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, director and officer, employment practices liability, product liability, workers’ compensation, and other forms of insurance held by the Company or any of the Company’s Subsidiaries as of the date of this Agreement (the “Insurance Policies”).  True, correct and complete copies of the certificates of insurance for all of the Insurance Policies as in effect as of the date hereof have been made available to Acquiror prior to the date hereof and copies of all such Insurance Policies will be made available to Acquiror prior to the Closing.  All such policies are in full force and effect, all premiums due have been paid, and no written notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy.  Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.  No written notice of pending material premium increase, cancelation or termination has been received by the Company or any of its Subsidiaries with respect to any such policy, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.  The Mobile Companies do not maintain any self-insurance programs.

Section 4.18.                                              Licenses.  The Mobile Companies maintain all Licenses necessary for the Mobile Companies to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, other than any such Licenses which if not held by a Mobile Company would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  None of the Mobile Companies: (a) is in default or violation (and to the knowledge of the Company no event has occurred

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which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material License to which it is a party; (b) is or has been the subject of any pending or threatened Legal Proceeding by a Governmental Authority seeking the cancellation, revocation, suspension, termination, modification, or impairment of any material License; (c) in the past three (3) years, to the knowledge of the Company, has received any notice that any Governmental Authority that has issued any material License intends to cancel, terminate, revoke, rescind, modify, impair, deny, or not renew any material License, except as would not reasonably be expected to be, individually or in the aggregate, material to the Mobile Companies, taken as a whole, or (d) voluntarily allowed any material License then held to lapse or expire, except as would not reasonably be expected to be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

Section 4.19.                                              Equipment and Other Tangible Property.  The Company or one of its Subsidiaries owns and has good title to, or has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Mobile Companies as owned by a Mobile Company, free and clear of all Liens other than Permitted Liens.  All material personal property and leased personal property assets of the Mobile Companies are in good operating condition and repair (ordinary wear and tear expected) and are suitable for the business as currently conducted by the Mobile Companies.

Section 4.20.                                              Real Property.

(a)                 Owned Real Estate.  Section 4.20(a)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the real estate owned in fee by a Mobile Company with respect to the business of a Mobile Company (collectively, “Owned Real Estate”), including the name of the current owner of each such Owned Real Estate.  The Owned Real Estate, together with the Leased Real Property, comprises all of the material real property used in the conduct of the business of the Mobile Companies as currently conducted.  To the knowledge of the Company, each Mobile Company has good, marketable, and fee simple title to the respective Owned Real Estate of which it is the owner, free and clear of all Liens, except for Permitted Liens and any Liens arising from the Indebtedness secured by such Owned Real Estate. Except as set forth on Section 4.20(a)(ii) of the Company Disclosure Letter, there are no outstanding options or rights of first refusal to sell any Owned Real Estate or any portion thereof or any interest therein, nor any other contractual right to sell, dispose or lease any of the Owned Real Estate or any portion thereof or any interest therein.  The Owned Real Estate is leased or subleased for the operation of the business of a Mobile Company to applicable third parties (each such lease or sublease, a “Owned Real Property Lease”).  Other than the applicable Mobile Company and the tenants under such Owned Real Property Leases, no Person is in possession of, or has the right to use or occupy, any of the Owned Real Estate. The Company has provided to the Acquiror a true and complete copy of each of the Owned Real Property Leases.  The Owned Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.  To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Mobile Company or any other party under any of the Owned Real Property Leases, and no Mobile Company has received notice of any such condition.  Except as set forth in Section 4.20(a)(iii) of the Company Disclosure Letter: (i) neither any Mobile Company nor the Company have received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Owned Real Estate, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws; (ii) there is no pending or, to the Company’s knowledge, written threat of any proceeding, claim, dispute, administrative action or judicial proceeding of any type relating to the Owned Real Estate or other matters materially and adversely affecting the current use or occupancy of the Owned Real Estate; (iii) neither any Mobile Company nor the Company have received written notice of any pending condemnation proceedings with respect to any portion of any Owned Real Estate and, to the Company’s knowledge, no such proceedings are threatened; and (iv) neither any Mobile Company nor the Company have received written notice of any actual, pending or, to the Company’s knowledge, threatened changes in the present zoning of any Owned Real Estate (or any part thereof).

(b)                 Leased Real Property. Section 4.20(b)(i) of the Company Disclosure Letter contains a complete and accurate list of all of the Leased Real Property, and a complete and accurate list of the underlying leases and all amendments, modifications, extensions, renewals, and guarantees thereto (each such lease, a

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“Company Real Property Lease”), which includes the date of the applicable Company Real Property Lease, name of lessor, licensor or any other party thereto, as applicable.  To the knowledge of the Company, each Mobile Company has a valid and enforceable leasehold estate in, and enjoys peaceful and undisturbed possession of, all Leased Real Property, free and clear of all Liens, except for Permitted Liens. The Company has provided to the Acquiror a true and complete copy of each of the Company Real Property Leases.  The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.  Neither the Company nor any of its Subsidiaries has subleased to anyone the right to use or occupy the Leased Real Property or any portion thereof and no Person (other than a Subsidiary) is in possession of, or has the right to use or occupy, any of the Leased Real Property. To the knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Mobile Company or any other party under any of the Company Real Property Leases, and no Mobile Company has received notice of any such condition.  Except as set forth in Section 4.20(b)(ii) of the Company Disclosure Letter: (i) neither any Mobile Company nor the Company have received written notice from any Governmental Authority or other Person that the use and occupancy of any of the Leased Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violate in any material respect any deed restrictions, building codes, or zoning, subdivision or other land use or similar Laws; (ii) there is no pending or, to the Company’s knowledge, written threat of any proceeding, claim, dispute, administrative action or judicial proceeding of any type relating to the Leased Real Property or other matters materially and adversely affecting the current use or occupancy of the Leased Real Property; (iii) neither any Mobile Company nor the Company have received written notice of any pending condemnation proceedings with respect to any portion of any Leased Real Property and, to the Company’s knowledge, no such proceedings are threatened; and (iv) neither any Mobile Company nor the Company have received written notice of any actual, pending or, to the Company’s knowledge, threatened changes in the present zoning of any Leased Real Property (or any part thereof).

Section 4.21.                                              Intellectual Property.

(a)                 Section 4.21(a)(i) of the Company Disclosure Letter sets forth: (i) all U.S. and foreign issued and applied-for Patents, registered and applied-for Trademarks, registered and applied-for Copyrights and Internet Assets in which a Mobile Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable:  (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Mobile Company.  All Company Registered IP is valid, in force and in good standing with all required fees and maintenance fees having been paid with no Legal Proceedings pending, and all pending applications to register any Copyrights, Patents and Trademarks are in good standing. Except as set forth on Section 4.21(a)(ii) of the Company Disclosure Letter, each Mobile Company owns, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company IP and all Company Registered IP is unexpired and valid, subsisting and enforceable in all material respects.  Except as set forth on Section 4.21(a)(iii) of the Company Disclosure Letter, all Company IP is owned exclusively by the applicable Mobile Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to the use of such Company Registered IP.

(b)                 Section 4.21(b) of the Company Disclosure Letter sets forth all material Intellectual Property licenses, sublicenses and other Contracts or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other non-exclusive software licenses for commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”) which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Mobile Company is a licensee of Intellectual Property.  All Company IP Licenses are valid and, to the knowledge of the Company, enforceable in accordance with their terms.  The Company IP Licenses include all of the licenses, sublicenses and other Contracts or permissions necessary to operate the business of the Mobile Companies as presently conducted.  Each Mobile Company has performed in all material respects all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Mobile Company is not, nor, to the knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.  No Mobile Company is party to any Contract that requires a Mobile

37

Company to assign to any third Person all of its rights in any Intellectual Property developed by a Mobile Company under such Contract.

(c)                 Except for non-exclusive licenses granted to customers in the ordinary course of business, Section 4.21(c) of the Company Disclosure Letter sets forth all licenses and sublicenses under which a Mobile Company is the licensor of Intellectual Property (each, an “Outbound IP License”).  Each Mobile Company has performed in all material respects all obligations imposed on it in the Outbound IP Licenses, and such Mobile Company is not, nor, to the knowledge of the Company, is any other party thereto, in breach or default thereunder, nor, to the knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d)                 Except as set forth in Section 4.21(d)(i) of the Company Disclosure Letter, no Legal Proceeding is pending or, to the Company’s knowledge, threatened against a Mobile Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to any Company IP or any other Intellectual Property currently licensed, used or held for use by the Mobile Companies, which, individually or in the aggregate, would reasonably be expected to be material to the Mobile Companies, taken as a whole if determined adversely to the Company nor, to the knowledge of the Company, is there any reasonable basis for any such Legal Proceeding.  Except as set forth in Section 4.21(d)(ii) of the Company Disclosure Letter, in the past six (6) years, no Mobile Company has received any written or, to the knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has occurred, as a consequence of the conduct of the business by any Mobile Company, nor to the knowledge of the Company is there a reasonable basis therefor.  There are no Governmental Orders to which any Mobile Company is a party or its otherwise bound that (i) restrict the rights of a Mobile Company to use, transfer, license or enforce any Company IP, (ii) restrict the conduct of the business of a Mobile Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Company IP. Except as set forth in Section 4.21(d)(iii) of the Company Disclosure Letter, no Mobile Company is currently infringing, misappropriating, or violating or has, in the past, infringed, misappropriated or violated (x) to the knowledge of the Company, any Patents or (y) any other any Intellectual Property, in each case (x) and (y) of any other Person or otherwise in connection with the conduct of the respective businesses of the Mobile Companies.  Except as set forth in Section 4.21(d)(iv) of the Company Disclosure Letter, to the Company’s knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Company IP in any material respect.

(e)                 No current or former officers, employees or independent contractors of a Mobile Company (i) except as set forth on Section 4.21(e) of the Company Disclosure Letter, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Company IP nor (ii) have claimed any ownership interest in any Company IP.  To the knowledge of the Company, there has been no violation of a Mobile Company’s policies related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Company IP.  Each Mobile Company has taken reasonable security measures standard in the industry in order to protect the secrecy, confidentiality and value of the material Company IP.  No trade secrets included in the Company IP have, to the knowledge of the Company, been disclosed or authorized to be disclosed to any third Person, other than in the ordinary course of business pursuant to a written confidentiality and non-disclosure agreement.

(f)                  The Mobile Companies own or have a valid right to access and use all Systems that are material to the operation of the businesses of the Mobile Companies.  The Systems that are currently used by the Mobile Companies constitute all the information and communications technology reasonably necessary to carry on the business of the Mobile Companies as currently conducted.  The consummation of the transactions contemplated hereby will not impair or interrupt in any material respect the Mobile Companies’ access to and use of, or their respect right to access and use, the Systems or any third-party databases or third-party data used in connection with the business of the Mobile Companies as currently conducted.  The Mobile Companies have taken commercially reasonable steps in accordance with industry standards that are designed to secure the Systems from unauthorized access or use by any Person and to ensure the continued uninterrupted and error-free operation of the Systems.  The Mobile Companies have in effect disaster recovery plans and procedures customary in the industry.  Within the past

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three (3) years there: (x) have been no unauthorized intrusions or breaches of security with respect to the Systems; (y) has not been any material malfunction of the Systems that has not been remedied; and (z) has been no material unplanned downtime or service interruption with respect to any Systems.

(g)                 The Mobile Companies are, as of the date of this Agreement, in compliance in all material respects with all applicable licenses with respect to the use by the Mobile Companies of any third party components that constitute Open Source Software and none of the proprietary software forming a part of the Company IP contains, incorporates, includes or is embedded with any Open Source Software subject to any Reciprocal License.  None of the Mobile Companies has received any written demand from any Person for disclosure of any source code for proprietary software forming a part of the Company IP based on the use by the Mobile Companies of any Open Source Software or other software subject to any Reciprocal License.

(h)                 No Person has, to the knowledge of Company, obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of a Mobile Company, nor, to the knowledge of Company, has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by a Mobile Company.  Each Mobile Company has, to the knowledge of Company, complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines.  The operation of the business of the Mobile Companies does not violate any right to privacy or publicity of any third person.

(i)                   Except as set forth in Section 4.21(i) of the Company Disclosure Letter, the consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Mobile Company, owned by a Mobile Company or (ii) any Company IP License.  Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Mobile Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Mobile Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Mobile Companies would otherwise be required to pay in the absence of such transactions.

Section 4.22.                                              Environmental Matters.

(a)                 Except as set forth in Section 4.22(a) of the Company Disclosure Letter, the Mobile Companies are and for the past three (3) years been in compliance with all Environmental Laws, except where failure to be in compliance would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

(b)                 Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will require any material consent or approval of, or the giving of any material notice to or filing with, any Governmental Authority pursuant to Environmental Law, nor result in the modification or termination of any material License required under Environmental Law, and none of the Mobile Companies has received any written, unresolved notice regarding the revocation, suspension or material adverse amendment of any material License required under Environmental Law.

(c)                 To the knowledge of the Company, there has been no Release of any Hazardous Materials (i) at, in, on or under any Owned Real Estate or the Leased Real Property or (ii) at, in, on or under any formerly Owned Real Estate or Leased Real Property during the time that the Company owned or leased such property, except as would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

(d)                 Except as set forth in Section 4.22(d) of the Company Disclosure Letter, none of the Mobile Companies are subject to any current Governmental Order relating to any non-compliance with or liability under Environmental Laws by the Mobile Companies or the investigation, sampling, monitoring, treatment,

39

remediation, removal or cleanup of Hazardous Materials, except where such Governmental Order would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

(e)                 No Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Mobile Companies’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding, except where such Legal Proceeding would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

(f)                  Except as set forth on Section 4.22(f) of the Company Disclosure Letter or as provided in the Company Real Property Leases, none of the Mobile Companies has, pursuant to any  contract expressly agreed to indemnify or hold harmless any Person for any liability or obligation arising under Environmental Law, except where such indemnity would not be, individually or in the aggregate, material to the Mobile Companies, taken as a whole.

(g)                 The Company has made available to Acquiror true and complete copies of all material environmental reports, assessments, audits and inspections in the possession or control of the Mobile Companies concerning any non-compliance of the Mobile Companies with, or liability of any Mobile Company under, Environmental Law.

Section 4.23.                                              Absence of Changes.  Except as set forth in Section 4.23 of the Company Disclosure Letter, since the Interim Balance Sheet Date, (a) the Mobile Companies have conducted the business in the ordinary course of business consistent with past practice (aside from steps taken in contemplation of the transactions contemplated herein and COVID-19 Measures), (b) there has not been any Company Material Adverse Effect; (c) other than in the ordinary course of business consistent with past practice, any purchase, redemption or other acquisition by the Company of any securities of the Mobile Companies, including any Mobile Award and (d) any action taken or agreed upon by any of the Mobile Companies that would be prohibited by Section 6.1 if such action were taken on or after the date hereof without the consent of Acquiror.

Section 4.24.                                              Anti-Corruption Compliance.

(a)                 For the past five (5) years, none of the Mobile Companies, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Mobile Companies, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case of clauses (i) and (ii) in violation of the Anti-Bribery Laws.

(b)                 Each of the Mobile Companies has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c)                 To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Mobile Companies.

Section 4.25.                                              [Reserved].

Section 4.26.                                              Information Supplied.  None of the information supplied or to be supplied by the Mobile Companies specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, the Company makes no representation,

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warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by Acquiror Entities for inclusion or incorporation by reference in the Proxy Statement/Registration Statement of any Acquiror SEC Filings; or (b) any pro forma financial statements, projections or forecasts included in the Proxy Statement/Registration Statement.

Section 4.27.                                              Transactions with Affiliates.  Except for employment relationships and compensation, benefits and travel advances provided in the ordinary course of business, transactions solely between Mobile Companies or as disclosed on Section 4.27 of the Company Disclosure Letter, none of the Mobile Companies nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of a Mobile Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently a party to any transaction with a Mobile Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Mobile Company), (b) providing for the rental of real property or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Mobile Company in the ordinary course of business consistent with past practice) any Related Person.  Except as set forth on Section 4.27 of the Company Disclosure Letter, no Mobile Company has outstanding any material Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or material personal property, or material right, tangible or intangible (including Intellectual Property) which is used in the business of any Mobile Company.

Section 4.28.                                           MIT Merger Agreement.  That certain Amended and Restated Agreement and Plan of Merger, dated as of September 26, 2022, by and between the Company and Mobile Infrastructure Trust, a Maryland real estate investment trust, has been validly terminated by the parties thereto, effective as of prior to the date hereof, and each party has released the other party and its Representatives from any claims or Liabilities in connection with such agreement or its termination to the extent set forth in the documentation in respect of such termination.  The Company has provided a true and complete copy of the documentation in respect of such termination and release to the Acquiror.

Section 4.29.                                              Opinion of Financial Advisor.  The board of directors of the Company has received the opinion, dated as of December 12, 2022, of B. Riley Securities, Inc. that, as of the date of this Agreement and subject to the limitations and assumptions set forth in such opinion, the MIC Common Stock Merger Consideration is fair, from a financial point of view, to the holders of MIC Common Stock.   True, correct and complete executed copied of the written opinion described in the preceding sentence will be delivered to the Acquiror solely for information purposes promptly (and in any event within twenty four (24) hours) after the receipt thereof by the Company.

Section 4.30.                                            State Takeover Laws.  No Takeover Statute is, or at the First Effective Time or Second Effective Time will be, applicable to this Agreement, either Merger, the other transactions contemplated hereby, or the parties hereto.  The Mobile Companies have no rights plan, “poison-pill” or other similar agreement or arrangement.

Section 4.31.                                              Brokers’ Fees.  Except as set forth on Section 4.31 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by any of the Mobile Companies or any of their Affiliates for which Acquiror or any of the Mobile Companies has any obligation.

Section 4.32.                                           No Additional Representation or Warranties; No Reliance.  Except as provided in this Article IV (as modified by the Company Disclosure Letter), and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Mobile Companies or Affiliates, nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to Acquiror, Merger Sub or any of their Subsidiaries, Affiliates or Representatives.  EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS SECTION 4.32 (INCLUDING THE COMPANY DISCLOSURE LETTER), THE COMPANY MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE ACQUIROR ENTITIES, ORAL OR WRITTEN,

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EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. The Company acknowledges and agrees that, except for the representations and warranties contained in Article V (as modified by the Acquiror Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither Acquiror or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding Acquiror or the transactions contemplated hereunder, including in respect of Acquiror the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article V (as modified by the Acquiror Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. The Company is not relying on any representations or warranties other than those representations or warranties set forth in Article V (as modified by the Acquiror Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR ENTITIES

Except as set forth in (i) in the case of Acquiror, any Acquiror SEC Filings filed or furnished prior to the date hereof (excluding (a) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (b) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.8, Section 5.11, Section 5.12 and Section 5.13), or (ii) in the case of Acquiror Entities, in the disclosure letter delivered to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror Entities represent and warrant to the Company as follows:

Section 5.1.                                                  Acquiror Organization.  Each Acquiror Entity has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted, except where the failure to possess such power and authority would not reasonably be expected to result in material liability to the Acquiror Entities, taken as a whole, or otherwise materially interfere with the conduct of their businesses.  The copies of Governing Documents of Acquiror Entities, in each case, as amended to the date of this Agreement, previously delivered to the Company, are true, correct and complete.  Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby.  All of the equity interests of Merger Sub are held directly by Acquiror.  Each Acquiror Entity is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.2.                                                  Due Authorization.

(a)                 Each Acquiror Entity has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder.  This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror Entity, and this Agreement constitutes, and at or prior to the Closing, the other documents contemplated hereby will constitute, a legal, valid and binding obligation of each Acquiror Entity, enforceable against each Acquiror Entity in accordance with its terms, subject to applicable bankruptcy, insolvency,

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fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)                 The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (i) duly and validly authorized and approved by the Board of Directors of Acquiror, and by Acquiror as the sole stockholder of Merger Sub, and (ii) determined by the Board of Directors of Acquiror as advisable to Acquiror and the Acquiror Shareholders and recommended for approval by the Acquiror Shareholders.  On or prior to the date of this Agreement, the board of directors of the Acquiror has duly adopted a written consent or resolutions (i) determining that this Agreement, the Domestication and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby are advisable and fair to, and in the best interests of Acquiror’s shareholders, (ii) authorizing and approving the execution, delivery and performance by Acquiror of this Agreement and the other documents to which Acquiror is a party contemplated hereby and the transactions contemplated hereby and thereby, and (iii) authorizing the issuance of the Total Share Consideration in connection with the Mergers, the issuance of Surviving Pubco Shares in connection with the PIPE Investment and the issuance of Surviving Pubco Shares in connection with the conversion or redemption of Surviving Pubco Series 1 Preferred Shares and/or Surviving Pubco Series 1 Preferred Shares.  No other action or proceeding on the part of the Acquiror Entities is necessary to authorize this Agreement and the documents contemplated hereby other than the Acquiror Shareholder Approvals.

Section 5.3.                                                  No Conflict.  Subject to the Acquiror Shareholder Approvals, the execution and delivery of this Agreement by the Acquiror Entities and the other documents contemplated hereby by the Acquiror Entities and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of any of the Acquiror Entities (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to the Acquiror Entities, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which an Acquiror Entity is a party or by which an Acquiror Entity may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of an Acquiror Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not have, or would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.4.                                                  Litigation and Proceedings.  There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such).  There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against an Acquiror Entity, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such).  There is no outstanding Governmental Order imposed upon an Acquiror Entity, nor are any assets of the Acquiror Entities’ respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror.  Each Acquiror Entity is, and has since its inception been, in compliance with all applicable Laws in all material respects.  Since Acquiror’s formation, the Acquiror Entities have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5.                                                  SEC Filings.  Except for or in respect of any changes (including any restatements of reports or of financial statements contained therein) to Acquiror’s historical or current accounting of Acquiror’s outstanding redeemable shares as temporary, as opposed to permanent, equity (“Redeemable Share Classification Changes”) and except for any delays in the filing of Acquiror’s periodic reports as they come due (which, as of the date hereof, have all since been filed with the SEC), Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing, the “Acquiror SEC Filings”).  Subject to the Redeemable Share Classification Changes, each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all

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material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings.  As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings.  To the knowledge of Acquiror none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6.                                                  Financial Statements; Internal Controls; Listing.

(a)                 Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act.  Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with GAAP.

(b)                 Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.  Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)                 Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Capital Market of Nasdaq Stock Market (the “Nasdaq”).  The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq.  There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on Nasdaq.

(d)                 Each of the financial statements (including, in each case, any notes thereto) contained in the Acquiror SEC Filings was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Acquiror as at the respective dates thereof and for the respective periods indicated therein.  The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)                 There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror.  Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)                  Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

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Section 5.7.                                                  Governmental Authorities; Consents.  Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Authorization or consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any other Person is required on the part of the Acquiror Entities with respect to the Acquiror Entities’ execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act, (ii) the Domestication in compliance with the applicable requirements under the CICA and the MGCL, (iii) the filings with the SDAT contemplated by Section 2.3 and Section 7.6, (iv) the filing with the SEC of such reports under the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, (v) the filing with Nasdaq and such other compliance with Nasdaq rules and regulations thereunder as may be required in connection with this Agreement and the transactions contemplated hereby, and (vi) as otherwise disclosed in Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8.                                                  Trust Account; Financial Capacity.  As of the date of this Agreement, Acquiror has at least $278,201,700 in the Trust Account (including, if applicable, deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of May 24, 2021, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”).  The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Acquiror and to the knowledge of Acquiror, the Trustee, enforceable against it and, to the knowledge of Acquiror, the Trustee in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account.  Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions.  There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account.  Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, or breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder.  As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

Section 5.9.                                                  Investment Company Act; JOBS Act.  Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act.  Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10.                                              No Undisclosed Liabilities.  Except for any fees and expenses payable by the Acquiror Entities as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against an Acquiror Entity (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of the Acquiror Entities, or (iii) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.11.                                              Capitalization of Acquiror.

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(a)                 As of the date of this Agreement, the authorized share capital of Acquiror is (i) 200,000,000 shares of Acquiror Class A Common Stock, 28,407,000 of which are issued and outstanding as of the date of this Agreement, (ii) 20,000,000 shares of Acquiror Class B Common Stock, of which 6,875,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preference shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii), collectively, the “Acquiror Securities”).  The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement.  All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) Acquiror’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

(b)                 Except for the Subscription Agreements, the Working Capital Loans, Acquiror’s Governing Documents and this Agreement, there is no outstanding Indebtedness of the Acquiror and there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities.

(c)                 Except as set forth in this Section 5.11 or as contemplated by this Agreement or the other documents contemplated hereby, and other than in connection with the PIPE Investment (or any Alternative PIPE Investment), and the Working Capital Loans, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)                 The Total Share Consideration when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound, and shall not be subject to any Lien other than those set forth in the Ancillary Agreements and the Governing Documents of Acquiror and those arising under applicable securities Laws.

(e)                 Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated.  Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.12.                                              Brokers’ Fees.  Except fees described in Section 5.12 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

Section 5.13.                                              Taxes.

(a)                 All income and other material Tax Returns required to be filed by or with respect to Acquiror or its Subsidiaries have been timely filed (taking into account any applicable extensions).  All such Tax Returns are true, correct and complete in all material respects.  All income or other material Taxes owed by Acquiror or any of its Subsidiaries (whether or not shown on any Tax Return) have been fully and timely paid.

(b)                 Acquiror’s financial statements contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of the Acquiror Entities that have accrued but are not yet due and payable or that are being contested in good faith as of the dates thereof.

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(c)                 The Acquiror Entities have collected and withheld all material Taxes required to be collected and withheld from payments to third parties and have, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all material amounts required to be collected or withheld and paid over under applicable Laws.

(d)                 There is no Legal Proceeding currently pending or, to the knowledge of Acquiror, threatened in writing against Acquiror or any of its Subsidiaries by a Governmental Authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e)                 There are no claims, assessments, audits, examinations, investigations or other Legal Proceedings pending or currently outstanding against the Acquiror or any of its Subsidiaries in respect of any Tax, and neither the Acquiror nor any of its Subsidiaries has been notified in writing of any proposed Tax claims or assessments against it.  There is no Tax deficiency outstanding, proposed in writing or assessed against the Acquiror or any of its Subsidiaries, which deficiency has not been satisfied by payment, settled or withdrawn.

(f)                  There are no Liens with respect to Taxes upon the property or assets of Acquiror or its Subsidiaries, other than Permitted Liens.

(g)                 Neither the Acquiror nor any of its Subsidiaries has any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes.  There are no outstanding requests by the Acquiror or any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h)                 Neither the Acquiror nor any of its Subsidiaries has made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any Tax authority that would reasonably be expected to have a material impact on its Taxes following the Closing. No power of attorney that has been granted by the Acquiror or any of its Subsidiaries with respect to a Tax matter is currently in effect.

(i)                   Neither the Acquiror nor any of its Subsidiaries has participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation section 1.6011-4(b)(2).

(j)                  Neither Acquiror nor any of its Subsidiaries is liable for Taxes of any other Person (other than the Acquiror or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes.

(k)                 No Acquiror Entity is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any request for such a ruling, memorandum, or agreement outstanding.

(l)                   No Acquiror Entity is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, customary commercial Contracts not primarily related to Taxes.

(m)               No Acquiror Entity: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has been (A) during the applicable period set forth in Section 897(c)(1), a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) during the three years preceding the date of this Agreement, a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which an Acquiror Entity is or was the common parent corporation.

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(n)                 Each Acquiror Entity has complied with all Laws related to escheat or unclaimed property, including by filing with the appropriate Governmental Authority all unclaimed property reports as required under applicable Law.

(o)                 Section 5.13(o) of the Acquiror Disclosure Letter lists the U.S. federal and state income Tax classification of each Acquiror Entity, and, except as set forth in Section 5.13(o) of the Acquiror Disclosure Letter, such classification has not changed since the formation of each such entity.

(p)                 No Acquiror Entity has applied for any relief under, taken advantage of, or deferred the payment of Tax or the recognition of taxable income or gain as a result of, or is otherwise subject to any provision of any COVID-19 Response Law.

(q)                 No Acquiror Entity will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) after the Closing Date as a result of:  (i) an installment sale transaction occurring before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Law) or open transaction occurring before the Closing; (ii) a disposition occurring before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar provision of state, local, or non-U.S. Law); (iii) any prepaid amounts received prior to the Closing or deferred revenue realized, accrued or received prior to the Closing; (iv) a change in method of accounting under Section 481 of the Code or any similar provision of state, local or non-U.S. Law for any taxable period (or portion thereof) ending on or prior to the Closing (or as a result of an impermissible method used prior to Closing); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing; or (vi) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) that occurred or were in existence prior to the Closing.

(r)                  Neither the Acquiror nor any of its Subsidiaries has taken or agreed to take any action, or is aware of the existence of any fact, condition or circumstance, that could reasonably be expected to prevent or impede the Intended Tax Treatment.

Section 5.14.                                              Business Activities.

(a)                 Since their respective incorporations, neither Acquiror nor any of its Subsidiaries has conducted any business activities other than activities: (i) in connection with its organization; or (ii) directed toward the accomplishment of a business combination in accordance with its Governing Documents. Except as set forth in the Governing Documents of Acquiror, there is no Contract or Governmental Order binding upon Acquiror or any of its Subsidiaries or to which any of them is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of it or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing.  No Acquiror Entity owns or leases any real property or personal property.

(b)                 Except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith) or as described in the Acquiror SEC Filings, neither Acquiror nor any of its Subsidiaries is party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $1,000,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans.  As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

Section 5.15.                                              Stock Market Quotation.  The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “FWAC”.  Acquiror is in compliance with the rules of Nasdaq and there is no Legal Proceeding or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or terminate the listing of Acquiror Class A Common Stock on Nasdaq.  None of Acquiror or any of its Subsidiaries has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock under the Exchange Act except as contemplated by this Agreement.

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Section 5.16.                                              PIPE Investment.  Acquiror has made available to the Company true, correct and complete copies of the executed Initial Subscription Agreement, dated as of the date hereof, pursuant to which, and on the terms and subject to the conditions therein, the Initial PIPE Investor has agreed to provide the Initial PIPE Investment to Acquiror in connection with the transactions contemplated by this Agreement.  As of the date hereof, the Initial Subscription Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.  The shares and other securities, as applicable, to be issued in connection with the PIPE Investment will be, when issued, duly authorized and, when issued and delivered to the applicable PIPE Investor against full payment therefor in accordance with the terms of the applicable Subscription Agreement, such shares or securities, as applicable, will be validly issued, fully paid and non-assessable. There are no other Contracts between Acquiror and the Initial PIPE Investor relating to the Initial Subscription Agreement and, as of the date hereof, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Initial Subscription Agreement not being satisfied, or $10,000,000 (such amount, the “Minimum PIPE Investment Amount”) not being available to Acquiror, on the Closing Date.  No event has occurred that, with or without notice, lapse of time or both, has constituted or would constitute a default or breach on the part of Acquiror or the applicable PIPE Investor under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror does not have reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Subscription Agreements.

Section 5.17.                                              Compensation and Benefit Matters.  As of the date of this Agreement, none of Acquiror and Merger Sub sponsors, maintains or contributes to (or has any liability, contingent or otherwise with respect to) or has made any plan or commitment to establish or adopt (a) any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or (b) any other bonus, profit-sharing, compensation, pension, severance, savings, deferred compensation, fringe benefit, insurance, welfare, post-retirement health or welfare benefit, health, life, stock option, restricted stock unit, stock purchase, restricted stock, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick pay, sick leave, accrued leave, vacation, holiday, termination, individual employment, individual consulting, executive compensation, incentive, commission, retention, change-in-control plan, policy, program, arrangement or agreement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee, individual independent contractor or other individual service provider of each of the Acquiror Entities or its dependents, spouses, or beneficiaries, in each case, prior to the Effective Time.  Neither the execution and delivery of this Agreement by each of the Acquiror Entities nor the consummation of the transactions contemplated by this Agreement (either alone or in connection with any other event, contingent or otherwise) will (i) result in any payment or benefit (including notice, severance, golden parachute, bonus, commission, or otherwise), becoming due to any employee or individual independent contractor of each of the Acquiror Entities, (ii) result in any forgiveness of indebtedness to any employee or individual independent contractor of each of the Acquiror Entities, (iii) increase any benefits otherwise payable by the each of the Acquiror Entities, (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code, or (v) result in or satisfy a condition to the payment or vesting of any compensation or benefit (or any acceleration of the foregoing) that would, in combination with any other such payment, benefit, or acceleration, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code. There is no Contract or plan by which each of the Acquiror Entities is bound to compensate any Person for excise Taxes pursuant to Section 4999 of the Code.

Section 5.18.                                              Transactions with Affiliates.  Except as disclosed in the Acquiror SEC Filings, none of the Acquiror Entities nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of an Acquiror Entity or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) is presently a party to any transaction with an Acquiror Entity.

Section 5.19.                                              Anti-Corruption Compliance.  Since its inception, none of the Acquiror Entities, nor, to the knowledge of the Acquiror, any director, officer, employee or agent acting on behalf of the Acquiror Entities, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised,

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directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.  Each of the Acquiror Entities has instituted and maintains policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.  To the knowledge of the Acquiror, as of the date hereof, there are no current or pending internal investigations, third-party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Acquiror Entities.

Section 5.20.                                              Information Supplied.  None of the information supplied or to be supplied by the Acquiror Entities specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  Notwithstanding the foregoing, Acquiror makes no representation, warranty or covenant with respect to: (a) statements made or incorporated by reference therein based on information supplied by the Mobile Companies for inclusion or incorporation by reference in the Proxy Statement/Registration Statement or any Acquiror SEC Filings; or (b) any pro forma financial statements, projections or forecasts included in the Proxy Statement/Registration Statement.

Section 5.21.                                              Certain Ancillary Agreements.

(a)                 Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, any other party thereto. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law.  To the knowledge of Acquiror, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror or any other party of the Sponsor Support Agreement.

(b)                 Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Lock-Up Agreement. The Sponsor Lock-Up Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror or, to the knowledge of Acquiror, any Acquiror Shareholder party thereto. The Sponsor Lock-Up Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each Acquiror Shareholder party thereto and neither the execution or delivery by any party of, nor the performance of any party’s obligations under, the Sponsor Lock-Up Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law.  To the knowledge of Acquiror, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror or any Acquiror Shareholder party thereto of the Sponsor Lock-Up Agreement.

Section 5.22.                                              No Additional Representation or Warranties.  Except as provided in this Article V (as modified by the Acquiror Disclosure Letter), and the representations and warranties as may be provided in the other agreements entered into in connection with the transactions contemplated by this Agreement, none of the Acquiror Entities nor any of their respective Representatives has made, or is making, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, relating to or with respect to this Agreement or the transactions contemplated hereby to the Company or any of its Subsidiaries or Affiliates.  EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS Section 5.22 (INCLUDING THE ACQUIROR DISCLOSURE LETTER), EACH OF the Acquiror Entities MAKES NO OTHER REPRESENTATIONS OR WARRANTIES TO THE MOBILE COMPANIES OR BLOCKER COMPANIES, ORAL OR WRITTEN, EXPRESS OR IMPLIED, WITH RESPECT TO EACH OF the Acquiror Entities OR ITS RESPECTIVE BUSINESSES, OPERATIONS, PROPERTIES, LIABILITIES, OR OBLIGATIONS, WHETHER ARISING BY STATUTE OR OTHERWISE IN LAW, INCLUDING ANY IMPLIED WARRANTY

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OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE. Each of the Acquiror Entities acknowledges and agrees that, except for the representations and warranties contained in Article IV (as modified by the Company Disclosure Letter) and in other agreements entered into in connection with the transactions contemplated by this Agreement, neither Company or its Affiliates nor any other Person has made or is making any representation or warranty, express or implied, as to the accuracy or completeness of any information, data, or statement regarding the Mobile Companies or the transactions contemplated hereunder, including in respect of the Company and the business, the operations, prospects, or condition (financial or otherwise), or the accuracy or completeness of any document, projection, material, statement, or other information not expressly set forth in Article IV (as modified by the Company Disclosure Letter) or in other agreements entered into in connection with the transactions contemplated by this Agreement. Each of the Acquiror Entities is not relying on any representations or warranties other than those representations or warranties set forth in Article IV (as modified by the Company Disclosure Letter) and the representations and warranties as may be provided in other agreements entered into in connection with the transactions contemplated by this Agreement.

Article VI

COVENANTS OF THE COMPANY

Section 6.1.                                                  Conduct of Business.  From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as set forth on Section 6.1 of the Company Disclosure Letter, as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law (including for this purpose any COVID-19 Measures) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of the Company in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent, other than in connection with Section 6.1(b), shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or required by Law (including for this purpose any COVID-19 Measures):

(a)                 change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or, except for amendments or changes to the Governing Documents of the Company’s Subsidiaries in connection with the acquisition of parking lots, parking garages or similar real property in the ordinary course of business, which acquisition is in nature, scope and magnitude consistent with past practice, form or cause to be formed any new Subsidiary of the Company;

(b)                 (i) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other securities in, the Mobile Companies (including Mobile Awards), other than (x) securities of any Subsidiary of the Company (excluding any securities of the Operating Partnership and securities convertible or exchangeable into, or conveying voting rights with respect to, securities of the Company or the Operating Partnership) issued on arm’s length terms to non-Affiliates of the Company or securities of any Subsidiary of the Company (excluding any securities of the Operating Partnership and securities convertible or exchangeable into, or conveying voting rights with respect to, securities of the Company or the Operating Partnership) pledged in connection with the acquisition of parking lots, parking garages or similar real property in the ordinary course of business, which acquisition is in nature, scope and magnitude consistent with past practice or (y) securities issued pursuant to the exercise, exchange or conversion of any securities of the Mobile Companies outstanding on the date hereof, or (ii) make or declare any cash or non-cash dividend or distribution to the MIC Security Holders, or make any other distributions in respect of any of the equity interests of the Company;

(c)                 split, combine, reclassify, recapitalize or otherwise amend any terms of any securities or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly owned Subsidiary of the Company that remains a wholly owned Subsidiary of the Company after consummation of such transaction;

(d)                 purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Mobile Companies,

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except for (i) the acquisition by the Mobile Companies of any shares of capital stock, membership interests or other equity interests of the Mobile Companies in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company and (iii) transactions pursuant to Company Material Contracts in effect as of the date hereof;

(e)                 enter into, modify or otherwise amend in a manner adverse to the Mobile Companies, waive any material right or obligation, or terminate (other than expiration in accordance with its terms or termination due to uncured breach) any Contract of a type required to be listed on Section 4.13(a) of the Company Disclosure Letter had such Contract been entered into prior to the date of this Agreement, other than (i) in the ordinary course of business consistent with past practices or as required by Law or (ii) in accordance with Section 8.13;

(f)                  enter into, modify or otherwise amend, waive any material right or obligation, or terminate any Contract with an Affiliate of the Company (other than Agreements between or among the Mobile Companies) other than in the ordinary course of business consistent with past practices or as required by Law;

(g)                 sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Mobile Companies, except for (i) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries, (ii) transactions in the ordinary course of business consistent with past practice and/or due to obsolescence, and (iii) dispositions of assets and properties of the Mobile Companies pursuant to Company Material Contracts in effect as of the date hereof;

(h)                 except as otherwise required by Law, existing Company Benefit Plans, this Agreement or the Contracts listed on Section 4.13 of the Company Disclosure Letter, (i) grant any equity-based compensation, severance, retention, change in control or termination or similar pay, (ii) make any change in the key management structure of the Mobile Companies, including the hiring of additional officers or the termination of existing officers, in each case, with base annual compensation in excess of $300,000, other than terminations for cause or due to death, disability, resignation or retirement, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan (other than to conduct its annual renewal and reenrollment of its health and welfare plans in the ordinary course of business), (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice or as reflected in any budget or financial forecast provided to Acquiror prior to the date hereof, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Mobile Companies, or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Mobile Companies, except in the ordinary course of business consistent with past practice;

(i)                   enter into or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Mobile Companies as the bargaining representative for any employees of the Mobile Companies;

(j)                  (x) merge, consolidate or combine with any Person or (y) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets outside the ordinary course of business (it being acknowledged that, solely for purposes of this clause (y), ordinary course of business shall include the acquisition of parking lots, parking garages or similar real property in the ordinary course of business, which acquisition is in nature, scope and magnitude consistent with past practice, so long as such acquisition does not involve any merger or consolidation of the Company or the Operating Partnership);

(k)                 except for (x) incurrences of Indebtedness under the existing credit facilities of the Mobile Companies or the refinancing thereof or (y) Indebtedness (excluding any Indebtedness convertible or exchangeable into, or conveying voting rights with respect to, securities of the Company or the Operating Partnership) not exceeding, in connection with an acquisition of assets in the ordinary course of business, which acquisition is in nature, scope and magnitude consistent with past practice, an amount equal to a loan-to-value of

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sixty-five percent (65%) with respect to such assets, (i) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Mobile Companies, (ii) incur, advance, make capital contributions to, or investments in, assume or otherwise become liable for any Indebtedness for borrowed money (including any loan pursuant to the provisions of the CARES Act) in excess of $500,000 individually or $1,000,000 in the aggregate, (iii) guarantee any Indebtedness of another Person in excess of $500,000 individually or $1,000,000 in the aggregate, except (x) in the ordinary course of business consistent with past practice or (y) for guarantees of Indebtedness of wholly-owned Subsidiaries which Indebtedness exists as of the date hereof or is incurred in accordance with this Section 6.1(k), (iv) make or commit to make capital expenditures other than in an amount not in excess of $2,000,000, in the aggregate, except in the ordinary course of business and consistent with past practice, or (v) except in the ordinary course of business consistent with past practice, create any material Liens on any material property or assets of any of the Mobile Companies in connection with any Indebtedness thereof (other than Permitted Liens);

(l)                    (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, (iii) enter into any closing agreement in respect of a material amount of Tax, (iv) file any amended income or other material Tax Return, (v) surrender any material claim for refund, (vi) make any material change in its Tax policies or procedures or (vii) consent to any extension or waiver of any limitation period with respect to any income or other material Tax claim or assessment, other than any extensions or waivers requested in the ordinary course of business in connection with any property Tax claims or assessments;

(m)               adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any Mobile Company (other than the Mergers or the liquidation and dissolution of a Subsidiary of the Company following the disposition of substantially all of the assets of such Subsidiary in the ordinary course of business);

(n)                 waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, litigation or other Legal Proceedings, other than (i) in the ordinary course of business, (ii) where such action is solely monetary in nature and any payments related to such settlement are made prior to the Closing or (iii) pursuant to Company Material Contracts in effect as of the date hereof;

(o)                 transfer, dispose of, abandon or permit to lapse any rights to any Company IP, Company IP Licenses or Outbound IP Licenses;

(p)                 terminate without replacement or amend in a manner materially detrimental to the Mobile Companies, taken as a whole any License or Insurance Policy; or

(q)                 authorize, agree in writing or otherwise agree, commit or resolve to take any of the actions described in this Section 6.1.

Notwithstanding the foregoing, any reasonable action taken, or reasonably omitted to be taken, by the Mobile Companies or its Subsidiaries in response to the COVID-19 pandemic (including pursuant to any applicable Law, directive, pronouncement or guideline issued by a Governmental Authority related to the COVID-19 pandemic) shall in no event be deemed to constitute a breach of this Section 6.1; provided that prior to taking, or omitting to take, any such action, the Company shall, to the extent reasonably practicable and permitted by applicable Law, notify Acquiror of such action (or failure to act) and take into account in good faith any suggestions of Acquiror with respect to such action or failure to act.

The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Acquiror or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company and its Subsidiaries any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 6.2.                                                  Inspection.  Subject to confidentiality obligations that may be applicable to information furnished to the Mobile Companies by third parties that may be in the Mobile Companies’ possession

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from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Mobile Companies, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Mobile Companies, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Mobile Companies as such representatives may reasonably request, including all monthly income statements prepared by the Mobile Companies; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sample or analysis of any properties, facilities or equipment of the Mobile Companies without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other materials and resources relating to any material Legal Proceeding initiated, pending or threatened during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such material Legal Proceedings, and (z) copies of any communications sent or received by the Mobile Companies in connection with such material Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such communications in writing to Acquiror).  All information obtained by Acquiror and its Subsidiaries and their respective representatives pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.  Neither Acquiror nor its accountants, counsel and other representatives will contact any employee, customer, or supplier of any Mobile Company without the prior written consent of the Company, and the Company shall have the right to have a representative participate in any such discussion.

Section 6.3.                                                  Preparation and Delivery of Additional Company Financial Statements

(a)                 As soon as reasonably practicable, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations, comprehensive loss, retained earnings unitholders’ equity and cash flows of the Mobile Companies as of and for the year ended December 31, 2022 (the “2022 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

(b)                 If the Proxy Statement/Registration Statement has not been mailed to Acquiror Shareholders on or prior to May 15, 2023 (the “Q1 Staleness Deadline”), the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and retained earnings, comprehensive loss, unitholders’ deficit, and cash flow of the Mobile Companies as of and for the three-month period ended March 31, 2023 (the “Q1 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant.

Section 6.4.                                                  Affiliate Agreements.  All Contracts set forth on Section 6.4 of the Company Disclosure Letter shall be terminated or settled at or prior to the Closing without further liability to Acquiror, the Mobile Companies or any of the Company’s Subsidiaries, in each case, except as otherwise set forth on Section 6.4 of the Company Disclosure Letter.

Section 6.5.                                                  No Trading.  The Company acknowledges and agrees that it is aware, and that the Company’s Representatives are aware, or upon receipt of any material nonpublic information will be advised, of the restrictions imposed by Laws on a Person possessing material nonpublic information about a publicly traded company.  The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Acquiror (other than engaging in the transactions described herein), communicate such information to any third party (other than its Representatives that need to know such information in furtherance of the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements), take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

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Section 6.6.                                                  280G Approval.  To the extent that any “disqualified individual” (within the meaning of Section 280G(c) of the Code and the regulations thereunder) has the right to receive any payments or benefits that could be deemed to constitute “parachute payments” (within the meaning of Section 280G(b)(2)(A) of the Code and the regulations thereunder), the Company will: (a) no later than ten (10) days prior to the Closing Date, use commercially reasonable efforts to solicit and obtain from each such “disqualified individual” a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that any remaining payments and/or benefits shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and the regulations thereunder); and (b) no later than three (3) days prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a) above, submit to a vote of holders of the equity interests of the Company entitled to vote on such matters, in the manner required under Section 280G(b)(5) of the Code and the regulations promulgated thereunder, along with adequate disclosure intended to satisfy such requirements (including Q&A 7 of Section 1.280G-1 of such regulations), the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to, and in no event later than four (4) days prior to soliciting such waivers and approval, the Company shall provide drafts of such waivers and approval materials to Acquiror for its reasonable review and comment, and the Company shall consider in good faith any changes reasonably requested by Acquiror.  No later than seven (7) days prior to soliciting the waivers, the Company shall provide Acquiror with the calculations and related documentation to determine whether and to what extent the vote described in this Section 6.6 is necessary in order to avoid the imposition of Taxes under Section 4999 of the Code. In connection with the foregoing, Acquiror shall provide the Company with all information reasonably necessary to allow the Company to determine whether any payments made or to be made or benefits granted or to be granted pursuant to any employment agreement or other agreement, arrangement or contract entered into or negotiated by Acquiror or its Affiliates (“Purchaser Payments”), together with all other payments described in Section 280G(b)(2)(A)(i) of the Code, could reasonably be considered to be “parachute payments” within the meaning of Section 280G(b)(2) of the Code at least twenty (20) Business Days prior to the Closing Date (and shall further provide any such updated information as is reasonably necessary prior to the Closing Date). Notwithstanding anything to the contrary in this Section 6.6 or otherwise in this Agreement, to the extent Acquiror has provided inaccurate information, or the Acquiror’s omission of information has resulted in inaccurate information, with respect to any Purchaser Payments, there shall be no breach of the covenant contained herein or the representation set forth in Section 4.14(f) and Section 4.14(g), above to the extent caused by such inaccurate or omitted information.  Prior to the Closing Date, the Company shall deliver to Acquiror evidence that a vote of the MIC Security Holders was solicited in accordance with the foregoing and whether the requisite number of votes was obtained with respect to the Waived 280G Benefits or that the vote did not pass and the Waived 280G Benefits will not be paid or retained. This Section 6.6 shall become operative only if the Parties, acting in good faith consultation with each other, determine that it shall become operative.

Article VII

COVENANTS OF ACQUIROR

Section 7.1.                                                  Stockholder Litigation.  In the event that any litigation related to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby is brought, or, to the knowledge of Acquiror, threatened in writing, against Acquiror or the Board of Directors of Acquiror by any of Acquiror’s shareholders prior to the Closing, Acquiror shall promptly notify the Company in writing of any such litigation and keep the Company reasonably informed with respect to the status thereof.  Acquiror shall provide the Company the opportunity to participate in (subject to a customary joint defense agreement), but not control, the defense of any such litigation, shall give due consideration to the Company’s advice with respect to such litigation and shall not settle any such litigation without prior written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed.

Section 7.2.                                                  Trust Account.  Upon satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror shall: (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with that trust termination letter sending a termination substantially in the applicable form attached to the Trust Agreement (the “Trust Termination Letter”), (b) shall use its reasonable best efforts to cause the Trustee to, and the

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Trustee shall thereupon be obligated to, (i) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, (ii) pay all amounts due in respect of the unpaid Company Transaction Expenses and unpaid Acquiror Transaction Expenses as of the Closing Date, and (iii) immediately following the payments described in clauses (i) and (ii) above, pay all remaining amounts then available in the Trust Account to the account(s) designated in writing by Acquiror, and (c) thereafter, cause the Trust Account to terminate, except as otherwise provided therein.

Section 7.3.                                                  Listing.  From the date hereof through the Domestication, Acquiror shall use its reasonable best efforts to (a) remain listed as a public company on Nasdaq, (b) prepare and submit to Nasdaq or the NYSE (as reasonably agreed by the Parties in good faith) a listing application, if required under Nasdaq or NYSE rules and regulations, as promptly as practicable after the execution of this Agreement, covering the Surviving Pubco Shares, and (c) obtain approval for the listing of such Surviving Pubco Shares. The Company shall reasonably cooperate with Acquiror with respect to such listing and shall be given a reasonable opportunity to review and comment on such application and other proposed filings with Nasdaq or NYSE.

Section 7.4.                                                  Conduct of Business.

(a)                 During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as otherwise explicitly required by this Agreement or the Ancillary Agreements, as required by applicable Law or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) use reasonable best efforts to, operate the business of Acquiror in the ordinary course consistent with past practice.  Without limiting the generality of the foregoing, during the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as expressly contemplated by this Agreement or the Ancillary Agreements, as required by applicable Law, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice.  Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by applicable Law:

(i)                   change, modify or amend or seek any approval from the Acquiror Shareholders to change, modify or amend, the Trust Agreement or any other agreement related to the Trust Account or the Governing Documents of the Acquiror Entities, except as contemplated by the Acquiror Transaction Proposals or the Extension Proposal;

(ii)                 (x) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or its Subsidiaries’ share capital or equity interests, (y) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or any of its Subsidiaries’ equity interests or (z) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of the Acquiror Entities, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii)                create, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or any of its Subsidiaries, other than Working Capital Loans up to $1,500,000;

(iv)               other than in connection with any Pre-Approved Arrangements, (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuances contemplated by Article III or issuances of Surviving Pubco Shares pursuant to the PIPE Investment or any Alternative PIPE Investment, or (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof;

(v)                 merge or consolidate itself with any Person, restructure, reorganize or completely or partially liquidate or dissolve, or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Acquiror (other than the Domestication and the Mergers);

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(vi)               except for the Ancillary Agreements, enter into, review or amend any Contract with an Affiliate (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(vii)              discharge, settle, compromise, satisfy or consent to any entry of any judgment with respect to any pending Legal Proceeding or Legal Proceeding threatened in writing;

(viii)            other than in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(ix)               make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;

(x)                 (i) make, rescind or otherwise change any material election relating to Taxes, (ii) settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to a material amount of Taxes, (iii) enter into any closing agreement in respect of a material amount of Tax, (iv) file any amended income or other material Tax Return, (v) surrender any material claim for refund, (vi) make any material change in its Tax policies or procedures or (vii) consent to any extension or waiver of any limitation period with respect to any income or other material Tax claim or assessment; or

(xi)               enter into any agreement to do any action prohibited under this Section 7.4.

(b)                 During the Interim Period, (i) Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party, other than such agreements or Contracts in violation of this Agreement, and (ii) Acquiror shall remain a “blank check company” as defined under the Securities Act and shall use commercially reasonable efforts to keep current and timely file all of its public filings with the SEC.

(c)                 The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Company, directly or indirectly, the right to control or direct the business or operations of the Acquiror and Merger Sub any time prior to the Effective Time. Prior to the Effective Time, Acquiror and Merger Sub will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

Section 7.5.                                                  PIPE Subscriptions.

(a)                 Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any amendments or modifications that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Minimum PIPE Investment Amount or the subscription amount under the Subscription Agreement or reduce or impair the rights of Acquiror under any Subscription Agreement, Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacement of, the Subscription Agreement, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of

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Surviving Pubco Shares contemplated thereby.  Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required, or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreement on the terms described therein, including using its reasonable best efforts to (i) comply with respective obligations under the Subscription Agreement, (ii) subject to the immediately preceding sentence, maintain in effect the Subscription Agreement in accordance with the terms and conditions thereof, (iii) satisfy on a timely basis all conditions and covenants applicable to Acquiror set forth in the Subscription Agreement within its control, (iv) in the event that all conditions in the Subscription Agreement have been satisfied or waived (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing), consummate the PIPE Investment when required pursuant to this Agreement, and (v) enforce its rights under the Subscription Agreement, in the event that all conditions in the Subscription Agreement (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied or waived, to cause the applicable PIPE Investor to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreement in accordance with its terms.

(b)                 Without limiting the generality of Section 7.5(a), Acquiror shall give the Company prompt written notice: (i) of any amendment to the Subscription Agreement (other than as a result of any assignments or transfers by investors as expressly contemplated therein or otherwise expressly permitted thereby), (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to a Subscription Agreement known to Acquiror, (iii) of the receipt of any written notice or other written communication from any party to a Subscription Agreement with respect to any actual, potential, threatened, or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of a Subscription Agreement and (iv) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount under the Subscription Agreements in accordance with their respective terms.

(c)                 If all or any portion of the Initial PIPE Investment becomes unavailable, (i) Acquiror shall promptly use its reasonable best efforts to promptly obtain the Initial PIPE Investment or such portion of the Initial PIPE Investment from alternative sources in an amount, when added to any portion of the Initial PIPE Investment that is available, equal to the Initial PIPE Investment Amount (any alternative source(s) of financing, “Alternative PIPE Investment”) and (ii) in the event that Acquiror is able to obtain any Alternative PIPE Investment, Acquiror shall use its reasonable best efforts to enter into a new subscription agreement (each, an “Alternative Subscription Agreement”) that provides for the subscription and purchase of Surviving Pubco Shares containing terms and conditions not less favorable from the standpoint of Acquiror and the Company than those in the Initial Subscription Agreement entered into as of the date hereof (as determined in the reasonable good-faith judgment of Acquiror and the Company).  In such event, the term “PIPE Investment” as used in this Agreement shall be deemed to include any Alternative PIPE Investment, the term “Subscription Agreement” as used in this Agreement shall be deemed to include any Alternative Subscription Agreement and the term “PIPE Investor” as used in this Agreement shall be deemed to include any Person that is subscribing for Surviving Pubco Shares under any Alternative Subscription Agreement.

(d)                 Acquiror and the Company shall use commercially reasonable efforts to obtain commitments from the Other PIPE Investors. The Parties acknowledge and agree that, during the Interim Period, Acquiror and the Company may execute additional Subscription Agreements with Other PIPE Investors in relation to any Other PIPE Investment, and subject to the Pre-Approved Arrangements, the Parties shall cooperate and negotiate in good faith to enter into additional Subscription Agreements providing for such Other PIPE Investment on commercially reasonable terms with such Other PIPE Investors.  In connection with the Pre-Approved Arrangements and any Other PIPE Investment, Acquiror and the Company agree to cooperate in good faith, and shall cause the appropriate officers and employers thereof, to use commercially reasonable efforts in connection with the arrangement of such Pre-Approved Arrangements or Other PIPE Investment as may be reasonably requested by Acquiror, including by (a) using commercially reasonable efforts to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with rating agencies at mutually agreeable times and locations and upon reasonable advance notice, (b) using commercially reasonable efforts to assist with the preparation of customary materials for actual and potential investors, rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar

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documents required in connection with such financing, and (c) providing financial information regarding the Company that is readily available or within the Company’s possession and as is reasonably requested in connection with the arrangement of such Pre-Approved Arrangements or such Other PIPE Investment.  Acquiror shall provide to the Company true, correct and complete copies of any Subscription Agreements in respect of Other PIPE Investments promptly following Acquiror’s execution thereof.

Section 7.6.                                                  Domestication

(a)                 .  Subject to receipt of the Acquiror Shareholder Approval, prior to the Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the SDAT an articles of conversion with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Domesticated Charter, in each case, in accordance with the provisions thereof and applicable Law, (b) adopting the Domesticated Bylaws, (c) causing the directors and officers set forth on Section 7.6(a) of the Acquiror Disclosure Letter to be the directors and officers of Acquiror immediately following the Domestication until their respective successors are duly elected or appointed in accordance with applicable Law and the Governing Documents of Acquiror or their earlier death, resignation or removal, (d) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (e) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any shareholder of Acquiror, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall remain outstanding as one (1) Surviving Pubco Share; and (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall remain outstanding as one (1) Surviving Pubco Share.

Section 7.7.                                                  Post-Closing Directors of Surviving Pubco.  Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Second Effective Time:

(a)                 the Board of Directors of Surviving Pubco shall consist of seven (7) directors, a majority of which will be independent under Nasdaq or NYSE rules and regulations, as applicable, and shall initially include:

(i)                   six (6) director nominees designated by the Company; and

(ii)                 one (1) director nominee designated by the Acquiror, who shall be Brad Greiwe.

(b)                 Within 45 days after the date hereof, each of the Company and the Acquiror shall provide to the other Party a list of such Party’s director designees pursuant to Section 7.7(a).

(c)                 If any Person nominated pursuant to Section 7.7(a) is not duly elected at the Acquiror’s Shareholders’ Meeting, the Parties shall take all necessary action to fill any such vacancy on the board of directors of Acquiror with an alternative Person designated by the Company or Acquiror pursuant to Section 7.7(a).

Section 7.8.                                                  Inspection.  Subject to confidentiality obligations that may be applicable to information furnished to Acquiror by third parties that may be in the Acquiror’s possession from time to time, and except for any information that is subject to attorney-client privilege (provided that to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, Acquiror shall, and shall cause its Subsidiaries to, afford to the Company and its accountants, counsel and other representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of Acquiror, to all of the properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of Acquiror as such representatives may reasonably request.  All information obtained by the Company and its respective representatives pursuant to this Section 7.8 shall be subject to the Confidentiality Agreement.

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Article VIII

JOINT COVENANTS

Section 8.1.                                                  HSR Act; Other Filings.

(a)                 In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act, if required.  Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)                 Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination (if available) of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act, if required, and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)                 Acquiror, the Company and their respective affiliates shall cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Merger; provided, however, that none of Acquiror, Sponsor, the Company, nor any of their respective Affiliates shall be required to (i) divest or hold separate, or enter into any licensing or similar arrangement with respect to, any assets or any portion of their respective businesses or to otherwise propose, proffer or agree to any other requirement, obligation, condition or restriction on the conduct of any such business or (ii) terminate, amend or assign existing relationships and contractual rights and obligations thereof.  Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror, the Company, nor any of their respective Affiliates in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and the Company and their respective Subsidiaries.

(d)                 With respect to each of the above filings, and any other requests, inquiries, Legal Proceedings or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters.  To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby; provided that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties.  To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby.

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(e)           Each of the Company, on the one hand, and Acquiror, on the other, shall be responsible for and pay one-half of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 8.2.                                                  Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)                 Registration Statement and Prospectus.

(i)                   As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror and the Company, as applicable, shall file with the SEC, mutually acceptable materials which shall include a joint proxy statement to be sent to the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting and to the holders of MIC Common Stock relating to the MIC Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”), and (y) Acquiror shall prepare (with the Company’s reasonable and prompt cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the Surviving Pubco Shares to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock in the Domestication, and (B) the Surviving Pubco Shares issuable as Total Share Consideration, including any such Surviving Pubco Shares underlying the Surviving Pubco Warrants (collectively, the “Registration Statement Securities”).  Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby.  Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action.  Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE and Nasdaq) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”).  Acquiror will cause the Proxy Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii)                 To the extent not prohibited by Law, each Party shall advise the other, reasonably promptly after it receives notice thereof, of the time when the Proxy Statement or Proxy Statement/Registration Statement, as applicable, has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement or Proxy Statement/Registration Statement, as applicable, or for additional information.  To the extent not prohibited by Law, each Party and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement or Proxy Statement/Registration Statement, as applicable, and any Offer Document each time before any such document is filed with the SEC, and each Party shall give reasonable and good faith consideration to any comments made by the other and its counsel.  To the extent not prohibited by Law, each Party shall provide the other and its counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement or Proxy Statement/Registration Statement, as applicable, or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable

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opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with such Party or its counsel in any discussions or meetings with the SEC.

(iii)                Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)               If at any time prior to the Domestication any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(b)                 Acquiror Shareholder Approvals.  Acquiror shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq requirements, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Acquiror Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption.  Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, including approval of the Mergers, (B) adoption and approval of the Domestication in accordance with applicable Law and regulations, (C) amendment and restatement of Acquiror’s memorandum and articles of association to be replaced by the Domesticated Charter (with such changes as may be agreed in writing by Acquiror and the Company), including any separate or unbundled proposals as are required to implement the foregoing, (D) approval of the issuance of shares of Total Share Consideration in connection with the Mergers, the issuance of Surviving Pubco Shares in connection with the conversion or redemption of Surviving Pubco Series 1 Preferred Shares and/or Surviving Pubco Series 1 Preferred Shares and the issuance of Surviving Pubco Shares in connection with the PIPE Investment, (E) approval of the adoption of the Incentive Plan, (F) election of directors effective as of the Closing as contemplated by Section 7.7(a), (G) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (H) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (I) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (I), together, the “Acquiror Transaction Proposals”), and include such recommendation in the Proxy Statement.  The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation to the shareholders of Acquiror that they vote in favor of the Acquiror Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in this Section 8.2(b), a “Acquiror Modification in Recommendation”).  To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’

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Meeting shall not be affected by any Acquiror Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Acquiror Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approvals shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approvals.  Acquiror may only adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approvals, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

(c)                 Company Shareholder Approval.  The Company shall as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to MIC Shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) in accordance with the Company’s Governing Documents, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of MIC Common Stock to vote in favor of each of the Company Transaction Proposals.  The Company shall, through its Board of Directors, recommend to its shareholders the (A) approval of the First Merger in accordance with applicable Law and exchange rules and regulations, (B) approval of the Company Charter Amendment, (C) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (D) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (E) postponement or adjournment of the Company Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (E), together, the “Company Transaction Proposals”), and include such recommendation in the Proxy Statement.  The Board of Directors of the Company shall not withdraw, amend, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, its recommendation to the shareholders of the Company that they vote in favor of the Company Transaction Proposals (any such withdrawal, amendment, qualification or modification of its recommendation to the shareholders of the Company described in this Section 8.2(c) or public proposal to do the same, a “Company Modification in Recommendation”), except in the case of an Adverse Recommendation Change specifically permitted by Section 8.6(c).  To the fullest extent permitted by applicable Law, (x) Company’s obligations to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting shall not be affected by any Company Modification in Recommendation, (y) the Company agrees to establish a record date for, duly call, give notice of, convene and hold the Company Shareholders’ Meeting and submit for approval the Company Transaction Proposals and (z) the Company agrees that if the Company Shareholder Approval shall not have been obtained at any such Company Shareholders’ Meeting, then the Company shall promptly continue to use its reasonable best efforts to take actions, including the actions required by this Section 8.2(c), and hold additional Company Shareholders’ Meetings in order to obtain the Company Shareholder Approval.  The Company may only postpone or adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Company Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Company has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Shareholders’ Meeting; provided that the Company Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Company Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than five (5) Business Days prior to the Agreement End Date.

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Section 8.3.                                                  Support of Transaction.  Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable.

Section 8.4.                                                  Certain Tax Matters.

(a)                 Intended Tax Treatment.

(i)                   The Parties intend that each of (1) the Domestication and (2) the Mergers, taken together, qualifies for the Intended Tax Treatment.  The Domestication, and the Mergers shall be reported by the Parties for all applicable Tax purposes in accordance with the Intended Tax Treatment, and the Parties will not take any inconsistent position on any Tax Return or during the course of any action, audit, or other similar proceeding with respect to Taxes, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of applicable Law). Each of the Parties agrees to use reasonable best efforts to promptly notify all other Parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(ii)                 The Acquiror shall promptly notify the Company if, at any time before the First Effective Time, the Acquiror becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify the Acquiror if, at any time before the First Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

(iii)                Each of the Parties shall use its reasonable best efforts to cause each of the Domestication and the Mergers, taken together, to qualify for the Intended Tax Treatment, and no such Party shall take or cause to be taken or knowingly fail to take or cause to be taken any action which could reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall reasonably cooperate with each other and their respective tax counsel to document and support the Intended Tax Treatment, including by taking the actions set forth on Section 8.4(a) of the Company Disclosure Letter.

(iv)               The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

(b)                 Transfer Taxes.  Any and all transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) shall be borne by the Party responsible therefor under applicable Law.  For the avoidance of doubt, Transfer Taxes shall not include any federal, state, local or non-U.S. Taxes measured by or based upon income or gains.  The Party responsible for filing Tax Returns and other documentation with respect to Transfer Taxes shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.  The Parties shall cooperate in good faith to minimize the amount of any Transfer Taxes payable in connection with the Domestication or the Mergers.

Section 8.5.                                                  Cooperation; Consultation.

(a)                 Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with the PIPE Investment, any Alternative PIPE Investment and any other financing arrangement the parties mutually

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 agree to seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (if mutually agreed by the parties) (i) by providing such information and assistance as the other party may reasonably request, (ii) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations).  All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

(b)                 From the date of the announcement of this Agreement or the transactions contemplated hereby (pursuant to any applicable public communication made in compliance with Section 11.12), until the Closing Date, Acquiror and the Company shall use its reasonable best efforts to, and shall instruct its financial advisors to, keep the other and each other’s financial advisors reasonably informed with respect to the transactions contemplated herein, including by (i) providing regular updates and (ii) consulting and cooperating with, and considering in good faith any feedback from, the Company or Acquiror or their respective financial advisors with respect to such matters.

Section 8.6.                                                  No Solicitation.

(a)                 The Acquiror shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Acquiror or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, commence or continue due diligence with respect to, or the making or completion of, any Acquiror Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquiror Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquiror Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing.  The Acquiror shall, and shall cause each of its Subsidiaries and the Representatives of the Acquiror and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquiror Acquisition Proposal or potential Acquiror Acquisition Proposal, immediately terminate all physical and electronic data room access previously granted to any such Person and immediately cease use of access to any electronic data room previously granted by any such Person to Acquiror, its Subsidiaries and their respective Affiliates, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquiror Acquisition Proposal or potential Acquiror Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquiror Acquisition Proposal or potential Acquiror Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement.  Notwithstanding anything to the contrary, the foregoing shall not restrict Acquiror’s Affiliates (including Affiliates of Sponsor) in any way with respect to the pursuit of any transaction for such Affiliates’ investment vehicles other than Acquiror and its Subsidiaries.

(b)                 The Company shall not, and shall not permit or authorize any of its Subsidiaries or any Representatives of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Company Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Company Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Company Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing.  The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any

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Company Acquisition Proposal or potential Company Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Company Acquisition Proposal or potential Company Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Board of Directors of the Company has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Company Acquisition Proposal to the Board of Directors of the Company in compliance with this Section 8.6 and (II) would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law).  Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Shareholder Approval, (1) the Company receives a written Company Acquisition Proposal that the Board of Directors of the Company believes in good faith to be bona fide, (2) such Company Acquisition Proposal did not result from a breach of this Section 8.6, (3) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor) that such Company Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (x) or (y) below would reasonably be expected to constitute a breach of its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that (I) the Company shall provide the Acquiror a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 8.6 and (II)  any non-public information provided to any such Person shall have been previously provided to the Acquiror or shall be provided to the Acquiror prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Company Acquisition Proposal regarding such Company Acquisition Proposal.  The Company shall not provide (and shall not permit any of its Representatives to provide) any commercially or competitively sensitive non-public information in connection with the actions permitted by this Section 8.6, except in accordance with “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company, which procedures shall be consistent in all material respects with the Company’s practices in dealing with the disclosures of such information to the Acquiror or its Representatives.

(c)                 Neither the Board of Directors of the Company nor any committee thereof shall:

(i)                   (A) withdraw (or modify or qualify in any manner adverse to the Acquiror or Merger Sub) the recommendation or declaration of advisability by the Board of Directors of the Company or any such committee of the First Merger, the Company Charter Amendment or any of the other transactions contemplated hereby, (B) recommend or otherwise declare advisable the approval by the Company stockholders of any Company Acquisition Proposal, or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 8.6(c)(i) being referred to herein as an “Adverse Recommendation Change”); or

(ii)                 cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Company Acquisition Proposal, or resolve, agree or propose to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, the Board of Directors of the Company may, if the Board of Directors of the Company determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement offered by the Acquiror pursuant to this Section 8.6, (x) make an Adverse Recommendation Change in response to either (I) a

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Superior Proposal or (II) an Intervening Event, or (y) solely in response to a Superior Proposal received after the date hereof that did not result from a breach of this Section 8.6, cause the Company to terminate this Agreement in accordance with Section 10.1(i) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 10.1(i) unless:

a)                    the Company notifies the Acquiror in writing at least five Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new three Business Day period); and

b)                   if the Acquiror makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Board of Directors of the Company, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Acquiror, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to result in a breach of its fiduciary duties under applicable Law;

provided further, that the Board of Directors of the Company may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(1)           the Company provides the Acquiror with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(2)           the Company keeps the Acquiror reasonably informed of developments with respect to such Intervening Event;

(3)           the Company notifies the Acquiror in writing at least five Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(4)           if the Acquiror makes a proposal during such five Business Day period to adjust the terms and conditions of this Agreement, the Board of Directors of the Company, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by the Acquiror, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties under applicable Law.

During the five Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with the Acquiror in good faith (to the extent the Acquiror seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by the Acquiror.  Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Breakup Fee pursuant to Section 10.3(b), if applicable).

(d)                 In addition to the obligations of the Company set forth in Section 8.6(b) and Section 8.6(c), the Company promptly (and in any event within 24 hours of receipt) shall advise the Acquiror in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it will be making a Company Acquisition Proposal, (ii) any inquiry or request for information, discussion or

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negotiation that is reasonably likely to lead to or that contemplates a Company Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to a Company Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person.  The Company shall keep the Acquiror informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Company Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify the Acquiror orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Company Acquisition Proposal pursuant to Section 8.6(b) or Section 8.6(c) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.  The Company shall provide the Acquiror with at least 24 hours prior notice (or such shorter notice as may be provided to the Board of Directors of the Company) of a meeting of the Board of Directors of the Company at which the Board of Directors of the Company is reasonably expected to consider a Company Acquisition Proposal.

(e)                 The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 8.6 and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f)                  The Company shall not take any action to exempt any Person (other than the Acquiror, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 3-602 of the MGCL (or any similar provision of any other Takeover Statute) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 10.1(i).

(g)                 Nothing contained in Section 8.6(b) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e‑2(a), Rule 14d‑9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d‑9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 10.1(g)) unless the Board of Directors of the Company expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Mergers in such disclosure and expressly rejects any applicable Company Acquisition Proposal.

(h)                 For purposes of this Agreement:

(i)                   “Acquiror Acquisition Proposal” means any proposal or offer with respect to any (x) direct or indirect acquisition or purchase by Acquiror or its Subsidiaries, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of all or substantially all, or a material portion, of the equity interests, assets or businesses of any other Person, or (y) Business Combination between Acquiror or its Subsidiaries, on the one hand, and any other Person, on the other hand, in each case other than the Mergers and other transactions contemplated by this Agreement.

(ii)                 “Company Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net

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income (for the 12‑month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 15% or more of the total assets (based on fair market value as determined in good faith by the Board of Directors of the Company) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 15% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(iii)                “Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Board of Directors of the Company prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Board of Directors of the Company prior to the receipt of the Company Shareholder Approval that does not relate to (A) a Company Acquisition Proposal, (B) the Acquiror or its Subsidiaries (including any Acquiror Material Adverse Effect), (C) any actions taken pursuant to this Agreement or (D) any changes in the price of MIC Stock or of the Acquiror Common Stock (provided that the underlying causes of any such changes in price may be taken into account in determining whether there has been an Intervening Event).

(iv)               “Superior Proposal” means any unsolicited bona fide written Company Acquisition Proposal that is fully financed (including through cash on hand) or has fully committed financing that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal (including the financing terms and the ability of the proposed acquiror to finance such Company Acquisition Proposal) and the Person making the proposal, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by the Acquiror in response to such proposal)  and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Company Acquisition Proposal” to “15%” shall be deemed to be references to “50%”.

Section 8.7.                                                  Notification.  From the date hereof until the earlier of the termination of this Agreement and the Closing Date, if after the date hereof the Company or Acquiror becomes aware of any fact or condition arising after the date hereof that (a) for the Company constitutes a material breach of any representation or warranty made by the Company in Article IV or of any covenant that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b), as applicable, not to be satisfied as of the Closing Date, or (b) for Acquiror constitutes a material breach of any representation or warranty made by Acquiror in Article V or of any covenant that would cause the conditions set forth in Section 9.3(a) or Section 9.3(b), as applicable, not to be satisfied as of the Closing Date, the Company or Acquiror, as applicable, will disclose in writing to the other such breach.

Section 8.8.                                                  Indemnification; Directors’ and Officers’ Insurance.

(a)                 Each of the Acquiror and the Company agrees that (i) all rights to indemnification or exculpation now existing in favor of the directors and officers of the Acquiror and Company and their respective Subsidiaries, as provided in the Acquiror’s Governing Documents and the Company’s Governing Documents and the Governing Documents of such Subsidiaries or otherwise in effect as of the date of this Agreement, in either case, solely with respect to any matters occurring on or prior to the Closing, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Closing for a period of six (6) years (or until the final resolution of any Legal Proceedings commenced during such period), and (ii) Surviving Pubco will perform and discharge all obligations to provide such indemnity and exculpation during such six (6) year period.  To the maximum extent permitted by applicable Law, during such six (6) year period (or such longer period of resolution), Surviving Pubco shall advance expenses in connection with such indemnification as provided in the Company’s Governing Documents, Acquiror’s Governing Documents, the Governing Documents of their respective Subsidiaries or other applicable agreements.  The indemnification and liability limitation or exculpation provisions of the Company’s Governing Documents and the Acquiror’s Governing Documents and the Governing Documents of their respective Subsidiaries, or otherwise, shall not, during such six (6) year period, be amended, repealed or otherwise modified after the Closing in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Closing or at any time prior to the Closing, were directors or officers of the Company

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or the Acquiror or who served as a director, officer, member, trustee or fiduciary of another Person at the request of the Company, the Acquiror or their respective Subsidiaries (the “D&O Persons”) to be so indemnified, receive advances of expenses, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such D&O Person was a director or officer of the Company or the Acquiror or any other such Person prior to the Closing, unless such amendment, repeal or other modification is required by applicable Law.

(b)                 None of Acquiror or the Company shall have any obligation under this Section 8.8 to any D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c)                 The Company shall purchase, at its option and at or prior to the Closing, and the Surviving Pubco shall cause the Company to maintain in effect for a period of six (6) years after the Closing Date, without lapses in coverage, an insurance policy or “tail” policy or policies providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date hereof (the “Company D&O Policy”).  Any such Company D&O Policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date hereof.  Notwithstanding the foregoing, if the coverage described in this Section 8.8(c) cannot be obtained, or can only be obtained by paying aggregate premiums in excess of 250% of the annual amount currently paid by the Company for such coverage, the Surviving Pubco shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 250% of the aggregate annual amount currently paid by the Company for such coverage.

(d)                 Prior to the Effective Time, Acquiror shall, at its sole option, purchase a prepaid “tail” policy (an “Acquiror D&O Tail Policy”) with respect to directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of Acquiror as of the date hereof, which Acquiror D&O Tail Policy shall be on the same or substantially similar terms agreed to for such tail policy by Acquiror in connection with its initial public offering. If Acquiror elects to purchase such an Acquiror D&O Tail Policy prior to the Effective Time, the Surviving Pubco will maintain such Acquiror D&O Tail Policy in full force and effect for a period of no less than six (6) years after the Closing Date and continue to honor its obligations thereunder.

(e)                 If Surviving Pubco, Acquiror, the Company or any of their respective successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Surviving Pubco, Acquiror or the Company shall assume all of the obligations set forth in this Section 8.8 unless otherwise assumed by operation of Law.

(f)                  The D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 8.8 are intended to be third-party beneficiaries of this Section 8.8.  This Section 8.8 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Acquiror and the Company.  The rights of each D&O Person hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Governing Documents of the Acquiror or the Company, any other indemnification arrangement, any applicable Law or otherwise.

Section 8.9.                                                  Section 16 Matters. Prior to the First Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of securities of the Company or the Acquiror (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

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Section 8.10.                                              Employment Agreements.  If assignment would not occur automatically by operation of Law, the First-Step Surviving Company and Surviving Pubco shall work in good faith to assign or cause to be assigned to Surviving Pubco at the Closing the Executive Employment Agreements.

Section 8.11.                                              Incentive Plan.  Prior to the Acquiror Shareholders’ Meeting, the Board of Directors of the Acquiror shall adopt and approve an equity incentive plan (the “Incentive Plan”).  The Incentive Plan shall (a) be in such form and on such terms as may be mutually agreed upon by the Company and Acquiror and (b) subject to approval of the Acquiror Transaction Proposals by the Acquiror Shareholders, become effective as of immediately prior to the Closing.

Section 8.12.                                              Extension of Time Period to Consummate a Business Combination.

(a)                 In the event that the Proxy Statement has not been disseminated to Acquiror Shareholders prior to March 27, 2023 in accordance with Section 8.2(b), as promptly as practicable following such date, Acquiror shall, with the Company’s reasonable cooperation, prepare and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) with respect to a meeting of the Acquiror Shareholders called for the purpose of approving an amendment of the Acquiror Governing Documents and, if deemed necessary by Acquiror, the Trust Agreement, on terms and conditions agreed by the Parties, to extend the period of time that Acquiror is afforded thereunder to consummate an initial business combination from May 27, 2023 to the date that is one hundred and fifty (150) days after the six-month anniversary of the date of this Agreement or such earlier period as may be mutually agreed by the Parties (such proposal, the “Extension Proposal,” and such extension period, the “Extension Period”).

(b)                 Each of Acquiror and the Company shall use its reasonable best efforts to cause the Extension Proxy Statement to comply with the rules and regulations promulgated by the SEC.  Each of Acquiror and the Company agrees to promptly furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Extension Proxy Statement.

(c)                 To the extent not prohibited by Law, each Party shall advise the other, reasonably promptly after it receives notice thereof, of the time when any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Extension Proxy Statement or for additional information.  To the extent not prohibited by Law, each Party and its counsel shall be given a reasonable opportunity to review and comment on the Extension Proxy Statement each time before any such document is filed with the SEC, and each Party shall give reasonable and good faith consideration to any comments made by the other and its counsel.  To the extent not prohibited by Law, each Party shall provide the other and its counsel with (A) any comments or other communications, whether written or oral, that it or its counsel may receive from time to time from the SEC or its staff with respect to the Extension Proxy Statement promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such Party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with such Party or its counsel in any discussions or meetings with the SEC.

(d)                 Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in Extension Proxy Statement will (i) at the time the Extension Proxy Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (ii) at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Extension Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  If any information relating to the Company, Acquiror or any of their respective Subsidiaries is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Extension Proxy Statement, so that it would include any misstatement of a material fact or omit to state any material fact necessary to

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make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

(e)                 Acquiror shall as promptly as practicable after the definitive Extension Proxy Statement is filed with the SEC, (i) cause the Extension Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (ii) duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Extension Meeting”) in accordance with Acquiror’s Governing Documents and Nasdaq requirements, for a date no later than May 22, 2023, and (iii) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Extension Proposal; provided that, notwithstanding anything to the contrary set forth in this Section 8.12 to the extent (1) the Acquiror Shareholder Approvals are obtained at any time before the Acquiror Shareholders’ Extension Meeting is held and (2) the Closing has occurred on or prior to May 27, 2023, all obligations under this Section 8.12, shall terminate and be of no further force or effect.  Acquiror shall, through its Board of Directors, recommend to its stockholders the approval of the Extension Proposal, and include such recommendation in the Extension Proxy Statement.  The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the Acquiror Shareholders that they vote in favor of the Extension Proposal.  Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Extension Meeting and submit for approval the Extension Proposal, and Acquiror agrees that if the approval of the Acquiror Shareholders of the Extension Proposal shall not have been obtained at any such Acquiror Shareholders’ Extension Meeting, then Acquiror shall promptly continue to use its reasonable best efforts to take actions and hold additional Acquiror Shareholders’ Extension Meetings in order to obtain such approval.  Acquiror may only adjourn (and, in the case of clauses (i) and (ii), shall adjourn) the Acquiror Shareholders’ Extension Meeting (i) to solicit additional proxies for the purpose of obtaining the requisite approval of the Extension Proposal, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Extension Meeting; provided that the Acquiror Shareholders’ Extension Meeting may not be adjourned to a date that is more than fifteen (15) Business Days after the date for which the Acquiror Shareholders’ Extension Meeting was originally scheduled (excluding any adjournments required by applicable Law).  Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Extension Meeting, as required by Acquiror’s Governing Documents.

Section 8.13.                                              Consents.  The Mobile Companies shall use commercially reasonable efforts during the Interim Period to obtain consents of all Persons who are party to the agreements set forth on Section 4.4, or Section 8.13 of the Company Disclosure Letter and obtain all Governmental Authorizations set forth on Section 4.5 of the Company Disclosure Letter. All costs incurred in connection with obtaining such consents shall constitute a Company Transaction Expense.  The Mobile Companies shall be entitled to agree to such amendments, modifications and/or full or partial prepayments to, or to the establishment of reserves under, such agreements as may be reasonably necessary to obtain any such required consent; provided that the Company shall (i) give Acquiror written notice reasonably in advance of agreeing to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and (ii) provide timely updates of any discussions with third parties relating to such required consents or to any such amendments, modifications, full or partial prepayments, or establishment of reserves, and, in each case of (i) and (ii), consider in good faith any comments that Acquiror may provide with respect to such matters.  Acquiror shall have the right to review in advance, and to the extent practicable will consult with the Company on the information provided in connection with obtaining such consents and as to the form and substance of such consents.  Acquiror and its Subsidiaries shall (a) cooperate in the preparation and submission of each application or filing for any such consent or Governmental Authorization, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to the applicable Persons who are party to the agreements in connection with such consent, (b) deliver to each Person who is a party to such agreements or who has the authority to grant such Governmental Authorizations, as applicable, on a confidential basis all documents and information required by the applicable documents relating to Acquiror and its Subsidiaries, and such other information or documentation as such Persons who are party to the agreements or who have the authority to grant such Governmental Authorizations may request

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with respect to Acquiror, including, without limitation, financial statements, income tax returns and other financial information, and (c) reasonably cooperate and assist the Mobile Companies in connection with soliciting and obtaining such consents and Governmental Authorizations, including the preparation and delivery of any information relating to Acquiror and all other information required under the applicable documents and as may be reasonably requested by any such Persons who are party to such agreements or who have the authority to grant such Governmental Authorizations (or any servicer on behalf of any such Person).

Section 8.14.                                              Takeover Statutes.  Subject to the terms and conditions of this Agreement, each of the Company and Acquiror shall use its reasonable best efforts to (a) take all action necessary to ensure that no Takeover Statute is or becomes applicable to Acquiror, Surviving Pubco, Merger Sub, this Agreement, the Mergers or any other transactions contemplated hereby and refrain from taking any actions that would cause the applicability of any Takeover Statute and (b) if any Takeover Statute becomes applicable to Acquiror, Surviving Pubco, Merger Sub, this Agreement, the Mergers or any other transaction contemplated hereby, take all action necessary to ensure that the Mergers and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on Acquiror, Surviving Pubco, Merger Sub, this Agreement, the Mergers and the other transactions contemplated hereby.

Section 8.15.                                              Operating Partnership Equity Securities.  The Parties acknowledge and agree that the equity securities of the Operating Partnership shall be treated in the following manner in connection with the consummation of the transactions contemplated by this Agreement:

(a)                 Each OP Common Unit issued and outstanding immediately prior to the First Effective Time shall remain outstanding with the number of such OP Common Units being adjusted to give effect to the Exchange Ratio.  For the avoidance of doubt, the number of OP Common Units owned by Surviving Pubco immediately following the Second Effective Time shall equal the number of Surviving Pubco Shares outstanding immediately following the Second Effective Time.

(b)                 Each OP LTIP Unit issued and outstanding immediately prior to the First Effective Time shall remain outstanding with the number of outstanding OP LTIP Units to be adjusted in accordance with the A&R OP LPA.

(c)                 Each OP Performance Unit issued and outstanding immediately prior to the First Effective Time shall remain outstanding with the number of outstanding OP Performance Units to be adjusted in accordance with the A&R OP LPA.

(d)                 Each OP Series 1 Preferred Unit that is owned by the Company immediately prior to the First Effective Time shall remain outstanding as one OP Series 1 Preferred Unit and, immediately following the Second Effective Time, shall be held by Surviving Pubco, and no payment shall be made with respect thereto. For the avoidance of doubt, the number of OP Series 1 Preferred Units owned by Surviving Pubco immediately following the Second Effective Time shall equal the number of Surviving Pubco Series 1 Preferred Shares outstanding immediately following the Second Effective Time.

(e)                 Each OP Series A Preferred Unit that is owned by Company immediately prior to the First Effective Time shall remain outstanding as one OP Series A Preferred Unit and, immediately following the Second Effective Time, shall be held by Surviving Pubco, and no payment shall be made with respect thereto. For the avoidance of doubt, the number of OP Series A Preferred Units owned by Surviving Pubco immediately following the Second Effective Time shall equal the number of Surviving Pubco Series A Preferred Shares outstanding immediately following the Second Effective Time.

(f)                  Each OP Class A Unit outstanding immediately prior to the First Effective Time shall remain outstanding and each such OP Class A Unit shall have (i) the right to purchase that number of OP Common Units equal to product of (x) the number of OP Common Units that would have been issuable upon the exercise of such OP Class A Unit immediately prior to the First Effective Time and (y) the Exchange Ratio, and (ii) an exercise price per unit equal to the per unit exercise price of such OP Class A Unit immediately prior to the First Effective

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Time divided by the Exchange Ratio, and otherwise be subject to the same terms and conditions as set forth in the OP Class A Unit Agreement.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.1.                                                  Mutual Closing Conditions.  The obligations of the Parties to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)                 The Acquiror Shareholder Approvals shall have been obtained;

(b)                 The Company Shareholder Approval shall have been obtained;

(c)                 Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(d)                 The Proxy Statement/Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC which remains in effect with respect to the Proxy Statement/Registration Statement; and

(e)                 The waiting period or periods under the HSR Act, if applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have expired or been terminated; and

(f)                  There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby.

Section 9.2.                                                  Conditions to Obligations of Acquiror Entities.  The obligations of the Acquiror Entities to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)                 (i) The representations and warranties of the Company set forth in Section 4.1 (Company Organization), Section 4.2 (Subsidiaries) other than the last sentence thereof, Section 4.3 (Due Authorization), Section 4.6(a) (Capitalization), and Section 4.31 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relate to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Company set forth in Article IV other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b)                 The Mobile Companies shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c)                 No Company Material Adverse Effect shall have occurred since the date of this Agreement; and

(d)                 The Company shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(a) and Section 2.4(c)(ii).

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Section 9.3.                                                  Conditions to the Obligations of the Mobile Companies.  The obligation of the Mobile Companies to consummate, or cause to be consummated, the Mergers and the transactions contemplated herein is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)                 (i) The representations and warranties of the Acquiror set forth in Section 5.1 (Acquiror Organization), Section 5.2 (Due Authorization), Section 5.11 (Capitalization of Acquiror), and Section 5.12 (Brokers’ Fees) shall be true and correct in all respects as of the Closing Date (other than such representations and warranties that expressly relates to a specific date, which representations and warranties shall be true and correct in all material respects at and as of such date); and (ii) each of the representations and warranties of the Acquiror set forth in Article V other than those set forth above shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or similar qualifier) as of the Closing Date as though made on and as of the Closing Date (other than any representation or warranty that expressly relates to a specific date, which representation and warranty shall be so true and correct on the date so specified), except in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have an Acquiror Material Adverse Effect;

(b)                 The Acquiror and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c)                 The Surviving Pubco Shares (including the Surviving Pubco Shares underlying the Surviving Pubco Warrants) to be issued in connection with the Mergers and Closing shall have been approved for listing on Nasdaq or NYSE pursuant to Section 7.3, and, immediately following the Closing, Surviving Pubco shall, after giving effect to the Acquiror Share Redemption, satisfy any applicable initial and continuing listing requirements of NYSE or Nasdaq, as applicable, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be curable at or immediately following, the Closing;

(d)                 No Acquiror Material Adverse Effect shall have occurred since the date of this Agreement;

(e)                 The Sponsor Support Agreement shall be in full force and effect; and

(f)                  Acquiror shall have delivered, or caused to be delivered, duly executed copies of those agreements and documents set forth in Section 2.4(b) and Section 2.4(c)(i).

Article X

TERMINATION/EFFECTIVENESS

Section 10.1.                                              Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)                 by written consent of the Company and Acquiror;

(b)                 by written notice of the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which has become final and nonappealable and has the effect of making consummation of the transactions contemplated herein illegal or otherwise preventing or prohibiting consummation of the transactions contemplated herein; provided that neither Acquiror nor the Company shall have the right to terminate this Agreement pursuant to this Section 10.1(b) if any action of such party or its Subsidiaries or failure of such party or its Subsidiaries to perform or comply with its obligations under this Agreement shall have caused such Law or Governmental Order and such action or failure to perform constitutes a breach of this Agreement;

(c)                 by written notice of the Company or Acquiror if the Acquiror Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’

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 Meeting duly convened therefor or at any adjournment or postponement thereof; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(c) if the failure to obtain such Acquiror Shareholder Approvals is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement;

(d)                 by written notice of the Company or Acquiror if the Company Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Company Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; provided that a Party shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the failure to obtain such Company Shareholder Approval is proximately caused by any action or failure to act of such Party that constitutes a breach of this Agreement; provided, further, that the right to terminate the Agreement pursuant to this Section 10.1(d) shall expire and Acquiror shall not be permitted to terminate this Agreement pursuant to this Section 10.1(d) if the Company Shareholder Approval has been obtained and delivered to Acquiror prior to the time that this Agreement is terminated pursuant to this Section 10.1(d);

(e)                 by written notice of the Company or Acquiror if the Closing has not occurred on or before May 27, 2023 (the “Agreement End Date”) (other than as a result of the terminating party’s failure to comply with its obligations under this Agreement which has resulted in the failure to satisfy a condition set forth in Article IX); provided, however, that if the Acquiror Shareholders have approved the Extension Proposal, the Agreement End Date shall be extended until the expiration of the Extension Period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available to a Party if such Party’s (or, in the case of Acquiror, Merger Sub’s) breach of this Agreement proximately caused the failure of the Closing to occur on or before the Agreement End Date;

(f)                  by written notice to the Company from Acquiror if there is any breach of any representation, warranty, covenant or agreement (other than with respect to a breach of Section 8.2(c) or Section 8.6, as to which Section 10.1(g) will apply) on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), provided, however, that Acquiror has not waived such Terminating Company Breach and neither Acquiror nor Merger Sub are then in material breach of their representations, warranties, covenants or agreements in this Agreement, except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Agreement End Date) after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period;

(g)                 by written notice to the Company from Acquiror if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall, within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, failed to publicly recommend against such tender or exchange offer, (C) the Company shall have failed to publicly reaffirm its recommendation of the Mergers within 10 Business Days after the date any Company Acquisition Proposal shall have been announced, or (D) a willful or material breach by the Company of Section 8.6 shall have occurred;

(h)                 by written notice to Acquiror from the Company if there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), provided, however, that the Company has not waived such Terminating Acquiror Breach and the Company is not then in material breach of its representations, warranties, covenants or agreements in this Agreement, except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Agreement End Date) after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period; or

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(i)                   by written notice to Acquiror from the Company at any time prior to obtaining the Company Shareholder Approval, in order to accept a Superior Proposal in accordance with Section 8.6(c); provided that the Company shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 8.6(c), including the notice provisions thereof, and (C) paid any amounts due pursuant to Section 10.3(b).

Section 10.2.                                              Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement or actual fraud occurring prior to such termination, except that the provisions of this Section 10.2, Section 10.3 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Section 10.3.             Fees and Expenses.

(a)                 Except as otherwise provided in this Section 10.3, upon the termination of this Agreement pursuant to Section 10.1, all fees and expenses incurred in connection with this Agreement, the Mergers and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, except that the expenses incurred in connection with the filing, printing and mailing of the Proxy Statement, and all filing and other fees paid to the SEC or in respect of the HSR Act, in each case in connection with the Merger (other than attorneys’ fees, accountants’ fees and related expenses), shall be shared equally by the Acquiror and the Company.  Notwithstanding anything to the contrary in this Section 10.3, nothing herein shall relieve any Party from any liability for any actual fraud or any willful and material breach by such Party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(b)                 In the event that:

(i)                   this Agreement is terminated by the Acquiror pursuant to Section 10.1(g); or

(ii)                 this Agreement is terminated by the Company pursuant to Section 10.1(i);

then, in any such event, the Company shall pay to the Acquiror a fee of Four Million U.S. dollars ($4,000,000) (the “Breakup Fee”), it being understood that in no event shall the Company be required to pay the Breakup Fee on more than one occasion.

(c)                 Payment of the Breakup Fee shall be made by wire transfer of same-day funds to the accounts designated by the Acquiror (i) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of termination by the Acquiror pursuant to Section 10.1(g), or (ii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 10.1(i).

(d)                 Each of the parties acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement.  Accordingly, if any party fails promptly to pay any amounts due pursuant to this Section 10.3, and, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 10.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 10.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

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Article XI

MISCELLANEOUS

Section 11.1.                                              Trust Account Waiver.  The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination.  The Company further acknowledges that, as described in its final prospectus filed with the SEC (File No. 333-255292) (the “Prospectus”), substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of Acquiror, certain of its public shareholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”).  The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its income Tax, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public shareholders; and (iii) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of the shares of Acquiror Common Stock if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any shares of Acquiror Common Stock properly tendered in connection with such vote.  For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 11.2.                                              Waiver.  Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, board of managers, managing member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3.                                              Notices.  All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)                 If to an Acquiror Entity, to:

Fifth Wall Acquisition Corp. III
6060 Center Drive, 10th floor
Los Angeles, CA 90045
Attention: Finance Department
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Email: finance@fifthwall.com

with copies (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W.
Washington, DC 20036
Attention: Evan D’Amico
Email: EDAmico@gibsondunn.com

(b)                 If to the Mobile Companies prior to the Closing (or to Surviving Pubco, MIC or the Operating Partnership after the Closing), to:

Mobile Infrastructure Corporation
30 West 4th Street
Cincinnati, OH 45202
Attention: Manuel Chavez, Chief Executive Officer
Email: manuel@mobileit.com

with copies (which shall not constitute notice) to:

Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, MD 21202
Attention: Hirsh M. Ament
Email: HMAment@Venable.com

or to such other address or addresses as the parties may from time to time designate in writing.  Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4.                                              Assignment.  No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Any attempted assignment in violation of the terms of this Section 11.4 shall be null and void, ab initio.

Section 11.5.                                              Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 8.8 (which shall be for the benefit of the D&O Persons), (b) the provisions of Section 11.18 (which shall be for the benefit of GDC and Venable), and (c) the provisions of Section 11.16 (which shall be for the benefit of the Persons described therein).

Section 11.6.                                              Expenses.  Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided that, if the Closing shall occur, Acquiror shall make, or cause to make, such payments contemplated in accordance with Section 7.2.

Section 11.7.                                              Governing Law.  This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed and enforced in accordance with, the Laws of the State of Maryland, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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Section 11.8.                                              Headings; Counterparts.  The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9.                                              Company and Acquiror Disclosure Letters.  The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein.  All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.  Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of the applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter.  Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10.                                           Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Mutual Confidential Disclosure Agreement, dated as of August 5, 2022, between Acquiror and the Company (the “Confidentiality Agreement”), (c) the Domesticated Charter, (d) the Domesticated Bylaws, (e) the A&R OP LPA, (f) the Sponsor Support Agreement, (g) the Color Up Support Agreement and the HS3 Support Agreement, (h) the Company Lock-Up Agreements and the Sponsor Lockup Agreements, (i) the Subscription Agreements, (j) the Registration Rights Agreement, (k) the Company Charter Amendment, and (l) the Incentive Plan (clauses (b) through (m), collectively, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby.  No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11.                                           Amendments.  This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12.                                           Publicity.

(a)                 All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b)                 The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing.  Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any related filing shall be deemed not to violate this Section 11.12.  Nothing contained herein shall prevent Acquiror and the Company and their respective Affiliates (including the Company Shareholders and their respective equityholders) from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to their investors and prospective investors in connection with their and their Affiliates’ fund raising, marketing, informational or reporting activities, so long as such recipients are obligated to keep such information confidential.

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Section 11.13.                                           Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect.  The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14.                                           Jurisdiction; Waiver of Jury Trial.

(a)                 Each of the Parties hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division, (d) agrees, in the case of any action relating to this Agreement or the transactions contemplated hereby in the Circuit Court for Baltimore City, Maryland, to request and consent to the assignment of such action to the Business and Technology Case Management Program, (e) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement and (f) agrees that each of the other Parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the state courts of the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the U.S. District Court for the District of Maryland, Northern Division.  Each of the Acquiror, Merger Sub and the Company agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.   Notwithstanding the foregoing, the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the applicable Laws of the Cayman Islands.

(b)                 Each Party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 11.14(a) in any such action or proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 11.3.  However, the foregoing shall not limit the right of a Party to effect service of process on any other Party by any other legally available method.

(c)                 EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15.                                           Enforcement.  The Parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any Party is entitled at law or in equity.  In the event that any Legal Proceeding shall be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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Section 11.16.                                           Non-Recourse.  Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)                 Solely with respect to the Company, Acquiror and its Subsidiaries, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and its Subsidiaries as named parties hereto; and

(b)                 Except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or their respective Subsidiaries and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or its Subsidiaries under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17.                                           Non-Survival of Representations, Warranties and Covenants.  Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18.                                           Conflicts and Privilege.

(a)                 Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the Sponsor, the shareholders or holders of other equity interests of Acquiror or the Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Founder Group”), on the one hand, and (y) Acquiror and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“GDC”), that represented Acquiror and/or the Sponsor prior to the Closing may represent the Sponsor and/or any other member of the Founder Group, in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror and/or the Sponsor.  Acquiror and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among Acquiror, the Sponsor and/or any other member of the Founder Group, on the one hand, and GDC, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Founder Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror; provided that if after the Closing a dispute arises between Surviving Pubco or any of its Affiliates, on the one hand, and a third party other than the Sponsor or any of its respective Affiliates, on the other hand, Surviving Pubco may assert the attorney-client privilege to prevent disclosure of such communications to such third party (but, for the avoidance of doubt, neither Surviving Pubco or any of its Affiliates may waive such privilege without the prior written consent of the Sponsor).  Notwithstanding the foregoing, any privileged communications or information shared by the Company prior to the Closing with Acquiror or the Sponsor under a common interest agreement shall remain the privileged communications or information of the Company.

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(b)                 Acquiror and the Company, on behalf of their respective successors and assigns (including, after the Closing, Acquiror), hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (x) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than Acquiror) (collectively, the “Company Group”), on the one hand, and (y) Acquiror and/or any member of the Founder Group, on the other hand, any legal counsel, including Venable LLP (“Venable”) that represented the Company prior to the Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to Acquiror, and even though such counsel may have represented Acquiror and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for Acquiror.  Acquiror and the Company, on behalf of their respective successors and assigns further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Legal Proceeding arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and Venable, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Company Group after the Closing, and shall not pass to or be claimed or controlled by Acquiror.  Notwithstanding the foregoing, any privileged communications or information shared by Acquiror prior to the Closing with the Company under a common interest agreement shall remain the privileged communications or information of Acquiror.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

FIFTH WALL ACQUISITION CORP. III

By: /s/ Andriy Mykhaylovskyy

Name: Andriy Mykhaylovskyy

Title: Chief Financial Officer

QUEEN MERGER CORP. I

By: /s/ Brendan Wallace

Name: Brendan Wallace

Title: President

MOBILE INFRASTRUCTURE CORPORATION

By: /s/ Manuel Chavez III

Name: Manuel Chavez III

Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A – Form of Domesticated Charter

[FIFTH WALL ACQUISITION CORP. III]

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:       [Fifth Wall Acquisition Corp. III], a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:       The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

_________________, whose address is c/o ___________________, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on _________ __, 2022.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

[Fifth Wall Acquisition Corp. III]

ARTICLE III

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity (including, without limitation or obligation, engaging in business as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”)) for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force. For purposes of the charter of the Corporation (the “Charter”), “REIT” means a real estate investment trust under Sections 856 through 860 of the Code or any successor provisions.

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ARTICLE IV

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is [_________________________]. The name of the resident agent of the Corporation in the State of Maryland is [__________________________]. The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation initially shall be [_________], which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualify are:

[____________]

[____________]

[____________]

[____________]

[____________]

[____________]

[____________]

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The Directors shall be elected in the manner provided in the Bylaws and, subject to the immediately succeeding paragraph, any vacancy on the Board of Directors may be filled in the manner provided in the Bylaws.

The Corporation elects, effective at such time as it becomes eligible under Section 3-802 of the MGCL to make the election provided for under Section 3-804(c) of the MGCL, that, except as may be provided by the Board of Directors in setting the terms of any class or series of stock, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the directors remaining in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies.

Section 5.2 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend or for the purpose of qualifying as a REIT under the Code), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

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Section 5.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors upon such terms and conditions as may be specified by the Board of Directors, determines that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 5.5 Determinations by Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board of Directors, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, core earnings, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been set aside, paid or discharged); any

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interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class or series of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other entity; the compensation of directors, officers, employees or agents of the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

Section 5.6 REIT Qualification. From and after the date that the Board of Directors determines that it is in the best interest of the Corporation to qualify as a REIT for U.S. federal income tax purposes, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary or appropriate to cause the Corporation to qualify as a REIT and to preserve its status as a REIT; however, if the Board of Directors determines that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors, in its sole and absolute discretion, also may (a) determine that compliance with any restriction or limitation on stock ownership and transfers set forth in Article VII is no longer

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required for prospective or ongoing REIT qualification and (b) make any other determination or take any other action pursuant to Article VII.

Section 5.7 Removal of Directors. Subject to the rights of holders of shares of one or more classes or series of Preferred Stock (as defined below) to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors. For the purpose of this paragraph, “cause” shall mean, with respect to any particular director, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such director caused demonstrable, material harm to the Corporation through bad faith or active and deliberate dishonesty.

ARTICLE VI[1]

STOCK

Section 6.1 Authorized Shares. The Corporation has authority to issue [_________] shares of stock, consisting of [_________] shares of Common Stock, $0.0001 par value per share (“Common Stock”), and [_________] shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), 50,000 of which have been classified as Series A Convertible Redeemable Preferred Stock and 97,000 of which have been classified as Series 1 Convertible Redeemable Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $[_______]. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to Section 6.2, 6.3 or 6.4 of this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the

__________________________

[1] NTD: Mobile and Fifth Wall to discuss lock up of retail stockholders by creation of Class B shares.

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Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. The Board of Directors, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2 Common Stock. Subject to the provisions of Article VII and except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 6.3 Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time into one or more classes or series of stock.

Section 6.3.1 Series A Convertible Redeemable Preferred Stock. 50,000 shares of Preferred Stock shall be classified as Series A Convertible Redeemable Preferred Stock of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth on Annex A hereto.

Section 6.3.2 Series 1 Convertible Redeemable Preferred Stock. 97,000 shares of Preferred Stock shall be classified as Series 1 Convertible Redeemable Preferred Stock of the Corporation with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption set forth on Annex B hereto.

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Section 6.4 Classified or Reclassified Shares. Prior to the issuance of classified or reclassified shares of any class or series of stock, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 6.5 Action by Stockholders. Any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting (a) if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of the proceedings of the stockholders or (b) if the action is advised, and submitted to the stockholders for approval, by the Board of Directors and a consent in writing or by electronic transmission of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting of stockholders is delivered to the Corporation in accordance with the MGCL. The Corporation shall give notice of any action taken by less than unanimous consent to each stockholder not later than ten days after the effective time of such action.

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Section 6.6 Charter and Bylaws. The rights of all stockholders and the terms of all stock of the Corporation are subject to the provisions of the Charter and the Bylaws.

Section 6.7 Distributions. Except as may otherwise be provided in the terms of any class or series of Preferred Stock, in determining whether a distribution (other than upon liquidation, dissolution or winding up) is permitted under Maryland law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights upon dissolution are superior to those receiving the distribution, shall not be added to the Corporation’s total liabilities.

ARTICLE VII

RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1 Definitions. For the purpose of this Article VII, the following terms shall have the following meanings:

Aggregate Stock Ownership Limit. The term “Aggregate Stock Ownership Limit” shall mean 9.8 percent in value of the aggregate of the outstanding shares of Capital Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter or such other percentage that the Board of Directors determines appropriate, relying on the type of information and representations described in Section 7.2.7 of the Charter.

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Beneficial Ownership. The term “Beneficial Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms “Beneficial Owner,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Capital Stock. The term “Capital Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock and Preferred Stock.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

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Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by the Charter or by the Board of Directors pursuant to Section 7.2.7.

Existing Holder. The term “Existing Holder” shall mean any Person who is the Beneficial Owner or Constructive Owner of shares of Capital Stock in excess of the Aggregate Stock Ownership Limit or Ownership Limit, as applicable, on the Initial Date, so long as, but only so long as, such Person Beneficially Owns or Constructively Owns shares of Capital Stock in excess of the Aggregate Stock Ownership Limit or Ownership Limit, as applicable.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 7.2.7 and subject to adjustment pursuant to Section 7.2.7, the percentage limit established by the Board of Directors pursuant to Section 7.2.7.

Existing Holder Limit. The term “Existing Holder Limit” shall mean the Existing Holder’s percentage of the outstanding Capital Stock Beneficially Owned or Constructively Owned by such Existing Holder on the Initial Date, unless otherwise adjusted pursuant to Section 7.2.7(e); provided, however, that such Person’s Existing Holder Limit upon any Reduction Event shall be the higher of (x) the foregoing percentage as adjusted by the Reduction Event and (y) the Common Stock Ownership Limit or Aggregate Stock Ownership Limit, as applicable.

Individual. The term “Individual” means an “individual” within the meaning of Section 542(a)(2) of the Code, but not including a qualified trust subject to the look through rule of Section 856(h)(3)(A)(i) of the Code.

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Initial Date. The term “Initial Date” shall mean 12:01 a.m., Eastern Time, on the date immediately following the consummation of the Transaction.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The “Closing Price” on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Nasdaq or, if such Capital Stock is not listed or admitted to trading on the Nasdaq, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined by the Board of Directors.

Nasdaq. The term “Nasdaq” shall mean the Nasdaq Stock Market.

Ownership Limit. The term “Ownership Limit” shall mean 9.8 percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of each class or series of stock of the Corporation, including Common Stock and Preferred Stock, or such other percentage determined by the Board of Directors in accordance with Section 7.2.8 of the Charter or such other percentage that the Board of Directors determines appropriate, relying on the type of information and representations described in Section 7.2.7 of the Charter.

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Person. The term “Person” shall mean an individual, corporation, partnership, limited liability company, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer, any Person who, but for the provisions of this Article VII, would Beneficially Own or Constructively Own shares of Capital Stock in violation of Section 7.2.1, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Reduction Event. The term “Reduction Event” shall mean the issuance of Capital

Stock by the Corporation or any sale of Capital Stock by an Existing Holder.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the Initial Date on which the Board of Directors determines pursuant to Section 5.6 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to attempt to, or continue to, qualify as a REIT.

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Transaction. The term “Transaction” means the merger of Queen Merger Sub I, a Maryland corporation, with and into Mobile Infrastructure Corporation, a Maryland corporation (as the surviving entity, the “Surviving Company”), followed by the merger of the Surviving Company with and into the Corporation.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such action or cause any such event, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 7.3.1.

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Trustee. The term “Trustee” shall mean the Person unaffiliated with the Corporation and a Prohibited Owner that is appointed by the Corporation to serve as trustee of the Trust.

Section 7.2 Capital Stock.

Section 7.2.1 Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 7.4:

(a)       Basic Restrictions.

(i) (1) No Person, other than an Excepted Holder or an Existing Holder, shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership Limit, (2) no Person, other than an Excepted Holder or an Existing Holder, shall Beneficially Own or Constructively Own shares of any class or series of stock of the Corporation, including Common Stock and Preferred Stock, in excess of the Ownership Limit, (3) no Excepted Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted Holder, and (4) no Existing Holder shall Beneficially Own or Constructively Own shares of Capital Stock in excess of the Existing Holder Limit for such Existing Holder.

(ii) Except with respect to any shares of Capital Stock Beneficially Owned or Constructively Owned by an Existing Holder as of the Initial Date, no Person shall Beneficially Own or Constructively Own shares of Capital Stock to the extent that such Beneficial Ownership or Constructive Ownership of Capital Stock would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT (including, without limitation, Beneficial Ownership or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

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(iii) Any Transfer of shares of Capital Stock that, if effective, would result in the Capital Stock being beneficially owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

(b)       Transfer in Trust. If any Transfer of shares of Capital Stock occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

(i) then that number of shares of the Capital Stock the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.2.1(a)(i) or (ii) (rounded up to the nearest whole share) shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

(ii) if the transfer to the Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

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(iii)       To the extent that, upon a transfer of shares of Capital Stock pursuant to this Section 7.2.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of shares of Capital Stock by a single Trust would violate the 100 stockholder requirement applicable to REITs), then shares of Capital Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Charitable Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of this Article VII.

Section 7.2.2 Remedies for Breach. If the Board of Directors shall at any time determine that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfer or attempted Transfer or other event in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors.

Section 7.2.3 Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate Section 7.2.1(a) or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s prospective or ongoing status as a REIT.

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Section 7.2.4 Owners Required To Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(a)       every owner of five percent or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s prospective or ongoing status as a REIT and to ensure compliance with the Aggregate Stock Ownership Limit and the Ownership Limit; and

(b)       each Person who is a Beneficial Owner or Constructive Owner of Capital Stock and each Person (including the stockholder of record) who is holding Capital Stock for a Beneficial Owner or Constructive Owner shall provide to the Corporation such information as the Corporation may request, in order to determine the Corporation’s prospective or ongoing status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

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Section 7.2.5 Remedies Not Limited. Subject to Section 5.5 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation in preserving the Corporation’s prospective or ongoing status as a REIT.

Section 7.2.6 Ambiguity. In the case of an ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3 or any definition contained in Section 7.1, the Board of Directors may determine the application of the provisions of this Section 7.2 or Section 7.3 or any such definition with respect to any situation based on the facts known to it. In the event Section 7.2 or Section 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors may determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3. Absent a decision to the contrary by the Board of Directors, if a Person would have (but for the remedies set forth in Section 7.2.2) acquired Beneficial Ownership or Constructive Ownership of Capital Stock in violation of Section 7.2.1, such remedies (as applicable) shall apply first to the shares of Capital Stock which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such shares of Capital Stock based upon the relative number of the shares of Capital Stock held by each such Person.

Section 7.2.7 Exceptions.

(a)       Subject to Section 7.2.1(a)(ii), the Board of Directors may exempt (prospectively or retroactively) a Person from the Aggregate Stock Ownership Limit and the Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

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(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary for the Board to ascertain that no individual’s Beneficial Ownership or Constructive Ownership of such shares of Capital Stock will violate Section 7.2.1(a)(ii);

(ii) such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the Corporation to own, actually or Constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as the Board of Directors determines are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that rent from such tenant would not adversely affect the Corporation’s ability to qualify as a REIT shall not be treated as a tenant of the Corporation); and

(iii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

(b)       Prior to granting any exception pursuant to Section 7.2.7(a), the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

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(c)       Subject to Section 7.2.1(a)(ii), an underwriter which participates in a public offering, forward sale or a private placement of Capital Stock (or securities convertible into or exchangeable for Capital Stock) may Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership Limit, the Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering, forward sale or private placement.

(d)       The Board of Directors may only reduce the Excepted Holder Limit for an Excepted Holder: (1) with the written consent of such Excepted Holder at any time, (2) unless the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder provide otherwise, at any time after the Excepted Holder no longer Beneficially Owns or Constructively Owns shares of Capital Stock in excess of the Ownership Limit or the Aggregate Stock Ownership Limit or (3) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Ownership Limit or the Aggregate Stock Ownership Limit.

(e) The Board of Directors is hereby expressly vested with the full power and authority to reduce the Existing Holder Limit as in effect from time to time on and after the date hereof for an Existing Holder. No such reduction shall constitute or be deemed to constitute an amendment of the Charter, and shall take effect automatically without any action on the part of any stockholder as of the date specified by the Board of Directors that is subsequent to the Board resolution approving and effecting such reduction. An Existing Holder shall not be deemed to have violated either the Aggregate Stock Ownership Limit or the Ownership Limit, as applicable, until such time as such Existing Holder’s percentage of ownership of Capital Stock, having fallen below the Ownership Limit or Aggregate Stock Ownership Limit, as applicable, again exceeds the Ownership Limit or Aggregate Stock Ownership Limit, as applicable.

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Section 7.2.8 Increase or Decrease in Ownership or Aggregate Stock Ownership Limits. Subject to Section 7.2.1(a)(ii) and this Section 7.2.8, the Board of Directors may from time to time following the Initial Date increase or decrease the Ownership Limit and the Aggregate Stock Ownership Limit for one or more Persons and increase or decrease the Ownership Limit and the Aggregate Stock Ownership Limit for all other Persons. No decreased Ownership Limit or Aggregate Stock Ownership Limit will be effective for any Person whose percentage of ownership of Capital Stock is in excess of such decreased Ownership Limit or Aggregate Stock Ownership Limit, as applicable, until such time as such Person’s percentage of ownership of Capital Stock equals or falls below the decreased Ownership Limit or Aggregate Stock Ownership Limit, as applicable; provided, however, any further acquisition of Capital Stock by any such Person (other than a Person for whom an exemption has been granted pursuant to Section 7.2.7(a) or an Excepted Holder) in excess of the Capital Stock owned by such person on the date the decreased Ownership Limit or Aggregate Stock Ownership Limit, as applicable, became effective will be in violation of the Ownership Limit or Aggregate Stock Ownership Limit. No increase to the Ownership Limit or Aggregate Stock Ownership Limit may be approved if, following the Initial Date, the new Ownership Limit and/or Aggregate Stock Ownership Limit would allow five or fewer Individuals to Beneficially Own, in the aggregate more than 49.9% in value of the outstanding Capital Stock or otherwise cause the Corporation to fail to qualify as a REIT. Prior to increasing or decreasing the Ownership Limit or the Aggregate Stock Ownership Limit pursuant to this Section 7.2.8, the Board of Directors may require such opinions of counsel, affidavits, undertakings or agreements, in form and substance satisfactory to the Board of Directors, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT.

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Section 7.2.9 Legend. Each certificate for shares of Capital Stock, if certificated, shall bear substantially the following legend:

The shares represented by this certificate are subject to restrictions on Beneficial Ownership and Constructive Ownership and Transfer for the purpose, among others, of the Corporation’s prospective or ongoing status as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended (the “Code”). Subject to certain further restrictions and except as expressly provided in the Corporation’s Charter, (i) no Person may Beneficially Own or Constructively Own shares of the Corporation’s Common Stock in excess of the Ownership Limit unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Existing Holder (in which case the Existing Holder Limit shall be applicable); (ii) no Person may Beneficially Own or Constructively Own shares of Capital Stock of the Corporation in excess of the Aggregate Stock Ownership Limit, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit shall be applicable) or an Existing Holder (in which case the Existing Holder Limit shall be applicable); (iii) no Person may Beneficially Own or Constructively Own Capital Stock that would result in the Corporation being “closely held” under Section 856(h) of the Code or otherwise cause the Corporation to fail to qualify as a REIT; and (iv) no Person may Transfer shares of Capital Stock if such Transfer would result in the Capital Stock of the Corporation being owned by fewer than 100 Persons. Any Person who Beneficially Owns or Constructively Owns or attempts or intends to Beneficially Own or Constructively Own shares of Capital Stock which cause or will cause a Person to Beneficially Own or Constructively Own shares of Capital Stock in excess or in violation of the above limitations must immediately notify the Corporation. If any of the restrictions on transfer or ownership provided in (i), (ii) or (iii) above are violated, the shares of Capital Stock in excess or in violation of the above limitations will be automatically transferred to a Trustee of a Trust for the benefit of one or more Charitable Beneficiaries. In addition, the Corporation may redeem shares upon the terms and conditions specified by the Board of Directors in its sole and absolute discretion if the Board of Directors determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, if the ownership restrictions provided in (iv) above would be violated or upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. All capitalized terms in this legend have the meanings defined in the Charter of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of shares of Capital Stock of the Corporation on request and without charge. Requests for such a copy may be directed to the Secretary of the Corporation at its Principal Office.

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Instead of the foregoing legend, the certificate or any notice in lieu of a certificate may state that the Corporation will furnish a full statement about certain restrictions on ownership and transfer of the shares to a stockholder on request and without charge.

Section 7.3 Transfer of Capital Stock in Trust.

Section 7.3.1 Ownership in Trust. Upon any purported Transfer or other event described in Section 7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 7.3.6.

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Section 7.3.2 Status of Shares Held by the Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid by the recipient of such dividend or other distribution to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividend or other distribution so paid to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares of Capital Stock held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole and absolute discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trust and (ii) to recast such vote; provided, however, that if the Corporation has already taken irreversible corporate action, then the Trustee shall not have the authority to rescind and recast such vote. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its stock transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes and determining the other rights of stockholders.

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Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee (net of any commissions and other expenses of sale) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

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Section 7.3.5 Purchase Right in Stock Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation may reduce the amount payable to the Prohibited Owner by the amount of dividends and distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 7.3.3 of this Article VII. The Corporation may pay the amount of such reduction to the Trustee for the benefit of the Charitable Beneficiary. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.3.6 Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary or Charitable Beneficiaries of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary or Charitable Beneficiaries and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided in Section 7.2.1(b) shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment.

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Section 7.4 Nasdaq Transactions. Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of the Nasdaq or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.5 Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.6 Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in the Charter, any amendment to the Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

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ARTICLE IX

LIMITATION OF LIABILITY; INDEMNIFICATION

AND ADVANCE OF EXPENSES

Section 9.1 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 9.2 Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon the election of a director or officer. The Corporation may, with the approval of its Board of Directors or any duly authorized committee thereof, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance or agreement or otherwise.

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Section 9.3 Amendment or Repeal. Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or the Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sections of this Article IX with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

THIRD: The amendment to and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article IV of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the charter.

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SEVENTH:       The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment and restatement was ______________, consisting of _____________ shares of Common Stock, $0.0001 par value per share and ____________shares of Preferred Stock, $0.0001 par value per share. The aggregate par value of all shares of stock having par value was $____________.

EIGHTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is [___________], consisting of [___________] shares of Common Stock, $0.0001 par value per share, and [__________] shares of Preferred Stock, $0.0001 par value per share, 50,000 of which have been classified as shares of Series A Convertible Redeemable Preferred Stock and 97,000 of which have been classified as shares of Series 1 Convertible Redeemable Preferred Stock. The aggregate par value of all authorized shares of stock having par value is $[_________].

NINTH: The undersigned acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this _____ day of ____________, 2023.

ATTEST:	[FIFTH WALL ACQUISITION CORP. III]

__________________________ [________________] Secretary	By: _________________________(SEAL) [______________] President

ATTEST: [FIFTH WALL ACQUISITION CORP. III]

ANNEX A

Series A Convertible Redeemable Preferred STOCK

Annex A

Series A Convertible Redeemable Preferred Stock

1.    Designation and Number. A series of Preferred Stock, designated the “Series A Convertible Redeemable Preferred Stock” (the “Series A Preferred Stock”), is hereby established. The number of shares of Series A Preferred Stock shall be 50,000.  The par value of the Series A Preferred Stock shall be $0.0001.

2.      Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a)                “Listing Event” shall mean either (i) the listing of the Common Stock (as defined in the Charter) on a national securities exchange or (ii) a merger, sale of all or substantially all of the Corporation’s assets or another transaction, in each case, approved by the Board of Directors in which the holders of Common Stock will receive shares of common stock that are listed on a national securities exchange, or options or warrants to acquire shares of common stock that are listed on a national securities exchange, in exchange for their existing shares, options and warrants of the Corporation, as applicable.

(b)               “Merger” shall mean the merger of Mobile (as defined below) with and into the Corporation, as contemplated by the [Business Combination Agreement, dated as of [_________, 2022], by and between the Corporation and Mobile].

(c)                “Mobile” shall mean Mobile Infrastructure Corporation, a Maryland corporation.

(d)               “Mobile Preferred Stock” shall mean the Series A Convertible Redeemable Preferred Stock, par value $0.0001 per share, of Mobile.

(e)  “Nasdaq” shall mean the Nasdaq Stock Market.

(f)        “Person” shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(g)        “Trading Day” shall mean, (i) if the Common Stock is listed or admitted to trading on Nasdaq, a day on which Nasdaq is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on Nasdaq but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

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(h)        “VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on Nasdaq during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on Nasdaq (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3. Rank. The Series A Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series A Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of such class or series (the “Junior Stock”); (b) on a parity with the Series 1 Convertible Redeemable Preferred Stock of the Corporation and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series A Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series A Preferred Stock (the “Senior Stock”).

4. Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series A Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.75% per annum of the initial stated value of $1,000 per share (the “Stated Value”) (equivalent to a fixed annual rate of $57.50 per share); provided, however, that the annual dividend rate on each share of Series A Preferred Stock shall be increased to 7.50% of the Stated Value (equivalent to a fixed annual rate of $75.00 per share) until the occurrence of a Listing Event, at which time, the dividend rate on each share of Series A Preferred Stock will revert automatically to 5.75% per annum of the Stated Value. The dividends on each share of Series A Preferred Stock shall be cumulative from the first date on which such share of Series A Preferred Stock is issued (the “Original Issue Date”) and shall be payable monthly on the 12th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”); provided, that, no holder of any shares of Series A Preferred Stock shall be entitled to receive any dividends paid or payable on the Series A Preferred Stock with a Dividend Payment Date before the date such shares of Series A Preferred Stock are issued. Notwithstanding anything to the contrary contained herein, any and all accrued but unpaid dividends (whether or not declared) on each share of Mobile Preferred Stock exchanged in the Merger for a share of Series A Preferred Stock shall be treated for purposes of the Charter as if accrued by the Corporation with respect to such share of Series A Preferred Stock, including any unpaid dividends prior to the Original Issue Date and otherwise in accordance with this Section 4(a) (such amount with respect to each share of Series A Preferred Stock, not including the amount of any accrued and unpaid dividends paid in cash as part of the consideration paid in the Merger to the holder of such share of Mobile Preferred Stock for which the Series A Preferred Stock was exchanged, the “Mobile Preferred Accrual”). Any dividend payable on the Series A Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date (the “Dividend Record Date”) 15 days preceding the applicable Dividend Payment Date. The term “business day” shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

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(b) Holders of Series A Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series A Preferred Stock. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock that may be in arrears (including the Mobile Preferred Accrual).

(d) When dividends are not paid in full upon the Series A Preferred Stock (including the Mobile Preferred Accrual) or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series A Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series A Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series A Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

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(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to comply with the restrictions on transfer and ownership set forth in Article VII of the Charter.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment (including the Mobile Preferred Accrual). Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series A Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series A Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

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(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series A Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series A Preferred Stock and any Parity Stock shall not be entitled to share therein.

(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A Listing Event shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock (including the Mobile Preferred Accrual) shall not be added to the Corporation’s total liabilities.

6. Conversion.

(a) Subject to the Corporation’s redemption rights set forth in Section 6(b), each share of Series A Preferred Stock is convertible into shares of Common Stock at the election of the holder thereof by written notice to the Corporation (each, a “Conversion Notice”). The Conversion Notice shall state: (i) the number of shares of Series A Preferred Stock to be converted; and (ii) that the shares of Series A Preferred Stock are to be converted pursuant to the applicable terms of the Series A Preferred Stock. Each such share of Series A Preferred Stock will convert into a number of shares of Common Stock determined by dividing (i) the sum of (A) 100% of the Stated Value plus (B) any accrued but unpaid dividends to, but not including, the Conversion Date (as defined below) (unless the Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the conversion price of each share of Common Stock (the “Conversion Price”). The Conversion Price will be determined as follows:

i. Provided there has been a Listing Event, the Conversion Price for such share of Series A Preferred Stock will be equal to the VWAP per share of Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.

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ii. If a Listing Event has not occurred, the Conversion Price for such share of Series A Preferred Stock will be equal to 100% of the Corporation’s net asset value per share of Common Stock (“NAV per share”), if then established, and until the Corporation establishes a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of Common Stock in Mobile’s initial public offering.

A holder may elect to convert all or any portion of its shares of Series A Preferred Stock by delivering a Conversion Notice stating its desire to convert such number of shares of Series A Preferred Stock into Common Stock. Subject to the Corporation’s redemption rights set forth in Section 6(b) and Section 7, the conversion of the Series A Preferred Stock subject to a Conversion Notice (the “Conversion Shares”) into Common Stock will occur at the end of the 20th Trading Day after the Corporation’s receipt of such Conversion Notice (the “Conversion Date”).

(b) Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Corporation will have the right (but not the obligation) to redeem, in its sole discretion, any or all of the Conversion Shares at a redemption price, payable in cash, equal to 100% of the Stated Value of each share of Series A Preferred Stock, plus any accrued but unpaid dividends (including the Mobile Preferred Accrual) thereon to, but not including, the redemption date (the “Redemption Price”).

The Corporation, in its discretion, may elect to redeem any such shares of Series A Preferred Stock by delivering a written notice of redemption to the holder thereof on or prior to 10th Trading Day prior to the close of trading on the Conversion Date. If the Corporation elects to redeem such Conversion Shares, the Corporation shall pay the Redemption Price, without interest, to holder of the redeemed Conversion Shares promptly following the delivery of a notice of redemption pursuant to this Section 6, but, in any event, not later than the Conversion Date, which payment date shall also be the redemption date for purposes of this Section 6; provided, however, that if the Corporation exercises its redemption right pursuant to Section 7, such shares shall be redeemed in accordance with the procedures set forth in Section 7. If a notice of redemption is not delivered by the Corporation by the 10th Trading Day prior to the close of trading on the Conversion Date, the Conversion Shares shall thereafter convert into shares of Common Stock, effective as of the close of trading on the Conversion Date.

(c) Holders of Series A Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem pursuant to this Section 6 or Section 7. Accordingly, if the Corporation has provided a notice of redemption with respect to some of all of the Series A Preferred Stock, holders of any Series A Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their conversion right pursuant to Section 6 in respect of any of the shares that have been called for redemption, and such shares of Series A Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the applicable redemption price.

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(d) Written notice as to the redemption of any Conversion Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series A Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the redemption date (which may not be after the Conversion Date); (ii) the Redemption Price payable on the redemption date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) that the Series A Preferred Stock are being redeemed pursuant to this Section 6; and (iv) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all the Conversion Shares are to be redeemed, the notice mailed to such holder also shall specify the number of Conversion Shares to be redeemed.

(e) If notice of redemption of any shares of Series A Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(f) In the event of any conversion or redemption pursuant to Section 6, if the Conversion Date or redemption date, as applicable, occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares converted or called for redemption, as applicable, shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable in connection with the conversion or redemption of such shares.

(g) Notwithstanding anything to the contrary contained herein, no holder of shares of Series A Preferred Stock will be entitled to convert such shares of Series A Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the restrictions on transfer and ownership set forth in Article VII of the Charter.

7. Optional Redemption by the Corporation.

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(a) Except as provided in Section 6, the Series A Preferred Stock are not redeemable by the Corporation prior to the 20th Trading Day after the date of a Listing Event, if any. However, the Series A Preferred Stock shall be subject to the provisions of Article VII of the Charter. Pursuant to Article VII of the Charter, and without limitation of any provisions of such Article VII, the Series A Preferred Stock, together with all other stock of the Corporation, owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price (as defined in the Charter) of Series A Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

(b) From time to time, on and after the 20th Trading Day after the date of a Listing Event, if any, the Corporation may, at its option, redeem such shares of the Series A Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (including the Mobile Preferred Accrual) (the “Optional Redemption Date”).

(c) The Optional Redemption Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends a notice of redemption (the “Optional Redemption Notice”).

(d) If full cumulative dividends (including the Mobile Preferred Accrual) on all outstanding shares of Series A Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of Series A Preferred Stock may be redeemed pursuant to this Section 7, unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series A Preferred Stock pursuant to Article VII of the Charter.

(e) If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed pursuant to this Section 7, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f) The Optional Redemption Notice shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series A Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

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(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series A Preferred Stock may then be listed or admitted to trading, the Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the redemption price payable on the Optional Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the redemption price will be paid in cash or Common Stock; (iv) that the Series A Preferred Stock are being redeemed pursuant to Section 7; and (v) that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date. If less than all the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series A Preferred Stock held by such holder to be redeemed.

(h) If the Optional Redemption Notice has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series A Preferred Stock so called for redemption, then, from and after the Optional Redemption Date, dividends will cease to accrue on such shares of Series A Preferred Stock, such shares of Series A Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Pursuant to Section 6 above, the Corporation also shall have the right to redeem all or any portion of the Conversion Shares subject to a Conversion Notice for a cash payment to the holder thereof equal to the Redemption Price set forth in Section 6(b) above, by delivering a Redemption Notice to the holder of such Conversion Shares on or prior 10th Trading Day prior to the close of trading on the applicable Conversion Date.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series A Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series A Preferred Stock in the open market, by tender or by private agreement.

8. Redemption Price.

(a) The redemption price payable pursuant to any redemption pursuant to Section 7 (other than any redemption in connection with a Conversion Notice pursuant to Sections 6 and 7(i)) shall be paid in cash or, at the election of the Corporation in its sole discretion, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the Optional Redemption Date; provided however, that if the shares of Common Stock are not then listed on a national securities exchange, then the value of the Common Stock will be equal to the then current NAV per share of Common Stock if then established by the Corporation. Until the establishment of a NAV per share, the value of the Common Stock for redemption purposes shall be equal to $25.00 or the initial offering price per share of Common Stock in Mobile’s initial public offering. For the avoidance of doubt, any accumulated, accrued and unpaid dividends, if any, with respect to shares of Series A Preferred Stock to be redeemed shall be paid in cash.

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(b) Redemptions of shares of Series A Preferred Stock by the Corporation in connection with a Conversion Notice pursuant to Sections 6 and 7(i), if any, shall be paid in cash.

(c) In the event of any redemption pursuant to Section 7, if the Optional Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

9. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, but in lieu of fractional shares, the Corporation, at its sole discretion, may (i) eliminate a fractional interest by rounding up to a full share, (ii) arrange for the disposition of a fractional interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law.

10. Appointment of Transfer Agent; Mechanics of Conversion and Redemption.

(a) The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock for the purpose of registering shares of Series A Preferred Stock and of transfers of shares of Series A Preferred Stock as herein provided. The Corporation may appoint a registrar and one or more transfer agents for the Series A Preferred Stock as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b) If the Corporation elects to issue Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three (3) business days after the effective date of such conversion or redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion or redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion or redemption.

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11. Reservation of Shares.

(a) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock, a sufficient number of shares of Common Stock to permit any conversion pursuant to Section 6 or redemption pursuant to Section 7 of the then outstanding shares of Series A Preferred Stock. All shares of Common Stock when issued upon redemption of shares of Series A Preferred Stock shall be validly issued, fully paid and nonassessable.

(b) Any shares of Series A Preferred Stock that shall at any time have been converted or redeemed pursuant to Section 6 or redeemed pursuant to Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12. Adjustments. If a conversion or redemption of any shares of Series A Preferred Stock pursuant to Section 6, Section 7 or Section 8 occurs less than 20 Trading Days after the Corporation: (i) declares a dividend or makes a distribution on the Common Stock payable in Common Stock, (ii) subdivides or splits the outstanding Common Stock, (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares or (iv) consolidates with, or merges with or into, any other person, or engages in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the conversion or redemption of the Series A Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash, which, if the Series A Preferred Stock had been converted or redeemed immediately prior to such event, such holder would have owned upon such conversion or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13. Voting Rights. Holders of the Series A Preferred Stock shall not have any voting rights.

14. Restrictions on Transfer. The Series A Preferred Stock are subject to the provisions of Article VII of the Charter. In addition, no shares of Series A Preferred Stock may be sold or otherwise Transferred (as defined in the Charter) unless the holder thereof delivers evidence, to the satisfaction of the Corporation, that such sale or other Transfer (as defined in the Charter) of such shares of Series A Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Series A Preferred Stock shall include the following legend and any other legends required by state securities laws and the Charter and Bylaws:

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Any sale or transfer of shares of Series A Preferred Stock made in violation of any federal or state securities law shall be void ab initio.

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ANNEX B

Series 1 Convertible Redeemable Preferred STOCK

1. Designation and Number. A series of Preferred Stock, designated the “Series 1 Convertible Redeemable Preferred Stock” (the “Series 1 Preferred Stock”), is hereby established. The number of shares of Series 1 Preferred Stock shall be 97,000. The par value of the Series 1 Preferred Stock shall be $0.0001.

2. Definitions. In addition to the capitalized terms elsewhere defined herein, the following terms, when used herein, shall have the meanings indicated:

(a)                “Listing Event” shall mean either (i) the listing of the Common Stock (as defined in the Charter) on a national securities exchange or (ii) a merger, sale of all or substantially all of the Corporation’s assets or another transaction, in each case, approved by the Board of Directors in which the holders of Common Stock will receive shares of common stock that are listed on a national securities exchange, or options or warrants to acquire shares of common stock that are listed on a national securities exchange, in exchange for their existing shares, options and warrants of the Corporation, as applicable.

(b)               “Merger” shall mean the merger of Mobile (as defined below) with and into the Corporation, as contemplated by the [Business Combination Agreement, dated as of [_________, 2022], by and between the Corporation and Mobile].

(c)                “Mobile” shall mean Mobile Infrastructure Corporation, a Maryland corporation.

(d)               “Mobile Preferred Stock” shall mean the Series 1 Convertible Redeemable Preferred Stock, par value $0.0001 per share, of Mobile.

(e)   “Nasdaq” shall mean the Nasdaq Stock Market.

(f)        “Person” shall mean any company, limited liability company, partnership, trust, organization, association, other entity or individual.

(g)        “Trading Day” shall mean, (i) if the Common Stock is listed or admitted to trading on Nasdaq, a day on which Nasdaq is open for the transaction of business, (ii) if the Common Stock is not listed or admitted to trading on Nasdaq but is listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the Common Stock is listed or admitted to trading is open for the transaction of business, or (iii) if the Common Stock is not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

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(h)        “VWAP” shall mean, for any Trading Day, the volume-weighted average price, calculated by dividing the aggregate value of Common Stock traded on Nasdaq during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of Common Stock traded on Nasdaq (or such other national securities exchange or automated quotation system on which the Common Stock is listed) for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one share of Common Stock on such Trading Day as determined by the Board of Directors in a commercially reasonable manner, using a volume-weighted average price method.

3. Rank. The Series 1 Preferred Stock shall, with respect to rights to the payment of dividends and the distribution of assets upon the liquidation, dissolution or winding up of the Corporation, rank (a) senior to all classes or series of Common Stock and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of the Series 1 Preferred Stock are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of shares of such class or series (the “Junior Stock”); (b) on a parity with the Series A Convertible Redeemable Preferred Stock of the Corporation and any other class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series of stock and the Series 1 Preferred Stock are entitled to receive dividends and amounts distributable upon the liquidation, dissolution or winding up of the Corporation in proportion to their respective amounts of accumulated, accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the “Parity Stock”); and (c) junior to any class or series of stock of the Corporation the terms of which specifically provide that the holders of such class or series are entitled to receive dividends or amounts distributable upon the liquidation, dissolution or winding up of the Corporation in preference or priority to the holders of the Series 1 Preferred Stock (the “Senior Stock”).

4. Dividends.

(a) Subject to the preferential rights of holders of any class or series of Senior Stock, holders of the Series 1 Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 5.50% per annum of the initial stated value of $1,000 per share (the “Stated Value”) (equivalent to a fixed annual rate of $55.00 per share); provided, however, that the annual dividend rate on each share of Series 1 Preferred Stock shall be increased to 7.00% of the Stated Value (equivalent to a fixed annual rate of $70.00 per share) until the occurrence of a Listing Event, at which time, the dividend rate on each share of Series 1 Preferred Stock will revert automatically to 5.50% per annum of the Stated Value. The dividends on each share of Series 1 Preferred Stock shall be cumulative from the first date on which such shares of Series 1 Preferred Stock is issued (the “Original Issue Date”) and shall be payable monthly on the 12th day of the month following the month for which the dividend was declared or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”); provided, that, no holder of any shares of Series 1 Preferred Stock shall be entitled to receive any dividends paid or payable on the Series 1 Preferred Stock with a Dividend Payment Date before the date such shares of Series 1 Preferred Stock are issued. Notwithstanding anything to the contrary contained herein, any and all accrued but unpaid dividends (whether or not declared) on each share of Mobile Preferred Stock exchanged in the Merger for a share of Series 1 Preferred Stock shall be treated for purposes of the Charter as if accrued by the Corporation with respect to such share of Series 1 Preferred Stock, including any unpaid dividends prior to the Original Issue Date and otherwise in accordance with this Section 4(a) (such amount with respect to each share of Series 1 Preferred Stock, not including the amount of any accrued and unpaid dividends paid in cash as part of the consideration paid in the Merger to the holder of such share of Mobile Preferred Stock for which the Series 1 Preferred Stock was exchanged, the “Mobile Preferred Accrual”). Any dividend payable on the Series 1 Preferred Stock for any partial dividend period shall be computed ratably on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable in arrears to holders of record as they appear in the stock records of the Corporation at the close of business on the 24th day of each month (the “Dividend Record Date”). The term “business day” shall mean any day, other than Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law to close, or a day which is or is declared a national or a New York state holiday.

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(b) Holders of Series 1 Preferred Stock shall not be entitled to any dividends in excess of cumulative dividends, as herein provided, on the Series 1 Preferred Stock. Any dividend payment made on the Series 1 Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(c) No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series 1 Preferred Stock that may be in arrears (including the Mobile Preferred Accrual).

(d) When dividends are not paid in full upon the Series 1 Preferred Stock (including the Mobile Preferred Accrual) or any other class or series of Parity Stock, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series 1 Preferred Stock and any shares of Parity Stock shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series 1 Preferred Stock and accumulated, accrued and unpaid on such Parity Stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend).

(e) Except as set forth in the preceding paragraph, unless full cumulative dividends equal to the full amount of all accumulated, accrued and unpaid dividends on the Series 1 Preferred Stock have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in shares of Junior Stock or options, warrants or rights to subscribe for or purchase shares of Junior Stock) shall be declared and paid or declared and set apart for payment by the Corporation and no other distribution of cash or other property may be declared and made, directly or indirectly, by the Corporation with respect to any shares of Junior Stock or Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of an equity incentive or benefit plan of the Corporation) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the Corporation (except by conversion into or exchange for shares of Junior Stock, or options, warrants or rights to subscribe for or purchase shares of Junior Stock), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of shares of Junior Stock or Parity Stock.

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(f) Notwithstanding the foregoing provisions of this Section 4, the Corporation shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or other distribution on any shares of Junior Stock or Parity Stock, or (ii) redeeming, purchasing or otherwise acquiring Junior Stock or Parity Stock, in each case, if such declaration, payment, setting apart for payment, redemption, purchase or other acquisition is necessary in order to comply with the restrictions on transfer and ownership set forth in Article VII of the Charter.

5. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any payment or distribution by the Corporation shall be made to or set apart for the holders of any shares of Junior Stock, the holders of shares of the Series 1 Preferred Stock shall be entitled to be paid out of the assets of the Corporation that are legally available for distribution to the stockholders, a liquidation preference equal to the Stated Value per share (the “Liquidation Preference”), plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not declared) to and including the date of payment (including the Mobile Preferred Accrual). Until the holders of the Series 1 Preferred Stock have been paid the Liquidation Preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. If upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation, or proceeds thereof, distributable among the holders of the Series 1 Preferred Stock shall be insufficient to pay in full the above described Liquidation Preference and the liquidating payments on any shares of any class or series of Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series 1 Preferred Stock and any such Parity Stock ratably in the same proportion as the respective amounts that would be payable on such Series 1 Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full. After payment of the full amount of the Liquidation Preference to which they are entitled, the holders of the Series 1 Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation.

(b) Upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series 1 Preferred Stock and any Parity Stock, the holders of any classes or series of Junior Stock shall be entitled to receive any and all assets of the Corporation remaining to be paid or distributed, and the holders of the Series 1 Preferred Stock and any Parity Stock shall not be entitled to share therein.

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(c) The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other corporation, trust or entity with or into the Corporation, or the sale or transfer of all or substantially all of the assets or business of the Corporation or a statutory share exchange, shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A Listing Event shall not be deemed to constitute a voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

(d) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of distribution to satisfy the preferential rights upon dissolution of holders of shares of the Series 1 Preferred Stock (including the Mobile Preferred Accrual) shall not be added to the Corporation’s total liabilities.

6. Conversion.

(a) Subject to the Corporation’s redemption rights set forth in Section 6(b), each share of Series 1 Preferred Stock is convertible into shares of Common Stock at the election of the holder thereof by written notice to the Corporation (each, a “Conversion Notice”). The Conversion Notice shall state: (i) the number of shares of Series 1 Preferred Stock to be converted; and (ii) that the shares of Series 1 Preferred Stock are to be converted pursuant to the applicable terms of the Series 1 Preferred Stock. Each such share of Series 1 Preferred Stock will convert into a number of shares of Common Stock determined by dividing (i) the sum of (A) 100% of the Stated Value plus (B) any accrued but unpaid dividends to, but not including, the Conversion Date (as defined below) (unless the Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividend will be included in such sum) by (ii) the conversion price of each share of Common Stock (the “Conversion Price”). The Conversion Price will be determined as follows:

i.       Provided there has been a Listing Event, the Conversion Price for such share of Series 1 Preferred Stock will be equal to the VWAP per share of Common Stock of the Corporation (or its successor) for the 20 Trading Days prior to the delivery date of the Conversion Notice.

ii.       If a Listing Event has not occurred, the Conversion Price for such share of Series 1 Preferred Stock will be equal to 100% of the Corporation’s net asset value per share of Common Stock (“NAV per share”), if then established, and until the Corporation establishes a NAV per share, the Conversion Price will be equal to $25.00, or the initial offering price per share of common stock in Mobile’s initial public offering.

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A holder may elect to convert all or any portion of its shares of Series 1 Preferred Stock by delivering a Conversion Notice stating its intent to convert such number of shares of Series 1 Preferred Stock into Common Stock. Subject to the Corporation’s redemption rights set forth in Section 6(b) and Section 7, the conversion of the shares of Series 1 Preferred Stock subject to a Conversion Notice (the “Conversion Shares”) into shares of Common Stock will occur at the end of the 20th Trading Day after the Corporation’s receipt of such Conversion Notice (the “Conversion Date”).

(b) Notwithstanding the foregoing, upon a holder providing a Conversion Notice, the Corporation will have the right (but not the obligation) to redeem, in its sole discretion, any or all of the Conversion Shares at a redemption price, payable in cash, equal to 100% of the Stated Value of each share of Series 1 Preferred Stock, plus any accrued but unpaid dividends (including the Mobile Preferred Accrual) thereon to, but not including, the redemption date (the “Redemption Price”):

The Corporation, in its discretion, may elect to redeem, in whole or in part, any such  shares of Series 1 Preferred Stock by delivering a written notice of redemption to the holder thereof on or prior to 10th Trading Day prior to the close of trading on the Conversion Date. If the Corporation elects to redeem such Conversion Shares, the Corporation shall pay the Redemption Price, without interest, to holder of the redeemed Conversion Shares promptly following the delivery of a notice of redemption pursuant to this Section 6, but, in any event, not later than the Conversion Date, which payment date shall also be the redemption date for purposes of this Section 6; provided, however, that if the Corporation exercises its redemption right pursuant to Section 7, such shares shall be redeemed in accordance with the procedures set forth in Section 7. If a notice of redemption is not delivered by the Corporation by the 10th Trading Day prior to the close of trading on the Conversion Date, the Conversion Shares shall thereafter convert into shares of Common Stock, effective as of the close of trading on the Conversion Date.

(c) Holders of Series 1 Preferred Stock shall not have the right to convert any shares that the Corporation has elected to redeem pursuant to this Section 6 or Section 7. Accordingly, if the Corporation has provided a notice of redemption with respect to some of all of the Series 1 Preferred Stock, holders of any Series 1 Preferred Stock that the Corporation has called for redemption shall not be permitted to exercise their conversion right pursuant to Section 6 in respect of any of the shares that have been called for redemption, and such shares of Series 1 Preferred Stock shall not be so converted and the holders of such shares shall be entitled to receive on the applicable redemption date the applicable redemption price.

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(d) Written notice as to the redemption of any Conversion Shares pursuant to this Section 6 shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, such notice shall state: (i) the redemption date (which may not be after the Conversion Date); (ii) the Redemption Price payable on the redemption date, including, without limitation, a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the Redemption Price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) that the Series 1 Preferred Stock is being redeemed pursuant to this Section 6; and (iv) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such redemption date. If less than all the Conversion Shares are to be redeemed, the notice mailed to such holder also shall specify the number of Conversion Shares to be redeemed.

(e) If notice of redemption of any shares of Series 1 Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the redemption date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(f) In the event of any conversion or redemption pursuant to Section 6, if the Conversion Date or redemption date, as applicable, occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares converted or called for redemption, as applicable, shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable in connection with the conversion or redemption of such shares.

(g) Notwithstanding anything to the contrary contained herein, no holder of shares of Series 1 Preferred Stock will be entitled to convert such shares of Series 1 Preferred Stock into shares of Common Stock to the extent that receipt of such shares of Common Stock would cause the holder of such shares of Common Stock (or any other person) to violate the restrictions on transfer and ownership set forth in Article VII of the Charter.

7. Optional Redemption by the Corporation.

(a) Except as provided in Section 6, the Series 1 Preferred Stock are not redeemable by the Corporation prior to the 20th Trading Day after the date of a Listing Event, if any. However, the Series 1 Preferred Stock shall be subject to the provisions of Article VII of the Charter. Pursuant to Article VII of the Charter, and without limitation of any provisions of such Article VII, the Series 1 Preferred Stock, together with all other stock of the Corporation, owned by a stockholder in excess of the Aggregate Stock Ownership Limit (as defined in the Charter) will automatically be transferred to a Trust (as defined in the Charter) for the benefit of a Charitable Beneficiary (as defined in the Charter) and the Corporation shall have the right to purchase such transferred shares from the Trust. For this purpose, the Market Price (as defined in the Charter) of Series 1 Preferred Stock shall equal the Stated Value, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to and including the date of purchase.

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(b) From time to time, on and after the 20th Trading Day after the date of a Listing Event, if any, the Corporation may, at its option, redeem such shares of the Series 1 Preferred Stock, in whole or from time to time, in part, at a redemption price equal to 100% of the Stated Value per share, plus all accumulated, accrued and unpaid dividends, if any, to and including the date fixed for redemption (including the Mobile Preferred Accrual) (the “Optional Redemption Date”).

(c) The Optional Redemption Date shall be selected by the Corporation and shall be 30 days after the date on which the Corporation sends a notice of redemption (the “Optional Redemption Notice”).

(d) If full cumulative dividends (including the Mobile Preferred Accrual) on all outstanding shares of Series 1 Preferred Stock have not been declared and paid or declared and set apart for payment for all past dividend periods, no shares of Series 1 Preferred Stock may be redeemed pursuant to this Section 7, unless all outstanding shares of Series 1 Preferred Stock are simultaneously redeemed, and neither the Corporation nor any of its affiliates may purchase or otherwise acquire shares of Series 1 Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series 1 Preferred Stock; provided, however, that the foregoing shall not prevent the redemption or purchase by the Corporation of shares of Series 1 Preferred Stock pursuant to Article VII of the Charter.

(e) If fewer than all the outstanding shares of Series 1 Preferred Stock are to be redeemed pursuant to this Section 7, the Corporation shall select those shares to be redeemed pro rata or in such manner as the Board of Directors may determine.

(f) The Optional Redemption Notice shall be given by first class mail, postage pre-paid, to each such record holder of such shares of Series 1 Preferred Stock at the respective mailing addresses of each such holder as the same shall appear on the stock transfer records of the Corporation. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any such shares of Series 1 Preferred Stock except as to the holder to whom notice was defective or not given.

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(g) In addition to any information required by law or by the applicable rules of any exchange upon which Series 1 Preferred Stock may then be listed or admitted to trading, the Optional Redemption Notice shall state: (i) the Optional Redemption Date; (ii) the redemption price payable on the Optional Redemption Date, including without limitation a statement as to whether or not accumulated, accrued and unpaid dividends shall be payable as part of the redemption price, or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; (iii) whether the redemption price will be paid in cash or Common Stock; (iv) that the Series 1 Preferred Stock is being redeemed pursuant to Section 7; and (v) that dividends on the shares of Series 1 Preferred Stock to be redeemed will cease to accrue on such Optional Redemption Date. If less than all the shares of Series 1 Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder also shall specify the number of shares of Series 1 Preferred Stock held by such holder to be redeemed.

(h) If the Optional Redemption Notice has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series 1 Preferred Stock so called for redemption, then, from and after the Optional Redemption Date, dividends will cease to accrue on such shares of Series 1 Preferred Stock, such shares of Series 1 Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the cash or Common Stock payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(i) Pursuant to Section 6 above, the Corporation also shall have the right to redeem all or any portion of the Conversion Shares subject to a Conversion Notice for a cash payment to the holder thereof equal to the Redemption Price set forth in Section 6(b) above, by delivering a Redemption Notice to the holder of such Conversion Shares on or prior 10th Trading Day prior to the close of trading on the applicable Conversion Date.

(j) Subject to applicable law and the limitation on purchases when dividends on the Series 1 Preferred Stock are in arrears, the Corporation may, at any time and from time to time, purchase or otherwise acquire any shares of Series 1 Preferred Stock in the open market, by tender or by private agreement.

8. Redemption Price.

(a) The redemption price payable pursuant to any redemption pursuant to Section 7 (other than any redemption in connection with a Conversion Notice pursuant to Sections 6 and 7(i)) shall be paid in cash or, at the election of the Corporation in its sole discretion, in shares of Common Stock, based on the VWAP of the Common Stock for the 20 Trading Days immediately preceding the Optional Redemption Date; provided however, that if the shares of Common Stock are not then listed on a national securities exchange, then the value of the Common Stock will be equal to the then current NAV per share of Common Stock if then established by the Corporation. Until the establishment of a NAV per share, the value of the Common Stock for redemption purposes shall be equal to $25.00, or the initial offering price per share of common stock in Mobile’s initial public offering. For the avoidance of doubt, any accumulated, accrued and unpaid dividends, if any, with respect to shares of Series 1 Preferred Stock to be redeemed shall be paid in cash.

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(b) Redemptions of shares of Series 1 Preferred Stock by the Corporation in connection with a Conversion Notice pursuant to Sections 6 and 7(i), if any, shall be paid in cash.

(c) In the event of any redemption pursuant to Section 7, if the Optional Redemption Date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

9. No Fractional Shares. The Corporation shall not issue fractional shares of Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, but in lieu of fractional shares, the Corporation, at its sole discretion, may (i) eliminate a fractional interest by rounding up to a full share, (ii) arrange for the disposition of a fractional interest by the person entitled to it, (iii) pay cash for the fair value of a fractional share of stock determined as of the time when the person entitled to receive it is determined, or (iv) otherwise arrange for the disposition of the fractional interest in accordance with Section 2-214 of the Maryland General Corporation Law.

10. Appointment of Transfer Agent; Mechanics of Conversion and Redemption.

(a) The Corporation shall maintain or cause to be maintained a register in which, subject to such reasonable regulations as it may prescribe, the Corporation shall provide for the registration of shares of Series 1 Preferred Stock and of transfers of shares of Series 1 Preferred Stock for the purpose of registering shares of Series 1 Preferred Stock and of transfers of shares of Series 1 Preferred Stock as herein provided. The Corporation may appoint a registrar and one or more transfer agents for the Series 1 Preferred Stock as it shall determine. The Corporation may change the transfer agent without prior notice to any holder.

(b) If the Corporation elects to issue Common Stock upon any conversion pursuant to Section 6 or redemption pursuant to Section 7, the Corporation shall cause the transfer agent to, as soon as practicable, but not later than three (3) business days after the effective date of such conversion or redemption, register the number of shares of Common Stock to which such holder shall be entitled as a result of such redemption. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion or redemption shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the effective date of such conversion or redemption.

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11. Reservation of Shares.

(a) The Corporation shall reserve and shall at all times have reserved out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock to permit any conversion pursuant to Section 6 or redemption pursuant to Section 7 of the then outstanding shares of Series 1 Preferred Stock. All shares of Common Stock when issued upon redemption of shares of Series 1 Preferred Stock shall be validly issued, fully paid and nonassessable.

(b) Any share of Series 1 Preferred Stock that shall at any time have been converted or redeemed pursuant to Section 6 or redeemed pursuant to Section 7 or otherwise acquired by the Corporation shall, after such redemption or acquisition, have the status of authorized but unissued Preferred Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.

12. Adjustments. If a conversion or redemption of any shares of Series 1 Preferred Stock pursuant to Section 6, Section 7 or Section 8 occurs less than 20 Trading Days after the Corporation: (i) declares a dividend or makes a distribution on the Common Stock payable in Common Stock, (ii) subdivides or splits the outstanding Common Stock, (iii) combines or reclassifies the outstanding Common Stock into a smaller number of shares or (iv) consolidates with, or merges with or into, any other person, or engages in any reorganization, reclassification or recapitalization that is effected in such a manner that the holders of Common Stock are entitled to receive stock, securities, cash or other assets with respect to or in exchange for Common Stock (other than as a cash dividend or distribution declared by the Corporation), the Stated Value shall be adjusted so that the conversion or redemption of the Series 1 Preferred Stock less than 20 Trading Days after such event shall entitle the holder to receive the aggregate number of shares of Common Stock or cash, which, if the Series 1 Preferred Stock had been converted or redeemed immediately prior to such event, such holder would have owned upon such conversion or redemption and been entitled to receive by virtue of such dividend, distribution, subdivision, split, combination, consolidation, merger, reorganization, reclassification or recapitalization.

13. Voting Rights. Holders of the Series 1 Preferred Stock shall not have any voting rights.

14. Restrictions on Transfer. The Series 1 Preferred Stock are subject to the provisions of Article VII of the Charter. In addition, no shares of Series 1 Preferred Stock may be sold or otherwise Transferred (as defined in the Charter) unless the holder thereof delivers evidence, to the satisfaction of the Corporation, that such sale or other Transfer (as defined in the Charter) of such shares of Series 1 Preferred Stock is made to an accredited investor solely in compliance with all federal and state securities laws. Shares of Series 1 Preferred Stock shall include the following legend and any other legends required by state securities laws and the Charter and Bylaws:

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THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Any sale or transfer of shares of Series 1 Preferred Stock made in violation of any federal or state securities law shall be void ab initio.

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Exhibit B – Form of Domesticated Bylaws

[FIFTH WALL ACQUISITION CORP. III]

BYLAWS

ARTICLE I

OFFICES

                        Section 1.        PRINCIPAL OFFICE.  The principal office of the Corporation in the State of Maryland shall be located at such place as the Board of Directors may designate.

                        Section 2.        ADDITIONAL OFFICES.  The Corporation may have additional offices, including a principal executive office, at such places as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

                        Section 1.        PLACE.  All meetings of stockholders shall be held at the principal executive office of the Corporation or at such other place as shall be set in accordance with these Bylaws and stated in the notice of the meeting. The Board of Directors is authorized to determine that a meeting not be held at any place, but instead may be held partially or solely by means of remote communication.  In accordance with these Bylaws and subject to any guidelines and procedures adopted by the Board of Directors, stockholders and proxy holders may participate in any meeting of stockholders held by means of remote communication and may vote at such meeting as permitted by Maryland law.  Participation in a meeting by these means constitutes presence in person at the meeting.

                        Section 2.        ANNUAL MEETING.  An annual meeting of stockholders for the election of directors and the transaction of any business within the powers of the Corporation shall be held on the date and at the time and place set by the Board of Directors.

                        Section 3.        SPECIAL MEETINGS.

                        (a)        General.  Each of the chair of the board, chief executive officer, president and Board of Directors may call a special meeting of stockholders.  Except as provided in subsection (b)(4) of this Section 3, a special meeting of stockholders shall be held on the date and at the time and place set by the chair of the board, chief executive officer, president or Board of Directors, whoever has called the meeting.  Subject to subsection (b) of this Section 3, a special meeting of stockholders shall also be called by the secretary of the Corporation to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting (the “Special Meeting Percentage”).

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                        (b)        Stockholder-Requested Special Meetings.  (1) Any stockholder of record seeking to have stockholders request a special meeting shall, by sending written notice to the secretary (the “Record Date Request Notice”) by registered mail, return receipt requested, request the Board of Directors to fix a record date to determine the stockholders entitled to request a special meeting (the “Request Record Date”).  The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more stockholders of record as of the date of signature (or their agents duly authorized in a writing accompanying the Record Date Request Notice), shall bear the date of signature of each such stockholder (or such agent) and shall set forth all information relating to each such stockholder and each matter proposed to be acted on at the meeting that would be required to be disclosed in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).  Upon receiving the Record Date Request Notice, the Board of Directors may fix a Request Record Date.  The Request Record Date shall not precede and shall not be more than ten days after the close of business on the date on which the resolution fixing the Request Record Date is adopted by the Board of Directors.  If the Board of Directors, within ten days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Request Record Date, the Request Record Date shall be the close of business on the tenth day after the first date on which a Record Date Request Notice is received by the secretary.

                                    (2)        In order for any stockholder to request a special meeting to act on any matter that may properly be considered at a meeting of stockholders, one or more written requests for a special meeting (collectively, the “Special Meeting Request”) signed by stockholders of record (or their agents duly authorized in a writing accompanying the request) as of the Request Record Date entitled to cast not less than the Special Meeting Percentage shall be delivered to the secretary.  In addition, the Special Meeting Request shall (i) set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to those lawful matters set forth in the Record Date Request Notice received by the secretary), (ii) bear the date of signature of each such stockholder (or such agent) signing the Special Meeting Request, (iii) set forth (A) the name and address, as they appear in the Corporation’s books, of each stockholder signing such request (or on whose behalf the Special Meeting Request is signed), (B) the class, series and number of all shares of stock of the Corporation which are owned (beneficially or of record) by each such stockholder and (C) the nominee holder for, and number of, shares of stock of the Corporation owned beneficially but not of record by such stockholder, (iv) be sent to the secretary by registered mail, return receipt requested, and (v) be received by the secretary within 60 days after the Request Record Date.  Any requesting stockholder (or agent duly authorized in a writing accompanying the revocation of the Special Meeting Request) may revoke such stockholder’s request for a special meeting at any time by written revocation delivered to the secretary.

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                                    (3)        The secretary shall inform the requesting stockholders of the reasonably estimated cost of preparing and mailing or delivering the notice of the meeting (including the Corporation’s proxy materials).  The secretary shall not be required to call a special meeting upon stockholder request and such meeting shall not be held unless, in addition to the documents required by paragraph (2) of this Section 3(b), the secretary receives payment of such reasonably estimated cost prior to the preparation and mailing or delivery of such notice of the meeting.

                                    (4)        In the case of any special meeting called by the secretary upon the request of stockholders (a “Stockholder-Requested Meeting”), such meeting shall be held at such place, date and time as may be designated by the Board of Directors; provided, however, that the date of any Stockholder-Requested Meeting shall be not more than 90 days after the record date for such meeting (the “Meeting Record Date”); and provided further that if the Board of Directors fails to designate, within ten days after the date that a valid Special Meeting Request is actually received by the secretary (the “Delivery Date”), a date and time for a Stockholder-Requested Meeting, then such meeting shall be held at 2:00 p.m., local time, on the 90th day after the Meeting Record Date or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Board of Directors fails to designate a place for a Stockholder-Requested Meeting within ten days after the Delivery Date, then such meeting shall be held at the principal executive office of the Corporation.  In fixing a date for a Stockholder-Requested Meeting, the Board of Directors may consider such factors as it deems relevant, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for the meeting and any plan of the Board of Directors to call an annual meeting or a special meeting.  In the case of any Stockholder-Requested Meeting, if the Board of Directors fails to fix a Meeting Record Date that is a date within 30 days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.  The Board of Directors may revoke the notice for any Stockholder-Requested Meeting in the event that the requesting stockholders fail to comply with the provisions of paragraph (3) of this Section 3(b).

                                    (5)        If written revocations of the Special Meeting Request have been delivered to the secretary and the result is that stockholders of record (or their agents duly authorized in writing), as of the Request Record Date, entitled to cast less than the Special Meeting Percentage have delivered, and not revoked, requests for a special meeting on the matter to the secretary:  (i) if the notice of meeting has not already been delivered, the secretary shall refrain from delivering the notice of the meeting and send to all requesting stockholders who have not revoked such requests written notice of any revocation of a request for a special meeting on the matter, or (ii) if the notice of meeting has been delivered and if the secretary first sends to all requesting stockholders who have not revoked requests for a special meeting on the matter written notice of any revocation of a request for the special meeting and written notice of the Corporation’s intention to revoke the notice of the meeting or for the chair of the meeting to adjourn the meeting without action on the matter, (A) the secretary may revoke the notice of the meeting at any time before ten days before the commencement of the meeting or (B) the chair of the meeting may call the meeting to order and adjourn the meeting from time to time without acting on the matter.  Any request for a special meeting received after a revocation by the secretary of a notice of a meeting shall be considered a request for a new special meeting.

                                    (6)        The chair of the board, chief executive officer, president or Board of Directors may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Corporation for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the secretary.  For the purpose of permitting the inspectors to perform such review, no such purported Special Meeting Request shall be deemed to have been received by the secretary until the earlier of (i) five Business Days after actual receipt by the secretary of such purported request and (ii) such date as the independent inspectors certify to the Corporation that the valid requests received by the secretary represent, as of the Request Record Date, stockholders of record entitled to cast not less than the Special Meeting Percentage.  Nothing contained in this paragraph (6) shall in any way be construed to suggest or imply that the Corporation or any stockholder shall not be entitled to contest the validity of any request, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

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                                    (7)        For purposes of these Bylaws, “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of [Ohio] are authorized or obligated by law or executive order to close.

                        Section 4.        NOTICE.  Not less than ten nor more than 90 days before each meeting of stockholders, the secretary shall give to each stockholder entitled to vote at such meeting and to each stockholder not entitled to vote who is entitled to notice of the meeting notice in writing or by electronic transmission stating the time and place of the meeting and, in the case of a special meeting or as otherwise may be required by any statute, the purpose for which the meeting is called, by mail, by presenting it to such stockholder personally, by leaving it at the stockholder’s residence or usual place of business, by electronic transmission or by any other means permitted by Maryland law.  If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Corporation, with postage thereon prepaid.  If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by an electronic transmission to any address or number of the stockholder at which the stockholder receives electronic transmissions.  The Corporation may give a single notice to all stockholders who share an address, which single notice shall be effective as to any stockholder at such address, unless such stockholder objects to receiving such single notice or revokes a prior consent to receiving such single notice.  Failure to give notice of any meeting to one or more stockholders, or any irregularity in such notice, shall not affect the validity of any meeting fixed in accordance with this Article II or the validity of any proceedings at any such meeting.

                        Subject to Section 11(a) of this Article II, any business of the Corporation may be transacted at an annual meeting of stockholders without being specifically designated in the notice, except such business as is required by any statute to be stated in such notice.  No business shall be transacted at a special meeting of stockholders except as specifically designated in the notice.  The Corporation may postpone or cancel a meeting of stockholders by making a public announcement (as defined in Section 11(c)(4) of this Article II) of such postponement or cancellation prior to the meeting.  Notice of the date, time and place to which the meeting is postponed shall be given not less than ten days prior to such date and otherwise in the manner set forth in this section.

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                        Section 5.        ORGANIZATION AND CONDUCT.  Every meeting of stockholders shall be conducted by an individual appointed by the Board of Directors to be chair of the meeting or, in the absence of such appointment or appointed individual, by the chair of the board or, in the case of a vacancy in the office or absence of the chair of the board, by one of the following individuals present at the meeting in the following order:  the chief executive officer, the president, the vice presidents in their order of rank and, within each rank, in their order of seniority, the secretary, or, in the absence of such officers, a chair chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy.  The secretary or, in the case of a vacancy in the office or absence of the secretary, an assistant secretary or an individual appointed by the Board of Directors or the chair of the meeting shall act as secretary.  In the event that the secretary presides at a meeting of stockholders, an assistant secretary, or, in the absence of all assistant secretaries, an individual appointed by the Board of Directors or the chair of the meeting, shall record the minutes of the meeting.  Even if present at the meeting, the person holding the office named herein may delegate to another person the power to act as chair or secretary of the meeting.  The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chair of the meeting.  The chair of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chair and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance or participation at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chair of the meeting may determine; (c) recognizing speakers at the meeting and determining when and for how long speakers and any individual speaker may address the meeting; (d) determining when and for how long the polls should be opened and when the polls should be closed and when announcement of the results should be made; (e) maintaining order and security at the meeting; (f) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chair of the meeting; (g) concluding a meeting or recessing or adjourning the meeting, whether or not a quorum is present, to a later date and time and at a place either (i) announced at the meeting or (ii) provided at a future time through means announced at the meeting; and (h) complying with any state and local laws and regulations concerning safety and security.  Unless otherwise determined by the chair of the meeting, meetings of stockholders shall not be required to be held in accordance with any rules of parliamentary procedure.

                        Section 6.        QUORUM.  At any meeting of stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting on any matter shall constitute a quorum; but this section shall not affect any requirement under any statute or the charter of the Corporation (the “Charter”) for the vote necessary for the approval of any matter.  If such quorum is not established at any meeting of the stockholders, the chair of the meeting may adjourn the meeting from time to time to a date not more than 120 days after the original record date without notice other than announcement at the meeting.  The date, time and place of the meeting, as reconvened, shall be either (a) announced at the meeting or (b) provided at a future time through means announced at the meeting.

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                        The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

                        Section 7.        VOTING.  A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director.  Each share entitles the holder thereof to vote for as many individuals as there are directors to be elected and for whose election the holder is entitled to vote.  A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by statute or by the Charter.  Unless otherwise provided by statute or by the Charter, each outstanding share of stock, regardless of class, entitles the holder thereof to cast one vote on each matter submitted to a vote at a meeting of stockholders. Voting on any question or in any election may be viva voce unless the chair of the meeting shall order that voting be by ballot or otherwise.

                        Section 8.        PROXIES.  A holder of record of shares of stock of the Corporation may cast votes in person or by proxy that is (a) executed by the stockholder or by the stockholder’s duly authorized agent in any manner permitted by applicable law, (b) compliant with Maryland law and these Bylaws and (c) filed in accordance with the procedures established by the Corporation.  Such proxy or evidence of authorization of such proxy shall be filed with the record of the proceedings of the meeting.  No proxy shall be valid more than eleven months after its date unless otherwise provided in the proxy.

                        Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board of Directors.

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                        Section 9.        VOTING OF STOCK BY CERTAIN HOLDERS.  Stock of the Corporation registered in the name of a corporation, limited liability company, partnership, joint venture, trust or other entity, if entitled to be voted, may be voted by the president or a vice president, managing member, manager, general partner or trustee thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock.  Any trustee or fiduciary, in such capacity, may vote stock registered in such trustee’s or fiduciary’s name, either in person or by proxy.

                        Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted in determining the total number of outstanding shares entitled to be voted at any given time, unless they are held by it in a fiduciary capacity, in which case they may be voted and shall be counted in determining the total number of outstanding shares at any given time.

                        The Board of Directors may adopt by resolution a procedure by which a stockholder may certify in writing to the Corporation that any shares of stock registered in the name of the stockholder are held for the account of a specified person other than the stockholder.  The resolution shall set forth the class of stockholders who may make the certification, the purpose for which the certification may be made, the form of certification and the information to be contained in it; if the certification is with respect to a record date, the time after the record date within which the certification must be received by the Corporation; and any other provisions with respect to the procedure which the Board of Directors considers necessary or appropriate.  On receipt by the secretary of the Corporation of such certification, the person specified in the certification shall be regarded as, for the purposes set forth in the certification, the holder of record of the specified stock in place of the stockholder who makes the certification.

                        Section 10.      INSPECTORS.  The Board of Directors or the chair of the meeting may appoint, before or at the meeting, one or more inspectors for the meeting and any successor to the inspector.  Except as otherwise provided by the chair of the meeting, the inspectors, if any, shall (a) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity and effect of proxies, (b) receive and tabulate all votes, ballots or consents, (c) report such tabulation to the chair of the meeting, (d) hear and determine all challenges and questions arising in connection with the right to vote, and (e) do such acts as are proper to fairly conduct the election or vote.  Each such report shall be in writing and signed by the inspector or by a majority of them if there is more than one inspector acting at such meeting.  If there is more than one inspector, the report of a majority shall be the report of the inspectors.  The report of the inspector or inspectors on the number of shares represented at the meeting and the results of the voting shall be prima facie evidence thereof.

                        Section 11.  ADVANCE NOTICE OF STOCKHOLDER NOMINEES FOR DIRECTOR AND OTHER STOCKHOLDER PROPOSALS.

                        (a)        Annual Meetings of Stockholders.  (1) Nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to the Corporation’s notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the annual meeting, at the time of giving of notice by the stockholder as provided for in this Section 11(a) and at the time of the annual meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a).

                                    (2)        For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation and any such other business must otherwise be a proper matter for action by the stockholders.  To be timely, a stockholder’s notice shall set forth all information and certifications required under this Section 11 and shall be delivered to the secretary at the principal executive office of the Corporation not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(4) of this Article II) for the preceding year’s annual meeting; provided, however, that in connection with the Corporation’s first annual meeting or in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made.  The public announcement of a postponement or adjournment of an annual meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

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                                    (3)        Such stockholder’s notice shall set forth:

                                                (i)         as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a “Proposed Nominee”), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act;

                                                (ii)        as to any other business that the stockholder proposes to bring before the meeting, (A) a description of such business (including the text of any proposal), the stockholder’s reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom and (B) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Regulation 14A (or any successor provision) of the Exchange Act;

                                                (iii)       as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person,

                                                            (A)       the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the “Company Securities”), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, and any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person,

                                                            (B)       the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person,

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                                                            (C)       whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit of changes in the price of (x) Company Securities or (y) any security of any entity that was listed in the Peer Group in the Stock Performance Graph in the most recent annual report to security holders of the Corporation (a “Peer Group Company”) for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof (or, as applicable, in any Peer Group Company) disproportionately to such person’s economic interest in the Company Securities (or, as applicable, in any Peer Group Company);

                                                            (D)       any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

                                                (iv)       as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee,

                                                            (A)       the name and address of such stockholder, as they appear on the Corporation’s stock ledger, and the current name and address, if different, of each such Stockholder Associated Person and any Proposed Nominee and

                                                            (B)       the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

                                                (v)        the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal;

                                                (vi)       to the extent known by the stockholder giving the notice, the name and address of any other person supporting the nominee for election or reelection as a director or the proposal of other business;

                                                (vii)      if the stockholder is proposing one or more Proposed Nominees, a representation that such stockholder, Proposed Nominee or Stockholder Associated Person intends or is part of a group which intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of Proposed Nominees in accordance with Rule 14a-19 of the Exchange Act; and

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                                                (viii)     all other information regarding the stockholder giving the notice and each Stockholder Associated Person that would be required to be disclosed by the stockholder in connection with the solicitation of proxies for the election of directors in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such a solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act.

                                    (4)        Such stockholder’s notice shall, with respect to any Proposed Nominee, be accompanied by a:

                                                (i) written undertaking executed by the Proposed Nominee:

                                                            (A) that such Proposed Nominee (I) is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation, (II) will serve as a director of the Corporation if elected and will notify the Corporation simultaneously with the notification to the stockholder of the Proposed Nominee’s actual or potential unwillingness or inability to serve as a director and (III) does not need any permission or consent from any third party to serve as a director of the Corporation, if elected, that has not been obtained, including any employer or any other board or governing body on which such Proposed Nominee serves;

                                                               (B) attaching copies of any and all requisite permissions or consents;

                                                            (C) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded); and

                                                (ii) certificate executed by the stockholder certifying that such stockholder will:

                                                            (A) comply with Rule 14a-19 promulgated under the Exchange Act in connection with such stockholder’s solicitation of proxies in support of any Proposed Nominee;

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                                                            (B) notify the Corporation as promptly as practicable of any determination by the stockholder to no longer solicit proxies for the election of any Proposed Nominee as a director at the annual meeting;

                                                         (C) furnish such other or additional information as the Corporation may request for the purpose of determining whether the requirements of this Section 11 have been complied with and of evaluating any nomination or other business described in the stockholder’s notice; and

                                                              (D) appear in person or by proxy at the meeting to nominate any Proposed Nominees or to bring such business before the meeting, as applicable, and acknowledges that if the stockholder does not so appear in person or by proxy at the meeting to nominate such Proposed Nominees or bring such business before the meeting, as applicable, the Corporation need not bring such Proposed Nominee or such business for a vote at such meeting and any proxies or votes cast in favor of the election of any such Proposed Nominee or of any proposal related to such other business need not be counted or considered.

                                    (5)        Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased, and there is no public announcement of such action at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(4) of this Article II) for the preceding year’s annual meeting, a stockholder’s notice required by clause (iii) of paragraph (a)(1) of this Section 11 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

                                    (6)        For purposes of this Section 11, “Stockholder Associated Person” of any stockholder shall mean (i) any person acting in concert with such stockholder or another Stockholder Associated Person or who is otherwise a participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in the solicitation, (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary) and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

                        (b)        Special Meetings of Stockholders.  Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting and, except as contemplated by and in accordance with the next two sentences of this Section 11(b), no stockholder may nominate an individual for election to the Board of Directors or make a proposal of other business to be considered at a special meeting.  Nominations of individuals for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected only (1) by or at the direction of the Board of Directors or (2) provided that the special meeting has been called in accordance with Section 3(a) of this Article II for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record at the record date set by the Board of Directors for the purpose of determining stockholders entitled to vote at the special meeting, at the time of giving of notice provided for in this Section 11 and at the time of the special meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11.  In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board of Directors, any stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation’s notice of meeting, if the stockholder’s notice, containing the information and certifications required by paragraphs (a)(3) and (4) of this Section 11, is delivered to the secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting.  The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period for the giving of a stockholder’s notice as described above.

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                        (c)        General.  (1)  If any information or certification submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders, including any information or certification from a Proposed Nominee, shall be inaccurate in any material respect, such information or certification may be deemed not to have been provided in accordance with this Section 11.  Any such stockholder shall notify the Corporation of any inaccuracy or change (within two Business Days of becoming aware of such inaccuracy or change) in any such information or certification.  Upon written request by the secretary or the Board of Directors, any such stockholder or Proposed Nominee shall provide, within five Business Days of delivery of such request (or such other period as may be specified in such request), (i) written verification, satisfactory, in the discretion of the Board of Directors or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11, (ii) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting and, if applicable, satisfy the requirements of Rule 14a-19(a)(3)) submitted by the stockholder pursuant to this Section 11 as of an earlier date and (iii) an updated certification by each Proposed Nominee that such individual will serve as a director of the Corporation if elected.  If a stockholder or Proposed Nominee fails to provide such written verification, update or certification within such period, the information as to which such written verification, update or certification was requested may be deemed not to have been provided in accordance with this Section 11.

                                    (2)        Only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11.  A stockholder proposing a Proposed Nominee shall have no right to (i) nominate a number of Proposed Nominees that exceed the number of directors to be elected at the meeting or (ii) substitute or replace any Proposed Nominee unless such substitute or replacement is nominated in accordance with this Section 11 (including the timely provision of all information and certifications with respect to such substitute or replacement Proposed Nominee in accordance with the deadlines set forth in this Section 11).  If the Corporation provides notice to a stockholder that the number of Proposed Nominees proposed by such stockholder exceeds the number of directors to be elected at a meeting, the stockholder must provide written notice to the Corporation within five Business Days stating the names of the Proposed Nominees that have been withdrawn so that the number of Proposed Nominees proposed by such stockholder no longer exceeds the number of directors to be elected at a meeting.  If any individual who is nominated in accordance with this Section 11 becomes unwilling or unable to serve on the Board of Directors, then the nomination with respect to such individual shall no longer be valid and no votes may validly be cast for such individual.  The chair of the meeting shall have the power to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11.

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                                    (3)        Notwithstanding the foregoing provisions of this Section 11, the Corporation shall disregard any proxy authority granted in favor of, or votes for, director nominees other than the Corporation’s nominees if the stockholder or Stockholder Associated Person (each, a “Soliciting Stockholder”) soliciting proxies in support of such director nominees abandons the solicitation or does not (i) comply with Rule 14a-19 promulgated under the Exchange Act, including any failure by the Soliciting Stockholder to (A) provide the Corporation with any notices required thereunder in a timely manner or (B) comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act or (ii) timely provide sufficient evidence in the determination of the Board of Directors sufficient to satisfy the Corporation that such Soliciting Stockholder has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act in accordance with the following sentence. Upon request by the Corporation, if any Soliciting Stockholder provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act (or is not required to provide notice because the information required by Rule 14a-19(b) has been provided in a preliminary or definitive proxy statement previously filed by such Soliciting Stockholder), such Soliciting Stockholder shall deliver to the Corporation, no later than five Business Days prior to the applicable meeting, sufficient evidence in the judgment of the Board of Directors that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(4)        For purposes of this Section 11, “the date of the proxy statement” shall have the same meaning as “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time.  “Public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service or (ii) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

                                    (5)        Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act with respect to the matters set forth in this Section 11.  Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, any proxy statement filed by the Corporation with the Securities and Exchange Commission pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.  Nothing in this Section 11 shall require disclosure of revocable proxies received by, or routine solicitation contacts made by or on behalf of, the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person.

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                                    (6)        Notwithstanding anything in these Bylaws to the contrary, except as otherwise determined by the chair of the meeting, if the stockholder giving notice as provided for in this Section 11 does not appear in person or by proxy at such annual or special meeting to present each nominee for election as a director or the proposed business, as applicable, such matter shall not be considered at the meeting.

                        Section 12.      CONTROL SHARE ACQUISITION ACT.  Notwithstanding any other provision of the Charter or these Bylaws, Title 3, Subtitle 7 of the Maryland General Corporation Law, or any successor statute (the “MGCL”), shall not apply to any acquisition by any person of shares of stock of the Corporation.  This section may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided by any successor bylaw, apply to any prior or subsequent control share acquisition.

ARTICLE III

DIRECTORS

                        Section 1.        GENERAL POWERS.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

                        Section 2.        NUMBER, TENURE AND RESIGNATION.  A majority of the entire Board of Directors may establish, increase or decrease the number of directors, provided that the number thereof shall never be less than the minimum number required by the MGCL, nor more than 15, and further provided that the tenure of office of a director shall not be affected by any decrease in the number of directors.  Any director of the Corporation may resign at any time by delivering a resignation to the Board of Directors, the chair of the board or the secretary.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.

                        Section 3.        ANNUAL AND REGULAR MEETINGS.  An annual meeting of the Board of Directors may be held at such time and place as shall be specified in a notice given as hereinafter provided for special meetings of the Board of Directors.  The Board of Directors may provide, by resolution, the time and place of regular meetings of the Board of Directors without other notice than such resolution.

                        Section 4.        SPECIAL MEETINGS.  Special meetings of the Board of Directors may be called by or at the request of the chair of the board, the chief executive officer, the president or a majority of the directors then in office.  The person or persons authorized to call special meetings of the Board of Directors may fix the time and place of any special meeting of the Board of Directors called by them.  The Board of Directors may provide, by resolution, the time and place of special meetings of the Board of Directors without other notice than such resolution.

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                        Section 5.        NOTICE.  Notice of any special meeting of the Board of Directors shall be delivered personally or by telephone, electronic mail, facsimile transmission, courier or United States mail to each director at such director’s business or residence address.  Notice by personal delivery, telephone, electronic mail or facsimile transmission shall be given at least 24 hours prior to the meeting.  Notice by United States mail shall be given at least three days prior to the meeting.  Notice by courier shall be given at least two days prior to the meeting.  Telephone notice shall be deemed to be given when the director or such director’s agent is personally given such notice in a telephone call to which the director or such director’s agent is a party.  Electronic mail notice shall be deemed to be given upon transmission of the message to the electronic mail address given to the Corporation by the director.  Facsimile transmission notice shall be deemed to be given upon completion of the transmission of the message to the number given to the Corporation by the director and receipt of a completed answer-back indicating receipt.  Notice by United States mail shall be deemed to be given when deposited in the United States mail properly addressed, with postage thereon prepaid.  Notice by courier shall be deemed to be given when deposited with or delivered to a courier properly addressed.  Neither the business to be transacted at, nor the purpose of, any annual, regular or special meeting of the Board of Directors need be stated in the notice, unless specifically required by statute or these Bylaws.

                        Section 6.        QUORUM.  A majority of the directors shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, provided that, if less than a majority of such directors is present at such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice, and provided further that if, pursuant to applicable law, the Charter or these Bylaws, the vote of a majority or other percentage of a specified group of directors is required for action, a quorum must also include a majority or such other percentage of such group.

                        The directors present at a meeting which has been duly called and at which a quorum has been established may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough directors to leave fewer than required to establish a quorum.

                        Section 7.        VOTING.  The action of a majority of the directors present at a meeting at which a quorum is present shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.  If enough directors have withdrawn from a meeting to leave fewer than required to establish a quorum, but the meeting is not adjourned, the action of the majority of that number of directors necessary to constitute a quorum at such meeting shall be the action of the Board of Directors, unless the concurrence of a greater proportion is required for such action by applicable law, the Charter or these Bylaws.

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                        Section 8.        ORGANIZATION.  At each meeting of the Board of Directors, the chair of the board or, in the absence of the chair, the chief executive officer shall act as chair of the meeting.  Even if present at the meeting, the director named herein may designate another director to act as chair of the meeting.  In the absence of both the chair of the board and chief executive officer the lead independent director, if one, or, in the absence of all such individuals, the president or, in the absence of the president, a director chosen by a majority of the directors present, shall act as chair of the meeting.  The secretary or, in the secretary’s absence, an assistant secretary of the Corporation, or, in the absence of the secretary and all assistant secretaries, an individual appointed by the chair of the meeting, shall act as secretary of the meeting.

                        Section 9.        TELEPHONE MEETINGS. Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

                        Section 10.      CONSENT BY DIRECTORS WITHOUT A MEETING.  Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each director and is filed with the minutes of proceedings of the Board of Directors.

                        Section 11. VACANCIES.  If for any reason any or all the directors cease to be directors, such event shall not terminate the Corporation or affect these Bylaws or the powers of the remaining directors hereunder.  Except as may be provided by the Board of Directors in setting the terms of any class or series of preferred stock, any vacancy on the Board of Directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.  Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies.

                        Section 12.      COMPENSATION.  Directors shall not receive any stated salary for their services as directors but, by resolution of the Board of Directors, may receive compensation per year and/or per meeting and/or per visit to real property or other facilities owned or leased by the Corporation and for any service or activity they performed or engaged in as directors.  Directors may be reimbursed for expenses of attendance, if any, at each annual, regular or special meeting of the Board of Directors or of any committee thereof and for their expenses, if any, in connection with each property visit and any other service or activity they perform or engage in as directors; but nothing herein contained shall be construed to preclude any directors from serving the Corporation in any other capacity and receiving compensation therefor.

                        Section 13.      RELIANCE.  Each director and officer of the Corporation shall, in the performance of such director’s or officer’s duties with respect to the Corporation, be entitled to rely on any information, opinion, report or statement, including any financial statement or other financial data, prepared or presented by an officer or employee of the Corporation whom the director or officer reasonably believes to be reliable and competent in the matters presented, by a lawyer, certified public accountant or other person, as to a matter which the director or officer reasonably believes to be within the person’s professional or expert competence, or, with respect to a director, by a committee of the Board of Directors on which the director does not serve, as to a matter within its designated authority, if the director reasonably believes the committee to merit confidence.

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                        Section 14.      RATIFICATION.  The Board of Directors or the stockholders may ratify any act, omission, failure to act or determination made not to act (an “Act”) by the Corporation or its officers to the extent that the Board of Directors or the stockholders could have originally authorized the Act and, if so ratified, such Act shall have the same force and effect as if originally duly authorized, and such ratification shall be binding upon the Corporation and its stockholders.  Any Act questioned in any proceeding on the ground of lack of authority, defective or irregular execution, adverse interest of a director, officer or stockholder, non-disclosure, miscomputation, the application of improper principles or practices of accounting or otherwise, may be ratified, before or after judgment, by the Board of Directors or by the stockholders, and such ratification shall constitute a bar to any claim or execution of any judgment in respect of such questioned Act.

                        Section 15.      CERTAIN RIGHTS OF DIRECTORS AND OFFICERS.   Any director or officer, in such director’s or officer’s personal capacity or in a capacity as an affiliate, employee, or agent of any other person, or otherwise, may have business interests and engage in business activities similar to, in addition to or in competition with those of or relating to the Corporation.

                        Section 16.      EMERGENCY PROVISIONS.  Notwithstanding any other provision in the Charter or these Bylaws, this Section 16 shall apply during the existence of any catastrophe, or other similar emergency condition, as a result of which a quorum of the Board of Directors under Article III of these Bylaws cannot readily be obtained (an “Emergency”).  During any Emergency, unless otherwise provided by the Board of Directors, (a) a meeting of the Board of Directors or a committee thereof may be called by any director or officer by any means feasible under the circumstances; (b) notice of any meeting of the Board of Directors during such an Emergency may be given less than 24 hours prior to the meeting to as many directors and by such means as may be feasible at the time, including publication, television or radio; and (c) the number of directors necessary to constitute a quorum shall be one-third of the entire Board of Directors.

ARTICLE IV

COMMITTEES

                        Section 1.        NUMBER, TENURE AND QUALIFICATIONS.  The Board of Directors may appoint from among its members an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and one or more other committees, composed of one or more directors, to serve at the pleasure of the Board of Directors.  In the absence of any member of any such committee, the members thereof present at any meeting, whether or not they constitute a quorum, may appoint another director to act in the place of such absent member.

                        Section 2.        POWERS.  The Board of Directors may delegate to any committee appointed under Section 1 of this Article any of the powers of the Board of Directors, except as prohibited by law.  Except as may be otherwise provided by the Board of Directors, any committee may delegate some or all of its power and authority to one or more subcommittees, composed of one or more directors, as the committee deems appropriate in its sole discretion.

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                        Section 3.        MEETINGS.  Notice of committee meetings shall be given in the same manner as notice for special meetings of the Board of Directors.  A majority of the members of the committee shall constitute a quorum for the transaction of business at any meeting of the committee.  The act of a majority of the committee members present at a meeting shall be the act of such committee.  The Board of Directors, or in the absence of such designation, the applicable committee, may designate a chair of any committee, and such chair or, in the absence of a chair, any two members of any committee (if there are at least two members of the committee) may fix the time and place of its meeting unless the Board shall otherwise provide.

                        Section 4.        TELEPHONE MEETINGS.  Members of a committee of the Board of Directors may participate in a meeting by means of a conference telephone or other communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

                        Section 5.        CONSENT BY COMMITTEES WITHOUT A MEETING.  Any action required or permitted to be taken at any meeting of a committee of the Board of Directors may be taken without a meeting, if a consent in writing or by electronic transmission to such action is given by each member of the committee and is filed with the minutes of proceedings of such committee.

                        Section 6.        VACANCIES.  Subject to the provisions hereof, the Board of Directors shall have the power at any time to change the membership of any committee, to appoint the chair of any committee, to fill any vacancy, to designate an alternate member to replace any absent or disqualified member or to dissolve any such committee.

ARTICLE V

OFFICERS

                        Section 1.        GENERAL PROVISIONS.  The officers of the Corporation shall include a president, a secretary and a treasurer and may include a chair of the board, a vice chair of the board, a chief executive officer, one or more vice presidents, a chief operating officer, a chief financial officer, one or more assistant secretaries and one or more assistant treasurers.  In addition, the Board of Directors may from time to time elect such other officers with such powers and duties as it shall deem necessary or appropriate.  The officers of the Corporation shall be elected annually by the Board of Directors, except that the chief executive officer or president may from time to time appoint one or more vice presidents, assistant secretaries and assistant treasurers or other officers.  Each officer shall serve until such officer’s successor is elected and qualifies or until such officer’s death, or such officer’s resignation or removal in the manner hereinafter provided.  Any two or more offices except president and vice president may be held by the same person.  Election of an officer or agent shall not of itself create contract rights between the Corporation and such officer or agent.

                        Section 2.        REMOVAL AND RESIGNATION.  Any officer or agent of the Corporation may be removed, with or without cause, by the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Any officer of the Corporation may resign at any time by delivering a resignation to the Board of Directors, the chair of the board, the chief executive officer, the president or the secretary.  Any resignation shall take effect immediately upon its receipt or at such later time specified in the resignation.  The acceptance of a resignation shall not be necessary to make it effective unless otherwise stated in the resignation.  Such resignation shall be without prejudice to the contract rights, if any, of the Corporation.

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                        Section 3.        VACANCIES.  A vacancy in any office may be filled by the Board of Directors for the balance of the term.

                        Section 4.        CHAIR OF THE BOARD.  The Board of Directors may designate from among its members a chair of the board, who shall not, solely by reason of these Bylaws, be an officer of the Corporation.  The Board of Directors may designate the chair of the board as an executive or non-executive chair.  The chair of the board shall preside over the meetings of the Board of Directors.  The chair of the board shall perform such other duties as may be assigned to  the chair of the board by these Bylaws or the Board of Directors.

                        Section 5.        CHIEF EXECUTIVE OFFICER.  The Board of Directors may designate a chief executive officer.  In the absence of such designation, the chair of the board shall be the chief executive officer of the Corporation.  The chief executive officer shall have general responsibility for implementation of the policies of the Corporation, as determined by the Board of Directors, and for the management of the business and affairs of the Corporation. The chief executive officer may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of chief executive officer and such other duties as may be prescribed by the Board of Directors from time to time.

                        Section 6.        CHIEF OPERATING OFFICER.  The Board of Directors may designate a chief operating officer.  The chief operating officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

                        Section 7.        CHIEF FINANCIAL OFFICER.  The Board of Directors may designate a chief financial officer.  The chief financial officer shall have the responsibilities and duties as determined by the Board of Directors or the chief executive officer.

                        Section 8.        PRESIDENT.  In the absence of a chief executive officer, the president shall in general supervise and control all of the business and affairs of the Corporation.  In the absence of a designation of a chief operating officer by the Board of Directors, the president shall be the chief operating officer.  The president may execute any deed, mortgage, bond, contract or other instrument, except in cases where the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law to be otherwise executed; and in general shall perform all duties incident to the office of president and such other duties as may be prescribed by the Board of Directors from time to time.

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                        Section 9.        VICE PRESIDENTS.  In the absence of the president or in the event of a vacancy in such office, the vice president (or in the event there be more than one vice president, the vice presidents in the order designated at the time of their election or, in the absence of any designation, then in the order of their election) shall perform the duties of the president and when so acting shall have all the powers of and be subject to all the restrictions upon the president; and shall perform such other duties as from time to time may be assigned to such vice president by the chief executive officer, the president or the Board of Directors.  The Board of Directors may designate one or more vice presidents as executive vice president, senior vice president, or vice president for particular areas of responsibility.

                        Section 10.      SECRETARY.  The secretary shall (a) keep the minutes of the proceedings of the stockholders, the Board of Directors and committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the Corporation; (d) keep a register of the address of each stockholder which shall be furnished to the secretary by such stockholder; (e) have general charge of the stock transfer books of the Corporation; and (f) in general perform such other duties as from time to time may be assigned to the secretary by the chief executive officer, the president or the Board of Directors.

                        Section 11.      TREASURER.  The treasurer shall have the custody of the funds and securities of the Corporation, shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation, shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors and in general perform such other duties as from time to time may be assigned to the treasurer by the chief executive officer, the president or the Board of Directors.  In the absence of a designation of a chief financial officer by the Board of Directors, the treasurer shall be the chief financial officer of the Corporation.

                        The treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the president and Board of Directors, at the regular meetings of the Board of Directors or whenever it may so require, an account of all the transactions as treasurer and of the financial condition of the Corporation.

                        Section 12.      ASSISTANT SECRETARIES AND ASSISTANT TREASURERS.  The assistant secretaries and assistant treasurers, in general, shall perform such duties as shall be assigned to them by the secretary or treasurer, respectively, or by the chief executive officer, the president or the Board of Directors.

                        Section 13.      COMPENSATION.  The compensation of the officers shall be fixed from time to time by or under the authority of the Board of Directors and no officer shall be prevented from receiving such compensation by reason of the fact that such officer is also a director.

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ARTICLE VI

CONTRACTS, CHECKS AND DEPOSITS

                        Section 1.        CONTRACTS.  The Board of Directors may authorize any officer or agent to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation and such authority may be general or confined to specific instances.  Any agreement, deed, mortgage, lease or other document shall be valid and binding upon the Corporation when duly authorized or ratified by action of the Board of Directors and executed by an authorized person.

                        Section 2.        CHECKS AND DRAFTS.  All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer or agent of the Corporation in such manner as shall from time to time be determined by the Board of Directors.

                        Section 3.        DEPOSITS.  All funds of the Corporation not otherwise employed shall be deposited or invested from time to time to the credit of the Corporation as the Board of Directors, the chief executive officer, the president, the chief financial officer, or any other officer designated by the Board of Directors may determine.

ARTICLE VII

STOCK

                        Section 1.        CERTIFICATES.  Except as may be otherwise provided by the Board of Directors or any officer of the Corporation, stockholders of the Corporation are not entitled to certificates representing the shares of stock held by them.  In the event that the Corporation issues shares of stock represented by certificates, such certificates shall be in such form as prescribed by the Board of Directors or a duly authorized officer, shall contain the statements and information required by the MGCL and shall be signed by the officers of the Corporation in any manner permitted by the MGCL.  In the event that the Corporation issues shares of stock without certificates, to the extent then required by the MGCL the Corporation shall provide to the record holders of such shares a written statement of the information required by the MGCL to be included on stock certificates.  There shall be no difference in the rights and obligations of stockholders based on whether or not their shares are represented by certificates.

                        Section 2.        TRANSFERS.  All transfers of shares of stock shall be made on the books of the Corporation in such manner as the Board of Directors or any officer of the Corporation may prescribe and, if such shares are certificated, upon surrender of certificates duly endorsed.  The issuance of a new certificate upon the transfer of certificated shares is subject to the determination of the Board of Directors or an officer of the Corporation that such shares shall no longer be represented by certificates.  Upon the transfer of any uncertificated shares, the Corporation shall provide to the record holders of such shares, to the extent then required by the MGCL, a written statement of the information required by the MGCL to be included on stock certificates.

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                        The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise expressly provided by the laws of the State of Maryland.

                        Notwithstanding the foregoing, transfers of shares of any class or series of stock will be subject in all respects to the Charter and all of the terms and conditions contained therein.

                        Section 3.        REPLACEMENT CERTIFICATE.  Any officer of the Corporation may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated; provided, however, if such shares have ceased to be certificated, no new certificate shall be issued unless requested in writing by such stockholder and the Board of Directors or an officer of the Corporation has determined that such certificates may be issued.  Unless otherwise determined by an officer of the Corporation, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or such owner’s legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Corporation a bond in such sums as it may direct as indemnity against any claim that may be made against the Corporation.

                        Section 4.        FIXING OF RECORD DATE.  The Board of Directors may set, in advance, a record date for the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or determining stockholders entitled to receive payment of any dividend or the allotment of any other rights, or in order to make a determination of stockholders for any other proper purpose.  Such record date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than 90 days and, in the case of a meeting of stockholders, not less than ten days, before the date on which the meeting or particular action requiring such determination of stockholders of record is to be held or taken.

                        When a record date for the determination of stockholders entitled to notice of or to vote at any meeting of stockholders has been set as provided in this section, such record date shall continue to apply to the meeting if postponed or adjourned, except if the meeting is postponed or adjourned to a date more than 120 days after the record date originally fixed for the meeting, in which case a new record date for such meeting shall be determined as set forth herein.

                        Section 5.        STOCK LEDGER.  The Corporation shall maintain at its principal office or at the office of its counsel, accountants or transfer agent, an original or duplicate stock ledger containing the name and address of each stockholder and the number of shares of each class held by such stockholder.

                        Section 6.        FRACTIONAL STOCK; ISSUANCE OF UNITS.  The Board of Directors may authorize the Corporation to issue fractional shares of stock or authorize the issuance of scrip, all on such terms and under such conditions as it may determine.  Notwithstanding any other provision of the Charter or these Bylaws, the Board of Directors may authorize the issuance of units consisting of different securities of the Corporation.

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ARTICLE VIII

ACCOUNTING YEAR

                        The Board of Directors shall have the power, from time to time, to fix the fiscal year of the Corporation by a duly adopted resolution.

ARTICLE IX

DISTRIBUTIONS

                        Section 1.        AUTHORIZATION.  Dividends and other distributions upon the stock of the Corporation may be authorized by the Board of Directors, subject to the provisions of law and the Charter.  Dividends and other distributions may be paid in cash, property or stock of the Corporation, subject to the provisions of law and the Charter.

                        Section 2.        CONTINGENCIES.  Before payment of any dividend or other distribution, there may be set aside out of any assets of the Corporation available for dividends or other distributions such sum or sums as the Board of Directors may from time to time, in its sole discretion, think proper as a reserve fund for contingencies, for equalizing dividends, for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall determine, and the Board of Directors may modify or abolish any such reserve.

ARTICLE X

INVESTMENT POLICY

                        Subject to the provisions of the Charter, the Board of Directors may from time to time adopt, amend, revise or terminate any policy or policies with respect to investments by the Corporation as it shall deem appropriate in its sole discretion.

ARTICLE XI

SEAL

                        Section 1.        SEAL.  The Board of Directors may authorize the adoption of a seal by the Corporation.  The seal shall contain the name of the Corporation and the year of its incorporation and the words “Incorporated Maryland.”  The Board of Directors may authorize one or more duplicate seals and provide for the custody thereof.

                        Section 2.        AFFIXING SEAL.  Whenever the Corporation is permitted or required to affix its seal to a document, it shall be sufficient to meet the requirements of any law, rule or regulation relating to a seal to place the word “(SEAL)” adjacent to the signature of the person authorized to execute the document on behalf of the Corporation.

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ARTICLE XII

WAIVER OF NOTICE

                        Whenever any notice of a meeting is required to be given pursuant to the Charter or these Bylaws or pursuant to applicable law, a waiver thereof in writing or by electronic transmission, given by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.  Neither the business to be transacted at nor the purpose of any meeting need be set forth in the waiver of notice of such meeting, unless specifically required by statute.  The attendance of any person at any meeting shall constitute a waiver of notice of such meeting, except where such person attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting has not been lawfully called or convened.

ARTICLE XIII

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

                        Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, or any successor provision thereof, (b) any derivative action or proceeding brought on behalf of the Corporation, other than actions arising under federal securities laws, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation, (d) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL or the Charter or these Bylaws, or (e) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.  None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Corporation consents in writing to such court.

ARTICLE XIV

AMENDMENT OF BYLAWS

                        The Board of Directors shall have the exclusive power to adopt, alter or repeal any provision of these Bylaws and to make new Bylaws.

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Exhibit C – Sponsor Support Agreement

 Exhibit 10.3

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement” or the “Sponsor Agreement”), dated as of December 13, 2022, is entered into by and between Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (“Sponsor”), Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (“Acquiror”), each of the undersigned individuals, each of whom is a member of Acquiror’s board of directors and/or management team (each, a “Holder”), and Mobile Infrastructure Corporation, a Maryland corporation (the “Company”).  Sponsor, Acquiror, each Holder and the Company shall be referred to herein from time to time as the “Parties”.

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Sponsor Agreement, Acquiror, the Company, and Queen Merger Corp. I, a Maryland corporation and a wholly owned subsidiary of Acquiror, will enter into that certain Merger Agreement, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, Sponsor and each Holder have agreed to waive certain of their anti-dilution and conversion rights; and

WHEREAS, Sponsor has agreed to certain restrictions with respect to the Acquiror Equity Securities, subject to the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

(a)

“First Earnout Shares” means 1,658,750 Founder Shares held by Sponsor as of the date first set forth above, and following the consummation of the transactions contemplated by the Merger Agreement shall mean the equivalent number of Surviving Pubco Shares, as converted and exchanged pursuant to the Merger Agreement and the terms set forth herein.

(b)

“Founder Shares” means the 6,755,000 shares of Acquiror Class B Common Stock owned beneficially and of record by Sponsor as of the date hereof (and any shares of Acquiror Class A Common Stock or Surviving Pubco Shares issuable upon conversion thereof).

(c)	“Letter Agreement” means that certain Letter Agreement, dated May 24, 2021, between Sponsor, the Holders and Acquiror.

(d)

“Second Earnout Shares” means 1,658,750 Founder Shares held by Sponsor as of the date first set forth above, and following the consummation of the transactions contemplated by the Merger Agreement shall mean the equivalent number of Surviving Pubco Shares, as converted and exchanged pursuant to the Merger Agreement and the terms set forth herein.

(e)	“Sponsor Incentive Shares” means 2,062,500 Founder Shares held by the Sponsor.

(f)

“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(g)	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.

Waiver.  Immediately prior to, and conditioned upon, the Domestication, each of Sponsor and the Holders hereby, automatically and without any further action by Sponsor, any Holder or Acquiror, irrevocably waives its respective rights under the anti-dilution and conversion provisions of Article 17 of the Amended and Restated Memorandum and Articles of Association of Acquiror, effective as of May 24, 2021 (the “Acquiror Articles”), with respect to each share of Acquiror Class B Common Stock held by Sponsor or such Holder as of the date hereof, and such share shall, automatically and without any further action by Sponsor or any Holder, be converted to and exchanged for Acquiror Class A Common Stock on a one-for-one basis as provided in Section 17.2 of the Acquiror Articles at the effective time of the Domestication.

3.	Founder Shares. Sponsor hereby agrees that, notwithstanding anything to the contrary in the Letter Agreement or otherwise:

(a)

following the Second Effective Time, the First Earnout Shares shall vest at such time as (x) the aggregate volume-weighted average price per Surviving Pubco Share for any five consecutive trading day period after the Closing Date equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the First Earnout Shares shall not be permitted until the first anniversary of the Closing Date) or (y) the Surviving Pubco (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property; provided that in the event that the First Earnout Shares have not vested prior to December 31, 2026, then the First Earnout Shares shall immediately be delivered to Surviving Pubco for cancellation and for no consideration;

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(b)

following the Second Effective Time, the Second Earnout Shares shall vest at such time as (x) the aggregate volume-weighted average price per Surviving Pubco Share for any five consecutive trading day period after the Closing Date equals or exceeds $20.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the Second Earnout Shares shall not be permitted until the first anniversary of the Closing Date) or (y) the Surviving Pubco (or its successor) completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Surviving Pubco’s (or its successor’s) stockholders having the right to exchange their Surviving Pubco Shares for cash, securities or other property; provided that in the event that the Second Earnout Shares have not vested prior to December 31, 2028, then the Second Earnout Shares shall be delivered to Surviving Pubco immediately for cancellation and for no consideration;

(c)

immediately prior to Closing on the Closing Date, the Sponsor shall deliver to Acquiror for cancellation and for no consideration (x) 1,375,000 Founder Shares and (y) any Sponsor Incentive Shares that have not been transferred at or prior to the Closing or committed to be transferred to third-party investors in connection with the Closing; and

(d)

(i) if the aggregate cash proceeds from Acquiror’s Trust Account (net of the Acquiror Share Redemption Amount), the PIPE Investment Amount (excluding the Initial PIPE Investment and any PIPE Investments by officers, directors or affiliates of the Company) and any other third-party financing (other than debt financing) to be funded at the Closing (such proceeds, the “Closing Cash Proceeds”) are less than $40,000,000 at the Closing, then the Sponsor shall immediately prior to Closing deliver to Acquiror for cancellation and for no consideration 1,317,500 Founder Shares (with such Founder Shares reducing the First Earnout Shares and the Second Earnout Shares on an equal basis), and (ii) if the Closing Cash Proceeds equal or exceed $40,000,000 but are less than $50,000,000 at the Closing, then the Sponsor shall immediately prior to Closing deliver to Acquiror for cancellation and for no consideration 1,000,000 Founder Shares (with such Founder Shares reducing the First Earnout Shares and the Second Earnout Shares on an equal basis). For the avoidance of doubt, if the Closing Cash Proceeds equal or exceed $50,000,000, then no Founder Shares shall be delivered to Acquiror for cancellation pursuant to this Section 3(d).

4.

Sponsor Agreements.  Each of the Sponsor and each Holder hereby agrees, that during the period commencing on the date hereof and ending on the earlier to occur of (i) the Closing and (ii) such date and time as the Merger Agreement shall be terminated in accordance with its terms (the earlier of (i) and (ii), the “Expiration Time”):

(a)

at any meeting of the shareholders of Acquiror, however called, or at any adjournment or postponement thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of the Acquiror is sought, (i) to appear at each such meeting or otherwise cause all of its shares of Acquiror Equity Securities to be counted as present thereat for purposes of calculating a quorum and (ii) to vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Acquiror Common Stock and any other equity securities of Acquiror that Sponsor or each Holder holds of record or beneficially as of the date of this Agreement or acquires record or beneficial ownership of after the date hereof (collectively, the “Acquiror Equity Securities”):

(i)	In favor of each Acquiror Transaction Proposal and any Extension Proposal;

(ii)	Against any Acquiror Acquisition Proposal or any proposal relating to an Acquiror Acquisition Proposal (in each case, other than the Acquiror Transaction Proposals);

(iii)	Against any change in the business of Acquiror or the board of directors of Acquiror (other than in connection with the Acquiror Transaction Proposal and any Extension Proposal);

(iv)

Against any merger agreement or merger (other than the Merger Agreement and the Mergers), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; and

(v)

Against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Mergers, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Acquiror under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror;

(b)

to not redeem, elect to redeem or tender or submit any of its Acquiror Equity Securities for redemption in connection with the Merger Agreement or the transactions contemplated thereby, including, without limitation, in connection with any Extension Proposal;

(c)

to comply with, and fully perform all of its obligations, covenants and agreements set forth in the Letter Agreement, including its obligations not to redeem any shares of Acquiror Equity Securities owned by it in connection with the transactions contemplated by the Merger Agreement;

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(d)	not to modify, amend or waive any of the obligations of a Holder pursuant to Section 7 of the Letter Agreement without the prior written consent of the Company; and

(e)	to comply with the transfer restrictions set forth in the Letter Agreement irrespective of any amendment, release or waiver thereof.

5.	Additional Covenants of Sponsor and Holders.

(a)

Notwithstanding the foregoing, Transfers of the Acquiror Equity Securities that are held by the Sponsor or a Holder or any of its permitted transferees (that have complied with this Section 5(a) are permitted (A) to any employees, officers, directors, or members of the Sponsor, Acquiror or their respective Affiliates; (B) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (C) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (D) in the case of an individual, pursuant to a qualified domestic relations order, (E) by virtue of the laws of the Cayman Islands or Sponsor’s exempted limited company agreement upon dissolution of Sponsor, or (F) to PIPE Investors in accordance with Section 3(c); provided, however, that in the case of clauses (A) through (E), these permitted transferees must, as a condition precedent to such transfer, execute a joinder to this Agreement (in a form reasonably acceptable to Acquiror and, if prior to the Second Effective Time, the Company) agreeing to be bound by the terms of this Agreement.

(b)

Without limiting any other Transfer restrictions that may apply hereunder or under the Letter Agreement, following the Closing, Sponsor agrees that it shall not, directly or indirectly, Transfer any First Earnout Shares or Second Earnout Shares unless and until such shares have vested in accordance with Section 3(a) or Section 3(b), as applicable.

(c)

Following the Closing, stop transfer orders shall be placed against the Founder Shares, and each certificate or book entry position statement evidencing any Founder Shares shall be stamped or otherwise imprinted with a legend, in each case appropriately reflecting the terms of Section 3 and this Section 5.

(d)

At the Closing, each of the Sponsor and the Holders shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among the Surviving Pubco, Sponsor and certain of the MIC Shareholders, in a form to be mutually agreed by Acquiror and the Company with substantially the same rights as set forth in the Acquiror’s and the Company’s registration rights agreements in effect as of the date hereof.

(e)

Each of Sponsor and each Holder acknowledge that its obligations set forth in Section 4(a) shall apply whether or not the Mergers or any of the other transactions contemplated by the Merger Agreement is recommended by the board of directors of Acquiror.

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(f)	Each of Sponsor and each Holder shall promptly notify the Company of the number of any new equity securities of Acquiror acquired by it after the date hereof.

(g)

For the avoidance of doubt, if, after the date of this Agreement, the Sponsor or a Holder purchases or otherwise acquires beneficial ownership of any shares of Acquiror Common Stock or other equity securities of Acquiror or acquires the right to vote or share in the voting of any shares of Acquiror Common Stock or other equity securities of Acquiror (such shares of Acquiror Common Stock and other equity securities of Acquiror, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor, or the voting rights applicable thereto, as applicable, shall be subject to the terms of this Agreement to the same extent as if they constituted “Acquiror Equity Securities” owned by the Sponsor or a Holder as of the date hereof.

6.	Sponsor Representations and Warranties. Sponsor hereby represents and warrants as of the date hereof to the Acquiror and the Company as follows:

(a)

Sponsor (i) is duly organized, validly existing and in good standing under the laws of the Cayman Islands, (ii) has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder, (iii) the execution and delivery of this Sponsor Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor, and (iv) this Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

(b)

As of the date hereof, Sponsor is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) and record owner of the Acquiror Common Stock set forth opposite its name on Exhibit A hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock) affecting any such shares of Acquiror Common Stock, other than Liens pursuant to (i) this Agreement, (ii) the Letter Agreement, (iii) the Acquiror’s Governing Documents, (iv) the Merger Agreement, or (v) any applicable securities Laws. Sponsor’s shares of Acquiror Common Stock are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of the Sponsor’s shares of Acquiror Common Stock are subject to any proxy, power of attorney, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, except as provided hereunder, under the Letter Agreement or under the Acquiror’s Governing Documents. Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

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(c)

The execution and delivery of this Agreement by the Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Acquiror Equity Securities), in each case to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d)

There are no lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(e)	Sponsor understands and acknowledges that each of Acquiror and Company is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7.	Holder Representations and Warranties. Each Holder, severally and not jointly, hereby represents and warrants as of the date hereof as follows:

(a)

(i) such Holder has full legal right and capacity to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of such Holder’s obligations hereunder, and (ii) this Sponsor Agreement has been duly and validly executed and delivered by such Holder and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of such Holder enforceable against it in accordance with its terms.

(b)

As of the date hereof, such Holder is the beneficial owner and record owner of the Acquiror Common Stock set forth opposite its name on Exhibit A hereto, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock) affecting any such shares of Acquiror Common Stock, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror’s Governing Documents, (iii) the Letter Agreement, (iv) the Merger Agreement, or (v) any applicable securities Laws. Such Holder’s shares of Acquiror Common Stock are the only equity securities in Acquiror owned of record or beneficially by such Holder on the date of this Agreement, and none of such Holder’s shares of Acquiror Common Stock are subject to any proxy, power of attorney, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, except as provided hereunder, under the Letter Agreement or under the Acquiror’s Governing Documents. Such Holder does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

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(c)

The execution and delivery of this Agreement by such Holder does not, and the performance by such Holder of its obligations hereunder will not, require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Holder or such Holder’s Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Holder of its obligations under this Agreement.

(d)

There are no lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings pending against such Holder or, to such Holder’s knowledge, threatened against such Holder, before (or, in the case of threatened lawsuits, actions, suits, judgments, claims, arbitration or any other proceedings, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Holder of its obligations under this Agreement.

(e)	Such Holder understands and acknowledges that each of Acquiror and the Company is entering into the Merger Agreement in reliance upon such Holder’s execution and delivery of this Agreement.

8.

Further Assurances.  From time to time, at the Company’s request and at the Company’s sole expense and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement.

9.

Entire Agreement.  This Sponsor Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto (including, as to any change, amendment or waiver sought prior to the Second Effective Time, the Company).

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10.

Successors and Assigns.  No party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (including, with respect to any assignment prior to the Second Effective Time, the Company). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor, each Holder, and their respective successors, heirs and assigns and permitted transferees; provided, that any such permitted transferees execute a joinder to this Sponsor Agreement in the form reasonably acceptable to Acquiror.

11.

Third Party Beneficiaries.  Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

12.

Counterparts.  This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

13.

Notices.  Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or e-mail.

14.

Termination.  This Sponsor Agreement shall automatically terminate, and have no further force and effect upon the termination of the Merger Agreement in accordance with its terms prior to the Second Effective Time.  Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a willful and intentional breach of any covenant or agreement set forth in this Agreement prior to such termination or actual fraud, (ii) Sections 2 through 4 shall not survive the termination of this Agreement, and (iii) Sections 9 through 18 shall each survive the termination of this Agreement solely to the extent related to any surviving sections.

15.

Specific Performance.  The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

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16.

Amendment.  This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto (including, as to any amendment, change, supplement, waiver, modification or termination sought to be effected prior to the Second Effective Time, the Company).

17.

Severability.  This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

18.

Governing Law.  This Sponsor Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland.  The parties hereto expressly incorporate by reference Section 11.14 (Jurisdiction; Waiver of Jury Trial) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

[signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement as of the date first written above.

FIFTH WALL ACQUISITION CORP. III

By: /s/ Andriy Mykhaylovskyy

Name:     Andriy Mykhaylovskyy

Title:       Chief Financial Officer

MOBILE INFRASTRUCTURE CORPORATION

By: /s/ Manuel Chavez III

Name:     Manuel Chavez III

Title:       Chief Executive Officer

FIFTH WALL ACQUISITION SPONSOR III LLC

By: /s/ Andriy Mykhaylovskyy

Name:     Andriy Mykhaylovskyy

Title:       Manager

Adeyemi Ajao

/s/ Adeyemi Ajao

Alana Beard

/s/ Alana Beard

Poonam Sharma Mathis

/s/ Poonam Sharma Mathis

Amanda Parness

/s/ Amanda Parness

[Signature Page to Sponsor Agreement]

Exhibit A

Shareholder	Acquiror Class B Common Stock
Sponsor	6,755,000
Adeyemi Ajao	30,000
Alana Beard	30,000
Poonam Sharma Mathis	30,000
Amanda Parness	30,000

Exhibit D – Color Up Support Agreement

Exhibit 99.3

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of December 13, 2022, is entered into by and among Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), “Parent”), and the stockholder of the Company (as defined below) set forth on Schedule A hereto (the “Supporting Holder”).  Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Queen Merger Corp. I, a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (the “Company”), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which has been made available to the Supporting Holder, which provides, among other things, that, upon the terms and subject to the conditions thereof, (a) Parent shall convert from a Cayman Islands exempted company to a Maryland corporation (the “Domestication”), (b) following the Domestication, Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the “First-Step Surviving Company”), and (c) immediately following the First Merger, the First-Step Surviving Company will merge with and into Parent in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent continuing as the surviving entity;

WHEREAS, as of the date hereof, the Supporting Holder is the sole record owner and the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full sole voting power over the number of shares of Common Stock of the Company, par value $0.0001 per share (“Company Common Stock”), set forth opposite the Supporting Holder’s name on Schedule A under the column heading “Number of Shares of Company Common Stock” (all such shares of Company Common Stock specified on Schedule A under the column heading “Number of Shares of Company Common Stock” and any other shares of Company Common Stock the Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as the Supporting Holder’s “Subject Shares”); and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent to enter into the Merger Agreement, the Supporting Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO VOTE SUBJECT SHARES

1.1.  Voting of Subject Shares

The Supporting Holder holding Subject Shares hereby irrevocably and unconditionally agrees that, after the Form S-4 is declared effective by the SEC, prior to the termination of this Agreement, the Supporting Holder will at any meeting of the stockholders of the Company (and at any adjournment or postponement thereof), however called, and in any written actions by consent of the stockholders of the Company (whenever presented), cause the Subject Shares to be voted (including via proxy) (a) in favor of the First

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Merger and the Company Charter Amendment, (b) in favor of any proposal to adjourn a meeting of the stockholders at which there is a proposal to adopt the Merger Agreement if there are not sufficient votes to adopt the proposals described in clause (a) above or if there are not sufficient shares of Company Common Stock present in person or represented by proxy to constitute a quorum, (c) against any Company Acquisition Proposal, (d) except with respect to any Adverse Amendment (defined below), in any circumstances upon which a consent or other approval is required under the Company Charter or otherwise sought with respect to the Merger Agreement (including the Mergers), to vote, consent or approve (or cause to be voted, consented or approved) all of such Supporting Holder’s Subject Shares held at such time in favor thereof, (e) against and withhold consent with respect to any merger, purchase of all or substantially all of the Company’s assets or other business combination transaction (other than the Merger Agreement), (f) against any proposal, action or agreement that would impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement, or the Mergers, and (g) in favor of any proposal to amend the Third Amended and Restated Limited Partnership Agreement of Mobile Infra Operating Partnership, L.P. as contemplated by the Merger Agreement. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Supporting Holder from exercising full power and authority to vote the Subject Shares in Supporting Holder’s sole discretion for or against any proposal submitted to a vote of the MIC Shareholders in respect of, or which contains or reflects, an Adverse Amendment.

1.2              No Inconsistent Agreements.  Prior to the termination of this Agreement, the Supporting Holder shall not enter into any commitment, agreement, understanding, or similar arrangement to vote or give voting instructions or express consent or dissent in writing in any manner inconsistent with the terms of this Article I.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING HOLDER

The Supporting Holder represents and warrants to Parent that:

2.1          Authorization; Binding Agreement

(a)                The Supporting Holder, if not a natural person, is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted.  The Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)               This Agreement has been duly and validly executed and delivered by the Supporting Holder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Supporting Holder, enforceable against the Supporting Holder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

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2.2          Non-Contravention  Neither the execution and delivery of this Agreement by the Supporting Holder nor performance by the Supporting Holder of the obligations herein nor the compliance by the Supporting Holder with any provisions herein will (a) if not a natural person, violate the certificate or articles of incorporation, bylaws or other governing documents of the Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of the Supporting Holder, except as provided in the (i) Company Charter, (ii) the Company Bylaws (together with the Company Charter, the “Company Governing Documents”), or (iii) the Stockholders’ Agreement (as defined below), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (as defined below) on the Subject Shares, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to the Supporting Holder or by which any of the Supporting Holder’s Subject Shares are bound, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially impair the Supporting Holder’s ability to perform its obligations hereunder.

2.3         Ownership of Shares; Total Shares.  As of the date hereof, the Supporting Holder is the record and beneficial owner of all of the Subject Shares set forth on Schedule A opposite such Supporting Holder’s name and has good and marketable title to all of such Subject Shares, free and clear of any encumbrances, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other liens or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement, (b) any Lock-Up Agreement entered into by and between the Supporting Holder, Parent and the Company, (c) any applicable restrictions on transfer under applicable securities Laws, (d) that certain Stockholders’ Agreement, dated as of August 25, 2021, among the Company and the stockholders party thereto (the “Stockholders’ Agreement”), and for the avoidance of doubt, the Stockholders’ Agreement shall terminate upon the consummation of the Mergers, except that Section 5.01 therein shall survive for a period of six (6) months thereafter, and (e) the Company Governing Documents (collectively, “Permitted Encumbrances”).  The Subject Shares listed on Schedule A opposite the Supporting Holder’s name constitute all of the Company Common Stock owned by the Supporting Holder as of the date hereof and, other than such Subject Shares, as of the date of this Agreement, there are no other shares of Company Common Stock held of record or beneficially owned by the Supporting Holder or in respect of which the Supporting Holder has full voting power.

2.4       Voting Power.  The Supporting Holder has, as of the date hereof and, except pursuant to a permitted transfer pursuant to Section 4.1(b) hereof, will have until the termination of this Agreement, sole and full voting power and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Supporting Holder’s Subject Shares currently owned or hereinafter acquired.  None of the Supporting Holder’s Subject Shares are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Shares, except for the Company Governing Documents and the Stockholders’ Agreement.

2.5        Reliance.  The Supporting Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Supporting Holder’s execution, delivery and performance of this Agreement.

2.6          Brokers.  Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Supporting Holder.

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2.7           Adequate Information.  The Supporting Holder acknowledges that the Supporting Holder is a sophisticated investor with respect to the Supporting Holder’s Subject Shares and has adequate information concerning the business and financial condition of the Company and Parent to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any affiliate thereof, and based on such information as the Supporting Holder has deemed appropriate, made the Supporting Holder’s own analysis and decision to enter into this Agreement.  The Supporting Holder acknowledges that the Supporting Holder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

Parent represents, warrants and covenants to the Supporting Holder that:

3.1     Organization and Qualification.  Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

3.2    Authority for this Agreement.  Parent has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein.  The execution and delivery of this Agreement by Parent has been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Supporting Holder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.

3.3    Anti-Takeover Approvals.  The board of directors of Parent has opted out, or will include an opt out provision in the Domesticated Charter (the “Opt Out Provision”) as promptly as reasonably practicable following the date hereof but in no event later than the time immediately prior to the consummation of the First Merger, from the requirements of Section 3-602 of the MGCL and any other “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover, and the Opt Out Provision is or will be sufficient to render inapplicable to the Mergers, the Merger Agreement and this Agreement and the acquisition of the Surviving Pubco Shares by the Company’s stockholders pursuant to any of the foregoing the provisions of Section 3-602 of the MGCL or any other such anti-takeover law.

ARTICLE IV

ADDITIONAL COVENANTS OF THE SUPPORTING HOLDER

4.1      No Transfer; No Inconsistent Arrangements.

(a)                Subject to Section 4.1(b), until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), gift, pledge dispose of or otherwise encumber any of the Subject Shares or otherwise agree to do any of the foregoing (provided that any encumbrance that would not prevent, impair or delay the Supporting Holder’s ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions set forth in this clause (i)), (ii) deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (iii) other than in furtherance of the transactions contemplated by the Merger Agreement, enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Shares.  Any action taken in violation of the foregoing sentence shall be null and void ab initio.

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(b)               Section 4.1(a) shall not prohibit a transfer of Subject Shares by a Supporting Holder made: (i) in the case of a Supporting Holder that is an individual, by gift to a member of one of the Supporting Holder’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the Supporting Holder’s immediate family, an affiliate of such person or to a charitable organization; (ii) in the case of a Supporting Holder that is an individual, by virtue of laws of descent and distribution upon death of the Supporting Holder; (iii) in the case of a Supporting Holder being an individual, pursuant to a qualified domestic relations order; (iv) in the case of a Supporting Holder who is not a natural person, by pro rata distributions from the Supporting Holder to its members, partners, or shareholders pursuant to the Supporting Holder’s organizational documents; (v) by virtue of applicable law or the Supporting Holder’s organizational documents upon liquidation or dissolution of the Supporting Holder; (vi) in the case of a Supporting Holder who is not a natural person, to any employees, officers, directors or members of the Supporting Holder, or to any affiliates of the Supporting Holder; provided, however, that a transfer referred to in Section 4.1(b)(i), (iv), or (vi) shall be permitted only if, (A) as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement, and (B) such transfer is effected no later than three (3) Business Days prior to the date on which the Form S-4 is declared effective.

4.2      Standstill.  From the date of this Agreement until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder shall not engage in any transactions involving the securities of Parent without Parent’s prior written consent; provided that this Section 4.2 shall not apply to transactions involving any securities of Parent held by the Supporting Holder as of or prior to the date of this Agreement.

4.3        No Legal Action.  The Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by a Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Shares; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.

4.4       Documentation and Information.  The Supporting Holder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC and, to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any press release or other disclosure document that Parent and/or the Company reasonably determines to be necessary in connection with the Mergers and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement and the nature of the Supporting Holder’s commitments and obligations under this Agreement.  The parties hereto agree that the Supporting Holder’s identity and ownership of the Subject Shares will not be included in a press release or other public disclosure (other than a filing with the SEC) without the Supporting Holder’s prior consent.

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4.5      Adjustments; Acquisition of Additional Securities.  In the event of any stock split, stock dividend or distribution, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting a Supporting Holder’s Subject Shares, the terms of this Agreement shall apply to the resulting securities.  In the event that the Supporting Holder acquires beneficial ownership of any additional Company Common Stock (“New Securities”), or the right to vote or share in the voting of any such New Securities, then such New Securities acquired by such Supporting Holder shall be subject to the terms of this Agreement to the same extent as if they were owned or controlled by the Supporting Holder as of the date hereof.

4.6       Public Announcements.  No Supporting Holder will make any public announcement or issue any public communication regarding the Merger Agreement, the transactions contemplated thereby or any matter related to the foregoing, without the prior written consent of the Parent and the Company, except:  (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Supporting Holder shall, to the extent permitted by applicable Law, first allow the Parent and the Company to review such announcement or communication and have the opportunity to comment thereon and the disclosing Supporting Holder shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.6; and (iii) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement.

ARTICLE V

MISCELLANEOUS

5.1       Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address or email address set forth (i) if to Parent, to the address or email address set forth in Section 11.3 of the Merger Agreement and (ii) if to a Supporting Holder, to the Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2      Termination.  This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to the Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the First Effective Time, (b) the valid termination of the Merger Agreement in accordance with its terms, (c) such time as an Adverse Recommendation Change has been effected in accordance with Section 8.6 of the Merger Agreement and (d) the mutual written agreement of Parent and the Supporting Holder, following any material modification or amendment to, or the waiver of any provision of, the Merger Agreement as in effect on the date hereof, (i) that reduces the aggregate amount or form of consideration payable to the Supporting Holder in respect of such Supporting Holder’s Company capital stock in a manner that is materially and disproportionately adverse to such Supporting Holder relative to other Company Stockholders, or (ii) that modifies the conditions of the obligations of the parties to the Merger Agreement to consummate the transactions contemplated therein in a manner that adversely affects in any material respect the Supporting Holder (any such amendment, modification, or entry, an “Adverse Amendment”).  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

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5.3      Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4      Expenses.  All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.5      Entire Agreement; Assignment.  This Agreement, together with the Merger Agreement, Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent, in the case of an assignment by the Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holder, in the case of an assignment by Parent.  Any assignment in violation of this Section 5.5 shall be null and void ab initio.

5.7       Enforcement of the Agreement.  The parties agree that irreparable damage may occur in the event that the Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that Parent may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security.  Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.

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5.8       Jurisdiction; Waiver of Jury Trial; Governing Law.  This Agreement and all related Legal Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland.  THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  The parties hereto expressly incorporate by reference Section 11.14(a) and Section 11.14(b) (Jurisdiction; Service of Process) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

5.9      Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.10     Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.

5.11      Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

5.12          Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

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5.13           Interpretation.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.”  The term “or” is not exclusive.  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

5.14          Further Assurances.  The Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, the Supporting Holder will, upon reasonable written request of the Supporting Holder by Parent and at Parent’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

5.14          No Agreement as Director or Officer.  The Supporting Holder is entering into this Agreement solely in the Supporting Holder’s capacity as record and/or beneficial owner of Subject Shares and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by the Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Supporting Holder (including, for this purpose, any appointee or representative of the Supporting Holder to the board of directors of the Company) of the Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company.

5.15          No Ownership Interest.  Nothing contained in this Agreement will be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Shares.  All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Supporting Holder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Supporting Holder in the voting of any of the equity securities of the Company, except as otherwise provided herein with respect to the Subject Shares.  Except as otherwise set forth in Section 1, the Supporting Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the MIC Shareholders.  Without limiting the foregoing, nothing in this Agreement shall obligate or require the Supporting Holder to exercise an option to purchase any equity securities of the Company.

[Signature Pages Follow.]

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The parties are executing this Agreement on the date set forth in the introductory clause.

FIFTH WALL ACQUISITION CORP. III

By:	/s/ Andriy Mykhaylovskyy
Name:	Andriy Mykhaylovskyy
Title:	Chief Financial Officer

SUPPORTING HOLDER COLOR UP, LLC

By:	/s/ Manuel Chavez III
Name:	Manuel Chavez III
Title:	Chief Executive Officer
Address:	30 W 5TH STREET CINCINNATI, OH 45202
Email:	manuel@mobileit.com

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Schedule A

Supporting Holder	Number of Shares of Company Common Stock
Color Up, LLC	2,624,831.353

Exhibit E – Form of A&R OP LPA

Fourth AMENDED AND RESTATED

AGREEMENT

OF LIMITED PARTNERSHIP

OF

MOBILE INFRA OPERATING PARTNERSHIP, L.P.

a Maryland limited partnership

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS IN THE OPINION OF COUNSEL SATISFACTORY TO THE PARTNERSHIP THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Dated as of [ ], 2022

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FOURTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF MOBILE INFRA OPERATING PARTNERSHIP, L.P.

THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MOBILE INFRA OPERATING PARTNERSHIP, L.P., dated as of [ ], 2022, is made and entered into by and among, [Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors)], as the General Partner and the Persons from time to time party hereto, as limited partners.

WHEREAS, the Partnership (as defined herein) initially was formed pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware on June 8, 2015 (the “Formation Date”), with Mobile Infrastructure Corporation, a Maryland corporation, as the initial general partner (the “Initial General Partner”).

WHEREAS, the initial general partner and the initial limited partner of the Partnership entered into a limited partnership agreement of the Partnership effective as of September 22, 2015 (the “Original Partnership Agreement”);

WHEREAS, the Partnership was converted from a Delaware limited partnership to a Maryland limited partnership by the filing of a Certificate of Limited Partnership of the Partnership and Articles of Conversion with the SDAT (as defined herein) on August 26, 2021;

WHEREAS, in connection with the foregoing, the Initial General Partner and the Partnership amended and restated the Original Partnership Agreement, effective as of August 26, 2021 (the “Amended Partnership Agreement”);

WHEREAS, the Initial General Partner and the Partnership amended and restated the Amended Partnership Agreement, effective as of November 2, 2021 (the “Second Amended Partnership Agreement”);

WHEREAS, effective as of March 17, 2022, MVP REIT II Holdings, LLC, a Delaware limited liability company, a wholly owned subsidiary of the Initial General Partner and a Limited Partner (“MVP REIT II Holdings”), merged with and into the Initial General Partner, with the Initial General Partner continuing as the surviving entity (the “GP Merger”), and in connection therewith the Initial General Partner succeeded to the Common Units, Series 1 Preferred Units and Series A Preferred Units (each as defined in the Third Amended Partnership Agreement, as defined herein) owned by MVP REIT II Holdings at the effective time of the GP Merger;

WHEREAS, subsequent to the effective date of the GP Merger, the Initial General Partner filed an Amendment to the Certificate of Limited Partnership of the Partnership to change the name of the Partnership from “MVP REIT II Operating Partnership L.P.” to “Mobile Infra Operating Partnership, L.P.” effective as of March 18, 2022;

WHEREAS, the Initial General Partner and the Partnership amended and restated the Second Amended Partnership Agreement, effective as of March 18, 2022 (the “Third Amended Partnership Agreement”);

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WHEREAS, effective as of [ ], 2023, the Initial General Partner merged with and into the General Partner, with the General Partner continuing as the surviving entity (the “Merger”), and in connection therewith the General Partner succeeded to the Common Units, the Series A Preferred Units and Series 1 Preferred Units owned by the Initial General Partner immediately prior to the effective time of the Merger (the “Effective Time”);

WHEREAS, effective as of such transfer of Common Units and Preferred Units from the Initial General Partner, the General Partner was admitted as a successor General Partner in accordance with the terms of Section 12.1 of the Third Amended Partnership Agreement;

WHEREAS, as set forth in Section 12.1 of the Third Amended Partnership Agreement and following the principles of Section 4.3.E of the Third Amended Partnership Agreement, at the Effective Time, the General Partner contributed to the Partnership (a) the adjusted gross proceeds of its initial public offering of its shares of stock and [(b) other proceeds previously received by the General Partner in connection with the issuance of shares of Common Stock prior to the date hereof and, in exchange therefor, the Partnership has issued to the General Partner one Common Unit for each Common Share outstanding as of the time immediately prior to the Effective Time]; and

WHEREAS, the General Partner and the Partnership desire to amend and restate the Third Amended Partnership Agreement to make the modifications hereinafter set forth as permitted by Section 14.2 of the Third Amended Partnership Agreement.

NOW, THEREFORE, BE IT RESOLVED, that, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article 1
DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement:

“Act” means the Maryland Revised Uniform Limited Partnership Act, Title 10 of the Corporations and Associations Article of the Annotated Code of Maryland, as it may be amended from time to time, and any successor to such statute.

“Actions” has the meaning set forth in Section 7.7 hereof.

“Additional Funds” has the meaning set forth in Section 4.3.A hereof.

“Additional Limited Partner” means a Person who is admitted to the Partnership as a limited partner pursuant to the Act and Section 4.2 and Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account as of the end of the relevant Partnership Year or other applicable period, after giving effect to the following adjustments:

(i)       increase such Capital Account by any amounts that such Partner is obligated to restore pursuant to this Agreement upon liquidation of such Partner’s Partnership Interest or that such Person is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentence of each of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)       decrease such Capital Account by the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of “Adjusted Capital Account” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership Year or other applicable period.

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“Adjusted Net Income” means for each Partnership Year or other applicable period, an amount equal to the Partnership’s Net Income or Net Loss for such year or other period (other than any Net Income or Net Loss or items thereof allocated with respect to such year or other period prior to the allocation of Adjusted Net Income), computed without regard to the items set forth below; provided, that if the Adjusted Net Income for such year or other period is a negative number (i.e., a net loss), then the Adjusted Net Income for that year or other period shall be treated as if it were zero:

(i)       Depreciation; and

(ii)       Net gain or loss realized in connection with the actual or hypothetical sale of any or all of the assets of the Partnership, including but not limited to net gain or loss treated as realized in connection with an adjustment to the Gross Asset Value of the Partnership’s assets as set forth in the definition of “Gross Asset Value.”

“Adjustment Event” has the meaning set forth in Section 18.3 hereof.

“Adjustment Factor” means 1.0; provided, however, that in the event that:

(i)       the General Partner (a) declares or pays a dividend on its outstanding Shares wholly or partly in Shares or makes a distribution to all holders of its outstanding Shares wholly or partly in Shares, (b) splits or subdivides its outstanding Shares or (c) effects a reverse stock split or otherwise combines its outstanding Shares into a smaller number of Shares, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (1) the numerator of which shall be the number of Shares issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (2) the denominator of which shall be the actual number of Shares (determined without the above assumption) issued and outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination;

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(ii)       the General Partner distributes any rights, options or warrants to all holders of its Shares to subscribe for or to purchase or to otherwise acquire Shares, or other securities or rights convertible into, exchangeable for or exercisable for Shares (other than Shares issuable pursuant to a Qualified DRIP / COPP), at a price per share less than the Value of a Share on the record date for such distribution (each a “Distributed Right”), then, as of the distribution date of such Distributed Rights or, if later, the time such Distributed Rights become exercisable, the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction (a) the numerator of which shall be the number of Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus the maximum number of Shares purchasable under such Distributed Rights and (b) the denominator of which shall be the number of Shares issued and outstanding on the record date (or, if later, the date such Distributed Rights become exercisable) plus a fraction (1) the numerator of which is the maximum number of Shares purchasable under such Distributed Rights times the minimum purchase price per Share under such Distributed Rights and (2) the denominator of which is the Value of a Share as of the record date (or, if later, the date such Distributed Rights become exercisable); provided, however, that, if any such Distributed Rights expire or become no longer exercisable, then the Adjustment Factor shall be adjusted, effective retroactive to the date of distribution of the Distributed Rights (or, if applicable, the later time that the Distributed Rights became exercisable), to reflect a reduced maximum number of Shares or any change in the minimum purchase price for the purposes of the above fraction; and

(iii)       the General Partner shall, by dividend or otherwise, distribute to all holders of its Shares evidences of its indebtedness or assets (including securities, but excluding any dividend or distribution referred to in subsection (i) or (ii) above), which evidences of indebtedness or assets relate to assets not received by the General Partner pursuant to a pro rata distribution by the Partnership, then the Adjustment Factor shall be adjusted to equal the amount determined by multiplying the Adjustment Factor in effect immediately prior to the close of business as of the applicable record date by a fraction (a) the numerator of which shall be such Value of a Share as of the record date and (b) the denominator of which shall be the Value of a Share as of the record date less the then fair market value (as determined by the General Partner, whose determination shall be conclusive) of the portion of the evidences of indebtedness or assets so distributed applicable to one Share.

Notwithstanding the foregoing, no adjustments to the Adjustment Factor will be made for any class or series of Limited Partnership Interests to the extent that the Partnership makes or effects any correlative distribution or payment to all of the Partners holding Partnership Interests of such class or series, or effects any correlative split or reverse split in respect of the Partnership Interests of such class or series. Any adjustments to the Adjustment Factor shall become effective immediately after such event, retroactive to the record date, if any, for such event. For illustrative purposes, examples of adjustments to the Adjustment Factor are set forth on Exhibit A attached hereto.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“Agreement” means this Fourth Amended and Restated Limited Partnership Agreement of Mobile Infra Operating Partnership, L.P., as now or hereafter amended, restated, modified, supplemented or replaced.

“Amended Partnership Agreement” has the meaning set forth in the Recitals hereof.

“Applicable Percentage” means the proportion of a Tendering Party’s Tendered Common Units that will be acquired by the General Partner for Shares in accordance with Section 15.1 to the Tendering Party’s Tendered Common Units.

“Appraisal’ means, with respect to any assets, the written opinion of an independent third party experienced in the valuation of similar assets, selected by the General Partner in good faith. Such opinion may be in the form of an opinion by such independent third party that the value for such property or asset as set by the General Partner is fair, from a financial point of view, to the Partnership.

“Approval Right Termination Date” means the first date on which the Specified Limited Partners and any of their Affiliates (whether or not such Affiliates are or become Limited Partners pursuant to this Agreement) own less than 9.8% of the aggregate number of Shares and Common Units acquired by the initial Specified Limited Partner and its Affiliates on August 26, 2021, pursuant to that certain Equity Purchase and Contribution Agreement, dated as of January 8, 2021, by and among the General Partner, the Partnership, the initial Specified Limited Partner, and certain other persons.

“Assignee” means a Person to whom a Partnership Interest has been Transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5 hereof.

“Assumed Tax Rate” has the meaning set forth in Section 5.3 hereof.

“Available Cash” means, with respect to any period for which such calculation is being made,

(i)       the sum, without duplication, of:

(1)       the Partnership’s Net Income or Net Loss (as the case may be) for such period,

(2)       Depreciation and all other noncash charges to the extent deducted in determining Net Income or Net Loss for such period,

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(3)       the amount of any reduction in reserves of the Partnership referred to in clause (ii)(6) below (including, without limitation, reductions resulting because the General Partner determines such amounts are no longer necessary),

(4)       the excess, if any, of the net cash proceeds from the sale, exchange, disposition, financing or refinancing of Partnership property for such period over the gain (or loss, as the case may be) recognized from such sale, exchange, disposition, financing or refinancing during such period (excluding Terminating Capital Transactions), and

(5)       all other cash received (including amounts previously accrued as Net Income and amounts of deferred income) or any net amounts borrowed by the Partnership for such period that was not included in determining Net Income or Net Loss for such period.

(ii)       less the sum, without duplication, of:

(1)       all principal debt payments made during such period by the Partnership,

(2)       capital expenditures made by the Partnership during such period,

(3)       investments in any entity (including loans made thereto) to the extent that such investments are not otherwise described in clause (ii)(1) or clause (ii)(2) above,

(4)       all other expenditures and payments not deducted in determining Net Income or Net Loss for such period (including amounts paid in respect of expenses previously accrued),

(5)       any amount included in determining Net Income or Net Loss for such period that was not received by the Partnership during such period,

(6)       the amount of any increase in reserves (including, without limitation, working capital reserves) established during such period that the General Partner determines are necessary or appropriate in its sole and absolute discretion,

(7)       any amount distributed or paid in redemption of any Limited Partner Interest or Partnership Units, including, without limitation, any Cash Amount paid, and

(8)       the amount of any working capital accounts and other cash or similar balances that the General Partner determines to be necessary or appropriate in its sole and absolute discretion.

Notwithstanding the foregoing, Available Cash shall not include (a) any cash received or reductions in reserves, or take into account any disbursements made, or reserves established, after dissolution and the commencement of the liquidation and winding up of the Partnership or (b) any Capital Contributions, whenever received or any payments, expenditures or investments made with such Capital Contributions.

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“Bipartisan Budget Act” means the Bipartisan Budget Act of 2015 (P.L. 114-74).

“Board of Directors” means the Board of Directors of the General Partner.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York, New York or Cincinnati, Ohio are authorized by law to close.

“Capital Account” means, with respect to any Partner, the capital account maintained by the General Partner for such Partner on the Partnership’s books and records in accordance with the following provisions:

(i)       To each Partner’s Capital Account, there shall be added such Partner’s Capital Contributions, such Partner’s distributive share of Net Income and any items in the nature of income or gain that are specially allocated pursuant to Section 6.2.E, 6.2.F, 6.2.G, 6.2.H, 6.2.I and 6.2.J or Section 6.3 hereof, and the amount of any Partnership liabilities assumed by such Partner or that are secured by any property distributed to such Partner.

(ii)       From each Partner’s Capital Account, there shall be subtracted the amount of cash and the Gross Asset Value of any Partnership property distributed to such Partner pursuant to any provision of this Agreement, such Partner’s distributive share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant Section 6.2.E, 6.2.F, 6.2.G, 6.2.H, 6.2.I and 6.2.J or Section 6.3 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership (except to the extent already reflected in the amount of such Partner’s Capital Contribution).

(iii)       In the event any interest in the Partnership is Transferred in accordance with the terms of this Agreement (which Transfer does not result in the termination of the Partnership for U.S. federal income tax purposes), the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the Transferred interest.

(iv)       In determining the amount of any liability for purposes of subsections (i) and (ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

(v)       The provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations promulgated under Code Section 704, and shall be interpreted and applied in a manner consistent with such Regulations. If the General Partner shall determine that it is necessary or appropriate to modify the manner in which the Capital Accounts are maintained in order to comply with such Regulations, the General Partner may make such modification, provided that such modification is not likely to have any material effect on the amounts distributable to any Partner pursuant to Article 13 hereof upon the dissolution of the Partnership. The General Partner may, in its sole discretion, (a) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (b) make any modifications that are necessary or appropriate in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b) or Section 1.704-2.

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“Capital Account Limitation” means (x) the Economic Capital Account Balance of such Limited Partner, to the extent attributable to his or her ownership of LTIP Units or Performance Units, as applicable, divided by (y) the Common Unit Economic Balance, in each case as determined as of the effective date of conversion.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property that such Partner contributes or is deemed to contribute to the Partnership pursuant to Article 4 hereof.

“Capital Share” means a share of any class or series of stock of the General Partner now or hereafter authorized other than a Share.

“Cash Amount” means an amount of cash equal to the product of (i) the Value of a Share and (ii) the Shares Amount determined as of the applicable Valuation Date.

“Certificate” means the Certificate of Limited Partnership of the Partnership filed with the SDAT, as amended from time to time in accordance with the terms hereof and the Act.

“Charity” means an entity described in Code Section 501(c)(3) or any trust all the beneficiaries of which are such entities.

“Charter” means the charter of the General Partner, within the meaning of Section 1-101(f) of the Maryland General Corporation Law.

“Class A Unit” has the meaning set forth in Section 20.1 hereof.

“Class A Unit Agreement” means the written agreement between the Partnership and a recipient of Class A Units evidencing the terms and conditions of such Class A Units.

“Closing Price” has the meaning set forth in the definition of “Value.”

“COD Income” has the meaning set forth in Section 6.2.I hereof.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time or any successor statute thereto, as interpreted by the applicable Regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

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“Common Equivalent Unit” means a Common Unit, an LTIP Unit, a Performance Unit or any other unit or fractional, undivided share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof that is neither a Preferred Unit nor any other Partnership Unit that is specified in a Partnership Unit Designation as being other than a Common Equivalent Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement.

“Common Limited Partner” means any Limited Partner that is a Holder of Common Units, including any Substituted Common Limited Partner, in its capacity as such.

“Common Stock” means the Shares classified as common stock, $0.0001 par value per share, in the Charter.

“Common Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 hereof, but does not include any Preferred Unit, LTIP Unit, Performance Unit, Class A Unit or any other Partnership Unit specified in a Partnership Unit Designation as being other than a Common Unit; provided, however, that the General Partner Interest and the Limited Partner Interests shall have the differences in rights and privileges as specified in this Agreement.

“Common Unit Economic Balance” means (i) the Capital Account balance of the General Partner, plus the amount of the General Partner’s share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to the General Partner’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 6.2.F hereof, divided by (ii) the number of the General Partner’s Common Units.

“Common Unit Notice of Redemption” means the Common Unit Notice of Redemption substantially in the form of Exhibit B attached to this Agreement.

“Compensatory Units” has the meaning set forth in Section 4.2.B.

“Consent” means the consent to, approval of, or vote in favor of a proposed action by a Partner given in accordance with Article 14 hereof. The terms “Consented” and “Consenting” have correlative meanings.

“Consent of the Common Limited Partners” means the Consent of a Majority in Interest of the Common Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by each Common Limited Partner in its sole and absolute discretion.

“Consent of the General Partner” means the Consent of the sole General Partner, which Consent, except as otherwise specifically required by this Agreement, may be obtained prior to or after the taking of any action for which it is required by this Agreement and may be given or withheld by the General Partner in its sole and absolute discretion.

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“Consent of the Limited Partners” means the Consent of a Majority in Interest of the Limited Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by each Limited Partner in its sole and absolute discretion.

“Consent of the Partners” means the Consent of the General Partner and the Consent of a Majority in Interest of the Partners, which Consent shall be obtained prior to the taking of any action for which it is required by this Agreement and, except as otherwise provided in this Agreement, may be given or withheld by the General Partner or the Limited Partners in their sole and absolute discretion; provided, however that if any such action affects only certain classes or series of Partnership Interests, “Consent of the Partners” means the Consent of the General Partner and the Consent of a Majority in Interest of Partners of the affected classes or series of Partnership Interests.

“Constituent Person” has the meaning set forth in Section 18.9.F hereof.

“Contributed Property” means each Property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership.

“Controlled Entity” means, as to any Partner, (a) any corporation more than fifty percent (50%) of the outstanding voting stock of which is owned by such Partner or such Partner’s Family Members or Affiliates, (b) any trust, whether or not revocable, of which such Partner or such Partner’s Family Members or Affiliates are the sole beneficiaries, (c) any partnership of which such Partner or its Affiliates are the managing partners and in which such Partner, such Partner’s Family Members or Affiliates hold partnership interests representing at least twenty-five percent (25%) of such partnership’s capital and profits and (d) any limited liability company of which such Partner or its Affiliates are the managers and in which such Partner, such Partner’s Family Members or Affiliates hold membership interests representing at least twenty-five percent (25%) of such limited liability company’s capital and profits.

“Conversion Date” has the meaning set forth in Section 18.9.B hereof.

“Conversion Notice” has the meaning set forth in Section 18.9.B hereof.

“Conversion Right” has the meaning set forth in Section 18.9.A hereof.

“Cut-Off Date” means the fifth (5th) Business Day after the General Partner’s receipt of a Common Unit Notice of Redemption.

“Debt” means, as to any Person, as of any date of determination: (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services; (ii) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person; (iii) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof; and (iv) lease obligations of such Person that, in accordance with generally accepted accounting principles, should be capitalized.

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“Depreciation” means, for each Partnership Year or other applicable period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

“Designated Individual” has the meaning set forth in Section 10.3.A hereof.

“Disregarded Entity” means, with respect to any Person, (i) any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) of such Person, (ii) any entity treated as a disregarded entity for federal income tax purposes with respect to such Person, or (iii) any grantor trust if the sole owner of the assets of such trust for federal income tax purposes is such Person.

“Distributed Right” has the meaning set forth in the definition of “Adjustment Factor.”

“Economic Capital Account Balance” means, with respect to a Holder of LTIP Units or a Holder of Performance Units, as applicable, its Capital Account balance, plus the amount of its share of any Partner Minimum Gain or Partnership Minimum Gain, in either case to the extent attributable to its ownership of LTIP Units or Performance Units, as applicable.

“Effective Time” has the meaning set forth in the preamble.

“Eligible Unit” means, as of the time any Liquidating Gain is available to be allocated to an LTIP Unit or a Performance Unit, an LTIP Unit or Performance Unit to the extent, since the date of issuance of such LTIP Unit or Performance Unit, such Liquidating Gain when aggregated with other Liquidating Gains realized since the date of issuance of such LTIP Unit or Performance Unit exceeds Liquidating Losses realized since the date of issuance of such LTIP Unit or Performance Unit, as applicable.

“Equity Plan” means the Plans and any other option, stock, unit, appreciation right, phantom equity or other incentive equity or equity-based compensation plan or program, including any Stock Option Plan, in each case, now or hereafter adopted by the Partnership or the General Partner, including the Plans.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to May 31, from June 1 to August 31, and from September 1 to December 31, which may be adjusted by the General Partner to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder and any successor statute thereto.

“Family Members” means, as to a Person that is an individual, such Person’s spouse, ancestors, descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters, nieces and nephews and inter vivos or testamentary trusts (whether revocable or irrevocable) of which only such Person and his or her spouse, ancestors, descendants (whether by blood or by adoption or step-descendants by marriage), brothers and sisters and nieces and nephews are beneficiaries.

“Flow-Through Entity” has the meaning set forth in Section 3.4.C hereof.

“Flow-Through Partners” has the meaning set forth in Section 3.4.C hereof.

“Forced Conversion” has the meaning set forth in Section 18.9.C hereof.

“Forced Conversion Notice” has the meaning set forth in Section 18.9.C hereof.

“Formation Date” has the meaning set forth in the Recitals hereof.

“Funding Debt” means any Debt incurred by or on behalf of the General Partner for the purpose of providing funds to the Partnership.

“General Partner” means [Fifth Wall Acquisition Corp. III] and its successors and assigns, in each case, that is admitted from time to time to the Partnership as a general partner pursuant to the Act and this Agreement, in such Person’s capacity as a general partner of the Partnership.

“General Partner Affiliate” means any Affiliates of the General Partner, each of which shall be designated as a “General Partner Affiliate” and shown as such in the books and records of the Partnership.

“General Partner Interest” means the entire Partnership Interest held by a General Partner hereof, which Partnership Interest may be expressed as a number of Common Units, Preferred Units or any other Partnership Units.

“GP Merger” has the meaning set forth in the preamble.

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)       The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset on the date of contribution, as determined by the General Partner and agreed to by the contributing Person.

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(ii)       The Gross Asset Values of all Partnership assets immediately prior to the occurrence of any event described in clauses (1) through (5) below shall be adjusted to equal their respective gross fair market values, as determined by the General Partner using such reasonable method of valuation as it may adopt, as of the following times:

(1)       the acquisition of an additional interest in the Partnership (other than in connection with the execution of this Agreement but including, without limitation, acquisitions pursuant to Section 4.2 hereof or contributions or deemed contributions by the General Partner pursuant to Section 4.2 hereof) by a new or existing Partner in exchange for more than a de minimis Capital Contribution, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Partners in the Partnership;

(2)       the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for an interest in the Partnership, if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Partners in the Partnership;

(3)       the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g);

(4)       the grant of an interest in the Partnership (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity, or by a new Partner acting in a partner capacity or in anticipation of becoming a Partner of the Partnership (including the grant of an LTIP Unit or a Performance Unit), if the General Partner reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Partners in the Partnership; and

(5)       at such other times as the General Partner shall reasonably determine necessary or advisable in order to comply with Regulations Sections 1.704-1(b) and 1.704-2.

(iii)       The Gross Asset Value of any Partnership asset distributed to a Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the General Partner.

(iv)       The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (iv) to the extent that the General Partner reasonably determines that an adjustment pursuant to subsection (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (iv).

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(v)       If the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to subsection (i), subsection (ii) or subsection (iv) above, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Losses.

(vi)       The Gross Asset Values of Partnership assets shall be adjusted at the times and in the manner provided in Regulations Section 1.704-1(b)(2)(iv)(s).

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Holder” means either (a) a Partner or (b) an Assignee owning a Partnership Interest.

“Incapacity” or “Incapacitated” means: (i) as to any Partner who is an individual, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her person or his or her estate; (ii) as to any Partner that is a corporation or limited liability company, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter; (iii) as to any Partner that is a partnership, the dissolution and commencement of winding up of the partnership; (iv) as to any Partner that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Partnership; (v) as to any trustee of a trust that is a Partner, the termination of the trust (but not the substitution of a new trustee); or (vi) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (a) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect, (b) the Partner is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (c) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (d) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (b) above, (e) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (f) any proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within one hundred twenty (120) days after the commencement thereof, (g) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within ninety (90) days of such appointment, or (h) an appointment referred to in clause (g) above is not vacated within ninety (90) days after the expiration of any such stay.

“Indemnitee” means (i) any Person subject to a claim or demand, or made a party or threatened to be made a party to a proceeding, by reason of its status as (a) the General Partner or (b) a director of the General Partner or an officer or employee of the Partnership or the General Partner and (ii) such other Persons (including Affiliates of the General Partner or the Partnership) as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), in its sole and absolute discretion.

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“Initial General Partner” has the meaning set forth in the preamble.

“Initial Holding Period” means as to any Qualifying Party or any of their successors-in-interest, a period ending on the day before the first six-month anniversary of such Qualifying Party’s first becoming a Holder of Limited Partnership Interests; provided however, that the General Partner may, in its sole and absolute discretion, by written agreement with a Qualifying Party, shorten or lengthen the Initial Holding Period applicable to such Qualifying Party and its successors-in-interest to a period of shorter or longer than six (6) months. For sake of clarity, (i) as applied to a Common Unit that is issued upon conversion of an LTIP Unit or a Performance Unit, pursuant to Section 18.9 or Section 19.9, respectively (and subject to the proviso in the immediately preceding sentence, if applicable), the Initial Holding Period of such Common Unit shall end on the day before the first six-month anniversary of the date that the underlying LTIP Unit or Performance Unit was first issued and, (ii) as applied to a Common Unit that is issued upon the exercise of a Class A Unit pursuant to Section 20.9 (and subject to the proviso in the first sentence of this paragraph, if applicable), the Initial Holding Period of such Common Unit shall end on the day before the first six-month anniversary of the date that such Common Unit was issued.

“IRS” means the United States Internal Revenue Service.

“Limited Partner” means any Person that is admitted from time to time to the Partnership as a limited partner pursuant to the Act and this Agreement and has not ceased to be a limited partner, including any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be expressed as a number of Common Units, Preferred Units or other Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1 hereof

“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any Liquidating Event or Terminating Capital Transaction), including but not limited to net gain realized in connection with an adjustment to the Gross Asset Value of Partnership assets under the definition of Gross Asset Value in Article 1 of this Agreement.

“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any Liquidating Event or Terminating Capital Transaction), including but not limited to net loss realized in connection with an adjustment to the Gross Asset Value of Partnership assets under the definition of Gross Asset Value in Article 1 of this Agreement.

“Liquidator” has the meaning set forth in Section 13.2.A hereof.

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“LTIP Unit Agreement” means any written agreement(s) between the Partnership and any recipient of LTIP Units evidencing the terms and conditions of any LTIP Units, including any vesting, forfeiture and other terms and conditions as may apply to such LTIP Units, consistent with the terms hereof and of the Plans (or other applicable Equity Plan governing such LTIP Units).

“LTIP Unit Distribution Payment Date” has the meaning set forth in Section 18.4.C hereof.

“LTIP Units” means the Partnership Units designated as such having the rights, powers, privileges, restrictions, qualifications and limitations set forth herein, in the Plans and under the applicable LTIP Unit Agreement. LTIP Units can be issued in one or more classes, or one or more series of any such classes bearing such relationship to one another as to allocations, distributions, and other rights as the General Partner shall determine in its sole and absolute discretion subject to Maryland law and this Agreement.

“Majority in Interest of the Common Limited Partners” means Common Limited Partners (other than any Common Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the General Partner) holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all such Common Limited Partners entitled to Consent to or withhold Consent from a proposed action.

“Majority in Interest of the Limited Partners” means Limited Partners (other than any Limited Partner fifty percent (50%) or more of whose equity is owned, directly or indirectly, by the General Partner) holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all such Limited Partners entitled to Consent to or withhold Consent from a proposed action.

“Majority in Interest of the Partners” means Partners holding in the aggregate Percentage Interests that are greater than fifty percent (50%) of the aggregate Percentage Interests of all Partners entitled to Consent to or withhold Consent from a proposed action.

“Market Price” has the meaning set forth in the definition of “Value.”

“Maryland Courts” has the meaning set forth in Section 15.9.B hereof.

“Merger” has the meaning set forth in the preamble.

“MVP REIT II Holdings” has the meaning set forth in the preamble.

“Net Income” or “Net Loss” means, for each Partnership Year or other applicable period, an amount equal to the Partnership’s taxable income or loss for such year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)       Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss” shall be added to (or subtracted from, as the case may be) such taxable income (or loss);

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(ii)       Any expenditure of the Partnership described in Code Section 705(a)(2)(B) or treated as a Code Section 705(a)(2)(B) expenditure pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income (or Net Loss) pursuant to this definition of “Net Income” or “Net Loss,” shall be subtracted from (or added to, as the case may be) such taxable income (or loss);

(iii)       In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to subsection (ii) or subsection (iii) of the definition of “Gross Asset Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss;

(iv)       Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)       In lieu of the depreciation, amortization and other cost recovery deductions that would otherwise be taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Partnership Year or other applicable period;

(vi)       To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(vii)       Notwithstanding any other provision of this definition of “Net Income” or “Net Loss,” any item that is specially allocated pursuant to Article 6 hereof shall not be taken into account in computing Net Income or Net Loss. The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2.E, 6.2.F, 6.2.G, 6.2.H, 6.2.I and 6.2.J or Section 6.3 hereof shall be determined by applying rules analogous to those set forth in this definition of “Net Income” or “Net Loss;” and

(viii)       To the extent any Adjusted Net Income has been allocated for a Partnership Year or other applicable period, the terms Net Income and Net Loss for that year or other period shall thereafter refer to the remaining items of Net Income or Net Loss, as applicable.

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“New Securities” means (i) any rights, options, warrants or convertible or exchangeable securities having the right to subscribe for or purchase Shares or Preferred Shares, excluding grants under the Stock Option Plans, or (ii) any Debt issued by the General Partner that provides any of the rights described in clause (i).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Sections 1.704-2(b)(3) and 1.752-1(a)(2).

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Original Partnership Agreement” has the meaning set forth in the Recitals hereof.

“Ownership Limit” means, with respect to any Person, the applicable restriction or restrictions on the ownership and transfer of shares of the General Partner imposed under the Charter, as such restrictions may be modified for any Excepted Holder (as such term is defined in the Charter) pursuant to an Excepted Holder Limit (as such term is defined in the Charter).

“Parity Preferred Unit” means any class or series of Partnership Interests of the Partnership now or hereafter issued and outstanding, which, by its terms ranks on a parity with the Series A Preferred Units or Series 1 Preferred Units, as applicable, with respect to distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, or both, as the context may require.

“Partner” means the General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” means the limited partnership formed and continued under the Act and pursuant to this Agreement, and any successor thereto.

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“Partnership Employee” means an employee or other service provider of the Partnership or an employee of a Subsidiary of the Partnership, if any, acting in such capacity.

“Partnership Equivalent Units” shall have the meaning set forth in Section 4.7.A hereof.

“Partnership Interest” means an ownership interest in the Partnership held by either a Limited Partner or a General Partner and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. There may be one or more classes or series of Partnership Interests. A Partnership Interest may be expressed as a number of Common Units, Preferred Units or other Partnership Units. The Partnership Interests represented by the Common Units, the Series A Preferred Units and the Series 1 Preferred Units and each such type of Partnership Unit is a separate class of Partnership Interest for purposes of this Agreement.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in Partnership Minimum Gain, for a Partnership Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the purpose of determining the Partners entitled to notice of or to vote at any meeting of Partners or to consent to any matter, or to receive any distribution or the allotment of any other rights, or in order to make a determination of Partners for any other proper purpose, which, in the case of a distribution of Available Cash pursuant to Section 5.1 hereof, shall generally be the same as the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such distribution or, as applicable, any Series A Distribution Record Date or Series 1 Distribution Record Date.

“Partnership Representative” shall have the meaning set forth in Section 10.3.A hereof.

“Partnership Unit” means a Common Unit, a Unit, an LTIP Unit, a Preferred Unit, a Performance Unit or any other unit or fractional, undivided share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof. For avoidance of doubt, a Class A Unit does not, itself, constitute a Partnership Unit.

“Partnership Unit Designation” shall have the meaning set forth in Section 4.2.A hereof.

“Partnership Vote” has the meaning set forth on Section 11.2.E hereof

“Partnership Year” has the meaning set forth in Section 9.2 hereof.

“Percentage Interest” means, with respect to each Partner, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of all classes and series held by such Partner and the denominator of which is the total number of Partnership Units of all classes and series held by all Partners; provided, however, that, to the extent applicable in context, the term “Percentage Interest” means, with respect to a Partner, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Partnership Units of a specified class or series (or specified group of classes and/or series) held by such Partner and the denominator of which is the total number of Partnership Units of such specified class or series (or specified group of classes and/or series) held by all Partners.

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“Performance Unit Agreement” means any written agreement(s) between the Partnership and any recipient of Performance Units evidencing the terms and conditions of any Performance Units, including any vesting, forfeiture and other terms and conditions as may apply to such Performance Units, consistent with the terms hereof and of the Plans (or other applicable Equity Plan governing such Performance Units).

“Performance Unit Distribution Payment Date” has the meaning set forth in Section 19.4.C hereof. “Performance Unit Sharing Percentage” means ten percent (10%).

“Performance Units” means the Partnership Units designated as such having the rights, powers, privileges, restrictions, qualifications and limitations set forth herein, in the Plans and under the applicable Performance Unit Agreement. Performance Units can be issued in one or more classes, or one or more series of any such classes bearing such relationship to one another as to allocations, distributions, and other rights as the General Partner shall determine in its sole and absolute discretion subject to Maryland law and this Agreement. For the avoidance of doubt, Performance Units do not include Class A Units.

“Permitted Transfer” has the meaning set forth in Section 11.3.A hereof.

“Person” means an individual or a corporation, partnership, trust, unincorporated organization, association, limited liability company or other entity.

“Plans” means [Mobile Infrastructure Corporation Long-Term Incentive Plan and Mobile Infrastructure Corporation Independent Directors Compensation Plan.]

“Pledge” has the meaning set forth in Section 11.3.A hereof.

“Preferred Share” means a share of stock of the General Partner of any class or series now or hereafter authorized or reclassified that has dividend rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Shares.

“Preferred Unit” means a fractional, undivided share of the Partnership Interests that the General Partner has authorized pursuant to Section 4.1, Section 4.2 or Section 4.3 hereof that has distribution rights, or rights upon liquidation, winding up and dissolution, that are superior or prior to the Common Units. Preferred Units shall include, but not be limited to, Series A Preferred Units and Series 1 Preferred Units. For the avoidance of doubt, Preferred Units do not include Class A Units.

“Properties” means any assets and property of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, easements and rights of way, interests in limited liability companies, joint ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership may hold from time to time and “Property” means any one such asset or property.

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“Proposed Section 83 Safe Harbor Regulation” has the meaning set forth in Section 18.11 hereof.

“Qualified DRIP / COPP” means a dividend reinvestment plan or a cash option purchase plan of the General Partner that permits participants to acquire Shares using the proceeds of dividends paid by the General Partner or cash of the participant, respectively; provided, however, that if such shares are offered at a discount, such discount must (i) be designed to pass along to the stockholders of the General Partner the savings enjoyed by the General Partner in connection with the avoidance of stock issuance costs, and (ii) not exceed 5% of the value of a Share as computed under the terms of such plan.

“Qualified Transferee” means an “accredited investor” as defined in Rule 501 promulgated under the Securities Act.

“Qualifying Party” means (a) a Limited Partner, (b) an Assignee of a Limited Partner, or (c) a Person, including a lending institution as the pledgee of a Pledge, who is the transferee of a Limited Partner Interest in a Permitted Transfer; provided, however that a Qualifying Party shall not include the General Partner.

“Redemption” has the meaning set forth in Section 15.1.A hereof.

“Redemption Right” has the meaning set forth in Section 15.1.A hereto.

“Register” has the meaning set forth in Section 4.1 hereof.

“Registered Share” means any Share issued by the General Partner pursuant to an effective registration statement under the Securities Act.

“Regulations” means the income tax regulations under the Code, whether such regulations are in proposed, temporary or final form, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” has the meaning set forth in Section 6.3.A(8) hereof.

“REIT” means a real estate investment trust qualifying under Code Section 856.

“REIT Partner” means (a) the General Partner or any Affiliate of the General Partner to the extent such Person has in place an election to qualify as a REIT and, (b) any Disregarded Entity with respect to any such Person.

“REIT Payment” has the meaning set forth in Section 15.12 hereof.

“REIT Requirements” means the requirements that the General Partner reasonably determines it must meet in order to qualify as a REIT within the meaning of Section 856 of the Code and to avoid the imposition of any income taxes on the General Partner during the period of time in which it qualifies as a REIT within the meaning of Section 856 of the Code.

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“Related Party” means, with respect to any Person, any other Person to whom ownership of shares of the General Partner’s stock by the first such Person would be attributed under Code Section 544 (as modified by Code Section 856(h)(1)(B)) or Code Section 318(a) (as modified by Code Section 856(d)(5)).

“Restricted Taxable Year” shall mean any Partnership Year during which the General Partner determines the Partnership may not satisfy the private placement safe harbor of Regulations Section 1.7704-1(h). Unless the General Partner otherwise notifies the Partners prior to the commencement of a Partnership Year, each Partnership Year of the Company shall be a Restricted Taxable Year.

“Rights” has the meaning set forth in the definition of “Shares Amount.”

“Safe Harbors” has the meaning set forth in Section 11.3.C hereof.

“SDAT” means the State Department of Assessments and Taxation of the State of Maryland.

“SEC” means the Securities and Exchange Commission.

“Second Amended Partnership Agreement” has the meaning set forth in the preamble.

“Section 83 Safe Harbor” has the meaning set forth in Section 18.11 hereof.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Preferred Unit” shall mean the Series A Preferred Units, the Series 1 Preferred Units and any class or series of Partnership Interests of the Partnership now or hereafter authorized, issued or outstanding expressly designated by the Partnership to rank on parity with the Series A Preferred Units and the Series 1 Preferred Units with respect to distributions and rights upon voluntary or involuntary liquidation, winding up or dissolution of the Partnership, as the context may require.

“Series 1 Distribution Record Date” with respect to any distribution payable on Series 1 Preferred Units, means the close of business on the record date fixed for the determination of holders of record of Series 1 Preferred Shares entitled to receive a distribution on such Series 1 Preferred Shares.

“Series 1 Preferred Share” means a share of the Series 1 Convertible Redeemable Preferred Stock, $0.0001 par value per share, of the General Partner.

“Series 1 Preferred Shares Terms” means the terms of the Series 1 Preferred Shares, as set forth in the charter of the General Partner for the Series 1 Preferred Shares, accepted for record by the SDAT on [________], as such terms may be amended or restated or incorporated into the Charter from time to time.

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“Series 1 Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 17.2.A hereof.

“Series 1 Preferred Unit Initial Accrual Date” shall have the meaning set forth in Section 17.2.A hereof.

“Series 1 Preferred Units” means the Partnership’s Series 1 Convertible Redeemable Preferred Units, with the rights, priorities and preferences set forth herein.

“Series 1 Priority Return” shall mean, with respect to any Series 1 Preferred Unit, an amount equal to 5.50% per annum on the stated value of $1,000.00 of the Series 1 Preferred Unit (equivalent to the fixed annual amount of $55.00 per Series 1 Preferred Unit), commencing on the Series 1 Preferred Unit Initial Accrual Date, subject to adjustment as specified in Section 17.2.E. For any distribution period greater than or less than a full distribution period, the amount of the Series 1 Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

“Series A Distribution Record Date” with respect to any distribution payable on Series A Preferred Units, means the close of business on the record date fixed for the determination of holders of record of Series A Preferred Shares entitled to receive a distribution on such Series A Preferred Shares.

“Series A Preferred Share” means a share of the Series A Cumulative Redeemable Preferred Stock, $0.0001 par value per share, of the General Partner.

“Series A Preferred Shares Terms” means the terms of the Series A Preferred Shares, as set forth in the charter of the General Partner for the Series A Preferred Shares, accepted for record by the SDAT on [________], as such terms may be amended or restated or incorporated into the Charter from time to time.

“Series A Preferred Unit Distribution Payment Date” shall have the meaning set forth in Section 16.2.A hereof.

“Series A Preferred Unit Initial Accrual Date” shall have the meaning set forth in Section 16.2.A hereof.

“Series A Preferred Units” means the Partnership’s Series A Convertible Redeemable Preferred Units, with the rights, priorities and preferences set forth herein.

“Series A Priority Return” shall mean, with respect to any Series A Preferred Unit, an amount equal to 5.75% per annum on the stated value of $1,000.00 of the Series A Preferred Unit (equivalent to the fixed annual amount of $57.50 per Series A Preferred Unit), commencing on the Series A Preferred Unit Initial Accrual Date, subject to adjustment as specified in Section 16.2.E. For any distribution period greater than or less than a full distribution period, the amount of the Series A Priority Return shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months.

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“Share” means a share of common stock, $0.0001 par value per share, of the General Partner (but shall not include any series or class of the General Partner’s common stock classified after the date of this Agreement).

“Shares Amount” means a number of Shares equal to the product of (a) the number of Tendered Common Units and (b) the Adjustment Factor; provided, however, that, in the event that the General Partner issues to all holders of Shares as of a certain record date rights, options, warrants or convertible or exchangeable securities entitling the General Partner’s stockholders to subscribe for or purchase Shares, or any other securities or property (collectively, the “Rights”), with the record date for such Rights issuance falling within the period starting on the date of the Common Unit Notice of Redemption and ending on the day immediately preceding the Specified Redemption Date, which Rights will not be distributed before the relevant Specified Redemption Date, then the Shares Amount shall also include such Rights that a holder of that number of Shares would be entitled to receive, expressed, where relevant hereunder, in a number of Shares determined by the General Partner in good faith.

“Specified Limited Partner” means Bombe, Ltd. and any of its Affiliates who are or become a Limited Partner pursuant to this Agreement.

“Special Redemption” has the meaning set forth in Section 15.1.A hereof.

“Specified Redemption Date” means (i) in the case of a year that is not a Restricted Taxable Year, the tenth (10th) Business Day after the receipt by the General Partner of a Common Unit Notice of Redemption or (ii) in the case of a Restricted Taxable Year, the sixty-first (61st) calendar day after the receipt by the General Partner of a Common Unit Notice of Redemption; provided, however, that no Specified Redemption Date shall occur during the Initial Holding Period (except pursuant to a Special Redemption).

[“Stock Option Plans” means any stock option plan now or hereafter adopted by the Partnership or the General Partner.

“Stockholder Meeting” means a meeting of the holders of Shares convened for the purposes of conducting a Stockholder Vote as contemplated in Section 11.2.E hereof.

“Stockholder Vote” has the meaning set forth on Section 11.2.E hereof.

“Stockholder Vote Transaction” has the meaning set forth on Section 11.2.E hereof.]

“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person; provided, however, that, with respect to the Partnership, “Subsidiary” means solely a partnership or limited liability company (taxed, for federal income tax purposes, as a partnership or as a Disregarded Entity and not as an association or publicly traded partnership taxable as a corporation) of which the Partnership is a member or any “taxable REIT subsidiary” of the General Partner in which the Partnership owns shares of stock, unless the General Partner determines that ownership of shares of stock of a corporation or other entity (other than a “taxable REIT subsidiary”) will not jeopardize the General Partner’s status as a REIT or any General Partner Affiliate’s status as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), in which event the term “Subsidiary” shall include such corporation or other entity.

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“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to the Act and (i) Section 11.4 hereof or (ii) pursuant to any Partnership Unit Designation.

“Surviving Partnership” has the meaning set forth in Section 11.2.B(2) hereof.

“Tax Distributions” has the meaning set forth in Section 5.3 hereof.

“Tax Distribution Amount” has the meaning set forth in Section 5.3 hereof.

“Tax Distribution Per Common Equivalent Unit” means, with respect to any Partner that owns one or more Common Equivalent Units, such Partner’s Tax Distribution Amount divided by the total number of Common Equivalent Units owned by such Partner.

“Tax Items” has the meaning set forth in Section 6.4.A hereof.

“Tendered Common Units” has the meaning set forth in Section 15.1.A hereof.

“Tendering Party” has the meaning set forth in Section 15.1.A hereof.

“Terminating Capital Transaction” means any sale or other disposition of all or substantially all of the assets of the Partnership or a related series of transactions that, taken together, result in the sale or other disposition of all or substantially all of the assets of the Partnership, in any case, not in the ordinary course of the Partnership’s business.

“Termination Transaction” has the meaning set forth in Section 11.2.B hereof.

“Transaction” has the meaning set forth in Section 18.9.F hereof.

“Third Amended Partnership Agreement” has the meaning set forth in the preamble.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), Pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary, involuntary or by operation of law; provided, however, that when the term is used in Article 11 hereof, except as otherwise expressly provided, “Transfer” does not include (a) any Redemption or acquisition of Tendered Common Units by the General Partner, pursuant to Section 15.1, (b) any conversion of LTIP Units into Common Units pursuant to Section 18.9 hereof, (c) any conversion of Performance Units into Common Units pursuant to Section 19.9 hereof, (d) any exercise of Class A Units for Common Units pursuant to Section 20.9 hereof, or (e) any redemption of Partnership Units pursuant to any Partnership Unit Designation. The terms “Transferred” and “Transferring” have correlative meanings.

“Units Junior to the Series 1 Preferred Units” means any Partnership Unit representing any class or series of Partnership Interest ranking, as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, junior to Series 1 Preferred Units.

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“Units Junior to the Series A Preferred Units” means any Partnership Unit representing any class or series of Partnership Interest ranking, as to distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, junior to Series A Preferred Units.

“Unvested LTIP Units” has the meaning set forth in Section 18.2.A hereof.

“Unvested Performance Units” has the meaning set forth in Section 19.2.A hereof.

“Valuation Date” means (a) in the case of a Partnership Tax Year that is not a Restricted Taxable Year, the date of receipt by the General Partner of (i) a Common Unit Notice of Redemption pursuant to Section 15.1 herein, or (ii) such other date as specified herein; provided, in each case, that if such date is not a Business Day, then the Valuation Date shall be the immediately preceding Business Day, and (b) in the case of a Partnership Tax Year that is a Restricted Taxable Year, the Specified Redemption Date.

“Value” means, on any Valuation Date with respect to a Share, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date (except that the Market Price for the trading day immediately preceding the date of exercise of a stock option under any Stock Option Plans shall be substituted for such average of daily market prices for purposes of Section 4.4 hereof). The term “Market Price” on any date means, with respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date. The “Closing Price” on any date means the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the Board of Directors or, in the event that no trading price is available for such Shares, the fair market value of the Shares, as determined in good faith by the Board of Directors.

In the event that the Shares Amount includes Rights that a holder of Shares would be entitled to receive, then the Value of such Rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Vested LTIP Units” has the meaning set forth in Section 18.2.A hereof.

“Vested Performance Units” has the meaning set forth in Section 19.2.A hereof.

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“Vesting Date” has the meaning set forth in Section 4.4.C(2) hereof.

Article 2
ORGANIZATIONAL MATTERS

Section 2.1 Formation. The Partnership is a limited partnership heretofore formed and continued pursuant to the provisions of the Act and upon the terms and subject to the conditions set forth in this Agreement. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2 Name. The name of the Partnership is “Mobile Infra Operating Partnership, L.P.” The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, including the name of the General Partner or any Affiliate thereof. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner in its sole and absolute discretion may change the name of the Partnership at any time and from time to time and shall notify the Partners of such change in the next regular communication to the Partners.

Section 2.3 Principal Office and Resident Agent; Principal Executive Office. The address of the principal office of the Partnership in the State of Maryland is located at c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202, or such other place within the State of Maryland as the General Partner may from time to time designate, and the resident agent of the Partnership in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202, or such other resident of the State of Maryland as the General Partner may from time to time designate. The principal executive office of the Partnership is located at 250 East Fifth Street, Suite 2110, Cincinnati, Ohio 45202 or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Maryland as the General Partner may from time to time designate.

Section 2.4 Power of Attorney.

A.       Each Limited Partner and Assignee hereby irrevocably constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to:

                     (1)       execute, swear to, seal, acknowledge, deliver, file and record in the appropriate public offices: (a) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments, supplements or restatements thereof) that the General Partner or the Liquidator deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Maryland and in all other jurisdictions in which the Partnership may conduct business or own property; (b) all instruments that the General Partner or any Liquidator deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (d) all conveyances and other instruments or documents that the General Partner or the Liquidator deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement; (e) all instruments relating to the admission, acceptance, withdrawal, removal or substitution of any Partner pursuant to the terms of this Agreement or the Capital Contribution of any Partner; and (f) all certificates, documents and other instruments relating to the determination, in accordance with the terms hereof, of the rights, preferences and privileges relating to Partnership Interests; and

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                    (2)       execute, swear to, acknowledge and file all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the sole and absolute discretion of the General Partner or any Liquidator, to make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement.

Nothing contained herein shall be construed as authorizing the General Partner or any Liquidator to amend this Agreement except in accordance with Section 14.2 hereof or as may be otherwise expressly provided for in this Agreement.

B.       The foregoing power of attorney is hereby declared to be irrevocable and a special power coupled with an interest, in recognition of the fact that each of the Limited Partners and Assignees will be relying upon the power of the General Partner or the Liquidator to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the Transfer of all or any portion of such Person’s Partnership Interest and shall extend to such Person’s heirs, successors, assigns and personal representatives. Each such Limited Partner and Assignee hereby agrees to be bound by any representation made by the General Partner or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Limited Partner and Assignee hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator, taken in good faith under such power of attorney. Each Limited Partner and Assignee shall execute and deliver to the General Partner or the Liquidator, within fifteen (15) days after receipt of the General Partner’s or the Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator (as the case may be) deems necessary to effectuate this Agreement and the purposes of the Partnership. Notwithstanding anything else set forth in this Section 2.4.B, no Limited Partner shall incur any personal liability for any action of the General Partner or the Liquidator taken under such power of attorney.

Section 2.5 Term. The term of the Partnership commenced on the Formation Date, and shall continue indefinitely unless the Partnership is dissolved sooner pursuant to the provisions of Article 13 hereof or as otherwise provided by law.

Section 2.6 Partnership Interests Are Securities. All Partnership Interests shall be securities within the meaning of, and governed by, (i) Article 8 of the Maryland Uniform Commercial Code and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction.

Article 3
PURPOSE

Section 3.1 Purpose and Business.

A.       The purpose and nature of the Partnership is to conduct any business, enterprise or activity permitted by or under the Act, including, without limitation, (i) to conduct the business of ownership, construction, reconstruction, development, redevelopment, alteration, improvement, maintenance, operation, sale, leasing, transfer, encumbrance, conveyance and exchange of the Properties, (ii) to acquire and invest in any securities and/or loans relating to the Properties, (iii) to enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement to engage in any business permitted by or under the Act, or to own interests in any entity engaged in any business permitted by or under the Act, (iv) to conduct the business of providing property and asset management and brokerage services, whether directly or through one or more partnerships, joint ventures, Subsidiaries, business trusts, limited liability companies or similar arrangements, and (v) to do anything necessary or incidental to the foregoing.

Section 3.2 Powers.

A.       The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, to borrow and lend money and to issue evidence of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property and lease, sell, transfer and dispose of real property.

B.       Notwithstanding any other provision in this Agreement, the Partnership shall not take, or refrain from taking, any action that, in the judgment of the General Partner, in its sole and absolute discretion, (i) could adversely affect the ability of the General Partner to continue to or once again qualify as a REIT (it being understood that such requirement shall not apply for the taxable year ending December 31, 2020 and for any subsequent taxable year unless and until General Partner determines it is realistically able to re-qualify as a REIT), (ii) could subject the General Partner to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code, or (iii) could violate any law or regulation of any governmental body or agency having jurisdiction over the General Partner, its securities or the Partnership, unless, in any such case, such action (or inaction) under clause (i), clause (ii), or clause (iii) above shall have been specifically consented to by the General Partner which consent may be given or withheld in its sole and absolute discretion.

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Section 3.3 Partnership Only for Purposes Specified. The Partnership shall be a limited partnership formed pursuant to the Act, and this Agreement shall not be deemed to create a company, venture or partnership between or among the Partners or any other Persons with respect to any activities whatsoever other than the activities within the purposes of the Partnership as specified in Section 3.1 hereof; however, to the extent applicable, the Partnership is a “partnership at will” (and is not a partnership formed for a definite term or particular undertaking) within the meaning of the Act. Except as otherwise provided in this Agreement, no Partner shall have any authority to act for, bind, commit or assume any obligation or responsibility on behalf of the Partnership, its properties or any other Partner. No Partner, in its capacity as a Partner under this Agreement, shall be responsible or liable for any indebtedness or obligation of another Partner, nor shall the Partnership be responsible or liable for any indebtedness or obligation of any Partner, incurred either before or after the execution and delivery of this Agreement by such Partner, except as to those responsibilities, liabilities, indebtedness or obligations incurred pursuant to and as limited by the terms of this Agreement and the Act.

Section 3.4 Representations and Warranties by the Partners.

A.       Each Partner that is an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any material agreement by which such Partner or any of such Partner’s property is bound, or any statute, regulation, order or other law to which such Partner is subject, (ii) if five percent (5%) or more (by value) of the Partnership’s interests are or will be owned by such Partner within the meaning of Code Section 7704(d)(3), such Partner does not, and for so long as it is a Partner will not, own, directly or indirectly, (a) stock of any corporation that is a tenant of (I) the General Partner or any Disregarded Entity with respect to the General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the General Partner, any Disregarded Entity with respect to the General Partner, or the Partnership is a direct or indirect member or (b) an interest in the assets or net profits of any non-corporate tenant of (I) the General Partner or any Disregarded Entity with respect to the General Partner, (II) the Partnership or (III) any partnership, venture, or limited liability company of which the General Partner, any Disregarded Entity with respect to the General Partner, or the Partnership is a direct or indirect member, (iii) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms. Notwithstanding the foregoing, a Partner that is an individual shall not be subject to the ownership restrictions set forth in clause (ii) of the immediately preceding sentence to the extent such Partner obtains the written Consent of the General Partner prior to violating any such restrictions, which consent the General Partner may give or withhold in its sole and absolute discretion. Each Partner that is an individual shall also represent and warrant to the Partnership that such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e).

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B.       Each Partner that is not an individual (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or a Substituted Limited Partner) represents and warrants to, and covenants with, each other Partner that (i) all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including, without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, directors and/or stockholder(s) (as the case may be) as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its partnership or operating agreement, trust agreement, charter or bylaws (as the case may be), any material agreement by which such Partner or any of such Partner’s properties or any of its partners, members, beneficiaries, trustees or stockholders (as the case may be) is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, members, trustees, beneficiaries or stockholders (as the case may be) is or are subject, (iii) if five percent (5%) or more (by value) of the Partnership’s interests are or will be owned by such Partner within the meaning of Code Section 7704(d)(3), such Partner does not, and for so long as it is a Partner will not, own, directly or indirectly, (a) stock of any corporation that is a tenant of (I) the General Partner or any Disregarded Entity with respect to the General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company of which the General Partner, any Disregarded Entity with respect to the General Partner, or the Partnership is a direct or indirect member or (b) an interest in the assets or net profits of any non-corporate tenant of (I) the General Partner, or any Disregarded Entity with respect to the General Partner, (II) the Partnership or (III) any partnership, venture or limited liability company for which the General Partner, any Disregarded Entity with respect to the General Partner, or the Partnership is a direct or indirect member, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms. Notwithstanding the foregoing, a Partner that is not an individual shall not be subject to the ownership restrictions set forth in clause (iii) of the immediately preceding sentence to the extent such Partner obtains the written Consent of the General Partner prior to violating any such restrictions, which consent the General Partner may give or withhold in its sole and absolute discretion. Each Partner that is not an individual shall also represent and warrant to the Partnership that such Partner is neither a “foreign person” within the meaning of Code Section 1445(f) nor a “foreign partner” within the meaning of Code Section 1446(e).

C.       Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) represents, warrants and agrees that (i) it has acquired and continues to hold its interest in the Partnership for its own account for investment purposes only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof in violation of applicable laws, and not with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances in violation of applicable laws, (ii) it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds that it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment, and (iii) without the consent of the General Partner, which consent may be given or withheld in the General Partner’s sole discretion, it shall not take any action that would cause (a) the Partnership at any time to have more than 100 partners, including for these purposes as partners those Persons (“Flow-Through Partners”) indirectly owning an interest in the Partnership through an entity treated as a partnership, Disregarded Entity or S corporation (each such entity, a “Flow-Through Entity”), but only if substantially all of the value of such Person’s interest in the Flow-Through Entity is attributable to the Flow-Through Entity’s interest (direct or indirect) in the Partnership; or (b) the Partnership Interest initially issued by the Partnership to such Partner or its predecessors to be held by more than three (3) partners, including as partners any Flow-Through Partners.

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D.       The representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C hereof shall survive the execution and delivery of this Agreement by each Partner (and, in the case of an Additional Limited Partner or a Substituted Limited Partner, the admission of such Additional Limited Partner or Substituted Limited Partner as a Limited Partner in the Partnership) and the dissolution, liquidation and termination of the Partnership.

E.       Each Partner (including, without limitation, each Additional Limited Partner or Substituted Limited Partner as a condition to becoming an Additional Limited Partner or Substituted Limited Partner) hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the General Partner have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, that may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

F.       Notwithstanding the foregoing, the General Partner may, in its sole and absolute discretion, permit the modification of any of the representations and warranties contained in Sections 3.4.A, 3.4.B and 3.4.C above as applicable to any Partner (including, without limitation any Additional Limited Partner or Substituted Limited Partner or any transferee of either), provided that such representations and warranties, as modified, shall be set forth in either (i) a Partnership Unit Designation applicable to the Partnership Units held by such Partner or (ii) a separate writing addressed to the Partnership and the General Partner.

Article 4
CAPITAL CONTRIBUTIONS

Section 4.1 Capital Contributions of the Partners. The Partners have heretofore made Capital Contributions to the Partnership. Except as provided by law or in Section 4.2, 4.3, or 10.4 hereof, the Partners shall have no obligation or, except with the prior Consent of the General Partner, right to make any additional Capital Contributions or loans to the Partnership. The General Partner shall cause to be maintained in the principal business office of the Partnership, or such other place as may be determined by the General Partner, the books and records of the Partnership, which shall include, among other things, a register containing the name, address, and number, class and series of Partnership Units of each Partner, and such other information as the General Partner may deem necessary or desirable (the “Register”). The Register shall not be part of this Agreement. The General Partner shall from time to time update the Register as necessary to accurately reflect the information therein, including as a result of any sales, exchanges or other Transfers, or any redemptions, issuances or similar events involving Partnership Units. Any reference in this Agreement to the Register shall be deemed a reference to the Register as in effect from time to time. Subject to the terms of this Agreement, the General Partner may take any action authorized hereunder in respect of the Register without any need to obtain the consent or approval of any other Partner. No action of any Limited Partner shall be required to amend or update the Register. Except as required by law, no Limited Partner shall be entitled to receive a copy of the information set forth in the Register relating to any Partner other than itself.

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Section 4.2 Issuances of Additional Partnership Interests. Subject to the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation:

A.       General. The General Partner is hereby authorized to cause the Partnership to issue additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose, at any time or from time to time, to the Partners (including the General Partner) or to other Persons, and to admit such Persons as Additional Limited Partners, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partner or any other Person. Without limiting the foregoing, the General Partner is expressly authorized to cause the Partnership to issue Partnership Units: (i) upon the conversion, redemption or exchange of any Debt, Partnership Units, or other securities issued by the Partnership; (ii) for less than fair market value, (iii) for no consideration, (iv) in connection with any merger of any other Person into the Partnership or (v) upon contribution of property or assets to the Partnership. Any additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing Partnership Units) as shall be determined by the General Partner, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a written document thereafter attached to and made an exhibit to this Agreement, which exhibit shall be an amendment to this Agreement and shall be incorporated herein by this reference (each, a “Partnership Unit Designation”), without the approval of any Limited Partner or any other Person. Without limiting the generality of the foregoing, the General Partner shall have authority to specify: (a) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (b) the right of each such class or series of Partnership Interests to share (on a pari passu, junior or preferred basis) in Partnership distributions; (c) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership; (d) the voting rights, if any, of each such class or series of Partnership Interests; and (e) the conversion, redemption or exchange rights applicable to each such class or series of Partnership Interests. Except as expressly set forth in any Partnership Unit Designation or as may otherwise be required under the Act, a Partnership Interest of any class or series other than a Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Upon the issuance of any additional Partnership Interest, the General Partner shall update the Register and the books and records of the Partnership as appropriate to reflect such issuance.

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B.       Issuances of Compensatory Units. Without limiting the generality of the foregoing, the General Partner is hereby authorized to create one or more classes or series of additional Partnership Interests, in the form of Partnership Units (each such class or series of Partnership Interests is referred to as “Compensatory Units”), including, without limitation, LTIP Units and Performance Units, for issuance at any time or from time to time to directors, officers or employees of the General Partner or any Affiliate of the foregoing, and to admit such Persons as Additional Limited Partners or General Partners, for such consideration and on such terms and conditions as shall be established by the General Partner, all without approval of any Limited Partner or any other Person. The General Partner shall determine, in its sole and absolute discretion without the approval of any Limited Partner or any other Person, and set forth in a Partnership Unit Designation, the designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Compensatory Units (including, without limitation, the extent to which the value or number of each such class or series of Compensatory Units is subject to adjustment based on the financial performance of the General Partner). Upon the issuance of any class or series of Compensatory Units, the General Partner shall amend the Partnership Agreement, including the Register and the books and records of the Partnership as appropriate to reflect such issuance.

C.       Issuances to the General Partner. No additional Partnership Units shall be issued to the General Partner unless (i) the additional Partnership Units are issued to all Partners holding Common Units in proportion to their respective Percentage Interests in Common Units, (ii) (a) the additional Partnership Units are (x) Common Units issued in connection with an issuance of Shares, or (y) Partnership Equivalent Units (other than Common Units) issued in connection with an issuance of Preferred Shares, New Securities or other interests in the General Partner (other than Shares), and (b) the General Partner contributes to the Partnership the cash proceeds or other consideration received in connection with the issuance of such Shares, Preferred Shares, New Securities or other interests in the General Partner, (iii) the additional Partnership Units are issued upon the conversion, redemption or exchange of Debt, Partnership Units or other securities issued by the Partnership, or (iv) the additional Partnership Units are issued pursuant to Section 4.3.B, Section 4.3.E, Section 4.4 or Section 4.5.

D.       No Preemptive Rights. Except as expressly specified in this Agreement or any Partnership Unit Designation, no Person, including, without limitation, any Partner or Assignee, shall have any preemptive, preferential, participation or similar right or rights to subscribe for or acquire any Partnership Interest.

Section 4.3 Additional Funds and Capital Contributions.

A.       General. The General Partner may, at any time and from time to time, determine that the Partnership requires additional funds (“Additional Funds”) for the acquisition or development of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine, in its sole and absolute discretion. Additional Funds may be obtained by the Partnership, at the election of the General Partner, in any manner provided in, and in accordance with, the terms of this Section 4.3 without the approval of any Limited Partner or any other Person.

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B.       Additional Capital Contributions. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 4.2 above) in consideration therefor and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

C.       Loans by Third Parties. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to any Person (other than the General Partner (but, for this purpose, disregarding any Debt that may be deemed incurred to the General Partner by virtue of clause (iii) of the definition of Debt)) upon such terms as the General Partner determines appropriate, including making such Debt convertible, redeemable or exchangeable for Partnership Units or Shares; provided, however, that the Partnership shall not incur any such Debt if any Partner would be personally liable for the repayment of such Debt (unless such Partner otherwise agrees).

D.       General Partner Loans. The General Partner, on behalf of the Partnership, may obtain any Additional Funds by causing the Partnership to incur Debt to the General Partner if (i) such Debt is, to the extent permitted by law, on substantially the same terms and conditions (including interest rate, repayment schedule, and conversion, redemption, repurchase and exchange rights) as Funding Debt incurred by the General Partner, the net proceeds of which are loaned to the Partnership to provide such Additional Funds, or (ii) such Debt is on terms and conditions no less favorable to the Partnership than would be available to the Partnership from any third party; provided, however, that the Partnership shall not incur any such Debt if (a) any Partner (or any Affiliate, partner, member, stockholder, principal, director, officer, adviser, beneficiary or trustee of any Partner) would be personally liable for the repayment of such Debt (unless such Partner or other affected Person otherwise agrees in writing) or (b) a breach or violation of, or default under, the terms of such Debt would be deemed to occur by virtue of the Transfer of any Partnership Units or Partnership Interest held by any Person other than the General Partner.

E.       Issuance of Securities by the General Partner. The General Partner shall not issue any additional Shares, Capital Shares or New Securities unless the General Partner contributes the cash proceeds or other consideration received from the issuance of such additional Shares, Capital Shares or New Securities (as the case may be) and from the exercise of the rights contained in any such additional Capital Shares or New Securities to the Partnership in exchange for (x) in the case of an issuance of Shares, Common Units, or (y) in the case of an issuance of Capital Shares or New Securities, Partnership Equivalent Units; provided, however, that notwithstanding the foregoing, the General Partner may issue Shares, Capital Shares or New Securities (a) pursuant to Section 4.4 or Section 15.1.B hereof, (b) pursuant to a dividend or distribution (including any stock split) of Shares, Capital Shares or New Securities to all of the holders of Shares, Capital Shares or New Securities (as the case may be), (c) upon a conversion, redemption or exchange of Capital Shares, (d) upon a conversion, redemption, exchange or exercise of New Securities, or (e) in connection with an acquisition of Partnership Units or a property or other asset to be owned, directly or indirectly, by the General Partner. In the event of any issuance of additional Shares, Capital Shares or New Securities by the General Partner, and the contribution to the Partnership, by the General Partner, of the cash proceeds or other consideration received from such issuance (or property acquired with such proceeds), if any, if the cash proceeds actually received by the General Partner are less than the gross proceeds of such issuance as a result of any underwriter’s discount or other expenses paid or incurred in connection with such issuance, then the General Partner shall be deemed to have made a Capital Contribution to the Partnership in the amount equal to the sum of the cash proceeds of such issuance plus the amount of such underwriter’s discount and other expenses paid by the General Partner (which discount and expense shall be treated as an expense for the benefit of the Partnership for purposes of Section 7.4). In the event that the General Partner issues any additional Shares, Capital Shares or New Securities and contributes the cash proceeds or other consideration received from the issuance thereof to the Partnership, the Partnership is expressly authorized to issue a number of Common Units or Partnership Equivalent Units to the General Partner equal to the number of Shares, Capital Shares or New Securities so issued, divided by the Adjustment Factor then in effect, in accordance with this Section 4.3.E without any further act, approval or vote of any Partner or any other Persons.

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Section 4.4 Stock Option Plans and Equity Plans; Warrants

A.       Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for stock in the General Partner to a Person other than a Partnership Employee is duly exercised:

(1)       The General Partner, shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the General Partner by such exercising party in connection with the exercise of such stock option.

(2)       Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.4.A(1) hereof, the General Partner shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of an additional Limited Partner Interest (expressed in and as additional Common Units), an amount equal to the Value of a Share as of the date of exercise multiplied by the number of Shares then being issued in connection with the exercise of such stock option.

(3)       An equitable Percentage Interest adjustment shall be made in which the General Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.4.A(2) hereof.

B.       Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for stock in the General Partner to a Partnership Employee is duly exercised:

(1)       The General Partner shall sell to the Optionee, and the Optionee shall purchase from the General Partner, for a cash price per share equal to the Value of a Share at the time of the exercise, the number of Shares equal to (a) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (b) the Value of a Share at the time of such exercise.

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(2)       The General Partner shall sell to the Partnership (or if the Optionee is an employee or other service provider of a Partnership Subsidiary, the General Partner shall sell to such Partnership Subsidiary), and the Partnership (or such subsidiary, as applicable) shall purchase from the General Partner, a number of Shares equal to (a) the number of Shares as to which such stock option is being exercised less (b) the number of Shares sold pursuant to Section 4.4.B(1) hereof. The purchase price per Share for such sale of Shares to the Partnership (or such subsidiary) shall be the Value of a Share as of the date of exercise of such stock option.

(3)       The Partnership shall transfer to the Optionee (or if the Optionee is an employee or other service provider of a Partnership Subsidiary, the Partnership Subsidiary shall transfer to the Optionee) at no additional cost, as additional compensation, the number of Shares described in Section 4.4.B(2) hereof.

(4)       The General Partner shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership of an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by the General Partner in connection with the exercise of such stock option. An equitable Percentage Interest adjustment shall be made as a result of such contribution.

C.       Restricted Stock Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any Shares are issued to a Person other than a Partnership Employee in consideration for services performed for the General Partner:

(1)       The General Partner shall issue such number of Shares as are to be issued to such Person in accordance with the Equity Plan; and

(2)       On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such Person, the following events will be deemed to have occurred: (a) the General Partner shall be deemed to have contributed the Value of such Shares to the Partnership as a Capital Contribution, and (b) the Partnership shall issue to the General Partner on the Vesting Date a number of Common Units equal to the number of newly issued Shares divided by the Adjustment Factor then in effect.

D.       Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any Shares are issued to a Partnership Employee (including any Shares that are subject to forfeiture in the event such Partnership Employee terminates his employment by the Partnership or the Partnership Subsidiaries) in consideration for services performed for the Partnership or the Partnership Subsidiaries:

(1)       The General Partner shall issue such number of Shares as are to be issued to the Partnership Employee in accordance with the Equity Plan;

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(2)       On the Vesting Date, the following events will be deemed to have occurred: (a) the General Partner shall be deemed to have sold such shares to the Partnership (or if the Partnership Employee is an employee or other service provider of a Partnership Subsidiary, to such Partnership Subsidiary) for a purchase price equal to the Value of such shares, (b) the Partnership (or such Partnership Subsidiary) shall be deemed to have delivered the shares to the Partnership Employee, (c) the General Partner shall be deemed to have contributed the purchase price to the Partnership as a Capital Contribution, and (d) in the case where the Partnership Employee is an employee of a Partnership Subsidiary, the Partnership shall be deemed to have contributed such amount to the capital of the Partnership Subsidiary; and

(3)       The Partnership shall issue to the General Partner on the Vesting Date a number of Common Units equal to the number of newly issued Shares divided by the Adjustment Factor then in effect in consideration for the Capital Contribution described in Section 4.4.D(2)(c) above.

E.       Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the General Partner from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the General Partner, the Partnership or any of their Affiliates or from issuing Shares, Capital Shares or New Securities pursuant to any such plans. The General Partner may implement such plans and any actions taken under such plans (such as the grant or exercise of options to acquire Shares, or the issuance of restricted Shares), whether taken with respect to or by an employee or other service provider of the General Partner, the Partnership or its Subsidiaries, in a manner determined by the General Partner, which may be set forth in plan implementation guidelines that the General Partner may establish or amend from time to time. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the General Partner, or for any other reason as determined by the General Partner, amendments to this Agreement may become necessary or advisable, any approval or Consent to any such amendments requested by the General Partner shall be deemed granted by the Limited Partners. The Partnership is expressly authorized to issue Partnership Units (i) in accordance with the terms of any such stock incentive plans, or (ii) in an amount equal to the number of Shares, Capital Shares or New Securities issued pursuant to any such stock incentive plans, without any further act, approval or vote of any Partner or any other Persons.

F.       Warrants. If at any time or from time to time a warrant granted for stock in the General Partner is duly exercised:

(1)       The General Partner, shall, as soon as practicable after such exercise, make a Capital Contribution to the Partnership in an amount equal to the exercise price paid to the General Partner by such exercising party in connection with the exercise of such warrant.

(2)       Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 4.4.F(1) hereof, the General Partner shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of an additional Limited Partner Interest (expressed in and as additional Common Units), an amount equal to the Value of a Share as of the date of exercise multiplied by the number of Shares then being issued in connection with the exercise of such warrant.

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(3)       An equitable Percentage Interest adjustment shall be made in which the General Partner shall be treated as having made a cash contribution equal to the amount described in Section 4.4.F(2) hereof.

Section 4.5 Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article 4, all amounts received or deemed received by the General Partner in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the General Partner to effect open market purchases of Shares, or (b) if the General Partner elects instead to issue new Shares with respect to such amounts, shall be contributed by the General Partner to the Partnership in exchange for additional Common Units. Upon such contribution, the Partnership will issue to the General Partner a number of Common Units equal to the quotient of (i) the number of new Shares so issued divided by (ii) Adjustment Factor then in effect.

Section 4.6 No Interest; No Return. No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution from the Partnership.

Section 4.7 Conversion or Redemption of Capital Shares.

A.       Conversion of Capital Shares. If, at any time, any of the Capital Shares are converted into Shares, in whole or in part, then a number of Partnership Units with preferences, conversion and other rights, restrictions (other than restrictions on transfer), rights and limitations as to dividends and other distributions and qualifications that are substantially the same as the preferences, conversion and other rights, restrictions (other than restrictions on transfer), rights and limitations as to distributions and qualifications as those of such Capital Shares (“Partnership Equivalent Units”) (for the avoidance of doubt, Partnership Equivalent Units need not have voting rights, redemption rights or restrictions on transfer that are substantially similar to the corresponding Capital Shares) equal to the number of Capital Shares so converted shall automatically be converted into a number of Common Units equal to the quotient of (i) the number of Shares issued upon such conversion divided by (ii) the Adjustment Factor then in effect, and the Percentage Interests of the General Partner and the Limited Partners shall be adjusted to reflect such conversion.

B.       Redemption or Repurchase of Capital Shares or Shares. Except as otherwise provided in Section 7.4.C, if, at any time, any Capital Shares are redeemed or otherwise repurchased (whether by exercise of a put or call, automatically or by means of another arrangement) by the General Partner, the Partnership shall, immediately prior to such redemption or repurchase of Capital Shares, redeem an equal number of Partnership Equivalent Units held by the General Partner upon the same terms and for the same price per Partnership Equivalent Unit as such Capital Shares are redeemed or repurchased. If, at any time, any Shares are redeemed or otherwise repurchased by the General Partner, the Partnership shall, immediately prior to such redemption or repurchase of Shares, redeem or repurchase a number of Common Units held by the General Partner equal to the quotient of (i) the Shares so redeemed or repurchased, divided by (ii) the Adjustment Factor then in effect, such redemption or repurchase to be upon the same terms and for the same price per Common Unit (after giving effect to application of the Adjustment Factor) as such Shares are redeemed or repurchased. Notwithstanding the foregoing, the provisions of this Section 4.7.B shall not apply in the event that such repurchase of Shares is paired with a stock split or stock dividend such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of Shares as were outstanding prior to such repurchase and subsequent stock split or stock dividend.

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Section 4.8 Excess Cash Contributions. Notwithstanding anything to the contrary set forth herein, in the event that, following any cash distribution made by the Partnership to the Partners pursuant to Section 5.3 of this Agreement, the General Partner determines in its sole discretion that it does not intend to use all the cash it receives in such distribution to pay its tax liabilities or any other liabilities and that it will contribute any such unused cash back to the Partnership (in each case, an “Excess Cash Contribution”), then, in order to maintain the Adjustment Factor at 1.0 and in lieu of issuing additional Common Units or other Partnership Units to the General Partner in consideration for such Excess Cash Contribution, the Partnership may elect, at the General Partner’s sole discretion, to effect a reverse unit split of the outstanding Partnership Units held by the Limited Partners (in each case, a “Reverse Unit Split”), provided, however, that in lieu of the Reverse Unit Split, the General Partner, in its sole discretion, may take other actions, including, without limitation, redemptions, reclassifications, combinations, subdivisions and other adjustments, in each case intended to achieve the same economic result as the Reverse Unit Split (in each case, an “Alternative Adjustment”). In the event that any Reverse Unit Split or Alternative Adjustment made in accordance with this Section 4.8 would result in a Limited Partner being entitled to receive a fraction of a Partnership Unit, then in lieu of holding such fractional Partnership Unit following the effectiveness of such Reverse Unit Split or Alternative Action the Partnership may pay such Limited Partner an amount in cash in respect of such fractional Partnership Unit. Each Limited Partner acknowledges and agrees that no consent or approval of any Limited Partner and no amendment to this Agreement shall be required in connection with any Excess Cash Contribution made or any Reverse Unit Split or Alternative Action effected in accordance with this Section 4.8, and the General Partner shall reflect the effects of each such Excess Cash Contribution and Reverse Unit Split or Alternative Action in the books and records of the Partnership and shall provide written notice to each Limited Partner holding Partnership Units of the amount of any such Excess Cash Contribution and the total number of Partnership Units held by such Limited Partner after giving effect to any such Reverse Unit Split or Alternative Action as well as the amount of cash, if any, to be paid to such Limited Partner in lieu of such Limited Partner holding a fractional interest in a Partnership Unit after giving effect to such Reverse Unit Split or Alternative Action. The General Partner shall deliver to each Limited Partner holding Partnership Units the notice contemplated by the preceding sentence and any cash payment to which such Limited Partner is entitled in accordance with the second preceding sentence not later than 15 Business Days following the effectiveness of such Excess Cash Contribution.

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Section 4.9 Other Contribution Provisions. In the event that any Partner is admitted to the Partnership and is given a Capital Account in exchange for services rendered to the Partnership, such transaction shall be treated by the Partnership and the affected Partner as if the Partnership had compensated such partner in cash and such Partner had contributed the cash that the Partner would have received to the capital of the Partnership. In addition, with the Consent of the General Partner, one or more Partners may enter into contribution agreements with the Partnership which have the effect of providing a guarantee of certain obligations of the Partnership (and/or a wholly owned Subsidiary of the Partnership).

Article 5
DISTRIBUTIONS

Section 5.1 Requirement and Characterization of Distributions. Subject to the terms of Sections 16.2 and 17.2 and/or the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, the General Partner may cause the Partnership to distribute such amounts, at such times, as the General Partner may, in its sole and absolute discretion, determine, to the Holders as of any Partnership Record Date:

A.       First, with respect to any Partnership Units that are entitled to any preference in distribution, in accordance with the rights of such class(es) of Partnership Units (and, within such class(es), among the Holders pro rata in proportion to their respective Percentage Interests in each class of Partnership Units held on such Partnership Record Date); and

B.       Second, with respect to any Partnership Units that are not entitled to any preference in distribution, in accordance with the rights of such class of Partnership Units, as applicable (and, within such class, among the Holders pro rata in proportion to their respective Percentage Interests in such class of Partnership Units held on such Partnership Record Date).

Distributions payable with respect to any Partnership Units that were not outstanding during the entire quarterly period in respect of which any distribution is made, other than any Partnership Units issued to the General Partner in connection with the issuance of Shares or Capital Shares by the General Partner, shall be prorated based on the portion of the period that such Partnership Units were outstanding. The General Partner shall make such reasonable efforts, as determined by it in its sole and absolute discretion and consistent with the General Partner’s intent to qualify as a REIT, to cause the Partnership to distribute sufficient amounts to enable the General Partner, for so long as the General Partner has determined to qualify as a REIT, to pay stockholder dividends that will (a) satisfy the REIT Requirements (it being understood that such requirement shall not apply for the taxable year ending December 31, 2020 and for any subsequent taxable year unless and until General Partner determines it is realistically able to re-qualify as a REIT) and (b) except to the extent otherwise determined by the General Partner, eliminate any federal income or excise tax liability of the General Partner. Notwithstanding anything in the foregoing to the contrary, (i) a Holder of LTIP Units will only be entitled to distributions with respect to an LTIP Unit as set forth in Article 18 hereof and (ii) a Holder of Performance Units will be entitled to distributions with respect to a Performance Unit as set forth in Article 19 hereof, and, in each case, in making distributions pursuant to this Section 5.1, the General Partner of the Partnership shall take into account the provisions of Section 18.4 hereof and 19.4 hereof, as applicable.

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Section 5.2 Distributions in Kind. Except as expressly provided herein, no right is given to any Holder to demand and receive property other than cash as provided in this Agreement. The General Partner may determine, in its sole and absolute discretion, to make a distribution in kind of Partnership assets to the Holders, and such assets shall be distributed in such a fashion as to ensure that the fair market value is distributed and allocated in accordance with Articles 5, 6 and 13 hereof; provided, however, that the General Partner shall not make a distribution in kind to any Holder unless the Holder has been given 90 days prior written notice of such distribution.

Section 5.3 Tax Distributions. The General Partner shall cause the Partnership to make distributions to each Partner holding Common Equivalent Units (“Tax Distributions”), pro rata in proportion to the Partners’ respective ownership of Common Equivalent Units, in an amount such that the Partner with the highest Tax Distribution Per Common Equivalent Unit receives an amount equal to such Partner’s Tax Distribution Amount, on a quarterly basis at least five (5) days prior to the date on which any estimated tax payments are due, in order to permit each Partner to timely pay its estimated tax obligations for each such Estimated Tax Period (or portion thereof). The “Tax Distribution Amount” for a Partner for an Estimated Tax Period (or portion thereof) shall be equal to the sum of (a) the product of (i) the highest marginal combined federal, state, and local income tax rate applicable to an individual or corporation resident in New York, New York, or San Francisco, California, whichever is higher, (after giving effect to income tax deductions (if allowable) for state and local income taxes and excluding, for this purpose, any reduction in rate attributable to Code Section 199A) for such Estimated Tax Period (or portion thereof) (the “Assumed Tax Rate”), and (ii) the aggregate amount of taxable income or gain of the Partnership that is allocated or is estimated to be allocated to such Partner for U.S. federal income tax purposes (including, for the avoidance of doubt, any income allocation to a Partner with respect to Preferred Units held by such Partner) for such Estimated Tax Period (or portion thereof) and all prior Estimated Tax Periods (to the extent no Tax Distribution has previously been made with respect to any amounts of taxable income or gain including to the extent such amounts of taxable income or gain were not taken into account in calculating the Tax Distribution Amount for which a Tax Distribution was previously made (e.g. if upon filing the Partnership’s final tax return for the applicable taxable year taxable income or gain of the Partnership is higher than estimated)) reduced, but not below zero, by any tax deduction, loss, or credit previously allocated to such Partner and not previously taken into account for purposes of the calculation of the amount of any Tax Distribution Amount, plus (b) solely with respect to the General Partner, to the extent the amounts described in clause (a) are not sufficient to permit the General Partner to timely pay the income and other tax liabilities for which it remains responsible under Section 7.4.B (final sentence), any incremental amount required to permit the General Partner to timely pay such actual tax liabilities (with all Tax Distribution Amounts updated to reflect the final Partnership tax returns and General Partner tax returns for each applicable taxable year). The General Partner may adjust the Assumed Tax Rate as it reasonably determines is necessary to take into account the effect of any changes in applicable tax law. Tax Distribution Amounts pursuant to this Section 5.3 shall be computed without regard to the effect of any special basis adjustments or resulting adjustments to taxable income made pursuant to Code Sections 734(b), 743(b), and 754. Notwithstanding the foregoing, final Tax Distributions in respect of the applicable quarterly period (or portion thereof) shall be made immediately prior to and in connection with any distributions made pursuant to Section 5.5 below. The Assumed Tax Rate shall be the same for all Partners, regardless of the actual combined income tax rate of the Partner or its direct or indirect owners. The General Partner shall make, in its reasonable discretion, equitable adjustments (downward (but not below zero) or upward) to the Partners’ Tax Distributions (but in any event pro rata in proportion to the Partners’ respective number of Common Equivalent Units) to take into account increases or decreases in the number of Partnership Units held by each Partner during the relevant period. All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, current or subsequent distributions under Section 5.1 in respect of Common Equivalent Units.

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Section 5.4 Amounts Withheld. All amounts withheld pursuant to the Code or any provisions of any state, local or non-United States tax law and Section 10.4 hereof with respect to any allocation, payment or distribution to any Holder shall be treated as amounts paid or distributed to such Holder pursuant to Section 5.1 hereof for all purposes under this Agreement.

Section 5.5 Distributions Upon Liquidation. Notwithstanding the other provisions of this Article 5, net proceeds from a Terminating Capital Transaction, and any other amounts distributed after the occurrence of a Liquidating Event, shall be distributed to the Holders in accordance with Section 13.2 hereof.

Section 5.6 Distributions to Reflect Additional Partnership Units. In the event that the Partnership issues additional Partnership Units pursuant to the provisions of Article 4 hereof, subject to the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, the General Partner is hereby authorized to make such revisions to this Article 5 and to Articles 6, 11 and 12 hereof as it determines are necessary or desirable to reflect the issuance of such additional Partnership Units, including, without limitation, making preferential distributions to Holders of certain classes of Partnership Units.

Section 5.7 Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, neither the Partnership nor the General Partner, on behalf of the Partnership, shall make a distribution to any Holder if such distribution would violate the Act or other applicable law.

Article 6
ALLOCATIONS

Section 6.1 Timing and Amount of Allocations of Net Income and Net Loss. Net Income and Net Loss of the Partnership shall be determined and allocated with respect to each Partnership Year as of the end of each such year, provided, that the General Partner may in its discretion allocate Net Income and Net Loss for a shorter period as of the end of such period (and, for purposes of this Article 6, references to the term “Partnership Year” may include such shorter periods). Except to the extent otherwise provided in this Article 6, and subject to Section 11.6.C hereof, an allocation to a Holder of a share of Net Income or Net Loss shall be treated as an allocation of the same share of each item of income, gain, loss or deduction that is taken into account in computing Net Income or Net Loss.

Section 6.2 Allocations of Net Income and Net Loss.

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A.       In General. Except as otherwise provided in this Article 6 and Section 11.6.C, Net Income and Net Loss allocable with respect to a class of Partnership Interests shall be allocated to each of the Holders holding such class of Partnership Interests in accordance with their respective Percentage Interest of such class.

B.       Net Income. Except as provided in Sections 6.2.E, 6.2.F, 6.2.G, 6.2.H, 6.2.I, 6.2.J and 6.3, Net Income (or, in the case of clause (4) below, Adjusted Net Income) for any Partnership Year shall be allocated in the following manner and order of priority:

(1)       First, 100% to the General Partner in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to the General Partner pursuant to clause (4) in Section 6.2.C for all prior Partnership Years minus the cumulative Net Income allocated to the General Partner pursuant to this clause (1) for all prior Partnership Years;

(2)       Second, 100% to each Holder in an amount equal to the remainder, if any, of the cumulative Net Losses allocated to each such Holder pursuant to clause (3) in Section 6.2.C for all prior Partnership Years minus the cumulative Net Income allocated to such Holder pursuant to this clause (2) for all prior Partnership Years;

(3)       Third, 100% to the Holders of Senior Preferred Units in an amount equal to (A) with respect to each Holder of Series A Preferred Units, the remainder, if any, of the cumulative Net Losses allocated to such Holder pursuant to clause (2)(A) in Section 6.2.C for all prior Partnership Years minus the cumulative Net Income allocated to such Holder pursuant to this clause (3)(A) for all prior Partnership Years and (B) with respect to each Holder of Series 1 Preferred Units, the remainder, if any, of the cumulative Net Losses allocated to such Holder pursuant to clause (2)(B) in Section 6.2.C for all prior Partnership Years minus the cumulative Net Income allocated to such Holder pursuant to this clause (3)(B) for all prior Partnership Years;

(4)       Fourth, any remaining Adjusted Net Income (or Net Income to the extent there is insufficient Adjusted Net Income) to the Holders of Senior Preferred Units in an amount equal to (A) with respect to Holders of Series A Preferred Units the excess of the cumulative Series A Priority Return to the last day of the current Partnership Year or to the date of redemption, to the extent Series A Preferred Units are redeemed during such year, over the cumulative Adjusted Net Income (or Net Income) allocated to the Holders of such units pursuant to this clause (4)(A) for all prior Partnership Years and (B) with respect to Holders of Series 1 Preferred Units the excess of the cumulative Series 1 Priority Return to the last day of the current Partnership Year or to the date of redemption, to the extent Series 1 Preferred Units are redeemed during such year, over the cumulative Adjusted Net Income (or Net Income) allocated to the Holders of such units pursuant to this clause (4)(B) for all prior Partnership Years; and

(5)       Fifth, 100% to the Holders of Common Units in accordance with their respective Percentage Interests in the Common Units.

To the extent the allocations of Net Income set forth above in any paragraph of this Section 6.2.B are not sufficient to entirely satisfy the allocation set forth in such paragraph, such allocation shall be made in proportion to the total amount that would have been allocated pursuant to such paragraph without regard to such shortfall.

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C.       Net Loss. Except as provided in Sections 6.2.E, 6.2.F, 6.2.G, 6.2.H, 6.2.I, 6.2.J, and 6.3, Net Losses for any Partnership Year shall be allocated in the following manner and order of priority:

(1)       First, 100% to the Holders of Common Units in accordance with their respective Percentage Interests in the Common Units (to the extent consistent with this clause (1)) until the Adjusted Capital Account of all such Holders is zero (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Partnership or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2) and ignoring the portion of any such Holder’s Capital Account attributable to Series A Preferred Units or Series 1 Preferred Units);

(2)       Second, 100% to the Holders of Senior Preferred Units (A) with respect to each Holder of Series A Preferred Units, pro rata to each such Holder’s Adjusted Capital Account (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Partnership or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)), until the Adjusted Capital Account (as so modified) of each such Holder is zero and (B) with respect to each Holder of Series 1 Preferred Units, pro rata to each such Holder’s Adjusted Capital Account (ignoring for this purpose any amounts a Holder is obligated to contribute to the capital of the Partnership or is deemed obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c)(2)), until the Adjusted Capital Account (as so modified) of each such Holder is zero;

(3)       Third, 100% to the Holders (other than the General Partner) to the extent of, and in proportion to, the positive balance (if any) in their Adjusted Capital Accounts; and

(4)       Fourth, 100% to the General Partner.

D.       Allocations to Reflect Issuance of Additional Partnership Interests. In the event that the Partnership issues additional Partnership Interests to the General Partner or any Additional Limited Partner pursuant to Section 4.2 or 4.3, the General Partner shall make such revisions to this Section 6.2 or to Section 12.2.C or 13.2.A as it determines are necessary to reflect the terms of the issuance of such additional Partnership Interests, including making preferential allocations to certain classes of Partnership Interests, subject to Article 16 and Article 17 below and the terms of any Partnership Unit Designation with respect to Partnership Interests then outstanding.

E.       Special Allocations Regarding Preferred Units. Subject to Sections 6.2.G and 6.3, if any Preferred Units are redeemed pursuant to Section 4.7.B hereof (treating a full liquidation of the General Partner’s General Partner Interest for purposes of this Section 6.2.E as including a redemption of any then outstanding Preferred Units pursuant to Section 4.7.B hereof), for the Partnership Year that includes such redemption (and, if necessary, for subsequent Partnership Years) (a) gross income and gain (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder(s) of such Preferred Units to the extent that the redemption amounts paid or payable with respect to the Preferred Units so redeemed (or treated as redeemed) exceed the aggregate Capital Account balances allocable to the Preferred Units so redeemed (or treated as redeemed) and (b) deductions and losses (in such relative proportions as the General Partner in its discretion shall determine) shall be allocated to the holder(s) of such Preferred Units to the extent that the aggregate Capital Account balances allocable to the Preferred Units so redeemed (or treated as redeemed) exceeds the redemption amount paid or payable with respect to the Preferred Units so redeemed (or treated as redeemed).

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F.       Special Allocations with Respect to Eligible Units. Subject to Section 6.2.E, in the event that Liquidating Gains are allocated under this Section 6.2.F, Net Income allocable under Section 6.2.B and any Net Losses allocable under Section 6.2.C shall be recomputed without regard to the Liquidating Gains so allocated. After giving effect to the special allocations set forth in Section 6.3.A hereof, and notwithstanding the provisions of Sections 6.2.B and 6.2.C above, any Liquidating Gains shall first be allocated to the Holders of Eligible Units until the Economic Capital Account Balances of such Holders, to the extent attributable to their ownership of Eligible Units, are equal to (i) the Common Unit Economic Balance, multiplied by (ii) the number of their Eligible Units. Any such allocations shall be made among the Holders of Eligible Units in proportion to the amounts required to be allocated to each under this Section 6.2.F. The parties agree that the intent of this Section 6.2.F is to make the Capital Account balances of the Holders of LTIP Units and Performance Units with respect to their LTIP Units or Performance Units, as applicable, economically equivalent to the Capital Account balance of the General Partner with respect to its Common Units (on a per unit basis), but only to the extent that, at the time any Liquidating Gain is to be allocated, the Partnership has recognized cumulative net gains with respect to its assets since the issuance of the LTIP Unit or Performance Unit, as applicable.

G.       Special Allocations Upon Liquidation. Notwithstanding any provision in this Article 6 to the contrary but subject to Section 6.3, in the event that the Partnership disposes of all or substantially all of its assets in a transaction that will lead to a liquidation of the Partnership pursuant to Article 13 hereof, then: (i) any Liquidating Gains shall first be allocated in accordance with Section 6.2.F; and (ii) any Net Income or Net Loss realized in connection with such transaction and thereafter (recomputed without regard to the Liquidating Gains allocated pursuant to clause (i) above) shall be specially allocated for such Partnership Year (and to the extent permitted by Code Section 761(c), for the immediately preceding Partnership Year) among the Holders as required so as to cause liquidating distributions pursuant to Section 13.2.A hereof to be made in the same amounts and proportions as would have resulted had such distributions instead been made pursuant to Article 5 hereof. If there is an adjustment to the Gross Asset Value of the assets of the Partnership pursuant to subsection (ii) of the definition of Gross Asset Value, allocations of Net Income or Net Loss arising from such adjustment shall be allocated in the same manner as described in the prior sentence.

H.       Offsetting Allocations. Notwithstanding the provisions of Sections 6.1, 6.2.B and 6.2.C, but subject to Sections 6.3 and 6.4, in the event Net Income or items thereof are being allocated to a Partner to offset prior Net Loss or items thereof which have been allocated to such Partner, the General Partner shall attempt to allocate such offsetting Net Income or items thereof which are of the same or similar character (including without limitation Section 704(b) book items versus tax items) to the original allocations with respect to such Partner.

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I.       COD Income Allocations. Notwithstanding anything to the contrary contained herein, if any indebtedness of the Partnership encumbering the Properties contributed to the Partnership in connection with the General Partner’s initial offering is settled or paid off at a discount, any resulting COD Income of the Partnership shall be specially allocated proportionately (as determined by the General Partner) to those Holders that were partners in entities that contributed, or were deemed to contribute, the applicable Property to the Partnership in connection with such initial offering to the extent the number of Partnership Units received by such Holders in exchange for their interests in such entities was determined, in part, by taking into account the anticipated discounted settlement or pay-off of such indebtedness. For purposes of the foregoing, “COD Income” shall mean income recognized by the Partnership pursuant to Code Section 61(a)(12).

J.       Notwithstanding Section 6.2.F or 6.3.A(1), the allocations under such sections shall be made only if and to the extent such allocations will not alter the amounts otherwise allocable with respect to the Series A Preferred Units or the Series 1 Preferred Units, as applicable, under Sections 6.2 and 6.3, as determined by the General Partner.

Section 6.3 Additional Allocation Provisions. Notwithstanding the foregoing provisions of this Article 6:

A.       Regulatory Allocations.

(1)       Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding the provisions of Section 6.2 hereof, or any other provision of this Article 6, if there is a net decrease in Partnership Minimum Gain during any Partnership Year, each Holder shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.A(1) is intended to qualify as a “minimum gain chargeback” within the meaning of Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(2)       Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4) or in Section 6.3.A(1) hereof, if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership Year, each Holder who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Holder’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.A(2) is intended to qualify as a “chargeback of partner nonrecourse debt minimum gain” within the meaning of Regulations Section 1.704-2(i) and shall be interpreted consistently therewith.

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(3)       Nonrecourse Deductions and Partner Nonrecourse Deductions. Any Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holders in accordance with their respective Percentage Interests. Any Partner Nonrecourse Deductions for any Partnership Year shall be specially allocated to the Holder(s) who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable, in accordance with Regulations Section 1.704-2(i).

(4)       Qualified Income Offset. If any Holder unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated, in accordance with Regulations Section 1.704-1(b)(2)(ii)(d), to such Holder in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Holder as quickly as possible; provided, that an allocation pursuant to this Section 6.3.A(4) shall be made if and only to the extent that such Holder would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.A(4) were not in the Agreement. It is intended that this Section 6.3.A(4) qualify and be construed as a “qualified income offset” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(5)       Gross Income Allocation. In the event that any Holder has a deficit Capital Account at the end of any Partnership Year that is in excess of the sum of (1) the amount (if any) that such Holder is obligated to restore to the Partnership upon complete liquidation of such Holder’s Partnership Interest (including the Holder’s interest in outstanding Preferred Units and other Partnership Units) and (2) the amount that such Holder is deemed to be obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Holder shall be specially allocated items of Partnership income and gain in the amount of such excess to eliminate such deficit as quickly as possible; provided, that an allocation pursuant to this Section 6.3.A(5) shall be made if and only to the extent that such Holder would have a deficit Capital Account in excess of such sum after all other allocations provided in this Article 6 have been tentatively made as if this Section 6.3.A(5) and Section 6.3.A(4) hereof were not in the Agreement.

(6)       Limitation on Allocation of Net Loss. To the extent that any allocation of Net Loss would cause or increase an Adjusted Capital Account Deficit as to any Holder, such allocation of Net Loss shall be reallocated (x) first, among the other Holders of Common Units in accordance with their respective Percentage Interests with respect to Common Units and (y) thereafter, among the Holders of other classes of Partnership Units as determined by the General Partner, subject to the limitations of this Section 6.3.A(6).

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(7)       Section 754 Adjustment. To the extent that an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in accordance with their respective Percentage Interests in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Holder(s) to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(8)       Curative Allocations. The allocations set forth in Sections 6.3.A(1), (2), (3), (4), (5), (6) and (7) hereof (the “Regulatory Allocations”) are intended to comply with certain regulatory requirements, including the requirements of Regulations Sections 1.704-1(b) and 1.704-2. Notwithstanding the provisions of Sections 6.1 and 6.2 hereof, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Holders so that to the extent possible without violating the requirements giving rise to the Regulatory Allocations, the net amount of such allocations of other items and the Regulatory Allocations to each Holder shall be equal to the net amount that would have been allocated to each such Holder if the Regulatory Allocations had not occurred.

(9)       Forfeiture Allocations. Upon a forfeiture of any Unvested LTIP Units or Unvested Performance Units by any Partner, gross items of income, gain, loss or deduction shall be allocated to such Partner if and to the extent required by final Regulations promulgated after the Effective Date to ensure that allocations made with respect to all unvested Partnership Interests are recognized under Code Section 704(b).

(10)       LTIP Units and Performance Units. For purposes of the allocations set forth in this Section 6.3.A, each issued and outstanding LTIP Unit or Vested Performance Unit will be treated as one outstanding Common Unit and each Unvested Performance Unit will be treated as the product of one outstanding Common Unit multiplied by the Performance Unit Sharing Percentage.

(11)       Allocation of Excess Nonrecourse Liabilities. For purposes of determining a Holder’s proportional share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), each Holder’s respective interest in Partnership profits shall be equal to such Holder’s Percentage Interest with respect to Common Units, except as otherwise determined by the General Partner.

Section 6.4 Tax Allocations.

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A.       In General. Except as otherwise provided in this Section 6.4, for income tax purposes under the Code and the Regulations, each Partnership item of income, gain, loss and deduction (collectively, “Tax Items”) shall be allocated among the Holders in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Sections 6.2 and 6.3 hereof.

B.       Section 704(c) Allocations. Notwithstanding Section 6.4.A hereof, Tax Items with respect to Property that is contributed to the Partnership with a Gross Asset Value that varies from its basis in the hands of the contributing Partner immediately preceding the date of contribution shall be allocated among the Holders for income tax purposes pursuant to Regulations promulgated under Code Section 704(c) so as to take into account such variation. The Partnership shall account for such variation under any method approved under Code Section 704(c) and the applicable Regulations as chosen by the General Partner. In the event that the Gross Asset Value of any Partnership asset is adjusted pursuant to the definition of “Gross Asset Value” (provided in Article 1 hereof), subsequent allocations of Tax Items with respect to such asset shall take account of the variation, if any, between the adjusted basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the applicable Regulations and using the method chosen by the General Partner. Allocations pursuant to this Section 6.4.B are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, or any other items or distributions pursuant to any provision of this Agreement.

Article 7
MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1 Management.

A.       Except as otherwise expressly provided in this Agreement, including any Partnership Unit Designation, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may not be removed by the Partners, with or without cause, except with the Consent of the General Partner.

In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the other provisions hereof including, without limitation, Section 3.2, Section 7.3, and the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, shall have full and exclusive power and authority, without the consent or approval of any Limited Partner, to do or authorize all things deemed necessary or desirable by it to conduct the business and affairs of the Partnership, to exercise or direct the exercise of all of the powers of the Partnership and a general partner under the Act and this Agreement and to effectuate the purposes of the Partnership, including, without limitation:

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(1)       the making of any expenditures, the lending or borrowing of money or selling of assets (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to the Holders in such amounts as will permit the General Partner (so long as the General Partner qualifies as a REIT) to prevent the imposition of any federal income tax on the General Partner (including, for this purpose, any excise tax pursuant to Code Section 4981) and to make distributions to its stockholders and payments to any taxing authority sufficient to permit the General Partner to maintain REIT status or otherwise to satisfy the REIT Requirements if General Partner qualifies or intends to qualify as a REIT), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness (including the securing of same by deed to secure debt, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets) and the incurring of any obligations to conduct the activities of the Partnership;

(2)       the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3)       the taking of any and all acts to ensure that the Partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Code Section 7704;

(4)       subject to Section 11.2 hereof, the acquisition, sale, transfer, exchange or other disposition of any, all or substantially all of the assets (including the goodwill) of the Partnership (including, but not limited to, the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity;

(5)       the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the assignment of any assets of the Partnership in trust for creditors or on the promise of the assignee to pay the debts of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that the General Partner sees fit, including, without limitation, the financing of the operations and activities of the General Partner, the Partnership or any of the Partnership’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the General Partner and/or the Partnership’s Subsidiaries) and the repayment of obligations of the Partnership, its Subsidiaries and any other Person in which the Partnership has an equity investment, and the making of capital contributions to and equity investments in the Partnership’s Subsidiaries;

(6)       the management, operation, leasing, landscaping, repair, alteration, demolition, replacement or improvement of any Property;

(7)       the negotiation, execution and performance of any contracts, including leases (including ground leases), easements, management agreements, rights of way and other property-related agreements, conveyances or other instruments to conduct the Partnership’s operations or implement the General Partner’s powers under this Agreement, including contracting with contractors, developers, consultants, governmental authorities, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation, as applicable, out of the Partnership’s assets;

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(8)       the distribution of Partnership cash or other Partnership assets in accordance with this Agreement, the holding, management, investment and reinvestment of cash and other assets of the Partnership, and the collection and receipt of revenues, rents and income of the Partnership;

(9)       the selection and dismissal of employees of the Partnership (if any) (including, without limitation, employees having titles or offices such as “president,” “vice president,” “secretary” and “treasurer”), and agents, outside attorneys, accountants, consultants and contractors of the Partnership and the determination of their compensation and other terms of employment or hiring;

(10)       the maintenance of such insurance (including, without limitation, directors and officers insurance) for the benefit of the Partnership and the Partners (including, without limitation, the General Partner);

(11)       the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, joint ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property to, any Subsidiary and any other Person in which the General Partner has an equity investment from time to time);

(12)       the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment, of any claim, cause of action, liability, debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(13)       the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(14)       the determination of the fair market value of any Partnership property distributed in kind using such reasonable method of valuation as the General Partner may adopt; provided, however, that such methods are otherwise consistent with the requirements of this Agreement;

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(15)       the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(16)       the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(17)       the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(18)       the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest, pursuant to contractual or other arrangements with such Person;

(19)       the making, execution and delivery of any and all deeds, leases, notes, deeds to secure debt, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases, confessions of judgment or any other legal instruments or agreements in writing;

(20)       the issuance of additional Partnership Units in connection with Capital Contributions by Additional Limited Partners and additional Capital Contributions by Partners pursuant to Article 4 hereof;

(21)       an election to dissolve the Partnership pursuant to Section 13.1.B hereof;

(22)       the distribution of cash to acquire Common Units held by a Common Limited Partner in connection with a Redemption under Section 15.1 hereof;

(23)       an election to acquire Tendered Common Units in exchange for Shares;

(24)       the redemption of Series A Preferred Units or Series 1 Preferred Units;

(25)       the maintenance of the Register from time to time to reflect accurately at all times the Capital Contributions and Percentage Interests of the Partners as the same are adjusted from time to time to reflect redemptions, Capital Contributions, the issuance of Partnership Units, the admission of any Additional Limited Partner or any Substituted Limited Partner or otherwise, which shall not be deemed an amendment to this Agreement, as long as the matter or event being reflected in the Register otherwise is authorized by this Agreement; and

(26)       the registration of any class of securities of the Partnership under the Securities Act or the Exchange Act, and the listing of any debt securities of the Partnership on any exchange.

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B.       Each of the Limited Partners agrees that, except as provided in Section 7.3 hereof and subject to the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, the General Partner is authorized to execute and deliver any affidavit, agreement, certificate, consent, instrument, notice, power of attorney, waiver or other writing or document in the name and on behalf of the Partnership and to otherwise exercise any power of the General Partner under this Agreement and the Act on behalf of the Partnership without any further act, approval or vote of the Partners or any other Persons, notwithstanding any other provision of the Act or any applicable law, rule or regulation and, in the absence of any specific corporate action on the part of the General Partner to the contrary, the taking of any action or the execution of any such document or writing by an officer of the General Partner, in the name and on behalf of the General Partner, in its capacity as the general partner of the Partnership, shall conclusively evidence (1) the approval thereof by the General Partner, in its capacity as the general partner of the Partnership, (2) the General Partner’s determination that such action, document or writing is necessary, advisable, appropriate, desirable or prudent to conduct the business and affairs of the Partnership, exercise the powers of the Partnership under this Agreement and the Act or effectuate the purposes of the Partnership, or any other determination by the General Partner required by this Agreement in connection with the taking of such action or execution of such document or writing, and (3) the authority of such officer with respect thereto.

C.       At all times from and after the date hereof, the General Partner may cause the Partnership to obtain and maintain (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Indemnitees hereunder.

D.       At all times from and after the date hereof, the General Partner may cause the Partnership to establish and maintain working capital and other reserves in such amounts as the General Partner, in its sole and absolute discretion, determines from time to time.

E.       The determination as to any of the following matters, made by or at the direction of the General Partner consistent with this Agreement and the Act, shall be final and conclusive and shall be binding upon the Partnership and every Limited Partner: the amount of assets at any time available for distribution or the redemption of Common Units; the amount and timing of any distribution; any determination to redeem Tendered Common Units; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the amount of any Partner’s Capital Account, Adjusted Capital Account or Adjusted Capital Account Deficit; the amount of Net Income, Net Loss or Depreciation for any period; any special allocations of Net Income or Net Loss pursuant to Sections 6.2.D, 6.2.E, 6.2.F, 6.2.G, 6.2.H, 6.2.I, 6.2.J, 6.3, 6.4, 18.5 or 19.5; the Gross Asset Value of any Partnership asset; the Value of any Share; the timing and amount of any adjustment to the Adjustment Factor; any adjustment to the number of outstanding LTIP Units pursuant to Section 18.3, Performance Units pursuant to Section 19.3, or Class A Units pursuant to Section 20.2; the timing, number and redemption or repurchase price of the redemption or repurchase of any Partnership Units pursuant to Section 4.7.B; any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any class or series of Partnership Interest or Class A Units; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Partnership or of any Partnership Interest or Class A Unit; the number of authorized or outstanding Units of any class or series; any matter relating to the acquisition, holding and disposition of any assets by the Partnership; or any other matter relating to the business and affairs of the Partnership or required or permitted by applicable law, this Agreement or otherwise to be determined by the General Partner.

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F.       In exercising its authority under this Agreement and subject to Section 7.8.B, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner of any action taken (or not taken) by it. The General Partner and the Partnership shall not have liability to a Limited Partner under any circumstances as a result of any tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner pursuant to its authority under this Agreement.

Section 7.2 Certificate of Limited Partnership. The General Partner may file amendments to and restatements of the Certificate and do all the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Maryland and each other state, the District of Columbia or any other jurisdiction, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5.A hereof, the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto to any Limited Partner. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability to the extent provided by applicable law) in the State of Maryland and any other state, or the District of Columbia or other jurisdiction, in which the Partnership may elect to do business or own property.

Section 7.3 Restrictions on General Partner’s Authority.

A.       Proscriptions. The General Partner may not take any action in contravention of this Agreement, including, without limitation:

(1)       take any action that would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

(2)       perform any act that would subject a Limited Partner to liability as a general partner in any jurisdiction or any other liability except as provided herein or under the Act; or

(3)       enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts, or that has the effect of prohibiting or restricting, (a) the General Partner or the Partnership from performing its specific obligations under Section 15.1 hereof in full, or (b) a Common Limited Partner from exercising its rights under Section 15.1 hereof to effect a Redemption in full, except, in the case of either clause (a) or (b), (x) with the written Consent of each Limited Partner affected by the prohibition or restriction or (y) in connection with or as a result of a Termination Transaction that, in accordance with Section 11.2.B(1) and/or (2), does not require the Consent of the Limited Partners.

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B.       Actions Requiring Consent of the Partners. Except as provided in Section 7.3.C hereof, the General Partner shall not, without the prior Consent of the Partners, amend, modify or terminate this Agreement.

C.       Amendments without Consent. Notwithstanding Sections 7.3.B and 14.2 hereof but subject to the terms of any Partnership Unit Designation with respect to Partnership Interests then outstanding, the General Partner shall have the power, without the Consent of the Partners or the consent or approval of any Limited Partner or any other Person, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(1)       to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any Affiliate of the General Partner for the benefit of the Limited Partners;

(2)       to reflect the admission, substitution or withdrawal of Partners, the Transfer of any Partnership Interest or the termination of the Partnership in accordance with this Agreement, or the adjustment of outstanding LTIP Units as contemplated by Section 18.3, Performance Units as contemplated by Section 19.3, or Class A Units as contemplated by Section 20.2, and to update the Register in connection with such admission, substitution, withdrawal, Transfer or adjustment;

(3)       to reflect a change that is of an inconsequential nature or does not adversely affect the Limited Partners in any material respect, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement;

(4)       to set forth or amend the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption of the Holders of any additional Partnership Interests issued pursuant to Article 4;

(5)       to reflect any change to the designation or terms of the Series A Preferred Units as set forth in Article 16 or otherwise in this Agreement;

(6)       to reflect any change to the designation or terms of the Series 1 Preferred Units as set forth in Article 17 or otherwise in this Agreement;

(7)       to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;

(8)        if the General Partner qualifies or intends to qualify as a REIT, (a) to reflect such changes as are reasonably necessary for the General Partner to maintain its status as a REIT or to satisfy the REIT Requirements or (b) to reflect the Transfer of all or any part of a Partnership Interest among the General Partner and any Disregarded Entity with respect to the General Partner;

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(9)       to modify either or both of the manner in which items of Net Income or Net Loss are allocated pursuant to Article 4 or the manner in which Capital Accounts are adjusted, computed, or maintained (but in each case only to the extent otherwise provided in this Agreement);

(10)       the issuance of additional Partnership Interests in accordance with Section 4.2;

(11)       as contemplated by the last sentence of Section 4.3;

(12)       to reflect any other modification to this Agreement as is reasonably necessary for the business or operations of the Partnership or the General Partner and which does not violate Section 7.3.D; and

(13)       to effect or facilitate a Termination Transaction that, in accordance with Section 11.2.B(1) and/or (2), does not require the Consent of the Limited Partners and, if the Partnership is the Surviving Partnership in any Termination Transaction, to modify Section 15.1 or any related definitions to provide that the holders of interests in such Surviving Partnership have rights that are consistent with Section 11.2.B(2).

D.       Actions Requiring Consent of Affected Partners. Notwithstanding Sections 7.3.B, 7.3.C (other than as set forth below in this Section 7.3.D) and 14.2 hereof, this Agreement shall not be amended, and no action may be taken by the General Partner, without the Consent of each Partner adversely affected thereby, if such amendment or action would: (i) convert a Limited Partner Interest in the Partnership into a General Partner Interest (except as a result of the General Partner acquiring such Partnership Interest); (ii) adversely modify in any material respect the limited liability of a Limited Partner; (iii) alter the rights of any Partner to receive the distributions to which such Partner is entitled, pursuant to Article 5 or Section 13.2.A hereof, or alter the allocations specified in Article 6 hereof (except, in any case, as permitted pursuant to Sections 4.2, 5.5, 7.3.C and Article 6 hereof); (iv) alter or modify the redemption rights, conversion rights, Cash Amount or Shares Amount as set forth in Section 15.1 hereof (except, in any case, as permitted pursuant to clause (13) of Section 7.3.C hereof); or (v) amend this Section 7.3.D, or, in each case for all provisions referenced in this Section 7.3.D, amend or modify any related definitions or Exhibits (except as permitted pursuant to clause (11) of Section 7.3.C hereof). Further, no amendment may alter the restrictions on the General Partner’s authority set forth elsewhere in this Agreement without the consent specified therein. Any such amendment or action consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 7.4 Reimbursement of the General Partner.

A.       The General Partner shall not be compensated for its services as General Partner of the Partnership except as provided in this Agreement (including the provisions of Articles 5 and 6 hereof regarding distributions, payments and allocations to which the General Partner may be entitled in its capacity as the General Partner).

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B.       Subject to Sections 7.4.C and 15.12 hereof, the Partnership shall be liable for, and shall reimburse the General Partner on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all sums expended in connection with the Partnership’s business, including, without limitation, (i) expenses relating to the ownership of interests in and management and operation of, or for the benefit of, the Partnership, (ii) compensation of officers and employees, including, without limitation, payments under future compensation plans, of the General Partner or the Partnership that may provide for stock units, or phantom stock, pursuant to which employees of the General Partner or the Partnership will receive payments based upon dividends on or the value of Shares, (iii) director or manager fees and expenses of the General Partner or its Affiliates, and (iv) all costs and expenses of the General Partner being a public company, including costs of filings with the SEC, reports and other deliveries to its stockholders; provided, however, that the amount of any reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership as permitted pursuant to Section 7.3 hereof. Such reimbursements shall be in addition to any reimbursement of the General Partner as a result of indemnification pursuant to Section 7.7 hereof. For this avoidance of doubt, this Section 7.4.B does not apply to the General Partner’s income tax liabilities (including income-based franchise tax liabilities), and does not apply to the amount of franchise tax liabilities (if measured by net worth, taxable capital or similar bases under applicable state or local law) to the extent the same would not have been owed by the General Partner but for its lack of REIT qualification and taxation in a particular taxable year, it being understood that in each such case any such tax liabilities remain the obligation of the General Partner itself.

C.       To the extent practicable, Partnership expenses shall be billed directly to and paid by the Partnership and, subject to Section 15.12 hereof, if and to the extent any reimbursements to the General Partner or any of its Affiliates by the Partnership pursuant to this Section 7.4 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

Section 7.5 Outside Activities of the General Partner. The General Partner shall not, directly or indirectly, enter into or conduct any business, other than in connection with, (a) the ownership, acquisition and disposition of Partnership Interests, (b) the management of the business and affairs of the Partnership, (c) the operation of the General Partner as a reporting company with a class (or classes) of securities registered under the Exchange Act, (d) its operations as a REIT, if applicable, (e) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (f) financing or refinancing of any type related to the Partnership or its assets or activities, and (g) such activities as are incidental thereto; provided, however, that, except as otherwise provided herein, any funds raised by the General Partner pursuant to the preceding clauses (e) and (f) shall be made available to the Partnership, whether as Capital Contributions, loans or otherwise, as appropriate; and, provided, further, that the General Partner may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Partnership so long as the General Partner takes commercially reasonable measures to ensure that the economic benefits and burdens of such Property are otherwise vested in the Partnership, whether through assignment, mortgage loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Partnership, the Partners shall negotiate in good faith to amend this Agreement, including, without limitation, the definition of “Adjustment Factor,” to reflect such activities and the direct ownership of assets by the General Partner. Nothing contained herein shall be deemed to prohibit the General Partner from executing guarantees of Partnership debt. The General Partner and all Disregarded Entities with respect to the General Partner, taken as a group, shall not own any assets or take title to assets (other than temporarily in connection with an acquisition prior to contributing such assets to the Partnership) other than (i) interests in Disregarded Entities with respect to the General Partner, (ii) Partnership Interests as the General Partner, (iii) a minority interest in any Subsidiary of the Partnership that the General Partner holds to maintain such Subsidiary’s status as a partnership for federal income tax purposes or otherwise, and (iv) such cash and cash equivalents, bank accounts or similar instruments or accounts as such group deems reasonably necessary, taking into account Section 7.1.D hereof and the requirements necessary for the General Partner to qualify as a REIT, if applicable, and for the General Partner to carry out its responsibilities contemplated under this Agreement and the Charter. Any Limited Partner Interests acquired by the General Partner, whether pursuant to the exercise by a Limited Partner of its right to Redemption, or otherwise, shall be automatically converted into a General Partner Interest comprised of an identical number of Partnership Units with the same terms as the class or series so acquired. Any Affiliates of the General Partner may acquire Limited Partner Interests and shall, except as expressly provided in this Agreement, be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests.

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Section 7.6 Transactions with Affiliates.

A.       The Partnership may lend or contribute funds to, and borrow funds from, Persons in which the Partnership has an equity investment, and such Persons may borrow funds from, and lend or contribute funds to, the Partnership, on terms and conditions established in the sole and absolute discretion of the General Partner. The foregoing authority shall not create any right or benefit in favor of any Person.

B.       Except as provided in Section 7.5 hereof, the Partnership may transfer assets to joint ventures, limited liability companies, partnerships, corporations, business trusts or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions consistent with this Agreement and applicable law.

C.       Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

D.       The General Partner in its sole and absolute discretion and without the approval of the Partners or any of them or any other Persons, may propose and adopt (on behalf of the Partnership) employee benefit plans (including without limitation plans that contemplate the issuance of LTIP Units or Performance Units) funded by the Partnership for the benefit of employees of the General Partner, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the General Partner, the Partnership or any of the Partnership’s Subsidiaries.

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Section 7.7 Indemnification.

A.       To the fullest extent permitted by applicable law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, reasonable attorney’s fees and other reasonable legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership (“Actions”) as set forth in this Agreement in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise; provided, however, that the Partnership shall not indemnify an Indemnitee (i) if the act or omission of the Indemnitee was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, if the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or (iii) for any transaction for which such Indemnitee actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of this Agreement; and provided, further, that no payments pursuant to this Agreement shall be made by the Partnership to indemnify or advance funds to any Indemnitee (x) with respect to any Action initiated or brought voluntarily by such Indemnitee (and not by way of defense) unless (I) approved or authorized by the General Partner or (II) incurred to establish or enforce such Indemnitee’s right to indemnification under this Agreement, and (y) in connection with one or more Actions or claims brought by the Partnership or involving such Indemnitee if such Indemnitee is found liable to the Partnership on any portion of any claim in any such Action.

Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. It is the intention of this Section 7.7.A that the Partnership shall indemnify each Indemnitee to the fullest extent permitted by law and this Agreement. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 7.7.A. The termination of any proceeding by conviction of an Indemnitee or upon a plea of nolo contendere or its equivalent by an Indemnitee, or an entry of an order of probation against an Indemnitee prior to judgment, does not create a presumption that such Indemnitee acted in a manner contrary to that specified in this Section 7.7.A with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any other Holder shall have any obligation to contribute to the capital of the Partnership or otherwise provide funds to enable the Partnership to fund its obligations under this Section 7.7.

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B.       To the fullest extent permitted by law, expenses incurred by an Indemnitee who is a party to a proceeding or otherwise subject to or the focus of or is involved in any Action shall be paid or reimbursed by the Partnership as incurred by the Indemnitee in advance of the final disposition of the Action upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership as authorized in Section 7.7.A has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

C.       The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee unless otherwise provided in a written agreement with such Indemnitee or in the writing pursuant to which such Indemnitee is indemnified.

D.       The Partnership may, but shall not be obligated to, purchase and maintain insurance, on behalf of any of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

E.       Any liabilities which an Indemnitee incurs as a result of acting on behalf of the Partnership or the General Partner (whether as a fiduciary or otherwise) in connection with the operation, administration or maintenance of an employee benefit plan or any related trust or funding mechanism (whether such liabilities are in the form of excise taxes assessed by the IRS, penalties assessed by the U.S. Department of Labor, restitutions to such a plan or trust or other funding mechanism or to a participant or beneficiary of such plan, trust or other funding mechanism, or otherwise) shall be treated as liabilities or judgments or fines under this Section 7.7, unless such liabilities arise as a result of (i) an act or omission of such Indemnitee that was material to the matter giving rise to the Action and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) in the case of any criminal proceeding, an act or omission that such Indemnitee had reasonable cause to believe was unlawful, or (iii) any transaction in which such Indemnitee actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of this Agreement or applicable law.

F.       Notwithstanding anything to the contrary in this Agreement, in no event may an Indemnitee subject any of the Holders to personal liability by reason of the indemnification provisions set forth in this Agreement, and any such indemnification shall be satisfied solely out of the assets of the Partnership.

G.       An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

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H.       The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Partnership’s liability to any Indemnitee under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

I.       It is the intent of the parties that any amounts paid by the Partnership to the General Partner pursuant to this Section 7.7 shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Partners’ Capital Accounts.

J.       The Partnership shall indemnify each Limited Partner and its Affiliates, their respective directors, officers, stockholders and any other individual acting on its or their behalf, from and against any costs (including costs of defense) incurred by it as a result of any litigation or other proceeding in which any Limited Partner is named as a defendant or any claim threatened or asserted against any Limited Partner, in either case which relates to the operations of the Partnership or any obligation assumed by the Partnership, unless such costs are the result of intentional harm or gross negligence on the part of, or a breach of this Agreement by, such Limited Partner; provided, however, that no Partner shall have any personal liability with respect to the foregoing indemnification, any such indemnification to be satisfied solely out of the assets of the Partnership.

K.       Any obligation or liability whatsoever of the General Partner which may arise at any time under this Agreement or any other instrument, transaction, or undertaking contemplated hereby shall be satisfied, if at all, out of the assets of the General Partner or the Partnership only. No such obligation or liability shall be personally binding upon, nor shall resort for the enforcement thereof be had to, any of the General Partner’s directors, stockholders, officers, employees, or agents, regardless of whether such obligation or liability is in the nature of contract, tort or otherwise.

Section 7.8 Liability of the General Partner.

A.       Notwithstanding anything to the contrary set forth in this Agreement, neither the General Partner nor any of its directors or officers shall be liable or accountable in damages or otherwise to the Partnership, any Partners, or any Assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission if the General Partner or such director or officer acted in good faith.

B.       The Limited Partners agree that: (i) the General Partner is acting for the benefit of the Partnership, the Limited Partners and the General Partner’s stockholders collectively; (ii) the General Partner is under no obligation not to give priority to the separate interests of the General Partner or the stockholders of the General Partner, and any action or failure to act on the part of the General Partner or its directors that gives priority to the separate interests of the General Partner or its stockholders that does not result in a violation of the contract rights of the Limited Partners under this Agreement does not violate the duty of loyalty owed by the General Partner to the Partnership and/or its partners; and (iii) the General Partner shall not be liable to the Partnership or to any Partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by the Partnership or any Limited Partner in connection with such decisions, except for liability for the General Partner’s intentional harm or gross negligence.

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C.       Subject to its obligations and duties as General Partner set forth in the Act and this Agreement, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its employees or agents. The General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by it in good faith.

D.       Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the General Partner’s and its officers’ and directors’ liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

E.       Notwithstanding anything herein to the contrary, except for liability for fraud, willful misconduct or gross negligence, or pursuant to any express indemnities given to the Partnership by any Partner pursuant to any other written instrument, no Partner shall have any personal liability whatsoever, to the Partnership or to the other Partners, or for the debts or liabilities of the Partnership or the Partnership’s obligations hereunder, and the full recourse of the other Partner(s) shall be limited to the interest of that Partner in the Partnership. Without limitation of the foregoing, and except for liability for fraud, willful misconduct or gross negligence, or pursuant to any such express indemnity, no property or assets of any Partner, other than its interest in the Partnership, shall be subject to levy, execution or other enforcement procedures for the satisfaction of any judgment (or other judicial process) in favor of any other Partner(s) and arising out of, or in connection with, this Agreement. This Agreement is executed by the officers of the General Partner solely as officers of the same and not in their own individual capacities.

F.       To the extent that, under applicable law, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or the Limited Partners, the General Partner shall not be liable to the Partnership or to any other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or modify the duties and liabilities of the General Partner under the Act or otherwise existing under applicable law, are agreed by the Partners to replace such other duties and liabilities of such General Partner.

G.       Whenever in this Agreement the General Partner is permitted or required to make a decision in (i) its “sole and absolute discretion,” “sole discretion” or “discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest or factors affecting the Partnership or the Partners or any of them, or (ii) in its “good faith” or under another expressed standard, the General Partner shall act under such express standard and shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise. If any question should arise with respect to the operation of the Partnership, which is not otherwise specifically provided for in this Agreement or the Act, or with respect to the interpretation of this Agreement, the General Partner is hereby authorized to make a final determination with respect to any such question and to interpret this Agreement in such a manner as it shall deem, in its sole discretion, to be fair and equitable, and its determination and interpretations so made shall be final and binding on all parties. The General Partner’s “sole and absolute discretion,” “sole discretion” and “discretion” under this Agreement shall be exercised consistently with the duty of care and the obligation of good faith and fair dealing under the Act (as modified by the Agreement).

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H.       To the maximum extent permitted under the Act, the only duties that the General Partner owes to the Partnership, any Partner or any other Person (including any creditor of any Partner or assignee of any Partnership Interest), fiduciary or otherwise, are to perform its contractual obligations as expressly set forth in this Agreement consistently with the implied contractual covenant of good faith and fair dealing, and to act with the fiduciary duties of care and loyalty which have been, in accordance with the Act, modified as set forth in this Section 7.8. The General Partner, in its capacity as such, shall have no other duty, fiduciary or otherwise, to the Partnership, any Partner or any other Person (including any creditor of any Partner or any assignee of Partnership Interest). The provisions of this Agreement other than this Section 7.8 shall create contractual obligations of the General Partner only, and no such provision shall be interpreted to expand or modify the fiduciary duties of the General Partner under the Act. The provisions of this Section 7.8, to the extent that they restrict or modify the duties and liabilities of the General Partner under the Act or otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such General Partner. The General Partner is entitled to a presumption that any act or failure to act on the part of the General Partner, and any decision or determination made by the General Partner, is presumed to satisfy the duties of the General Partner under the Act, modified as set forth in this Section 7.8, and no act or failure to act on the part of the General Partner, or decision or determination made by the General Partner (whether with respect to a change of control of the Partnership or otherwise) shall be subject to any duty, standard of conduct, burden of proof or scrutiny, whether at law or in equity, other than as set forth in this Section 7.8.

Section 7.9 Other Matters Concerning the General Partner.

A.       The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

B.       The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

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C.       The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers or agents and a duly appointed attorney or attorneys-in-fact (including, without limitation, officers and directors of the General Partner). Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty that is permitted or required to be done by the General Partner hereunder.

D.       Notwithstanding any other provision of this Agreement or any non-mandatory provision of the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the General Partner to qualify or re-qualify as a REIT, (ii) for the General Partner otherwise to satisfy the REIT Requirements, (iii) for the General Partner to avoid incurring any taxes under Code Section 857 or Code Section 4981, or (iv) for any General Partner Affiliate to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)) or “taxable REIT subsidiary”(within the meaning of Code Section 856(1)), is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners and does not violate the duty of loyalty or any other duty or obligation, fiduciary or otherwise, of the General Partner to the Partnership or any other Partner.

Section 7.10 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively with other Partners or Persons, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby declares and warrants that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner or such nominee or Affiliate for the use and benefit of the Partnership in accordance with the provisions of this Agreement. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.11 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without the consent or approval of any other Partner, or Person, to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expediency of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

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Article 8
RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1 Limitation of Liability. No Limited Partner shall have any liability under this Agreement except as expressly provided in this Agreement (including, without limitation, Section 10.4 hereof) or under the Act.

Section 8.2 Management of Business. No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacities as such) shall take part in, or have any liability in respect of, the operations, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, director, member, employee, partner, agent, representative, or trustee of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3 Outside Activities of Limited Partners. Subject to any agreements entered into pursuant to Section 7.6 hereof and any other agreements entered into by a Limited Partner or any of its Affiliates with the General Partner, the Partnership or a Subsidiary (including, without limitation, any employment agreement), any Limited Partner and any Assignee, officer, director, employee, agent, trustee, Affiliate, member or stockholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct or indirect competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partner shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. Subject to such agreements, none of the Limited Partners nor any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby in any business ventures of any other Person (other than the General Partner), and such Person shall have no obligation pursuant to this Agreement, subject to Section 7.6 hereof and any other agreements entered into by a Limited Partner or its Affiliates with the General Partner, the Partnership or a Subsidiary, to offer any interest in any such business ventures to the Partnership, any Limited Partner, or any such other Person, even if such opportunity is of a character that, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person. In deciding whether to take any actions in such capacity, the Limited Partners and their respective Affiliates shall be under no obligation to consider the separate interests of the Partnership or its subsidiaries and to the maximum extent permitted by applicable law shall have no fiduciary duties or similar obligations to the Partnership or any other Partners, or to any subsidiary of the Partnership, and shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the other Partners in connection with such acts except for liability for fraud, willful misconduct or gross negligence.

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Section 8.4 Return of Capital. Except pursuant to the rights of Redemption set forth in Section 15.1 hereof, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided in Articles 5 and 6 hereof or otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5 Rights of Limited Partners Relating to the Partnership.

A.       In addition to other rights provided by this Agreement or by the Act, and except as limited by Section 8.5.C hereof, the General Partner shall deliver to each Limited Partner a copy of any information mailed or delivered electronically to all of the common stockholders of the General Partner as soon as practicable after such mailing.

B.       The Partnership shall notify any Limited Partner that is a Qualifying Party, on request, of the then current Adjustment Factor and any change made to the Adjustment Factor shall be set forth in the quarterly report required by Section 9.3.B hereof immediately following the date such change becomes effective.

C.       Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners (or any of them), for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that (i) the General Partner believes to be in the nature of trade secrets or other information the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or the General Partner or (ii) the Partnership or the General Partner is required by law or by agreement to keep confidential.

D.       Upon written request by any Limited Partner, the General Partner shall cause the ownership of Partnership Units by such Limited Partner to be evidenced by a certificate for units in such form as the General Partner may determine with respect to any class of Partnership Units issued from time to time under this Agreement. Any officer of the General Partner may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Partnership alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated. Unless otherwise determined by an officer of the General Partner, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Partnership a bond in such sums as the General Partner may direct as indemnity against any claim that may be made against the Partnership.

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Section 8.6 Partnership Right to Call Limited Partner Interests. Notwithstanding any other provision of this Agreement, on and after the date on which the aggregate Percentage Interests of the Limited Partners are less than one percent (1%), the Partnership shall have the right, but not the obligation, from time to time and at any time to redeem any and all outstanding Limited Partner Interests by treating any Limited Partner as a Tendering Party who has delivered a Common Unit Notice of Redemption for the amount of Common Units to be specified by the General Partner, in its sole and absolute discretion, by notice to such Limited Partner that the Partnership has elected to exercise its rights under this Section 8.6. Such notice given by the General Partner to a Limited Partner pursuant to this Section 8.6 shall be treated as if it were a Common Unit Notice of Redemption delivered to the General Partner by such Limited Partner. For purposes of this Section 8.6, (a) any Limited Partner (whether or not otherwise a Qualifying Party) may, in the General Partner’s sole and absolute discretion, be treated as a Qualifying Party that is a Tendering Party, as applicable, and (b) the provisions of Sections 15.1.F(2) and 15.1.F(3) hereof shall not apply, but the remainder of Section 15.1 hereof shall apply, mutatis mutandis.

Section 8.7 Rights as Objecting Partner. No Limited Partner and no Holder of a Partnership Interest shall be entitled to exercise any of the rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law or any successor statute in connection with a merger of the Partnership.

Article 9
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1 Records and Accounting.

A.       The General Partner shall keep or cause to be kept at the principal place of business of the Partnership any records and documents required to be maintained by the Act and any other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 8.5.A, Section 9.3 or Article 13 hereof. Any records maintained by or on behalf of the Partnership in the regular course of its business may be kept on any information storage device, provided, that the records so maintained are convertible into clearly legible written form within a reasonable period of time.

B.       The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or on such other basis as the General Partner determines to be necessary or appropriate. To the extent permitted by sound accounting practices and principles, the Partnership and the General Partner may operate with integrated or consolidated accounting records, operations and principles.

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Section 9.2 Partnership Year. For purposes of this Agreement, “Partnership Year” means the fiscal year of the Partnership, which shall be the same as the tax year of the Partnership. The tax year shall be the calendar year unless otherwise required by the Code.

Section 9.3 Reports.

A.       As soon as practicable, but in no event later than one hundred five (105) days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner of record as of the close of the Partnership Year, financial statements of the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for such Partnership Year, presented in accordance with generally accepted accounting principles.

B.       As soon as practicable, but in no event later than sixty (60) days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner of record as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership for such calendar quarter, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, and such other information as may be required by applicable law or regulation or as the General Partner determines to be appropriate.

C.       The General Partner shall have satisfied its obligations under Section 9.3.A and Section 9.3.B by posting or making available the reports required by this Section 9.3 on the website maintained from time to time by the Partnership or the General Partner, provided, that such reports are able to be printed or downloaded from such website.

Article 10
TAX MATTERS

Section 10.1 Preparation of Tax Returns. The General Partner shall arrange for the preparation and timely filing of all returns with respect to Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall use all reasonable efforts to furnish, within one hundred eighty (180) days of the close of each taxable year, the tax information reasonably required by Limited Partners for federal and state income tax and any other tax reporting purposes. The Limited Partners shall promptly provide the General Partner with such information relating to the Contributed Properties as is readily available to the Limited Partners, including tax basis and other relevant information, as may be reasonably requested by the General Partner from time to time.

Section 10.2 Tax Elections. Except as otherwise provided herein, the General Partner shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code, including, but not limited to, the election under Code Section 754, and any available tax elections under state or local tax law. The General Partner shall have the right to seek to revoke any such election (including, without limitation, any election under Code Section 754 or any applicable state or local tax law) upon the General Partner’s determination in its sole and absolute discretion that such revocation is in the best interests of the Partners. In the event of a transfer of all or any part of the Partnership Interest of any Partner, the Partnership, at the option of the General Partner, may elect pursuant to Code Section 754 to adjust the tax basis of the Properties. Notwithstanding anything contained in Article 5 of this Agreement but subject to subsection (iv) of the definition of Gross Asset Value, any adjustments made pursuant to Code Section 754 shall affect only the successor in interest to the transferring Partner and in no event shall be taken into account in establishing, maintaining or computing Capital Accounts for the other Partners for any purpose under this Agreement. Each Partner will furnish the Partnership with all information necessary to give effect to such election.

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Section 10.3 Tax Matters Partner; Partner Representative.

A.       For each taxable year of the Partnership beginning on or after January 1, 2018, the General Partner shall designate itself or another Person to be the partnership representative of the Partnership (the “Partnership Representative”) within the meaning of Code Section 6223 in accordance with Regulations Section 301.6223-1 and any other applicable Internal Revenue Service guidance. If the Person designated by the General Partner to serve as the Partnership Representative is not an individual, the General Partner shall also appoint an individual (the “Designated Individual’) through whom the Partnership Representative acts in accordance with Regulations Section 301.6223-1 and any other applicable Internal Revenue Service guidance. The General Partner shall also designate a new Partnership Representative if the Partnership Representative resigns or is deemed ineligible or appoint a new Designated Individual if the Designated Individual resigns or is deemed ineligible. The General Partner is authorized to revoke and replace from time to time the Partnership Representative or the Designated Individual in accordance with Regulations Section 301.6223-1 and any other applicable Internal Revenue Service guidance. The General Partner shall make all designations and appointments under similar or analogous state, local or non-U.S. laws. The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code and Regulations (and, as applicable, analogous state, local and non-U.S. laws) for the Partnership Representative. The taking of any action and the incurring of any expense by the Partnership Representative in connection with any applicable proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Partnership Representative, and the provisions relating to indemnification of the Indemnitees set forth in Section 7.7 hereof shall be fully applicable to the Partnership Representative and the Designated Individual, if any, acting as such.

B.       Each Partner agrees that such Partner shall not treat any Partnership-related item inconsistently on such Partner’s federal, state, local or non-U.S. tax return with the treatment of the item on the Partnership’s return. Any deficiency for taxes imposed on any Partner with respect to such Partner’s interest in the Partnership (including penalties, additions to tax or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Code Section 6226) will be paid by such Partner. If the Partnership is required to pay (and actually pays) an imputed underpayment (including penalties, additions to tax or interest imposed with respect to such taxes, pursuant to Code Section 6225) with respect to a reviewed year, or bears the economic burden of imputed underpayments made by entities in which it is a partner, such amounts paid will be treated as taxes paid on behalf of the appropriate Partners (as determined by the General Partner in its reasonable discretion) and recoverable from the reviewed-year Partners in accordance with Section 10.4 or by any other reasonable means determined by the General Partner. To the extent that the Partnership or the Partnership Representative, as applicable, does not make an election under Code Sections 6221(b) (if available) or 6226, the Partnership shall use commercially reasonable efforts to (i) make any modifications available under Code Section 6225(c), and (ii) if requested by a Partner, provide to such Partner information allowing such Partner to file an amended federal income tax return, as described in Code Section 6225(c)(2), to the extent such amended return and payment of any related federal income taxes would reduce any taxes payable by Partnership; similar principles shall apply under state, local and non-U.S. laws. Each Limited Partner shall, including any time after such Limited Partner withdraws from or otherwise ceases to be a Limited Partner, take all actions requested by the General Partner, including timely provision of requested information and consents in connection with implementing any elections or decisions made by the Partnership or the Partnership Representative (or Person acting in a similar capacity under similar or analogous state, local or non-U.S. laws) related to any tax audit or examination of the Partnership (including to implement any modifications to any imputed underpayment or similar amount under Code Section 6225(c), any elections under Code Sections 6221 or 6226 and any administrative adjustment request under Code Section 6227).

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C.       Notwithstanding anything to the contrary in this Agreement, any information, representations, certificates, forms, or documentation provided pursuant to this Section 10.3 may be disclosed to any applicable taxing authority. Each Partner agrees to be bound by the provisions of this Section 10.3 at all times, including any time after such Partner ceases to be a Partner solely with respect to matters directly related to such Partner’s interest in the Partnership, and the provisions of Section 7.8 shall survive the winding up, liquidation and dissolution of the Partnership. For the avoidance of doubt, all references to Code Sections in this Section 10.3.C are to such Code Sections as amended by the Bipartisan Budget Act (and any applicable subsequent amendments thereto).

Section 10.4 Withholding. Each Limited Partner hereby authorizes the Partnership to withhold from or pay on behalf of or with respect to such Limited Partner any amount of federal, state, local or foreign taxes that the General Partner determines the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Code Section 1441, Code Section 1442, Code Section 1445 or Code Section 1446. Any amount withheld with respect to a Limited Partner pursuant to this Section 10.4 shall be treated as paid or distributed, as applicable, to such Limited Partner for all purposes under this Agreement. Any amount paid on behalf of or with respect to a Limited Partner, in excess of any such withheld amount, shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within thirty (30) days after the affected Limited Partner receives written notice from the General Partner that such payment must be made; provided, that the Limited Partner shall not be required to repay such deemed loan if either (i) the Partnership withholds such payment from a distribution that would otherwise be made to the Limited Partner or (ii) the General Partner determines, in its sole and absolute discretion, that such payment may be satisfied out of the Available Cash of the Partnership that would, but for such payment, be distributed to the Limited Partner. Any amounts payable by a Limited Partner hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate) from the date such amount is due (i.e., thirty (30) days after the Limited Partner receives written notice of such amount) until such amount is paid in full.

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Section 10.5 Organizational Expenses. The General Partner may cause the Partnership to elect to deduct expenses, if any, incurred by it in organizing the Partnership ratably over a 180-month period as provided in Code Section 709.

Article 11
PARTNER TRANSFERS AND WITHDRAWALS

Section 11.1 Transfer.

A.       No part of the interest of a Partner shall be subject to the claims of any creditor, to any spouse for alimony or support, or to legal process, and may not be voluntarily or involuntarily alienated or encumbered except as may be specifically provided for in this Agreement.

B.       No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void ab initio.

C.       No Transfer of any Partnership Interest may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the Consent of the General Partner; provided, however, that as a condition to such Consent, the lender may be required to enter into an arrangement with the Partnership and the General Partner to redeem or exchange for the Shares Amount any Partnership Units in which a security interest is held by such lender simultaneously with the time at which such lender would be deemed to be a partner in the Partnership for purposes of allocating liabilities to such lender under Code Section 752 (provided, that for purpose of calculating the Shares Amount in this Section 11.1.C, “Tendered Common Units” shall mean all such Partnership Units in which a security interest is held by such lender).

Section 11.2 Transfer of General Partner’s Partnership Interest.

A.       Except as provided in this Section 11.2 and subject to the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, the General Partner shall not Transfer all or any portion of its Partnership Interests (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) without the Consent of the Common Limited Partners. It is a condition to any Transfer of a Partnership Interest of a General Partner otherwise permitted hereunder (including any Transfer permitted pursuant to Section 11.2.B or 11.2.C) that: (i) coincident with such Transfer, the transferee is admitted as a General Partner pursuant to Section 12.1 hereof; (ii) the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such Transferred Partnership Interest; and (iii) the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired and the admission of such transferee as a General Partner.

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B.       Certain Transactions of the General Partner. Subject to the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, the General Partner may not, without the Consent of the Limited Partners, transfer all of its Partnership Interests in connection with (a) a merger, consolidation or other combination of its or the Partnership’s assets with another entity, (b) a sale of all or substantially all of its or the Partnership’s assets not in the ordinary course of the Partnership’s business or (c) a reclassification, recapitalization or change any of outstanding shares of the General Partner’s stock or other outstanding equity interests other than in connection with a stock split, reverse stock split, stock dividend change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of the General Partner’s stockholders (each, a “Termination Transaction”) unless:

(1)       in connection with such Termination Transaction, all of the Common Limited Partners will receive, or will have the right to elect to receive (and shall be provided the opportunity to make such an election if the holders of Shares generally are also provided such an opportunity), for each Partnership Unit an amount of cash, securities and/or other property equal to the product of the Adjustment Factor and the greatest amount of cash, securities or other property paid to a holder of one Share in consideration of one Share pursuant to the terms of such Termination Transaction; provided, that if, in connection with such Termination Transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of the outstanding Shares, each holder of Partnership Units shall receive, or shall have the right to elect to receive, the greatest amount of cash, securities or other property which such holder of Partnership Units would have received had it exercised its right to redemption pursuant to Article 15 hereof and received Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such Termination Transaction shall have been consummated; or

(2)       all of the following conditions are met: (w) substantially all of the assets directly or indirectly owned by the surviving entity are owned directly or indirectly by the Partnership or another limited partnership or limited liability company which is the survivor of a merger, consolidation or combination of assets with the Partnership (in each case, the “Surviving Partnership”); (x) the Common Limited Partners that held Common Units immediately prior to such Termination Transaction own a percentage interest of the Surviving Partnership based on the relative fair market value of the net assets of the Partnership and the other net assets of the Surviving Partnership immediately prior to the consummation of such transaction; (y) the rights, preferences and privileges of Common Limited Partners in the Surviving Partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the Surviving Partnership (other than the holders of any preferred units therein); and (z) the rights of the Common Limited Partners include at least one of the following: (a) the right to redeem their interests in the Surviving Partnership for the consideration available to such persons pursuant to Section 11.2.B(1) or (b) the right to redeem their interests in the Surviving Partnership for cash on terms substantially equivalent to those in effect with respect to their Common Units immediately prior to the consummation of such transaction, or, if the ultimate controlling person of the Surviving Partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the determination of relative fair market value of such securities and the Shares.

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C.       Notwithstanding the other provisions of this Article 11 (other than Section 11.6.D hereof), the General Partner may Transfer all of its Partnership Interests at any time to any Person that is, at the time of such Transfer an Affiliate of the General Partner, including any “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)), without the Consent of any Limited Partners. The provisions of Section 11.2.B, 11.3, 11.4.A and 11.5 hereof shall not apply to any Transfer permitted by this Section 11.2.C.

D.       The General Partner may not voluntarily withdraw as a general partner of the Partnership without the Consent of the Limited Partners, except in connection with a Transfer of the General Partner’s entire Partnership Interest permitted in this Article 11 or in connection with a Termination Transaction and, in each case, upon the admission of the transferee as a successor General Partner of the Partnership pursuant to the Act and this Agreement.

E.       Prior to the Approval Right Termination Date, the General Partner may not consummate (x) a Termination Transaction, (y) a merger, consolidation or other combination of the assets of the Partnership with another entity or (z) a sale of all or substantially all of the assets of the Partnership, in each case which transaction (a “Stockholder Vote Transaction”) is submitted for the approval of the holders of Shares of the General Partner (a “Stockholder Vote”) unless: (i) the General Partner first provides the Common Limited Partners with advance notice at least equal in time to the advance notice given to holders of Shares in connection with such Stockholder Vote, (ii) in connection with such advance notice, the General Partner provides the Common Limited Partners with written materials describing the proposed Stockholder Vote Transaction (which may consist of the proxy statement or registration statement used in connection with the Stockholder Vote) and (iii) the Stockholder Vote Transaction is approved by the holders of the Common Units (the “Partnership Vote”) at the same level of approval as required for the Stockholder Vote (for example, (x) if the approval of holders of outstanding Shares entitled to cast a majority of the votes entitled to be cast on the matter is required to approve the Stockholder Vote Transaction in the Stockholder Vote, then the approval of holders of outstanding Common Units (including votes deemed to be cast by the General Partner) entitled to cast a majority of votes entitled to be cast on the matter will be required to approve the Stockholder Vote Transaction in the Partnership Vote or (y) if the approval of a majority of the votes cast by holders of outstanding Shares present at a meeting of such holders at which a quorum is present is required to approve the Stockholder Vote Transaction in the Stockholder Vote, then the approval of a majority of the votes cast (including votes deemed to be cast by the General Partner) by holders of outstanding Common Units present at a meeting of such holders at which a quorum is present will be required to approve the Stockholder Vote Transaction in the Partnership Vote). For purposes of the Partnership Vote, (i) each Partner holding Common Units (other than the General Partner or any of its Subsidiaries) shall be entitled to cast a number of votes equal to the total number of Common Units held by such Partner as of the record date for the Stockholder Meeting, and (ii) the General Partner and its Subsidiaries shall not be entitled to vote thereon and shall instead be deemed to have cast a number of votes equal to the sum of (x) the total number of Common Units held by the General Partner as of the Record Date for the Stockholder Meeting divided by the Adjustment Factor then in effect plus (y) the total number of shares of unvested restricted Shares with respect to which the General Partner does not hold back-to-back Common Units as of the Record Date for the Stockholder Meeting, in proportion to the manner in which all outstanding Shares were voted in the Stockholder Vote (for example, “For,” “Against,” “Abstain” and “Not Present”). Any such Partnership Vote will be taken in accordance with Section 14.3 below (including Section 14.3.B thereof permitting actions to be taken by written consent without a meeting), mutatis mutandis to give effect to the foregoing provisions of this Section 11.2.E, except that, solely for purposes of determining whether a quorum is present at any meeting of the Partners at which a Partnership Vote will occur, the General Partner shall be considered to be entitled to cast at such meeting all votes that the General Partner will be deemed to have cast in such Partnership Vote as provided in this Section 11.2.E.

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Section 11.3 Limited Partners’ Rights to Transfer.

A.       General. Prior to the end of the Initial Holding Period, no Limited Partner shall Transfer all or any portion of its Partnership Interest to any transferee without the Consent of the General Partner; provided, however, that any Limited Partner may, at any time, without the consent or approval of the General Partner, (i) Transfer all or part of its Partnership Interest to any Family Member (including a Transfer by a Family Member that is an inter vivos or testamentary trust (whether revocable or irrevocable) to a Family Member that is a beneficiary of such trust), any Charity, any Controlled Entity or any Affiliate, or (ii) pledge (a “Pledge”) all or any portion of its Partnership Interest to a lending institution that is not an Affiliate of such Limited Partner as collateral or security for a bona fide loan or other extension of credit, and, except as provided in Section 11.1.C, Transfer such pledged Partnership Interest to such lending institution in connection with the exercise of remedies under such loan or extension of credit (any Transfer or Pledge permitted by this proviso is hereinafter referred to as a “Permitted Transfer”). After such Initial Holding Period, each Limited Partner, and each transferee of Partnership Units or Assignee pursuant to a Permitted Transfer, shall have the right to Transfer all or any portion of its Partnership Interest to any Person without the Consent of the General Partner, subject to the provisions of Sections 11.1.C and 11.4 hereof and to satisfaction of each of the following conditions (in addition to the right of such Limited Partner or permitted transferee thereof to continue to make Permitted Transfers without the need to satisfy clauses (1) through (4) below):

(1)       General Partner Right of First Refusal. The transferor Limited Partner (or the Partner’s estate in the event of the Partner’s death) shall give written notice of the proposed Transfer to the General Partner, which notice shall state (i) the identity and address of the proposed transferee and (ii) the amount and type of consideration proposed to be received for the Transferred Partnership Units. The General Partner shall have ten (10) Business Days upon which to give the transferor Limited Partner notice of its election to acquire the Partnership Units on the terms set forth in such notice. If it so elects, it shall purchase the Partnership Units on such terms within ten (10) Business Days after giving notice of such election; provided, however, that such closing may be deferred to the extent necessary to effect compliance with the Hart-Scott-Rodino Antitrust Act, if applicable, and any other applicable requirements of law. If it does not so elect, the transferor Limited Partner may Transfer such Partnership Units to a third party, on terms no more favorable to the transferee than the proposed terms, subject to the other conditions of this Section 11.3.

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(2)       Qualified Transferee. Any Transfer of a Partnership Interest shall be made only to a single Qualified Transferee provided, however, that, for such purposes, all Qualified Transferees that are Affiliates, or that comprise investment accounts or funds managed by a single Qualified Transferee and its Affiliates, shall be considered together to be a single Qualified Transferee; and provided, further, that each Transfer meeting the minimum Transfer restriction of Section 11.3.A(4) hereof may be to a separate Qualified Transferee.

(3)       Opinion of Counsel. The transferor Limited Partner shall deliver or cause to be delivered to the General Partner an opinion of counsel reasonably satisfactory to it to the effect that the proposed Transfer may be effected without registration under the Securities Act and will not otherwise violate the registration provisions of the Securities Act and the regulations promulgated thereunder or violate any state securities laws or regulations applicable to the Partnership or the Partnership Interests Transferred; provided, however, that the General Partner may, in its sole discretion, waive this condition upon the request of the transferor Limited Partner. If, in the opinion of such counsel, such Transfer would require the filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units, the General Partner may prohibit any Transfer otherwise permitted under this Section 11.3 by a Limited Partner of Partnership Interests.

(4)       Minimum Transfer Restriction. Any Transferring Partner must Transfer not less than the lesser of (i) five hundred (500) Partnership Units or (ii) all of the remaining Partnership Units owned by such Transferring Partner, without, in each case, the Consent of the General Partner; provided, however that, for purposes of determining compliance with the foregoing restriction, all Partnership Units owned by Affiliates of a Limited Partner shall be considered to be owned by such Limited Partner.

(5)       Exception for Permitted Transfers. The conditions of Sections 11.3.A(1) through 11.3.A(4) hereof shall not apply in the case of a Permitted Transfer.

It is a condition to any Transfer otherwise permitted hereunder (whether or not such Transfer is a Permitted Transfer or effected during or after the Initial Holding Period) that the transferee assumes by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement with respect to such Transferred Partnership Interest, and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor entity by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the Consent of the General Partner. Notwithstanding the foregoing, any transferee of any Transferred Partnership Interest shall be subject to any and all restrictions on ownership or transfer of shares of stock of the General Partner contained in the Charter that may limit or restrict such transferee’s ability to exercise its redemption rights, including, without limitation, the Ownership Limit. Any transferee, whether or not admitted as a Substituted Limited Partner, shall take subject to the obligations of the transferor hereunder. Unless admitted as a Substituted Limited Partner, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have any rights hereunder, other than the rights of an Assignee as provided in Section 11.5 hereof.

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B.       Incapacity. If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate, and such power as the Incapacitated Limited Partner possessed to Transfer all or any part of its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

C.       Adverse Tax Consequences. Notwithstanding anything to the contrary in this Agreement, the General Partner shall have the authority (but shall not be required) to take any steps it determines are necessary or appropriate in its sole and absolute discretion to prevent the Partnership from being taxable as a corporation for federal income tax purposes. In furtherance of the foregoing, except with the Consent of the General Partner, no Transfer by a Limited Partner of its Partnership Interests (including any redemption, any conversion of LTIP Units or Performance Units into Common Units, any exercise of Class A Units for Common Units, any other acquisition of Partnership Units by the General Partner or any acquisition of Partnership Units by the Partnership) may be made to or by any Person if such Transfer could (i) result in the Partnership being treated as an association taxable as a corporation, (ii) be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704 and the Regulations promulgated thereunder, (iii) result in the Partnership being unable to qualify for one or more of the “safe harbors” set forth in Regulations Section 1.7704-1 (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704) (the “Safe Harbors”) or could cause the Partnership to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant Code Section 7704 or successor provisions of the Code (as determined by the General Partner) or (iv) based on the advice of counsel to the Partnership or the General Partner, adversely affect the ability of the General Partner to qualify or re-qualify as a REIT or subject the General Partner to any additional taxes under Code Section 857 or Code Section 4981.

D.       Restrictions Not Applicable to Redemptions or Conversions. The provisions of this Section 11.3 (other than Section 11.3.C) shall not apply to the redemption of Common Units pursuant to Section 15.1 or the redemption or conversion of any other Partnership Units pursuant to the terms of any Partnership Unit Designation.

Section 11.4 Admission of Substituted Limited Partners.

A.       No Limited Partner shall have the right to substitute a transferee (including any transferees pursuant to Transfers permitted by Section 11.3 hereof) as a Limited Partner in its place. A transferee of the Partnership Interest of a Limited Partner may be admitted as a Substituted Limited Partner only with the Consent of the General Partner. The failure or refusal by the General Partner to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership or the General Partner. Subject to the foregoing, an Assignee shall not be admitted as a Substituted Limited Partner until and unless it furnishes to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all the terms, conditions and applicable obligations of this Agreement, (ii) a counterpart signature page to this Agreement executed by such Assignee and (iii) such other documents and instruments as the General Partner may require in its sole discretion, to effect such Assignee’s admission as a Substituted Limited Partner.

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B.       Concurrently with, and as evidence of, the admission of a Substituted Limited Partner, the General Partner shall update the Register and the books and records of the Partnership to reflect the name, address and number and class and/or series of Partnership Units of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and number of Partnership Units of the predecessor of such Substituted Limited Partner.

C.       A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

Section 11.5 Assignees. If the General Partner does not Consent to the admission of any permitted transferee under Section 11.3 hereof as a Substituted Limited Partner, as described in Section 11.4 hereof, or in the event that any Partnership Interest is deemed to have been Transferred notwithstanding the restrictions set forth in this Article 11, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be entitled to all the rights of an assignee of a limited partnership interest under the Act, including the right to receive distributions from the Partnership and the share of Net Income, Net Losses and other items of income, gain, loss, deduction and credit of the Partnership attributable to the Partnership Interest assigned to such transferee and the rights to Transfer the Partnership Interest provided in this Article 11, but shall not be deemed to be a holder of Partnership Interest for any other purpose under this Agreement (other than as expressly provided in Section 15.1 hereof), and shall not be entitled to effect a Consent or vote with respect to such Partnership Interest on any matter presented to the Partners for approval (such right to Consent or vote, to the extent provided in this Agreement or under the Act, fully remaining with the transferor Limited Partner). In the event that any such transferee desires to make a further Transfer of any such Partnership Interest, such transferee shall be subject to all the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make a Transfer of a Limited Partner Interest.

Section 11.6 General Provisions.

A.       No Limited Partner may withdraw from the Partnership other than as a result of (i) a permitted Transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article 11, with respect to which the transferee becomes a Substituted Limited Partner, (ii) pursuant to a redemption (or acquisition by the General Partner) of all of its Partnership Interest pursuant to a redemption under Section 15.1 hereof and/or pursuant to any Partnership Unit Designation or (iii) an acquisition by the General Partner of all of such Limited Partner’s Partnership Interest, whether or not pursuant to Section 15.1.B hereof.

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B.       Any Limited Partner who shall Transfer all of its Partnership Units in a Transfer (i) permitted pursuant to this Article 11 where such transferee was admitted as a Substituted Limited Partner, (ii) pursuant to the exercise of its rights to effect a redemption of all of its Partnership Units pursuant to Sections 15.1 hereof and/or pursuant to any Partnership Unit Designation or (iii) to the General Partner, whether or not pursuant to Section 15.1.B hereof, shall cease to be a Limited Partner.

C.       If any Partnership Unit is Transferred in compliance with the provisions of this Article 11, or is redeemed by the Partnership, or acquired by the General Partner pursuant to Section 15.1 hereof, on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit attributable to such Partnership Unit for such Partnership Year shall be allocated to the transferor Partner or the Tendering Party (as the case may be) and, in the case of a Transfer other than a redemption, to the transferee Partner, by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, unless the General Partner decides to use another method permitted under the Code, each of such items for the calendar month in which a Transfer occurs shall be allocated to the transferee Partner and none of such items for the calendar month in which a Transfer or a redemption occurs shall be allocated to the transferor Partner or the Tendering Party (as the case may be), if such Transfer occurs on or before the fifteenth (15th) day of the month, otherwise such items shall be allocated to the transferor. All distributions of Available Cash attributable to such Partnership Unit with respect to which the Partnership Record Date is before the date of such Transfer, assignment or redemption shall be made to the transferor Partner or the Tendering Party (as the case may be) and, in the case of a Transfer other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Unit shall be made to the transferee Partner.

D.       Notwithstanding anything to the contrary in this Agreement and in addition to any other restrictions on Transfer herein contained, in no event may any Transfer of a Partnership Interest by any Partner (including any redemption, any conversion or exercise, as applicable, of LTIP Units, Performance Units or Class A Units into Common Units, any acquisition of Partnership Units by the General Partner or any other acquisition of Partnership Units by the Partnership) be made: (i) to any person or entity who lacks the legal right, power or capacity to own a Partnership Interest; (ii) in violation of applicable law; (iii) except with the Consent of the General Partner, of any component portion of a Partnership Interest, such as the Capital Account, or rights to distributions, separate and apart from all other components of a Partnership Interest; (iv) if General Partner qualifies or intends to qualify as a REIT, in the event that such Transfer could cause either the General Partner or any General Partner Affiliate to cease to comply with the REIT Requirements or to cease to qualify as a “qualified REIT subsidiary” (within the meaning of Code Section 856(i)(2)); (v) except with the Consent of the General Partner, if such Transfer could, based on the advice of counsel to the Partnership or the General Partner, cause a termination of the Partnership for federal or state income tax purposes (except as a result of the redemption (or acquisition by the General Partner) of all Partnership Units held by all Limited Partners); (vi) if such Transfer could, based on the advice of legal counsel to the Partnership, cause the Partnership to be classified as other than a partnership for federal income tax purposes (except as a result of the redemption (or acquisition by the General Partner) of all Partnership Units held by all Limited Partners); (vii) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA, a “party-in-interest” (as defined in ERISA Section 3(14)) or a “disqualified person” (as defined in Code Section 4975(c)); (viii) if such Transfer could, based on the advice of counsel to the Partnership or the General Partner, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101; (ix) if such Transfer requires the registration of such Partnership Interest pursuant to any applicable federal or state securities laws; (x) except with the Consent of the General Partner, if such Transfer (1) could be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Code Section 7704 and the Regulations promulgated thereunder, (2) could cause the Partnership to become a “publicly traded partnership,” as such term is defined in Code Sections 469(k)(2) or 7704(b), (3) could be in violation of Section 3.4.C(iii), or (4) could cause the Partnership to fail one or more of the Safe Harbors; (xi) if such Transfer causes the Partnership (as opposed to the General Partner) to become a reporting company under the Exchange Act; or (xii) if such Transfer subjects the Partnership to regulation under the Investment Company Act of 1940, the Investment Advisors Act of 1940 or ERISA, each as amended. The General Partner shall, in its sole discretion, be permitted to take all action necessary to prevent the Partnership from being classified as a “publicly traded partnership” under Code Section 7704.

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E.       Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner otherwise Consents.

Article 12
ADMISSION OF PARTNERS

Section 12.1 Admission of Successor General Partner. A successor to all of the General Partner’s General Partner Interest pursuant to Section 11.2 hereof who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately upon such Transfer. Any such successor shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. Upon any such Transfer, the transferee shall become the successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner. Upon any such Transfer and the admission of any such transferee as a successor General Partner, the transferor shall be relieved of its obligations under this Agreement and shall cease to be a general partner of the Partnership without the separate Consent of the Common Limited Partners or the consent or approval of any other Partners. Concurrently with, and as evidence of, the admission of such a successor General Partner, the General Partner shall update the Register and the books and records of the Partnership to reflect the name, address and number and class and/or series of Partnership Units of such successor General Partner. In the event that the General Partner withdraws from the Partnership, or transfers its entire Partnership Interest, in violation of this Agreement, or otherwise dissolves or terminates or ceases to be the general partner of the Partnership, a Majority in Interest of the Partners may elect to continue the Partnership by selecting a successor general partner in accordance with Section 13.1.A hereof.

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Section 12.2 Admission of Additional Limited Partners.

A.       A Person (other than an existing Partner) who makes a Capital Contribution to the Partnership in exchange for Partnership Units and in accordance with this Agreement, or is issued LTIP Units or Performance Units in exchange for no consideration in accordance with Section 4.2.B hereof, shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance, in form and substance satisfactory to the General Partner, of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 hereof, (ii) a counterpart signature page to this Agreement executed by such Person and (iii) such other documents or instruments as may be required in the sole and absolute discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner. Concurrently with, and as evidence of, the admission of an Additional Limited Partner, the General Partner shall update the Register and the books and records of the Partnership to reflect the name, address and number and classes and/or series of Partnership Units of such Additional Limited Partner. For avoidance of doubt, a holder of Class A Units to the extent not already a Limited Partner shall only be admitted to the Partnership as an Additional Limited Partner in connection with the issuance of Common Units upon exercise of such Class A Units for Common Units following compliance with the preceding sentences of this Section 12.2.A.

B.       Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the Consent of the General Partner. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the Consent of the General Partner to such admission and the satisfaction of all the conditions set forth in Section 12.2.A.

C.       If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items of income, gain, loss, deduction and credit allocable among Holders for such Partnership Year shall be allocated among such Additional Limited Partner and all other Holders by taking into account their varying interests during the Partnership Year in accordance with Code Section 706(d), using the “interim closing of the books” method or another permissible method selected by the General Partner. Solely for purposes of making such allocations, each of such items for the calendar month in which an admission of any Additional Limited Partner occurs shall be allocated among all the Holders including such Additional Limited Partner, in accordance with the principles described in Section 11.6.C hereof. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees other than the Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all the Partners and Assignees including such Additional Limited Partner.

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D.       Any Additional Limited Partner admitted to the Partnership that is an Affiliate of the General Partner shall be deemed to be a “General Partner Affiliate” hereunder and shall be reflected as such on the Register and the books and records of the Partnership.

Section 12.3 Amendment of Agreement and Certificate of Limited Partnership. For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to update the Register, amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof.

Section 12.4 Limit on Number of Partners. Unless otherwise permitted by the General Partner in its sole and absolute discretion, no Person shall be admitted to the Partnership as an Additional Limited Partner if the effect of such admission would be to cause the Partnership to have a number of Partners that would cause the Partnership to become a reporting company under the Exchange Act.

Section 12.5 Admission. A Person shall be admitted to the Partnership as a limited partner of the Partnership or a general partner of the Partnership only upon strict compliance, and not upon substantial compliance, with the requirements set forth in this Agreement for admission to the Partnership as a Limited Partner or a General Partner.

Article 13
DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1 Dissolution. The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners, or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business and affairs of the Partnership without dissolution. However, the Partnership shall dissolve, and its affairs shall be wound up, upon the first to occur of any of the following (each a “Liquidating Event”):

A.       an event of withdrawal as defined in Section 10-402(2) — (9) of the Act (including, without limitation, bankruptcy), or the withdrawal in violation of this Agreement, of the last remaining General Partner unless, within ninety (90) days after the withdrawal, a Majority in Interest of the Partners remaining agree in writing, in their sole and absolute discretion, to continue the Partnership and to the appointment, effective as of the date of such withdrawal, of a successor General Partner;

B.       an election to dissolve the Partnership made by the General Partner with Consent of the Common Limited Partners;

C.       entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or

D.       the redemption or other acquisition by the Partnership or the General Partner of all Partnership Units other than Partnership Units held by the General Partner.

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Section 13.2 Winding Up.

A.       Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and the Holders. After the occurrence of a Liquidating Event, no Holder shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner (or, in the event that there is no remaining General Partner or the General Partner has dissolved, become bankrupt within the meaning of the Act or ceased to operate, any Person elected by a Majority in Interest of the Partners (the General Partner or such other Person being referred to herein as the “Liquidator”)) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property, and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the General Partner, include shares of stock in the General Partner) shall be applied and distributed in the following order:

(1)       First, to the satisfaction of all of the Partnership’s debts and liabilities to creditors other than the Holders (whether by payment or the making of reasonable provision for payment thereof);

(2)       Second, to the satisfaction of all of the Partnership’s debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4 hereof;

(3)       Third, to the satisfaction of all of the Partnership’s debts and liabilities to the other Holders (whether by payment or the making of reasonable provision for payment thereof); and

(4)       Fourth, to the Partners in accordance with their positive Capital Account balances, determined after taking into account all Capital Account adjustments for all prior periods and the Partnership taxable year during which the liquidation occurs (other than those made as a result of the liquidating distribution set forth in this Section 13.2.A(4)).

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13, other than reimbursement of its expenses as set forth in Section 7.4.

B.       Notwithstanding the provisions of Section 13.2.A hereof that require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership, the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Holders, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Holders as creditors) and/or distribute to the Holders, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2.A hereof, undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interests of the Holders, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

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C.       If any Holder has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), except as otherwise agreed to by such Holder, such Holder shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

D.       In the sole and absolute discretion of the General Partner or the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Holders pursuant to this Article 13 may be:

(1)       distributed to a trust established for the benefit of the General Partner and the Holders for the purpose of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership and/or Partnership activities. The assets of any such trust shall be distributed to the Holders, from time to time, in the reasonable discretion of the General Partner, in the same proportions and amounts as would otherwise have been distributed to the Holders pursuant to this Agreement; or

(2)       withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld or escrowed amounts shall be distributed to the Holders in the manner and order of priority set forth in Section 13.2.A hereof as soon as practicable.

E.       The provisions of Section 7.8 hereof shall apply to any Liquidator appointed pursuant to this Article 13 as though the Liquidator were the General Partner of the Partnership.

Section 13.3 Deemed Contribution and Distribution. Notwithstanding any other provision of this Article 13, in the event that the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s Property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes the Partnership shall be deemed to have contributed all of its assets and liabilities to a new partnership in exchange for an interest in the new partnership; and immediately thereafter, distributed Partnership Units to the Partners in the new partnership in accordance with their respective Capital Accounts in liquidation of the Partnership, and the new partnership is deemed to continue the business of the Partnership. Nothing in this Section 13.3 shall be deemed to have constituted a Transfer to an Assignee as a Substituted Limited Partner without compliance with the provisions of Section 11.4 or Section 13.3 hereof.

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Section 13.4 Rights of Holders. Except as otherwise provided in this Agreement and subject to the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, (a) each Holder shall look solely to the assets of the Partnership for the return of its Capital Contribution, (b) no Holder shall have the right or power to demand or receive property other than cash from the Partnership and (c) no Holder shall have priority over any other Holder as to the return of its Capital Contributions, distributions or allocations.

Section 13.5 Notice of Dissolution. In the event that a Liquidating Event occurs or an event occurs that would, but for an election or objection by one or more Partners pursuant to Section 13.1 hereof, result in a dissolution of the Partnership, the General Partner or Liquidator shall, within thirty (30) days thereafter, provide written notice thereof to each Holder and, in the General Partner’s or Liquidator’s sole and absolute discretion or as required by the Act, to all other parties with whom the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner or Liquidator), and the General Partner or Liquidator may, or, if required by the Act, shall, publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the sole and absolute discretion of the General Partner or Liquidator).

Section 13.6 Cancellation of Certificate of Limited Partnership. Upon the completion of the liquidation of the Partnership cash and property as provided in Section 13.2 hereof, the Partnership shall be terminated, a certificate of cancellation shall be filed with the SDAT, all qualifications of the Partnership as a foreign limited partnership or association in jurisdictions other than the State of Maryland shall be cancelled, and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 13.7 Reasonable Time for Winding-Up. A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2 hereof, in order to minimize any losses otherwise attendant upon such winding-up, and the provisions of this Agreement shall remain in effect between and among the Partners during the period of liquidation; provided, however, reasonable efforts shall be made to complete such winding-up within twenty-four (24) months after the adoption of a plan of liquidation of the General Partner, as provided in Code Section 562(b)(1)(B), if necessary, in the sole and absolute discretion of the General Partner.

Article 14
PROCEDURES FOR ACTIONS AND CONSENTS
OF PARTNERS; AMENDMENTS; MEETINGS

Section 14.1 Procedures for Actions and Consents of Partners. The actions requiring Consent of any Partner pursuant to this Agreement, including Section 7.3 hereof, or otherwise pursuant to applicable law, are subject to the procedures set forth in this Article 14.

Section 14.2 Amendments. Amendments to this Agreement may be proposed by the General Partner or by Limited Partners holding twenty-five percent (25%) or more of the Partnership Interests held by Limited Partners and, except as set forth in Section 7.3.C and subject to Sections 7.3.D, 18.10 and 19.10 and the rights of any Holder of any Partnership Interest set forth in a Partnership Unit Designation, shall be approved by the Consent of the Partners. Following such proposal, the General Partner shall submit to the Partners entitled to vote thereon any proposed amendment that, pursuant to the terms of this Agreement, requires the consent, approval or vote of such Partners. The General Partner shall seek the consent, approval or vote of the Partners entitled to vote thereon on any such proposed amendment in accordance with Section 14.3 hereof. Upon obtaining any such Consent, or any other Consent required by this Agreement, and without further action or execution by any other Person, including any Limited Partner, (i) any amendment to this Agreement may be implemented and reflected in a writing executed solely by the General Partner, and (ii) the Limited Partners shall be deemed a party to and bound by such amendment of this Agreement. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, this Agreement may not be amended without the Consent of the General Partner.

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Section 14.3 Meetings of the Partners.

A.       Meetings of the Partners may be called only by the General Partner to transact any business that the General Partner determines. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners entitled to act at the meeting not less than seven (7) days nor more than sixty (60) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Unless approval by a different number or proportion of the Partners is required by this Agreement, the affirmative vote of Partners holding a majority of the Percentage Interests held by the Partners entitled to act on any proposal shall be sufficient to approve such proposal at a meeting of the Partners. Whenever the vote, consent or approval of Partners is permitted or required under this Agreement, such vote, consent or approval may be given at a meeting of Partners or in accordance with the procedure prescribed in Section 14.3.B hereof.

B.       Any action requiring the Consent of any Partner or group of Partners pursuant to this Agreement or that is required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a consent in writing or by electronic transmission setting forth the action so taken or consented to is given by Partners whose affirmative vote would be sufficient to approve such action or provide such Consent at a meeting of the Partners. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as the affirmative vote of such Partners at a meeting of the Partners. Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified. For purposes of obtaining a Consent in writing or by electronic transmission, the General Partner may require a response within a reasonable specified time, but not less than fifteen (15) days, and failure to respond in such time period shall constitute a Consent that is consistent with the General Partner’s recommendation with respect to the proposal; provided, however, that an action shall become effective at such time as requisite Consents are received even if prior to such specified time.

C.       Each Partner entitled to act at a meeting of the Partners may authorize any Person or Persons to act for it by proxy on all matters in which a Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Each proxy must be signed by the Partner or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy (or there is receipt of a proxy authorizing a later date). Every proxy shall be revocable at the pleasure of the Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Partner executing such proxy, unless such proxy states that it is irrevocable and is coupled with an interest.

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D.       The General Partner may set, in advance, a record date for the purpose of determining the Partners (i) entitled to Consent to any action, (ii) entitled to receive notice of or vote at any meeting of the Partners or (iii) in order to make a determination of Partners for any other proper purpose. Such date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than ninety (90) days and, in the case of a meeting of the Partners, not less than five (5) days, before the date on which the meeting is to be held or Consent is to be given. If no record date is fixed, the record date for the determination of Partners entitled to notice of or to vote at a meeting of the Partners shall be at the close of business on the day on which the notice of the meeting is sent, and the record date for any other determination of Partners shall be the effective date of such Partner action, distribution or other event. When a determination of the Partners entitled to vote at any meeting of the Partners has been made as provided in this section, such determination shall apply to any adjournment thereof.

E.       Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate in its sole and absolute discretion. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the General Partner’s stockholders and may be held at the same time as, and as part of, the meetings of the General Partner’s stockholders.

Article 15
GENERAL PROVISIONS

Section 15.1 Redemption Rights of Qualifying Parties.

A.       After the expiration of the applicable Initial Holding Period, a Qualifying Party shall have the right (subject to the terms and conditions set forth herein) (the “Redemption Right”) to require the Partnership to redeem all or a portion of the Common Units held by a Tendering Party (Common Units that have in fact been tendered for redemption being hereafter referred to as “Tendered Common Units”) in exchange (a “Redemption”) for the Cash Amount payable on the Specified Redemption Date. The Partnership may, in the General Partner’s sole and absolute discretion, redeem Tendered Common Units at the request of the Qualifying Party prior to the end of the applicable Initial Holding Period (subject to the terms and conditions set forth herein (including the expiration of the applicable Specified Redemption Date)) (a “Special Redemption”); provided, however, that the General Partner first receives a legal opinion to the same effect as the legal opinion described in Section 15.1.G(4) of this Agreement. Any Redemption shall be exercised pursuant to a Common Unit Notice of Redemption delivered to the General Partner by the Qualifying Party when exercising the Redemption right (the “Tendering Party”). The Partnership’s obligation to effect a Redemption, however, shall not arise or be binding against the Partnership until the earlier of (i) the date the General Partner notifies the Tendering Party that it declines to acquire some or all of the Tendered Common Units under Section 15.1.B hereof following receipt of a Common Unit Notice of Redemption and (ii) the Business Day following the Cut-Off Date. In the event of a Redemption, the Cash Amount shall be delivered as a certified or bank check payable to the Tendering Party or, in the General Partner’s sole and absolute discretion, in immediately available funds, in each case, on or before the Specified Redemption Date.

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B.       Notwithstanding the provisions of Section 15.1.A hereof, on or before the close of business on the Cut-Off Date, the General Partner may, in its sole and absolute discretion but subject to the Ownership Limit (which shall only be applicable so long as the General Partner qualifies as or intends to qualify as a REIT), elect to acquire some or all of the Tendered Common Units from the Tendering Party in exchange for Shares. If the General Partner elects to acquire some or all of the Tendered Common Units pursuant to this Section 15.1.B, the General Partner shall give written notice thereof to the Tendering Party on or before the close of business on the Cut-Off Date. If the General Partner elects to acquire any of the Tendered Common Units for Shares, the General Partner shall issue and deliver such Shares to the Tendering Party pursuant to the terms of this Section 15.1.B, in which case (1) the General Partner shall assume directly the obligation with respect thereto and shall satisfy the Tendering Party’s exercise of its Redemption Right with respect to such Tendered Common Units and (2) such transaction shall be treated, for federal income tax purposes, as a transfer by the Tendering Party of such Tendered Common Units to the General Partner in exchange for the Shares Amount. If the General Partner so elects, on the Specified Redemption Date, the Tendering Party shall sell such number of the Tendered Common Units to the General Partner in exchange for a number of Shares equal to the product of the Shares Amount and the Applicable Percentage. The Tendering Party shall submit (i) such information, certification or affidavit as the General Partner may reasonably require in connection with the application of the Ownership Limit to any such acquisition and (ii) such written representations, investment letters, legal opinions and other instruments as reasonably necessary, in the General Partner’s view, to effect compliance with the Securities Act. In the event of a purchase of the Tendered Common Units by the General Partner pursuant to this Section 15.1.B, the Tendering Party shall no longer have the right to cause the Partnership to effect a Redemption of such Tendered Common Units and, upon notice to the Tendering Party by the General Partner, given on or before the close of business on the Cut-Off Date, that the General Partner has elected to acquire some or all of the Tendered Common Units pursuant to this Section 15.1.B, the obligation of the Partnership to effect a Redemption of the Tendered Common Units as to which the General Partner’s notice relates shall not accrue or arise. A number of Shares equal to the product of the Shares Amount and the Applicable Percentage shall be delivered by the General Partner as duly authorized, validly issued, fully paid and non-assessable Shares and, if applicable, Rights, free of any pledge, lien, encumbrance or restriction, other than the Ownership Limit and, to the extent applicable, the Securities Act and relevant state securities or “blue sky” laws. Neither any Tendering Party whose Tendered Common Units are acquired by the General Partner pursuant to this Section 15.1.B, any Partner, any Assignee nor any other interested Person shall have any right to require or cause the General Partner to register, qualify or list any Shares owned or held by such Person, whether or not such Shares are issued pursuant to this Section 15.1.B, with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange; provided, however, that this limitation shall not be in derogation of any registration or similar rights granted pursuant to any other written agreement between the General Partner and any such Person. Notwithstanding any delay in such delivery, the Tendering Party shall be deemed the owner of such Shares and such Rights for all purposes, including, without limitation, rights to vote or consent, receive dividends, and exercise all rights, as of the Specified Redemption Date. Shares issued upon an acquisition of the Tendered Common Units by the General Partner pursuant to this Section 15.1.B may contain such legends regarding restrictions under the Securities Act and applicable state securities laws as the General Partner in good faith determines to be necessary or advisable in order to ensure compliance with such laws.

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C.       Notwithstanding the provisions of Section 15.1.A and 15.1.B hereof and so long as the General Partner qualifies as a REIT, the Tendering Parties shall have no rights under this Agreement that would otherwise be prohibited by the Ownership Limit. To the extent that any attempted Redemption or acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof would be in violation of this Section 15.1.C, it shall be null and void ab initio, and the Tendering Party shall not acquire any rights or economic interests in Shares otherwise issuable by the General Partner under Section 15.1.B hereof or cash otherwise payable under Section 15.1.A hereof.

D.       If the General Partner does not elect to acquire the Tendered Common Units pursuant to Section 15.1.B hereof:

(1)       The Partnership may elect to raise funds for the payment of the Cash Amount either (a) by requiring that the General Partner contribute to the Partnership funds from the proceeds of a registered public offering by the General Partner of Shares sufficient to purchase the Tendered Common Units or (b) from any other sources (including, but not limited to, the sale of any Property and the incurrence of additional Debt) available to the Partnership. Any proceeds from a public offering that are in excess of the Cash Amount shall be for the sole benefit of the General Partner. The General Partner shall make a Capital Contribution of any such amounts to the Partnership for an additional General Partner Interest. Any such contribution shall entitle the General Partner to an equitable Percentage Interest adjustment.

(2)       If the Cash Amount is not paid on or before the Specified Redemption Date, interest shall accrue with respect to the Cash Amount from the day after the Specified Redemption Date to and including the date on which the Cash Amount is paid at a rate equal to the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal (but not higher than the maximum lawful rate).

E.       Notwithstanding the provisions of Section 15.1.B hereof, the General Partner shall not, under any circumstances, elect to acquire any Tendered Common Units in exchange for Shares if such exchange would be prohibited under the Charter.

F.       Notwithstanding anything herein to the contrary (but subject to Section 15.1.C hereof), with respect to any Redemption (or any tender of Common Units for Redemption if the Tendered Common Units are acquired by the General Partner pursuant to Section 15.1.B hereof) pursuant to this Section 15.1:

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(1)       All Common Units acquired by the General Partner pursuant to Section 15.1.B hereof shall automatically, and without further action required, be converted into and deemed to be a General Partner Interest comprised of the same number of Common Units.

(2)       Subject to the Ownership Limit, no Tendering Party may effect a Redemption for less than one thousand (1,000) Common Units or, if such Tendering Party holds (as a Common Limited Partner or, economically, as an Assignee) less than one thousand (1,000) Common Units, all of the Common Units held by such Tendering Party, without, in each case, the Consent of the General Partner.

(3)       If (i) a Tendering Party surrenders its Tendered Common Units during the period after the Partnership Record Date with respect to a distribution and before the record date established by the General Partner for a distribution to its stockholders of some or all of its portion of such Partnership distribution, and (ii) the General Partner elects to acquire any of such Tendered Common Units in exchange for Shares pursuant to Section 15.1.B, such Tendering Party shall pay to the General Partner on the Specified Redemption Date an amount in cash equal to the portion of the Partnership distribution in respect of the Tendered Common Units exchanged for Shares, insofar as such distribution relates to the same period for which such Tendering Party would receive a distribution in respect of such Shares.

(4)       The consummation of such Redemption (or an acquisition of Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof, as the case may be) shall be subject to the expiration or termination of the applicable waiting period, if any, under the Hart-Scott-Rodino Act.

(5)       The Tendering Party shall continue to own (subject, in the case of an Assignee, to the provisions of Section 11.5 hereof) all Common Units subject to any Redemption, and be treated as a Common Limited Partner or an Assignee, as applicable, with respect to such Common Units for all purposes of this Agreement, until such Common Units are either paid for by the Partnership pursuant to Section 15.1.A hereof or transferred to the General Partner and paid for, by the issuance of the Shares, pursuant to Section 15.1.B hereof on the Specified Redemption Date. Until a Specified Redemption Date and an acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof, the Tendering Party shall have no rights as a stockholder of the General Partner with respect to the Shares issuable in connection with such acquisition.

G.       In connection with an exercise of the Redemption Right pursuant to this Section 15.1, except as otherwise agreed by the General Partner, in its sole and absolute discretion, the Tendering Party shall submit the following to the General Partner, in addition to the Common Unit Notice of Redemption:

(1)       A written affidavit, dated the same date as the Common Unit Notice of Redemption, (a) disclosing the actual and constructive ownership, as determined for purposes of Code Sections 856(a)(6) and 856(h), of Shares by (i) such Tendering Party and (ii) to the best of their knowledge any Related Party and (b) representing that, after giving effect to the Redemption or an acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof, neither the Tendering Party nor to the best of their knowledge any Related Party will own Shares in violation of the Ownership Limit;

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(2)       A written representation that neither the Tendering Party nor to the best of their knowledge any Related Party has any intention to acquire any additional Shares prior to the closing of the Redemption or an acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof on the Specified Redemption Date; and

(3)       An undertaking to certify, at and as a condition to the closing of (i) the Redemption or (ii) the acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof on the Specified Redemption Date, that either (a) the actual and constructive ownership of Shares by the Tendering Party and to the best of their knowledge any Related Party remain unchanged from that disclosed in the affidavit required by Section 15.1.G(1) or (b) after giving effect to the Redemption or an acquisition of the Tendered Common Units by the General Partner pursuant to Section 15.1.B hereof, neither the Tendering Party nor to the best of their knowledge any Related Party shall own Shares in violation of the Ownership Limit.

(4)       In connection with any Special Redemption, the General Partner shall have the right to receive an opinion of counsel reasonably satisfactory to it to the effect that the proposed Special Redemption will not cause the Partnership or the General Partner to violate any federal or state securities laws or regulations applicable to the Special Redemption, the issuance and sale of the Tendered Common Units to the Tendering Party or the issuance and sale of Shares to the Tendering Party pursuant to Section 15.1.B of this Agreement.

H.       Holders of LTIP Units and Performance Units and holders of Class A Units shall not be entitled to the right of Redemption provided for in Section 15.1 of this Agreement, unless and until such LTIP Units, Performance Units or Class A Units, as applicable, have been converted into or exercised for, as applicable, Common Units (or any other class or series of Common Units entitled to such right of Redemption) in accordance with their terms.

Section 15.2 Addresses and Notice. Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written or electronic communication (including by telecopy, facsimile, electronic mail or commercial courier service) to the Partner or Assignee at the address set forth in the Register or such other address of which the Partner shall notify the General Partner in accordance with this Section 15.2.

Section 15.3 Titles and Captions. All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” or “Sections” are to Articles and Sections of this Agreement.

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Section 15.4 Pronouns and Plurals. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.5 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.7 Waiver.

A.       No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

B.       The restrictions, conditions and other limitations on the rights and benefits of the Limited Partners contained in this Agreement, and the duties, covenants and other requirements of performance or notice by the Limited Partners, are for the benefit of the Partnership and, except for an obligation to pay money to the Partnership, may be waived or relinquished by the General Partner, in its sole and absolute discretion, on behalf of the Partnership in one or more instances from time to time and at any time; provided, however, that any such waiver or relinquishment may not be made if it would have the effect of (i) creating liability for any other Limited Partner, (ii) causing the Partnership to cease to qualify as a limited partnership, (iii) reducing the amount of cash otherwise distributable to the Limited Partners (other than any such reduction that affects all of the Limited Partners holding the same class or series of Partnership Units on a uniform or pro rata basis, if approved by a Majority in Interest of the Partners holding such class or series of Partnership Units), (iv) resulting in the classification of the Partnership as an association or publicly traded partnership taxable as a corporation or (v) violating the Securities Act, the Exchange Act or any state “blue sky” or other securities laws; and provided, further, that any waiver relating to compliance with the Ownership Limit or other restrictions in the Charter shall be made and shall be effective only as provided in the Charter.

Section 15.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

Section 15.9 Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.

A.       This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

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B.       Each Partner hereby (i) submits to the non-exclusive jurisdiction of any state or federal court sitting in the State of Maryland (collectively, the “Maryland Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Maryland Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Partner at such Partner’s last known address as set forth in the Partnership’s books and records, and (iv) irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 15.10 Entire Agreement. This Agreement contains all of the understandings and agreements between and among the Partners with respect to the subject matter of this Agreement and the rights, interests and obligations of the Partners with respect to the Partnership. Notwithstanding the immediately preceding sentence, the Partners hereby acknowledge and agree that the General Partner, without the approval of any Limited Partner, may enter into side letters or similar written agreements with Limited Partners that are not Affiliates of the General Partner, executed contemporaneously with the admission of such Limited Partner to the Partnership, affecting the terms hereof, as negotiated with such Limited Partner and which the General Partner in its sole discretion deems necessary, desirable or appropriate. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

Section 15.11 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.12 Limitation to Preserve REIT Status. Notwithstanding anything else in this Agreement and if the General Partner qualifies as a REIT or intends to qualify as a REIT, to the extent that the amount to be paid, credited, distributed or reimbursed by the Partnership to any REIT Partner or its officers, trustees, employees or agents, whether as a reimbursement, fee, expense or indemnity (a “REIT Payment”), would constitute gross income to the REIT Partner for purposes of Code Section 856(c)(2) or Code Section 856(c)(3), then, notwithstanding any other provision of this Agreement, the amount of such REIT Payments, as selected by the General Partner in its discretion from among items of potential distribution, reimbursement, fees, expenses and indemnities, shall be reduced for any Partnership Year so that the REIT Payments, as so reduced, for or with respect to such REIT Partner shall not exceed the lesser of:

A.       an amount equal to the excess, if any, of (a) four and nine-tenths percent (4.9%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments and any amounts excluded from gross income pursuant to Code Section 856(c)) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(2) over (b) the amount of gross income (within the meaning of Code Section 856(c)(2)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(2) (but not including the amount of any REIT Payments and any amounts excluded from gross income pursuant to Code Section 856(c)); or

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B.       an amount equal to the excess, if any, of (a) twenty-four percent (24%) of the REIT Partner’s total gross income (but excluding the amount of any REIT Payments and any amounts excluded from gross income pursuant to Code Section 856(c)) for the Partnership Year that is described in subsections (A) through (I) of Code Section 856(c)(3) over (b) the amount of gross income (within the meaning of Code Section 856(c)(3)) derived by the REIT Partner from sources other than those described in subsections (A) through (I) of Code Section 856(c)(3) (but not including the amount of any REIT Payments and any amounts excluded from gross income pursuant to Code Section 856(c)); provided, however, that REIT Payments in excess of the amounts set forth in clauses (a) and (b) above may be made if the General Partner, as a condition precedent, obtains an opinion of tax counsel that the receipt of such excess amounts should not adversely affect the REIT Partner’s ability to qualify as a REIT. To the extent that REIT Payments may not be made in a Partnership Year as a consequence of the limitations set forth in this Section 15.12, such REIT Payments shall carry over and shall be treated as arising in the following Partnership Year if such carry over does not adversely affect the REIT Partner’s ability to qualify as a REIT, provided, however, that any such REIT Payment shall not be carried over more than three Partnership Years, and any such remaining payments shall no longer be due and payable. The purpose of the limitations contained in this Section 15.12 is to prevent any REIT Partner from failing to qualify as a REIT under the Code by reason of such REIT Partner’s share of items, including distributions, reimbursements, fees, expenses or indemnities, receivable directly or indirectly from the Partnership, and this Section 15.12 shall be interpreted and applied to effectuate such purpose.

Section 15.13 No Partition. No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their respective successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

Section 15.14 No Third-Party Rights Created Hereby. The provisions of this Agreement are solely for the purpose of defining the interests of the Holders, inter se; and no other person, firm or entity (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto including, without limitation, a creditor of the Partnership or any Partner or other third party having dealings with the Partnership) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement. No creditor or other third party having dealings with the Partnership (other than as expressly provided herein with respect to Indemnitees) shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or any of the Partners.

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Section 15.15 No Rights as Stockholders. Nothing contained in this Agreement shall be construed as conferring upon the Holders of Partnership Units any rights whatsoever as stockholders of the General Partner, including without limitation any right to receive dividends or other distributions made to stockholders of the General Partner or to vote or to consent or receive notice as stockholders in respect of any meeting of stockholders for the election of directors of the General Partner or any other matter.

Article 16
SERIES A CONVERTIBLE REDEEMABLE PREFERRED UNITS

Section 16.1 Designation.

A series of Partnership Units in the Partnership designated as the “Series A Convertible Redeemable Preferred Units” (the “Series A Preferred Units”) is hereby established. The number of Series A Preferred Units shall be 2,862.

Section 16.2 Distributions.

A.       Payment of Distributions. The General Partner, as holder of the Series A Preferred Units, will be entitled to receive, when, as and if authorized by the General Partner, out of Available Cash, cumulative cash distributions per Series A Preferred Unit in an amount equal to the Series A Priority Return accrued thereon, at the applicable rate, in accordance with this Section 16.2. Such distributions shall accrue and be cumulative from and including April 1, 2020 (the “Series A Preferred Unit Initial Accrual Date”) and will be payable at the then applicable rate (each a “Series A Preferred Unit Distribution Payment Date”) (i) for the period from the Series A Preferred Unit Initial Accrual Date to June 30, 2021, on or about July 12, 2021, (ii) except as provided in clause (iii), for each monthly distribution period thereafter, monthly in equal amounts in arrears on or about the 12th calendar day of each calendar month, commencing on or about August 12, 2021, and (iii) to the extent that any Series A Preferred Unit is redeemed pursuant to Section 4.7.B after a Series A Distribution Record Date with respect to any distribution and before the payment date (determined in accordance with clause (i) or (ii)) of such distribution, in the event of a redemption of any Series A Preferred Unit, on the redemption date of such Unit; provided however, if any Series A Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise be payable on such date shall be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Preferred Unit Distribution Payment Date, and no interest or other sum shall accrue on the amount so payable from such Series A Preferred Unit Distribution Payment Date to such next succeeding Business Day. Distributions will be payable on Series A Preferred Units outstanding at the close of business on the applicable Series A Distribution Record Date. Each distribution is payable to holders of record of outstanding Series A Preferred Units as of the applicable Series A Distribution Record Date or date of redemption of such Series A Preferred Unit, as applicable. Notwithstanding any provision to the contrary contained herein, the distribution payable on each Series A Preferred Unit outstanding on any Series A Distribution Record Date shall be equal to the distribution paid with respect to each other Series A Preferred Unit that is outstanding on such date.

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B.       Distributions Cumulative. Distributions on the Series A Preferred Units will be cumulative from and including the Series A Preferred Unit Initial Accrual Date, or, with respect to the special distribution right referred to in Section 16.2.E below, from, and including, the first date on which the dividend rate payable on the Series A Preferred Shares is increased in accordance with the Series A Preferred Shares Terms. Distributions will accumulate from the Series A Preferred Unit Initial Accrual Date or the most recent Series A Preferred Unit Distribution Payment Date to which accrued distributions have been paid, whether or not the terms and provisions set forth in Section 16.2.D hereof at any time prohibit the current payment of distributions, whether or not the Partnership has Available Cash or earnings and whether or not such distributions are authorized.

C.       Restrictions on Distributions. No distributions on the Series A Preferred Units shall be authorized, declared, paid or set apart for payment at such time as the terms and provisions of any agreement of the General Partner, including any agreement relating to its indebtedness, prohibits the authorization, declaration, payment or setting apart for payment of dividends on the Series A Preferred Shares or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

D.       Priority as to Distributions.

(1)       When dividends are not paid in full upon the Series A Preferred Units or any other class or series of Parity Preferred Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Series A Preferred Units and any Parity Preferred Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series A Preferred Units and accumulated, accrued and unpaid on such Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have a cumulative distributions).

(2)       Except as set forth in Section 16.2.D(1), unless full cumulative distributions equal to the full amount of all accumulated, accrued and unpaid distributions on the Series A Preferred Units have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions paid in Units Junior to the Series A Preferred Units or options, warrants or rights to subscribe for or purchase Units Junior to the Series A Preferred Units) shall be declared and paid or declared and set apart for payment by the General Partner and no other distribution of cash or other property may be declared and made, directly or indirectly, by the General Partner with respect to any Units Junior to the Series A Preferred Units or Parity Preferred Units, nor shall any Units Junior to the Series A Preferred Units or Parity Preferred Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made in connection with a redemption, purchase or other acquisition by the General Partner of Shares in connection with an equity incentive or benefit plan of the General Partner) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the General Partner (except by conversion into or exchange for Units Junior to the Series A Preferred Units, or options, warrants or rights to subscribe for or purchase any Units Junior to the Series A Preferred Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of any Units Junior to the Series A Preferred Units or Parity Preferred Units.

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E.       Special Distribution Rate; Distribution Stopper. If, at any time, and for such period of time as, the dividend rate payable on the Series A Preferred Shares is increased in accordance with the Series A Preferred Shares Terms, the Series A Priority Return shall be increased to 7.50% per annum on the stated value of $1,000.00 per Series A Preferred Unit (equivalent to the fixed annual amount of $75.00 per Series A Preferred Unit). If, at any time, and for such period of time as, the current payment of dividends on the Series A Preferred Shares is suspended and such suspended amounts are accumulating, in accordance with the Series A Preferred Shares Terms, then a commensurate suspension of distributions and accumulation shall occur on the Series A Preferred Units.

F.       No Further Rights. Notwithstanding anything in this Section 16.2, after full cumulative distributions on the outstanding Series A Preferred Units have been paid with respect to a distribution period, the General Partner, as holder of the Series A Preferred Units, will not be entitled to any further distributions with respect to that distribution period. Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series A Preferred Units which remains payable.

Section 16.3 Liquidation Preference.

A.       Distributions. Upon any liquidation, dissolution or winding up of the affairs of the Partnership, voluntary or involuntary, distributions on the Series A Preferred Units shall be made in accordance with Article 13 hereof.

B.       No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the General Partner, as holder of the Series A Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

C.       Consolidation, Merger or Certain Other Transactions. The consolidation or merger of the Partnership with one or more entities or a sale or transfer of all or substantially all of the Partnership’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

Section 16.4 Rank.

The Series A Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (i) senior to the Common Units and to all other Partnership Units, now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to distribution rights and upon liquidation, dissolution or winding up, junior to the Series A Preferred Units; (ii) on a parity with the Series 1 Preferred units and all other Parity Preferred Units; and (iii) junior to any class or series of Partnership Units the terms of which specifically provide that such Partnership Units shall rank senior to the Series A Preferred Units.

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Section 16.5 Voting Rights.

The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series A Preferred Units.

Section 16.6 Transfer Restrictions.

The Series A Preferred Units shall not be transferable except upon the redemption thereof in accordance with Section 4.7.B or to a successor General Partner in accordance with Section 11.2.

Section 16.7 Conversion Rights.

The Series A Preferred Units shall not be convertible into any other class or series of Partnership Interest or any other property of the Partnership other than in the event that the Series A Preferred Shares are converted into Shares in accordance with the Series A Preferred Shares Terms, in which case, on the Conversion Date (as defined in the Series A Preferred Shares Terms), each Series A Preferred Unit shall automatically convert into a number of Common Units equal to the number of Shares issued upon conversion of each Series A Preferred Share so converted. If the General Partner relies upon the Series A Preferred Shares Terms to avoid the issuance of any fractional Shares in connection with a conversion of Series A Preferred Shares into Shares, the General Partner may take any consistent action with respect to the corresponding conversion of Series A Preferred Units to Common Units.

Section 16.8 No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series A Preferred Units.

Article 17
SERIES 1 CONVERTIBLE REDEEMABLE PREFERRED UNITS

Section 17.1 Designation.

A series of Partnership Units in the Partnership designated as the “Series 1 Convertible Redeemable Preferred Units” (the “Series 1 Preferred Units”) is hereby established. The number of Series 1 Preferred Units shall be 39,811.

Section 17.2 Distributions.

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A.       Payment of Distributions. The General Partner, as holder of the Series 1 Preferred Units, will be entitled to receive, when, as and if authorized by the General Partner, out of Available Cash, cumulative cash distributions per Series 1 Preferred Unit in an amount equal to the Series 1 Priority Return accrued thereon, at the applicable rate, in accordance with this Section 17.2. Such distributions shall accrue and be cumulative from and including April 1, 2020 (the “Series 1 Preferred Unit Initial Accrual Date”) and will be payable at the then applicable rate (each a “Series 1 Preferred Unit Distribution Payment Date”) (i) for the period from the Series 1 Preferred Unit Initial Accrual Date to June 30, 2021, on or about July 12, 2021, (ii) except as provided in clause (iii), for each monthly distribution period thereafter, monthly in equal amounts in arrears on or about the 12th calendar day of each calendar month, commencing on or about August 12, 2021, and (iii) to the extent that any Series 1 Preferred Unit is redeemed pursuant to Section 4.7.B after a Series 1 Distribution Record Date with respect to any distribution and before the payment date (determined in accordance with clause (i) or (ii)) of such distribution, in the event of a redemption of any Series 1 Preferred Unit, on the redemption date of such Unit; provided however, if any Series 1 Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise be payable on such date shall be paid on the next succeeding Business Day with the same force and effect as if paid on such Series 1 Preferred Unit Distribution Payment Date, and no interest or other sum shall accrue on the amount so payable from such Series 1 Preferred Unit Distribution Payment Date to such next succeeding Business Day. Distributions will be payable on Series 1 Preferred Units outstanding at the close of business on the applicable Series 1 Distribution Record Date. Each distribution is payable to holders of record of outstanding Series 1 Preferred Units as of the applicable Series 1 Distribution Record Date or date of redemption of such Series 1 Preferred Unit, as applicable. Notwithstanding any provision to the contrary contained herein, the distribution payable on each Series 1 Preferred Unit outstanding on any Series 1 Distribution Record Date shall be equal to the distribution paid with respect to each other Series 1 Preferred Unit that is outstanding on such date.

B.       Distributions Cumulative. Distributions on the Series 1 Preferred Units will be cumulative from and including the Series 1 Preferred Unit Initial Accrual Date, or, with respect to the special distribution right referred to in Section 17.2.E below, from, and including, the first date on which the dividend rate payable on the Series 1 Preferred Shares is increased in accordance with the Series 1 Preferred Shares Terms. Distributions will accumulate from the Series 1 Preferred Unit Initial Accrual Date or the most recent Series 1 Preferred Unit Distribution Payment Date to which accrued distributions have been paid, whether or not the terms and provisions set forth in Section 17.2.D hereof at any time prohibit the current payment of distributions, whether or not the Partnership has Available Cash or earnings and whether or not such distributions are authorized.

C.       Restrictions on Distributions. No distributions on the Series 1 Preferred Units shall be authorized, declared, paid or set apart for payment at such time as the terms and provisions of any agreement of the General Partner, including any agreement relating to its indebtedness, prohibits the authorization, declaration, payment or setting apart for payment of dividends on the Series 1 Preferred Shares or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

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D.       Priority as to Distributions.

(1)       When dividends are not paid in full upon the Series 1 Preferred Units or any other class or series of Parity Preferred Units, or a sum sufficient for such payment is not set apart, all distributions declared upon the Series 1 Preferred Units and any Parity Preferred Units shall be declared ratably in proportion to the respective amounts of distributions accumulated, accrued and unpaid on the Series 1 Preferred Units and accumulated, accrued and unpaid on such Parity Preferred Units (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such Parity Preferred Units do not have a cumulative distributions).

(2)       Except as set forth in Section 17.2.D(1), unless full cumulative distributions equal to the full amount of all accumulated, accrued and unpaid distributions on the Series 1 Preferred Units have been, or are concurrently therewith, declared and paid, or declared and set apart for payment, for all past distribution periods, no distributions (other than distributions paid in Units Junior to the Series 1 Preferred Units or options, warrants or rights to subscribe for or purchase Units Junior to the Series 1 Preferred Units) shall be declared and paid or declared and set apart for payment by the General Partner and no other distribution of cash or other property may be declared and made, directly or indirectly, by the General Partner with respect to any Units Junior to the Series 1 Preferred Units or Parity Preferred Units, nor shall any Units Junior to the Series 1 Preferred Units or Parity Preferred Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Units made in connection with a redemption, purchase or other acquisition by the General Partner of Shares in connection with an equity incentive or benefit plan of the General Partner) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock), directly or indirectly, by the General Partner (except by conversion into or exchange for Units Junior to the Series 1 Preferred Units, or options, warrants or rights to subscribe for or purchase any Units Junior to the Series 1 Preferred Units), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of any Units Junior to the Series 1 Preferred Units or Parity Preferred Units.

E.       Special Distribution Rate; Distribution Stopper. If, at any time, and for such period of time as, the dividend rate payable on the Series 1 Preferred Shares is increased in accordance with the Series 1 Preferred Shares Terms, the Series 1 Priority Return shall be increased to 7.00% per annum on the stated value of $1,000.00 per Series 1 Preferred Unit (equivalent to the fixed annual amount of $70.00 per Series 1 Preferred Unit). If, at any time, and for such period of time as, the current payment of dividends on the Series 1 Preferred Shares is suspended and such suspended amounts are accumulating, in accordance with the Series 1 Preferred Shares Terms, then a commensurate suspension of distributions and accumulation shall occur on the Series 1 Preferred Units.

F.       No Further Rights. Notwithstanding anything in this Section 17.2, after full cumulative distributions on the outstanding Series 1 Preferred Units have been paid with respect to a distribution period, the General Partner, as holder of the Series 1 Preferred Units, will not be entitled to any further distributions with respect to that distribution period. Any distribution payment made on the Series 1 Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series 1 Preferred Units which remains payable.

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Section 17.3 Liquidation Preference.

A.       Distributions. Upon any liquidation, dissolution or winding up of the affairs of the Partnership, voluntary or involuntary, distributions on the Series 1 Preferred Units shall be made in accordance with Article 13 hereof.

B.       No Further Rights. After payment of the full amount of the liquidating distributions to which they are entitled, the General Partner, as holder of the Series 1 Preferred Units, will have no right or claim to any of the remaining assets of the Partnership.

C.       Consolidation, Merger or Certain Other Transactions. The consolidation or merger of the Partnership with one or more entities or a sale or transfer of all or substantially all of the Partnership’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

Section 17.4 Rank.

The Series 1 Preferred Units shall, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Partnership, rank (i) senior to the Common Units and to all other Partnership Units, now or hereafter issued and outstanding, the terms of which provide that such Partnership Units rank, as to distribution rights and upon liquidation, dissolution or winding up, junior to the Series 1 Preferred Units; (ii) on a parity with the Series A Preferred Units and all other Parity Preferred Units; and (iii) junior to any class or series of Partnership Units the terms of which specifically provide that such Partnership Units shall rank senior to the Series 1 Preferred Units.

Section 17.5 Voting Rights.

The General Partner shall not have any voting or consent rights in respect of its partnership interest represented by the Series 1 Preferred Units.

Section 17.6 Transfer Restrictions.

The Series 1 Preferred Units shall not be transferable except upon the redemption thereof in accordance with Section 4.7.B or to a successor General Partner in accordance with Section 11.2.

Section 17.7 Conversion Rights

The Series 1 Preferred Units shall not be convertible into any other class or series of Partnership Interest or any other property of the Partnership other than in the event that the Series 1 Preferred Shares are converted into Shares in accordance with the Series 1 Preferred Shares Terms, in which case, on the Conversion Date (as defined in the Series 1 Preferred Shares Terms), each Series 1 Preferred Unit shall automatically convert into a number of Common Units equal to the number of Shares issued upon conversion of each Series 1 Preferred Share so converted. If the General Partner relies upon the Series 1 Preferred Shares Terms to avoid the issuance of any fractional Shares in connection with a conversion of Series 1 Preferred Shares into Shares, the General Partner may take any consistent action with respect to the corresponding conversion of Series 1 Preferred Units to Common Units.

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Section 17.8 No Sinking Fund.

No sinking fund shall be established for the retirement or redemption of Series 1 Preferred Units.

Article 18
LTIP UNITS

Section 18.1 Designation.

A class of Partnership Units in the Partnership designated as the “LTIP Units” is hereby established. The number of LTIP Units that may be issued is not limited by this Agreement.

Section 18.2 Vesting.

A.       Vesting, Generally. LTIP Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on Transfer pursuant to the terms of the applicable LTIP Unit Agreement. The terms of any LTIP Unit Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant LTIP Unit Agreement or by the Plans or any other applicable Equity Plan. LTIP Units that were fully vested and nonforfeitable when issued or that have vested and are no longer subject to forfeiture under the terms of an LTIP Unit Agreement are referred to as “Vested LTIP Units”; all other LTIP Units are referred to as “Unvested LTIP Units.”

B.       Forfeiture. Upon the forfeiture of any LTIP Units in accordance with the applicable LTIP Unit Agreement (including any forfeiture effected through repurchase), the LTIP Units so forfeited (or repurchased) shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable LTIP Unit Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date and with respect to such units prior to the effective date of the forfeiture. Except as otherwise provided in this Agreement (including without limitation Section 6.3.A(9)), the Plans (or other applicable Equity Plan) and the applicable LTIP Unit Agreement, in connection with any forfeiture (or repurchase) of such units, the balance of the portion of the Capital Account of the Holder of LTIP Units that is attributable to all of his or her LTIP Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 6.2.F, calculated with respect to such Holder’s remaining LTIP Units, if any.

Section 18.3 Adjustments. The Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Common Units for conversion, distribution and other purposes, including without limitation complying with the following procedures; provided, that the foregoing is not intended to alter any of (a) the special allocations pursuant to Section 6.2.F hereof, (b) differences between distributions to be made with respect to LTIP Units and Common Units pursuant to Section 13.2 and Section 18.4.B hereof in the event that the Capital Accounts attributable to the LTIP Units are less than those attributable to Common Units due to insufficient special allocation pursuant to Section 6.2.F or (c) any related provisions. If an Adjustment Event occurs, then the General Partner shall take any action reasonably necessary, including any amendment to this Agreement or any LTIP Unit Agreement and/or any update to the Register, adjusting the number of outstanding LTIP Units or subdividing or combining outstanding LTIP Units, in any case, to maintain a one-for-one conversion and economic equivalence ratio between Common Units and LTIP Units. The following shall be “Adjustment Events”: (i) the Partnership makes a distribution on all outstanding Common Units in Partnership Units, (ii) the Partnership subdivides the outstanding Common Units into a greater number of units or combines the outstanding Common Units into a smaller number of units, (iii) the Partnership issues any Partnership Units in exchange for its outstanding Common Units by way of a reclassification or recapitalization of its Common Units or (iv) any other non-recurring event or transaction that would, as determined by the General Partner in its sole discretion, have the similar effect of unjustly diluting or expanding the rights conferred by outstanding LTIP Units or Performance Units. If more than one Adjustment Event occurs, any adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition or other similar business transaction, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan, or (z) the issuance of any Partnership Units to the General Partner in respect of a Capital Contribution to the Partnership of proceeds from the sale of securities by the General Partner. If the Partnership takes an action affecting the Common Units other than actions specifically described above as “Adjustment Events” and in the opinion of the General Partner such action would require an action to maintain the one-to-one correspondence described above, the General Partner shall have the right to take such action, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be reasonably appropriate under the circumstances to preserve the one-to-one correspondence described above. If an amendment is made to this Agreement adjusting the number of outstanding LTIP Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each Holder of LTIP Units setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment.

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Section 18.4 Distributions.

A.       Operating Distributions. Except as otherwise provided in this Agreement, in any LTIP Unit Agreement or by the General Partner with respect to any particular class or series of LTIP Units, Holders of LTIP Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, regular, special, extraordinary or other distributions (other than distributions upon the occurrence of a Liquidating Event or proceeds from a Terminating Capital Transaction) which may be made from time to time, in an amount per unit equal to the amount of any such distributions that would have been payable to such holders if the LTIP Units had been Common Units (if applicable, assuming such LTIP Units were held for the entire period to which such distributions relate).

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B.       Liquidating Distributions. Holders of LTIP Units shall also be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions upon the occurrence of a Liquidating Event or representing proceeds from a Terminating Capital Transaction in an amount per LTIP Unit equal to the amount of any such distributions payable on one Common Unit, whether made prior to, on or after the LTIP Unit Distribution Payment Date, provided that the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such LTIP Units to the extent attributable to the ownership of such LTIP Units.

C.       Distributions Generally. Distributions on the LTIP Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, an “LTIP Unit Distribution Payment Date”). Absent a contrary determination by the General Partner, the LTIP Unit Distribution Payment Date shall be the same as the corresponding date relating to the corresponding distribution on the Common Units. The record date for determining which Holders of LTIP Units are entitled to receive a distribution shall be the Partnership Record Date.

Section 18.5 Allocations. Holders of LTIP Units shall be allocated Net Income and Net Loss in amounts per LTIP Unit equal to the amounts allocated per Common Unit. The allocations provided by the preceding sentence shall be subject to Sections 6.2.B and 6.2.C and in addition to any special allocations required by Section 6.2.F. The General Partner is authorized in its discretion to delay or accelerate the participation of the LTIP Units in allocations of Net Income and Net Loss under this Section 18.5, or to adjust the allocations made under this Section 18.5, so that the ratio of (a) the total amount of Net Income or Net Loss allocated with respect to each LTIP Unit in the taxable year in which that LTIP Unit’s LTIP Unit Distribution Payment Date falls (excluding special allocations under Section 6.2.F), to (b) the total amount distributed to that LTIP Unit with respect to such period, is more nearly equal to the ratio of (i) the Net Income and Net Loss allocated with respect to the General Partner’s Common Units in such taxable year to (ii) the amounts distributed to the General Partner with respect to such Common Units and such taxable year.

Section 18.6 Transfers. Subject to the terms and limitations contained in an applicable LTIP Unit Agreement and the Plans (or any other applicable Equity Plan), and except as expressly provided in this Agreement with respect to LTIP Units, a Holder of LTIP Units shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions, as Holders of Common Units are entitled to transfer their Common Units pursuant to Article 11.

Section 18.7 Redemption. The Redemption Right provided to Qualifying Parties under Section 15.1 shall not apply with respect to LTIP Units unless and until they are converted to Common Units as provided in Section 18.9 below.

Section 18.8 Legend. Any certificate evidencing an LTIP Unit shall bear an appropriate legend, as determined by the General Partner, indicating that additional terms, conditions and restrictions on transfer, including without limitation under any LTIP Unit Agreement and the Plans (or any other applicable Equity Plan), apply to the LTIP Unit.

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Section 18.9 Conversion to Common Units.

A.       A Qualifying Party holding LTIP Units shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into Common Units, taking into account all adjustments (if any) made pursuant to Section 18.3; provided, however, that a Qualifying Party may not exercise the Conversion Right for less than one thousand (1,000) Vested LTIP Units or, if such Qualifying Party holds less than one thousand (1,000) Vested LTIP Units, all of the Vested LTIP Units held by such Qualifying Party, to the extent not subject to the limitation on conversion under Section 18.9.B below. Qualifying Parties shall not have the right to convert Unvested LTIP Units into Common Units until they become Vested LTIP Units; provided, however, that in anticipation of any event that will cause his or her Unvested LTIP Units to become Vested LTIP Units (and subject to the timing requirements set forth in Section 18.9.B below), such Qualifying Party may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the Qualifying Party in writing prior to such vesting event, shall be accepted by the Partnership subject to such condition. In all cases, the conversion of any LTIP Units into Common Units shall be subject to the conditions and procedures set forth in this Section 18.9.

B.       A Qualifying Party may convert his or her Vested LTIP Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 18.3. Notwithstanding the foregoing, in no event may a Qualifying Party convert a number of Vested LTIP Units that exceeds the Capital Account Limitation. In order to exercise his or her Conversion Right, a Qualifying Party shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit C to the Partnership (with a copy to the General Partner) not less than three (3) nor more than ten (10) days prior to a date (the “Conversion Date”) specified in such Conversion Notice; provided, however, that if the General Partner has not given to the Qualifying Party notice of a proposed or upcoming Transaction (as defined below) at least thirty (30) days prior to the effective date of such Transaction, then the Qualifying Party shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth (10th) day after such notice from the General Partner of a Transaction or (y) the third (3rd) Business Day immediately preceding the effective date of such Transaction. A Conversion Notice shall be provided in the manner provided in Section 15.2. Each Qualifying Party seeking to convert Vested LTIP Units covenants and agrees with the Partnership that all Vested LTIP Units to be converted pursuant to this Section 18.9 shall be free and clear of all liens. Notwithstanding anything herein to the contrary, if the Initial Holding Period with respect to the Common Units into which the Vested LTIP Units are convertible has elapsed, a Qualifying Party may deliver a Notice of Redemption pursuant to Section 15.1.A relating to such Common Units in advance of the Conversion Date; provided, however, that the redemption of such Common Units by the Partnership shall in no event take place until on or after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put a Qualifying Party in a position where, if he or she so wishes, the Common Units into which his or her Vested LTIP Units will be converted can be redeemed by the Partnership pursuant to Section 15.1.A simultaneously with such conversion, with the further consequence that, if the General Partner elects to assume the Partnership’s redemption obligation with respect to such Partnership Units under Section 15.1.B by delivering to such Qualifying Party Shares rather than cash, then such Qualifying Party can have such Shares issued to him or her simultaneously with the conversion of his or her Vested LTIP Units into Common Units. The General Partner shall cooperate with a Qualifying Party to coordinate the timing of the different events described in the foregoing sentence.

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C.       The Partnership, at any time at the election of the General Partner, may cause any number of Vested LTIP Units to be converted (a “Forced Conversion”) into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 18.3; provided, however, that the Partnership may not cause a Forced Conversion of any LTIP Units that would not at the time be eligible for conversion at the option of such Qualifying Party pursuant to Section 18.9.B. In order to exercise its right of Forced Conversion, the Partnership shall deliver a notice (a “Forced Conversion Notice”) in the form attached hereto as Exhibit D to the applicable Holder of LTIP Units not less than 10 nor more than 60 days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 15.2.

D.       A conversion of Vested LTIP Units for which the Holder thereof has given a Conversion Notice or the Partnership has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such Holder of LTIP Units, other than the surrender of any certificate or certificates evidencing such Vested LTIP Units, as of which time such Holder of LTIP Units shall be credited on the books and records of the Partnership as of the opening of business on the next day with the number of Common Units into which such LTIP Units were converted. After the conversion of LTIP Units as aforesaid, the Partnership shall deliver to such Holder of LTIP Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining LTIP Units, if any, held by such person immediately after such conversion. The Assignee of any Limited Partner pursuant to Article 11 hereof may exercise the rights of such Limited Partner pursuant to this Section 18.9 and such Limited Partner shall be bound by the exercise of such rights by the Assignee.

E.       For purposes of making future allocations under Section 6.2.F and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable Holder of LTIP Units that is treated as attributable to his or her LTIP Units shall be reduced, as of the date of conversion, by the product of the number of LTIP Units converted and the Common Unit Economic Balance.

F.       If the Partnership or the General Partner shall be a party to any transaction (including without limitation a merger, consolidation, unit exchange, self-tender offer for all or substantially all Common Units or other business combination or reorganization, or sale of all or substantially all of the Partnership’s assets, but excluding any transaction which constitutes an Adjustment Event) in each case as a result of which Common Units shall be exchanged for or converted into the right, or the Holders shall otherwise be entitled, to receive cash, securities or other property or any combination thereof (each of the foregoing being referred to herein as a “Transaction”), then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of LTIP Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Common Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction). In anticipation of such Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each Holder of LTIP Units to be afforded the right to receive in connection with such Transaction in consideration for the Common Units into which his or her LTIP Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a Holder of the same number of Common Units, assuming such Holder is not a Person with which the Partnership consolidated or into which the Partnership merged or which merged into the Partnership or to which such sale or transfer was made, as the case may be (a “Constituent Person”), or an affiliate of a Constituent Person. In the event that Holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each Holder of LTIP Units of such opportunity, and shall use commercially reasonable efforts to afford the Holder of LTIP Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each LTIP Unit held by such Holder into Common Units in connection with such Transaction. If a Holder of LTIP Units fails to make such an election, such Holder (and any of his or her transferees) shall receive upon conversion of each LTIP Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a Holder of Common Units would receive if such Holder of Common Units failed to make such an election. Subject to the rights of the Partnership and the General Partner under any LTIP Unit Agreement and the relevant terms of the Plan or any other applicable Equity Plan, the Partnership shall use commercially reasonable effort to cause the terms of any Transaction to be consistent with the provisions of this Section 18.9.F and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any Holder of LTIP Units whose LTIP Units will not be converted into Common Units in connection with the Transaction that will (i) contain provisions enabling the Qualifying Parties that remain outstanding after such Transaction to convert their LTIP Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the Holder of LTIP Units.

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Section 18.10 Voting. Limited Partners holding LTIP Units shall have the same voting rights as Limited Partners holding Common Units, with the LTIP Units and Performance Units voting together as a single class with the Common Units and having one vote per LTIP Unit and Holders of LTIP Units shall not be entitled to approve, vote on or consent to any other matter. The foregoing voting provision will not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required will be effected, all outstanding LTIP Units shall have been converted or provision is made for such conversion to occur as of or prior to such time into Common Units.

Section 18.11 Section 83 Safe Harbor. Each Partner authorizes the General Partner to elect to apply the safe harbor (the “Section 83 Safe Harbor”) set forth in proposed Regulations Section 1.83-3(1) and proposed IRS Revenue Procedure published in Notice 2005-43 (together, the “Proposed Section 83 Safe Harbor Regulation”) (under which the fair market value of a Partnership Interest that is Transferred in connection with the performance of services is treated as being equal to the liquidation value of the interest), or in similar Regulations or guidance, if such Proposed Section 83 Safe Harbor Regulation or similar Regulations are promulgated as final or temporary Regulations. If the General Partner determines that the Partnership should make such election, the General Partner is hereby authorized to amend this Agreement without the consent of any other Partner to provide that (i) the Partnership is authorized and directed to elect the Section 83 Safe Harbor, (ii) the Partnership and each of its Partners (including any Person to whom a Partnership Interest, including an LTIP Unit or Performance Unit, is Transferred in connection with the performance of services) will comply with all requirements of the Section 83 Safe Harbor with respect to all Partnership Interests Transferred in connection with the performance of services while such election remains in effect and (iii) the Partnership and each of its Partners will take all actions necessary, including providing the Partnership with any required information, to permit the Partnership to comply with the requirements set forth or referred to in the applicable Regulations for such election to be effective until such time (if any) as the General Partner determines, in its sole discretion, that the Partnership should terminate such election. The General Partner is further authorized to amend this Agreement to modify Article 6 to the extent the General Partner determines in its discretion that such modification is necessary or desirable as a result of the issuance of any applicable law, Regulations, notice or ruling relating to the tax treatment of the transfer of a Partnership Interests in connection with the performance of services. Notwithstanding anything to the contrary in this Agreement, each Partner expressly confirms that it will be legally bound by any such amendment.

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Article 19
PERFORMANCE UNITS

Section 19.1 Designation.

A class of Partnership Units in the Partnership designated as the “Performance Units” is hereby established. The number of Performance Units that may be issued is not limited by this Agreement.

Section 19.2 Vesting.

A.       Vesting, Generally. Performance Units may, in the sole discretion of the General Partner, be issued subject to vesting, forfeiture and additional restrictions on Transfer pursuant to the terms of the applicable Performance Unit Agreement. The terms of any Performance Unit Agreement may be modified by the General Partner from time to time in its sole discretion, subject to any restrictions on amendment imposed by the relevant Performance Unit Agreement or by the Plan or any other applicable Equity Plan. Performance Units that were fully vested and nonforfeitable when issued or that have vested and are no longer subject to forfeiture under the terms of a Performance Unit Agreement are referred to as “Vested Performance Units”; all other Performance Units are referred to as “Unvested Performance Units.”

B.       Forfeiture. Upon the forfeiture of any Performance Units in accordance with the applicable Performance Unit Agreement (including any forfeiture effected through repurchase), the Performance Units so forfeited (or repurchased) shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the applicable Performance Unit Agreement, no consideration or other payment shall be due with respect to any Performance Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date and with respect to such units prior to the effective date of the forfeiture. Except as otherwise provided in this Agreement (including without limitation Section 6.3.A(9)), the Plans (or other applicable Equity Plan) and the applicable Performance Unit Agreement, in connection with any forfeiture (or repurchase) of such units, the balance of the portion of the Capital Account of the Holder of Performance Units that is attributable to all of his or her Performance Units shall be reduced by the amount, if any, by which it exceeds the target balance contemplated by Section 6.2.F, calculated with respect to such Holder’s remaining Performance Units, if any.

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Section 19.3 Adjustments. The Partnership shall maintain at all times a one-to-one correspondence between Performance Units and Common Units for conversion, distribution and other purposes, including without limitation complying with the following procedures; provided, that the foregoing is not intended to alter any of (a) the special allocations pursuant to Section 6.2.F hereof, (b) differences between distributions to be made with respect to Performance Units and Common Units pursuant to Section 13.2, Section 19.4.A and Section 19.4.B hereof in the event that the Capital Accounts attributable to the Performance Units are less than those attributable to Common Units due to insufficient special allocation pursuant to Section 6.2.F or (c) any related provisions. If an Adjustment Event (as defined in Section 18.3, taking into account events that are not considered Adjustment Events thereunder) occurs, then the General Partner shall take any action reasonably necessary, including any amendment to this Agreement or any Performance Unit Agreement and/or any update to the Register, adjusting the number of outstanding Performance Units or subdividing or combining outstanding Performance Units, in any case, to maintain a one-for-one conversion and economic equivalence ratio between Common Units and Performance Units. If more than one Adjustment Event occurs, any adjustment to the Performance Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. If the Partnership takes an action affecting the Common Units other than actions specifically described in Section 18.3 as Adjustment Events and in the opinion of the General Partner such action would require an action to maintain the one-to-one correspondence described above, the General Partner shall have the right to take such action, to the extent permitted by law, in such manner and at such time as the General Partner, in its sole discretion, may determine to be reasonably appropriate under the circumstances to preserve the one-to-one correspondence described above. If an amendment is made to this Agreement adjusting the number of outstanding Performance Units as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each Holder of Performance Units setting forth the adjustment to his or her Performance Units and the effective date of such adjustment.

Section 19.4 Distributions.

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A.       Operating Distributions. Except as otherwise provided in this Agreement, in any Performance Unit Agreement or by the General Partner with respect to any particular class or series of Performance Units, Holders of Performance Units shall be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, regular, special, extraordinary or other distributions (other than distributions upon the occurrence of a Liquidating Event or proceeds from a Terminating Capital Transaction) which may be made from time to time, in an amount per Performance Unit equal to (i) in the case of Unvested Performance Units, the product of the distribution made to holders of Common Units per Common Unit multiplied by the Performance Unit Sharing Percentage, and (ii) in the case of a Vested Performance Units, the distribution made to holders of Common Units per Common Unit, in each case, if applicable, assuming such Performance Units were held for the entire period to which such distributions relate.

B.       Liquidating Distributions. Holders of Performance Units shall also be entitled to receive, if, when and as authorized by the General Partner out of funds or other property legally available for the payment of distributions, distributions upon the occurrence of a Liquidating Event or representing proceeds from a Terminating Capital Transaction in an amount per Performance Unit equal to the amount of any such distributions payable on one Common Unit, whether made prior to, on or after the Performance Unit Distribution Payment Date, provided that the amount of such distributions shall not exceed the positive balances of the Capital Accounts of the holders of such Performance Units to the extent attributable to the ownership of such Performance Units.

C.       Distributions Generally. Distributions on the Performance Units, if authorized, shall be payable on such dates and in such manner as may be authorized by the General Partner (any such date, a “Performance Unit Distribution Payment Date”). Absent a contrary determination by the General Partner, the Performance Unit Distribution Payment Date shall be the same as the corresponding date relating to the corresponding distribution on the Common Units, and the record date for determining which Holders of Performance Units are entitled to receive distributions shall be the Partnership Record Date.

Section 19.5 Allocations.

A.       Holders of Vested Performance Units shall be allocated Net Income and Net Loss in amounts per Performance Unit equal to the amounts allocated per Common Unit. The allocations provided by the preceding sentence shall be subject to Sections 6.2.B and 6.2.C and in addition to any special allocations required by Section 6.2.F.

B.       The holder of such Unvested Performance Units shall be allocated Net Income and Net Loss in amounts per Unvested Performance Unit equal to the amounts allocated per Vested Performance Unit; provided, however, that for purposes of allocations of Net Income and Net Loss pursuant to Sections 6.2.B, 6.2.C and 6.3, the term Percentage Interest when used with respect to an Unvested Performance Unit shall be treated as a fraction of one outstanding Common Unit equal to one Common Unit multiplied by the Performance Unit Sharing Percentage.

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C.       The General Partner is authorized in its discretion to delay or accelerate the participation of the Performance Units in allocations of Net Income and Net Loss under this Section 19.5, or to adjust the allocations made under this Section 19.5, so that the ratio of (a) the total amount of Net Income or Net Loss allocated with respect to each Performance Unit in the taxable year in which that Performance Unit’s Performance Unit Distribution Payment Date falls (excluding special allocations under Section 6.2.F), to (b) the total amount distributed to that Performance Unit with respect to such period, is more nearly equal to the ratio of (i) the Net Income and Net Loss allocated with respect to the General Partner’s Common Units in such taxable year to (ii) the amounts distributed to the General Partner with respect to such Common Units and such taxable year.

Section 19.6 Transfers. Subject to the terms and limitations contained in an applicable Performance Unit Agreement and the Plans (or any other applicable Equity Plan), and except as expressly provided in this Agreement with respect to Performance Units, a Holder of Performance Units shall be entitled to transfer his or her Performance Units to the same extent, and subject to the same restrictions, as Holders of Common Units are entitled to transfer their Common Units pursuant to Article 11.

Section 19.7 Redemption. The Redemption Right provided to Qualifying Parties under Section 15.1 shall not apply with respect to Performance Units unless and until they are converted to Common Units as provided in Section 19.9 below.

Section 19.8 Legend. Any certificate evidencing a Performance Unit shall bear an appropriate legend, as determined by the General Partner, indicating that additional terms, conditions and restrictions on transfer, including without limitation under any Performance Unit Agreement and the Plans (or any other applicable Equity Plan), apply to the Performance Unit.

Section 19.9 Conversion to Common Units.

A.       A Qualifying Party holding Performance Units shall have the Conversion Right, at his or her option, at any time to convert all or a portion of his or her Vested Performance Units into Common Units, taking into account all adjustments (if any) made pursuant to Section 19.3; provided, however, that a Qualifying Party may not exercise the Conversion Right for less than one thousand (1,000) Vested Performance Units or, if such Qualifying Party holds less than one thousand (1,000) Vested Performance Units, all of the Vested Performance Units held by such Qualifying Party, to the extent not subject to the limitation on conversion under Section 19.9.B below. Qualifying Parties shall not have the right to convert Unvested Performance Units into Common Units until they become Vested Performance Units; provided, however, that in anticipation of any event that will cause his or her Unvested Performance Units to become Vested Performance Units (and subject to the timing requirements set forth in Section 19.9.B below), such Qualifying Party may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the Qualifying Party in writing prior to such vesting event, shall be accepted by the Partnership subject to such condition. In all cases, the conversion of any Performance Units into Common Units shall be subject to the conditions and procedures set forth in this Section 19.9.

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B.       A Qualifying Party may convert his or her Vested Performance Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 19.3. Notwithstanding the foregoing, in no event may a Qualifying Party convert a number of Vested Performance Units that exceeds the Capital Account Limitation. In order to exercise his or her Conversion Right, a Qualifying Party shall deliver a Conversion Notice in the form attached as Exhibit C to the Partnership (with a copy to the General Partner) not less than three (3) nor more than ten (10) days prior to the Conversion Date specified in such Conversion Notice; provided, however, that if the General Partner has not given to the Qualifying Party notice of a proposed or upcoming Transaction (as defined in Section 18.9) at least thirty (30) days prior to the effective date of such Transaction, then the Qualifying Party shall have the right to deliver a Conversion Notice until the earlier of (x) the tenth (10th) day after such notice from the General Partner of a Transaction or (y) the third (3rd) Business Day immediately preceding the effective date of such Transaction. A Conversion Notice shall be provided in the manner provided in Section 15.2. Each Qualifying Party seeking to convert Vested Performance Units covenants and agrees with the Partnership that all Vested Performance Units to be converted pursuant to this Section 19.9 shall be free and clear of all liens. Notwithstanding anything herein to the contrary, if the Initial Holding Period with respect to the Common Units into which the Vested Performance Units are convertible has elapsed, a Qualifying Party may deliver a Notice of Redemption pursuant to Section 15.1.A relating to such Common Units in advance of the Conversion Date; provided, however, that the redemption of such Common Units by the Partnership shall in no event take place until on or after the Conversion Date. For clarity, it is noted that the objective of this paragraph is to put a Qualifying Party in a position where, if he or she so wishes, the Common Units into which his or her Vested Performance Units will be converted can be redeemed by the Partnership pursuant to Section 15.1.A simultaneously with such conversion, with the further consequence that, if the General Partner elects to assume the Partnership’s redemption obligation with respect to such Common Units under Section 15.1.B by delivering to such Qualifying Party Shares rather than cash, then such Qualifying Party can have such Shares issued to him or her simultaneously with the conversion of his or her Vested Performance Units into Common Units. The General Partner shall cooperate with a Qualifying Party to coordinate the timing of the different events described in the foregoing sentence.

C.       The Partnership, at any time at the election of the General Partner, may cause any number of Vested Performance Units to be subject to a Forced Conversion into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 19.3; provided, however, that the Partnership may not cause a Forced Conversion of any Performance Units that would not at the time be eligible for conversion at the option of such Qualifying Party pursuant to Section 19.9.B. In order to exercise its right of Forced Conversion, the Partnership shall deliver a Forced Conversion Notice in the form attached hereto as Exhibit D to the applicable Holder of Performance Units not less than ten (10) nor more than sixty (60) days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 15.2.

D.       A conversion of Vested Performance Units for which the Holder thereof has given a Conversion Notice or the Partnership has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such Holder of Performance Units, other than the surrender of any certificate or certificates evidencing such Vested Performance Units, as of which time such Holder of Performance Units shall be credited on the books and records of the Partnership as of the opening of business on the next day with the number of Common Units into which such Performance Units were converted. After the conversion of Performance Units as aforesaid, the Partnership shall deliver to such Holder of Performance Units, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining Performance Units, if any, held by such person immediately after such conversion. The Assignee of any Limited Partner pursuant to Article 11 hereof may exercise the rights of such Limited Partner pursuant to this Section 19.9 and such Limited Partner shall be bound by the exercise of such rights by the Assignee.

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E.       For purposes of making future allocations under Section 6.2.F and applying the Capital Account Limitation, the portion of the Economic Capital Account Balance of the applicable Holder of Performance Units that is treated as attributable to his or her Performance Units shall be reduced, as of the date of conversion, by the product of the number of Performance Units converted and the Common Unit Economic Balance.

F.       If the Partnership or the General Partner shall be a party to any Transaction, then the General Partner shall, immediately prior to the Transaction, exercise its right to cause a Forced Conversion with respect to the maximum number of Performance Units then eligible for conversion, taking into account any allocations that occur in connection with the Transaction or that would occur in connection with the Transaction if the assets of the Partnership were sold at the Transaction price or, if applicable, at a value determined by the General Partner in good faith using the value attributed to the Common Units in the context of the Transaction (in which case the Conversion Date shall be the effective date of the Transaction and the conversion shall occur immediately prior to the effectiveness of the Transaction). In anticipation of such Forced Conversion and the consummation of the Transaction, the Partnership shall use commercially reasonable efforts to cause each Holder of Performance Units to be afforded the right to receive in connection with such Transaction in consideration for the Common Units into which his or her Performance Units will be converted the same kind and amount of cash, securities and other property (or any combination thereof) receivable upon the consummation of such Transaction by a Holder of the same number of Common Units, assuming such Holder is not a Constituent Person, or an affiliate of a Constituent Person. In the event that Holders of Common Units have the opportunity to elect the form or type of consideration to be received upon consummation of the Transaction, prior to such Transaction the General Partner shall give prompt written notice to each Holder of Performance Units of such opportunity, and shall use commercially reasonable efforts to afford the Holder of Performance Units the right to elect, by written notice to the General Partner, the form or type of consideration to be received upon conversion of each Performance Unit held by such Holder into Common Units in connection with such Transaction. If a Holder of Performance Units fails to make such an election, such Holder (and any of its transferees) shall receive upon conversion of each Performance Unit held by him or her (or by any of his or her transferees) the same kind and amount of consideration that a Holder of Common Units would receive if such Holder of Common Units failed to make such an election. Subject to the rights of the Partnership and the General Partner under any Performance Unit Agreement and the relevant terms of the Plan or any other applicable Equity Plan, the Partnership shall use commercially reasonable effort to cause the terms of any Transaction to be consistent with the provisions of this Section 19.9.F and to enter into an agreement with the successor or purchasing entity, as the case may be, for the benefit of any Holder of Performance Units whose Performance Units will not be converted into Common Units in connection with the Transaction that will (i) contain provisions enabling the Qualifying Parties that remain outstanding after such Transaction to convert their Performance Units into securities as comparable as reasonably possible under the circumstances to the Common Units and (ii) preserve as far as reasonably possible under the circumstances the distribution, special allocation, conversion, and other rights set forth in the Agreement for the benefit of the Holder of Performance Units.

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Section 19.10 Voting. Limited Partners holding Performance Units shall have the same voting rights as Limited Partners holding Common Units, with the Performance Units and LTIP Units voting together as a single class with the Common Units and having one vote per Performance Unit and Holders of Performance Units shall not be entitled to approve, vote on or consent to any other matter. The foregoing voting provision will not apply if, at or prior to the time when the action with respect to which such vote would otherwise be required will be effected, all outstanding Performance Units shall have been converted or provision is made for such conversion to occur as of or prior to such time into Common Units.

Article 20
CLASS A UNITS

Section 20.1 Designation.

A class of securities of the Partnership designated as the “Class A Units” is hereby established. The number of Class A Units that may be issued is not limited by this Agreement. For avoidance of doubt, a Class A Unit shall only represent the right to acquire such number of Common Units upon the exercise of such Class A Unit as is provided for under the terms of the applicable Class A Unit Agreement entered between the Partnership and holder of such Class A Unit, and a Class A Unit shall not constitute a “Common Equivalent Unit” or a “Common Unit”.

Section 20.2 Adjustments. The number of Common Units purchasable upon exercise of a Class A Unit and the exercise price at which such Common Units may be purchased shall be adjusted solely as set forth in the applicable Class A Unit Agreement.

Section 20.3 Distributions. Except as otherwise provided in the applicable Class A Unit Agreement with respect to such Class A Units, holders of Class A Units shall not be entitled to receive payment of regular, special, extraordinary or other distributions (including, for avoidance of doubt, distributions upon the occurrence of a Liquidating Event or proceeds from a Terminating Capital Transaction) unless and until such Class A Units are exercised for Common Units in accordance with the terms of the applicable Class A Unit Agreement. After the issuance of Common Units upon the exercise of such Class A Units, the Holder of such Common Units shall be entitled to distributions in accordance with the terms of the Common Units.

Section 20.4 Liquidation Preference.

A.       Distributions. Except as otherwise provided in the applicable Class A Unit Agreement with respect to such Class A Units, upon any liquidation, dissolution or winding up of the affairs of the Partnership, voluntary or involuntary, no distributions shall be made on the Class A Units pursuant to Article 13 hereof or otherwise unless and until such Class A Units have been exercised for Common Units in accordance with the terms of the applicable Class A Unit Agreement. After the issuance of Common Units upon the exercise of such Class A Units, the Holder of such Common Units shall be entitled to distributions in accordance with the terms of the Common Units. Notice of any liquidation, dissolution or winding up of the affairs of the Partnership, voluntary or involuntary, shall be required only to the extent provided in the applicable Class A Unit Agreement.

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B.       No Further Rights. Other than payment of the full amount of any liquidating distributions to which a former holder of Class A Units may be entitled under the applicable Class A Unit Agreement or in respect of Common Units received upon exercise of such former holder’s Class A Units, no holder or former holder of Class A units shall have any right or claim to any of the remaining assets of the Partnership.

C.       Consolidation, Merger or Certain Other Transactions. The consolidation or merger of the Partnership with one or more entities or a sale or transfer of all or substantially all of the Partnership’s assets shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Partnership.

Section 20.5 Voting Rights. A holder of Class A Units shall not have any voting or consent rights in respect of its Class A Units unless and until such Class A Units have been exercised for Common Units in accordance with the terms of the applicable Class A Unit Agreement. After the issuance of Common Units upon the exercise of such Class A Units, a Holder of such Common Units will be entitled to voting rights in accordance with the terms of the Common Units.

Section 20.6 Transfers and Redemptions. Except as expressly provided in the applicable Class A Unit Agreement, a holder of Class A Units shall not be entitled to transfer his or her Class A Units. Notwithstanding the foregoing sentence, a holder of Class A Units shall not be entitled to transfer (directly or indirectly), and shall not transfer (directly or indirectly), its Class A Units if doing so would constitute a “measurement event” under Regulations Sections 1.761-3(c)(1)(iii)(A) and 1.761-3(c)(2)(i). The Redemption Right provided to Qualifying Parties under Section 15.1 shall not apply with respect to Class A Units unless and until such Class A Units have been exercised for Common Units in accordance with the terms of the applicable Class A Unit Agreement.

Section 20.7 Characterization and Allocations.

A.       Characterization. It is the intent of the parties that each Class A Unit shall constitute a “noncompensatory option” within the meaning of Regulations Section 1.761-3(b)(2), and one which is not treated as a “partnership interest” for federal tax purposes on the date of any “measurement event” (all within the meaning of Regulations Section 1.761-3), unless and until such Class A Unit has been exercised for a Common Unit in accordance with the terms of the applicable Class A Unit Agreement.

B.       Allocations. Net Income, Net Loss and other allocations (such as those governed by Article 6 hereof) shall be allocated to holders of Class A Units in accordance with the principles of Regulations Section 1.704-1(b)(2)(iv)(s) as applied by the General Partner in good faith, and the remainder of the provisions in this Agreement (including without limitation Article 6 hereof) shall be applied by giving due regard to the allocations in this Section 20.7.B.

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Section 20.8 Legend. Any certificate evidencing a Class A Unit shall bear an appropriate legend, as determined by the General Partner, indicating that additional terms, conditions and restrictions on Transfer, including without limitation under any Class A Unit Agreement, apply to the Class A Unit.

Section 20.9 Exercise for Common Units. A holder of Class A Units shall have the right to exercise its Class A Units for Common Units solely in such manner, at such price and on such other terms as are set forth in the applicable Class A Unit Agreement.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

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IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

GENERAL PARTNER:

[Fifth Wall Acquisition Corp. III (together with its successors),

a Cayman Islands exempted company]

By: _____________________________

       Name:

       Its:

LIMITED PARTNERS:

COLOR UP, LLC,

a Delaware limited liability company

By: ______________________________

        Name: Manuel Chavez III

        Its: Chief Executive Officer

HSCP Strategic III, L.P.,

a Delaware limited partnership

By:

      Name: Jeffrey B. Osher

      Its: Managing Member

Manuel Chavez III

____________________________________

Stephanie L. Hogue

____________________________________

[Signature Page to Fourth Amended and Restated Agreement of Limited Partnership of Mobile Infra Operating Partnership, L.P.]

Jeffrey B. Osher

____________________________________

Lorrence T. Kellar

____________________________________

Danica Holley

____________________________________

Damon Jones

____________________________________

Shawn Nelson

____________________________________

[Signature Page to Fourth Amended and Restated Agreement of Limited Partnership of Mobile Infra Operating Partnership, L.P.]

EXHIBIT A

EXAMPLES REGARDING ADJUSTMENT FACTOR

For purposes of the following examples, it is assumed that (a) the Adjustment Factor in effect on ______ is 1.0 and (b) on________ (the “Partnership Record Date” for purposes of these examples), prior to the events described in the examples, there are 100 Shares issued and outstanding.

Example 1

On the Partnership Record Date, the General Partner declares a dividend on its outstanding Shares in Shares. The amount of the dividend is one Share paid in respect of each Share owned. Pursuant to Paragraph (i) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the stock dividend is declared, as follows:

1.0 * 200/100 = 2.0

Accordingly, the Adjustment Factor after the stock dividend is declared is 2.0.

Example 2

On the Partnership Record Date, the General Partner distributes options to purchase Shares to all holders of its Shares. The amount of the distribution is one option to acquire one Share in respect of each Share owned. The strike price is $4.00 a share. The Value of a Share on the Partnership Record Date is $5.00 per share. Pursuant to Paragraph (ii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the options are distributed, as follows:

1.0 * (100 + 100)/(100 + 100 * $4.00/$5.00) = 1.1111

Accordingly, the Adjustment Factor after the options are distributed is 1.1111. If the options expire or become no longer exercisable, then the retroactive adjustment specified in Paragraph (ii) of the definition of “Adjustment Factor” shall apply.

Example 3

On the Partnership Record Date, the General Partner distributes assets to all holders of its Shares. The amount of the distribution is one asset with a fair market value (as determined by the General Partner) of $1.00 in respect of each Share owned. It is also assumed that the assets do not relate to assets received by the General Partner pursuant to a pro rata distribution by the Partnership. The Value of a Share on the Partnership Record Date is $5.00 a share. Pursuant to Paragraph (iii) of the definition of “Adjustment Factor,” the Adjustment Factor shall be adjusted on the Partnership Record Date, effective immediately after the assets are distributed, as follows:

1.0 * $5.00/($5.00 - $1.00) = 1.25

Accordingly, the Adjustment Factor after the assets are distributed is 1.25.

EXHIBIT B

COMMON UNIT NOTICE OF REDEMPTION

To: Mobile Infrastructure Corporation

________________________

________________________

________________________

The undersigned Common Limited Partner or Assignee hereby irrevocably tenders for redemption Common Units in Mobile Infra Operating Partnership, L.P. in accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership of Mobile Infra Operating Partnership, L.P. dated as of , 2022 as amended (the “Agreement”), and the Redemption Right referred to therein. The undersigned Common Limited Partner or Assignee:

(a)       undertakes (i) to surrender such Common Units and any certificate therefor at the closing of the Redemption and (ii) to furnish to the General Partner, prior to the Specified Redemption Date, the documentation, instruments and information required under Section 15.1.A and 15.1.G of the Agreement;

(b)       directs that the certified check representing the Cash Amount, or the Shares Amount, as applicable, deliverable upon the closing of such Redemption be delivered to the address specified below;

(c)       represents, warrants, certifies and agrees that:

(i)       the undersigned Common Limited Partner or Assignee is a Qualifying Party,

(ii)       the undersigned Common Limited Partner or Assignee has, and at the closing of the Redemption will have, good, marketable and unencumbered title to such Common Units, free and clear of the rights or interests of any other person or entity,

(iii)       the undersigned Common Limited Partner or Assignee has, and at the closing of the Redemption will have, the full right, power and authority to tender and surrender such Common Units as provided herein, and

(iv)       the undersigned Common Limited Partner or Assignee has obtained the consent or approval of all persons and entities, if any, having the right to consent to or approve such tender and surrender; and

(d)       acknowledges that he will continue to own such Common Units until and unless either (1) such Common Units are acquired by the General Partner pursuant to Section 15.1.B of the Agreement or (2) such redemption transaction closes.

All capitalized terms used herein and not otherwise defined shall have the same meaning ascribed to them respectively in the Agreement.

Dated: __________

Name of Common Limited Partner or Assignee:

___________________________________________

___________________________________________

(Signature of Common Limited Partner or Assignee)

___________________________________________

(Street Address)

___________________________________________

(City) (State) (Zip Code)

Signature Guaranteed by:

Issue Check Payable to:	__________________________________________

Please insert social security	__________________________________________
or identifying number:
__________________________________________

EXHIBIT C

NOTICE OF ELECTION BY PARTNER TO CONVERT

LTIP/PERFORMANCE UNITS INTO COMMON UNITS

The undersigned Holder of LTIP/Performance Units hereby irrevocably (i) elects to convert the number of LTIP/Performance Units in Mobile Infra Operating Partnership, L.P. (the “Partnership”) set forth below into Common Units in accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended; and (ii) directs that any cash in lieu of Common Units that may be deliverable upon such conversion to be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP/Performance Units, free and clear of the rights or interests of any other person or entity other than the Partnership; (b) has the full right, power, and authority to cause the conversion of such LTIP/Performance Units as provided herein; and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Name of LTIP/Performance Unit Holder: __________________________________________

                                                                   Please Print Name as Registered with Partnership

Number of LTIP/Performance Units to be Converted: _________________________________________

Date of this Notice:                                                        _________________________________________

_________________________________________

(Signature of LTIP/Performance Unit Holder)

_________________________________________

(Street Address)

_________________________________________

(City) (State) (Zip Code)

 Signature Medallion Guaranteed by:

Issue Check Payable to:                                                  ________________________________

Please insert social security                                            ________________________________

or identifying number:                                                    ________________________________

EXHIBIT D

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION OF LTIP/PERFORMANCE UNITS INTO COMMON UNITS

Mobile Infra Operating Partnership, L.P. (the “Partnership”) hereby irrevocably (i) elects to cause the number of LTIP/Performance Units held by the LTIP/Performance Unit Holder set forth below to be converted into Common Units in accordance with the terms of the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, as amended.

Name of LTIP/Performance Unit Holder:    __________________________________________

                                                                      Please Print Name as Registered with Partnership

Number of LTIP/Performance Units to be Converted: __________________________________

Date of this Notice:                                                        __________________________________

Exhibit F – HS3 Support Agreement

Exhibit 99.4

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”), dated as of December 13, 2022, is entered into by and between Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, including after the Domestication (as defined below), “Parent”), and HSCP Strategic III, L.P. a Delaware limited partnership (the “Supporting Holder”).  Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, as of the date hereof, the Supporting Holder is the sole record owner and the beneficial (as such term is defined in Rule 13d-3 under the Exchange Act, which meaning shall apply for all purposes of this Agreement whenever the term “beneficial” or “beneficially” is used) owner, and has full sole voting power over, 1,702,128 of the common units and 425,532 of the Class A units of Mobile Infra Operating Partnership, L.P. (collectively the “OP Units”), a Delaware limited partnership (the “OP”) (all such OP Units and any other OP Units the Supporting Holder may hereafter acquire prior to the termination of this Agreement pursuant to Section 5.2 shall be referred to herein collectively as the Supporting Holder’s “Subject Units”); and

WHEREAS, Parent, Queen Merger Corp. I, a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Mobile Infrastructure Corporation, a Maryland corporation (the “Company”), propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (the “Merger Agreement”), a copy of which has been made available to the Supporting Holder, which provides, among other things, that, upon the terms and subject to the conditions thereof, the general and limited partners of the OP will enter into a Fourth Amended and Restated Limited Partnership Agreement of OP (the “A&R OP LPA”), substantially in the form of an exhibit to the Merger Agreement, a copy of which has also been made available to the Supporting Holder; and

WHEREAS, as a condition to Parent’s willingness to enter into the Merger Agreement, and as an inducement and in consideration for Parent to enter into the Merger Agreement, the Supporting Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO ENTER INTO A&R OP LPA

1.1              Entry into A&R OP LPA.

The Supporting Holder hereby irrevocably and unconditionally (subject only to the occurrence of the Closing) agrees to enter into the A&R LPA, by duly executing and delivering to the Company, Color Up and each other party thereto, at the Closing, a counterpart to the A&R OP LPA.`

1.2             No Inconsistent Agreements.  Prior to the termination of this Agreement, the Supporting Holder shall not enter into any commitment, agreement, understanding, or similar arrangement in any manner inconsistent with the terms of this Article I.

1

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SUPPORTING HOLDER

The Supporting Holder represents and warrants to Parent that:

2.1       Authorization; Binding Agreement.

(a)                The Supporting Holder is duly organized, validly existing and in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted.  The Supporting Holder has full legal capacity and power, right and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.

(b)               This Agreement has been duly and validly executed and delivered by the Supporting Holder and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of the Supporting Holder, enforceable against the Supporting Holder in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws of general applicability affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity (the “Enforceability Limitations”).

2.2     Non-Contravention.  Neither the execution and delivery of this Agreement by the Supporting Holder nor performance by the Supporting Holder of the obligations herein nor the compliance by the Supporting Holder with any provisions herein will (a) violate the limited partnership agreement or other governing documents of the Supporting Holder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person on the part of the Supporting Holder, except as provided in the Third Amended and Restated Limited Partnership Agreement of the OP (the “Existing LPA”), (c) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Encumbrance (as defined below) on the Subject Units, other than any Permitted Encumbrance (as defined below), or (d) violate any Law applicable to the Supporting Holder or by which any of the Supporting Holder’s Subject Units are bound, except, in the case of each of clauses (b), (c) and (d), as would not reasonably be expected to materially impair the Supporting Holder’s ability to perform its obligations hereunder.

2.3     Ownership of OP Units; Total Shares.  As of the date hereof, the Supporting Holder is the record and beneficial owner of 1,702,128 common units and 425,532 Class A units of the OP, free and clear of any encumbrances, security interests, claims, pledges, proxies, options, right of first refusals, voting restrictions, limitations on dispositions, voting trusts or agreements, options or any other liens or restrictions on title, transfer or exercise of any rights of a stockholder in respect of such Subject Units (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (a) this Agreement, (b) any applicable restrictions on transfer under applicable securities Laws, and (c) the Existing LPA (collectively, “Permitted Encumbrances”).  The 1,702,128 common units and 425,532 Class A units constitute all of the OP Units owned by the Supporting Holder as of the date hereof and, other than such Subject Units, as of the date of this Agreement, there are no other OP Units held of record or beneficially owned by the Supporting Holder or in respect of which the Supporting Holder has full voting power.

2.4      Power.  The Supporting Holder has, as of the date hereof and, except pursuant to a permitted transfer pursuant to Section 4.1(b) hereof, will have until the termination of this Agreement, sole and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all the Supporting Holder’s Subject Units currently owned or hereinafter acquired.  None of the Supporting Holder’s Subject Units are subject to any stockholders’ agreement, proxy, voting trust or other agreement, arrangement or restriction of any kind or nature with respect to the voting of such Subject Units, except for the Existing LPA.

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2.5      Reliance.  The Supporting Holder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Supporting Holder’s execution, delivery and performance of this Agreement.

2.6     Brokers.  Other than as expressly contemplated by the Merger Agreement or the disclosure schedules thereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Supporting Holder.

2.7              Adequate Information.  The Supporting Holder acknowledges that the Supporting Holder is a sophisticated investor with respect to the Supporting Holder’s Subject Units and has adequate information concerning the business and financial condition of the Company and Parent to make an informed decision regarding the transactions contemplated by this Agreement and has, independently and without reliance upon Parent, the Company or any affiliate thereof, and based on such information as the Supporting Holder has deemed appropriate, made the Supporting Holder’s own analysis and decision to enter into this Agreement.  The Supporting Holder acknowledges that the Supporting Holder has received and reviewed this Agreement and the Merger Agreement and has had the opportunity to seek independent legal advice prior to executing this Agreement.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

Parent represents, warrants and covenants to the Supporting Holder that:

3.1     Organization and Qualification.  Parent is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated or constituted.

3.2      Authority for this Agreement.  Parent has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to comply with any provisions herein.  The execution and delivery of this Agreement by Parent has been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Supporting Holder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE IV

ADDITIONAL COVENANTS OF THE SUPPORTING HOLDER

4.1        No Transfer; No Inconsistent Arrangements.

(a)                Subject to Section 4.1(b), until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms, the Supporting Holder agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of Law), gift, pledge dispose of or otherwise encumber any of the Subject Units or otherwise agree to do any of the foregoing (provided that any encumbrance that would not prevent, impair or delay the Supporting Holder’s ability to comply with the terms and conditions of this Agreement shall be permitted and will not be deemed to violate the restrictions set forth in this clause (i)), (ii) enter into any agreement or arrangement or grant any proxy or power of attorney with respect to its Subject Units that is inconsistent with this Agreement, or (iii) other than in furtherance of the transactions contemplated by the Merger Agreement, enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of Law) or other disposition of any Subject Units.  Any action taken in violation of the foregoing sentence shall be null and void ab initio.

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(b)               Section 4.1(a) shall not prohibit a transfer of Subject Units by a Supporting Holder in accordance with the terms and provisions of the Existing LPA made: (i) by virtue of laws of descent and distribution upon death of the Supporting Holder; (ii) by pro rata distributions from the Supporting Holder to its members, partners, or shareholders pursuant to the Supporting Holder’s organizational documents; (iii) by virtue of applicable law or the Supporting Holder’s organizational documents upon liquidation or dissolution of the Supporting Holder; or (iv) to any employees, officers, directors or members of the Supporting Holder, or to any affiliates of the Supporting Holder; provided, however, that a transfer shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written document, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

4.2     No Legal Action.  The Supporting Holder shall not, and shall cause its Affiliates not to and shall direct its Representatives not to, bring, commence, institute, maintain, voluntarily aid or prosecute any claim, appeal or proceeding which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement, or (b) alleges that the execution and delivery of this Agreement by a Supporting Holder breaches any duty that such Supporting Holder has (or may be alleged to have) to the Company or to the other holders of Subject Units; provided, that the foregoing shall not limit or restrict in any manner the rights of a Supporting Holder to enforce the terms of this Agreement.

4.3     Documentation and Information.  The Supporting Holder shall permit and hereby consents to and authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC and, to the extent otherwise required by applicable securities Laws or the SEC or any other securities authorities, any press release or other disclosure document that Parent and/or the Company reasonably determines to be necessary in connection with the Mergers and any of the transactions contemplated by the Merger Agreement, a copy of this Agreement and the nature of the Supporting Holder’s commitments and obligations under this Agreement.  The parties hereto agree that the Supporting Holder’s identity and ownership of the Subject Units will not be included in a press release or other public disclosure (other than a filing with the SEC) without the Supporting Holder’s prior consent.

4.4      Public Announcements.  No Supporting Holder will make any public announcement or issue any public communication regarding the Merger Agreement, the transactions contemplated thereby or any matter related to the foregoing, without the prior written consent of the Parent and the Company, except:  (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Supporting Holder shall, to the extent permitted by applicable Law, first allow the Parent and the Company to review such announcement or communication and have the opportunity to comment thereon and the disclosing Supporting Holder shall consider such comments in good faith; (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 4.4; and (iii) announcements and communications to Governmental Authorities in connection with registrations, declarations and filings required to be made as a result of the Merger Agreement.

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ARTICLE V

MISCELLANEOUS

5.1      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given and received if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery); provided that the notice or other communication is sent to the address or email address set forth (i) if to Parent, to the address or email address set forth in Section 11.3 of the Merger Agreement and (ii) if to a Supporting Holder, to the Supporting Holder’s address or email address set forth on a signature page hereto, or to such other address or email address as such party may hereafter specify for the purpose by notice to each other party hereto.

5.2     Termination.  This Agreement, the covenants and agreements contained herein and any proxy granted hereunder shall terminate automatically with respect to the Supporting Holder, without any notice or other action by any person, upon the first to occur of (a) the completion of the Closing, (b) the valid termination of the Merger Agreement in accordance with its terms, and (c) the mutual written agreement of Parent and the Supporting Holder, following any material modification or amendment to, or the waiver of any provision of, the Merger Agreement as in effect on the date hereof that modifies the conditions of the obligations of the parties to the Merger Agreement to consummate the transactions contemplated therein in a manner that adversely affects in any material respect the Supporting Holder.  Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, that the provisions of this Article V shall survive any termination of this Agreement.

5.3      Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.  The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5.4      Expenses.  All fees and expenses incurred in connection herewith shall be paid by the party incurring such fees and expenses, whether or not the Mergers are consummated, except as expressly provided otherwise herein or in the Merger Agreement.

5.5       Entire Agreement; Assignment.  This Agreement, together with the Merger Agreement, Schedule A, and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.  This Agreement shall not be assigned by any party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent, in the case of an assignment by the Supporting Holder (other than in the case of permitted transfer under Section 4.1(b)) and (b) the Supporting Holder, in the case of an assignment by Parent.  Any assignment in violation of this Section 5.5 shall be null and void ab initio.

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5.6      Enforcement of the Agreement.  The parties agree that irreparable damage may occur in the event that the Supporting Holder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions, and that monetary damages, even if available, would not be an adequate remedy therefor.  It is accordingly agreed that Parent may be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity without the requirement to post any bond or other security.  Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.

5.7     Jurisdiction; Waiver of Jury Trial; Governing Law.  This Agreement and all related Legal Proceedings shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland.  THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  The parties hereto expressly incorporate by reference Section 11.14(a) and Section 11.14(b) (Jurisdiction; Service of Process) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

5.8     Descriptive Headings.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.9      Parties in Interest.  This Agreement shall be binding upon and inure to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer any rights or remedies of any nature whatsoever under or by reason of this Agreement upon any person other than each party hereto.

5.10     Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

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5.11    Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement or the other Ancillary Agreements shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

5.12     Interpretation.  The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph and schedule references are to the articles, sections, paragraphs and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The words describing the singular number shall include the plural and vice versa, words denoting either gender shall include both genders and words denoting natural persons shall include all persons and vice versa.  The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.”  The term “or” is not exclusive.  The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement.  Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, unless otherwise specified.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any person by virtue of the authorship of any provision of this Agreement.

5.13   Further Assurances.  The Supporting Holder agrees that if any further agreements, deeds, assignments, assurances or other instruments are reasonably necessary to effectuate the covenants in this Agreement, the Supporting Holder will, upon reasonable written request of the Supporting Holder by Parent and at Parent’s cost and expense, execute and deliver all such proper agreements, deeds, assignments, assurances and other instruments and take other reasonable action as permissible to do all other things reasonably necessary to effectuate the covenants in this Agreement and otherwise to carry out the purposes of this Agreement.

5.14          No Agreement as Director or Officer.  The Supporting Holder is entering into this Agreement solely in the Supporting Holder’s capacity as record and/or beneficial owner of Subject Units and nothing herein is intended to or shall limit, restrict or otherwise affect any votes or other actions taken by the Supporting Holder, or any employee, officer, director (or person performing similar functions), partner or other Affiliate of the Supporting Holder (including, for this purpose, any appointee or representative of the Supporting Holder to the board of directors of the Company) of the Supporting Holder, solely in his or her capacity as a director or officer of the Company (or a subsidiary of the Company) or other fiduciary capacity for the stockholders of the Company.

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5.15          No Ownership Interest.  Nothing contained in this Agreement will be deemed to vest in Parent any direct or indirect ownership or incidents of ownership of or with respect to the Subject Units.  All rights, ownership and economic benefits of and relating to the Subject Units shall remain vested in and belong to the Supporting Holder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Supporting Holder in the voting of any of the equity securities of the Company, except as otherwise provided herein with respect to the Subject Units.  Except as otherwise set forth in Section 1, the Supporting Holder shall not be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the MIC Shareholders.  Without limiting the foregoing, nothing in this Agreement shall obligate or require the Supporting Holder to exercise an option to purchase any equity securities of the Company.

[Signature Pages Follow.]

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The parties are executing this Agreement on the date set forth in the introductory clause.

FIFTH WALL ACQUISITION CORP. III

By: /s/ Andriy Mykhaylovskyy

Name: Andriy Mykhaylovskyy

Title: Chief Financial Officer

SUPPORTING HOLDER

HSCP STRATEGIC III, L.P

By: /s/ Jeffrey B. Osher

Name: Jeffrey B. Osher

Title:    Managing Member

Address:505 Montgomery, Suite 1250

             San Francisco, CA 94111

Email: jeff@nostreetcapital.com

Exhibit G-1 – Form of Company Lock-Up Agreement

Exhibit 10.2

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2022 by and among (i) Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, “Parent”), (ii) Mobile Infrastructure Corporation, a Maryland corporation (the “Company”), and (iii) the undersigned (“Holder”).  Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Parent, Queen Merger Corp. I, a Maryland corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company contemporaneously entered into that certain Merger Agreement, as of the date first set forth above (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), (a) Parent shall convert from a Cayman Islands exempted company to a Maryland corporation (the “Domestication”), (b) following the Domestication, Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the “First-Step Surviving Company”), and (c) immediately following the First Merger, the First-Step Surviving Company will merge with and into Parent in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent continuing as the surviving entity, and as a result of which all of the issued and outstanding common stock of the Company, par value $0.0001 per share (“Company Common Stock”), immediately prior to the First Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, in exchange for the right to receive newly issued Surviving Pubco Shares, all upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the MGCL;

WHEREAS, as of the date hereof, Holder is a holder of equity securities of the Company in such amounts and classes or series as set forth underneath Holder’s name on the signature page hereto; and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Surviving Pubco Shares to be received by Holder as MIC Common Stock Merger Consideration (all such MIC Common Stock Merger Consideration, together with any securities paid as dividends or distributions with respect to such securities or into which such securities are exchanged or converted, the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Lock-up Provisions.

(a) Holder hereby agrees not to Transfer any Restricted Securities from and after the Closing and until the earlier of (i) the six (6) month anniversary of the date of the Closing and (ii) the date after the Closing on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their equity holdings in Parent for cash, securities or other property (clause (ii), a “Liquidity Event”, and such period, the “Lock-up Period”), provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Parent and the Company an agreement, in

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substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement.  As used herein, “Transfer” shall mean (A) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (A) or (B).  As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (1) in the case of Holder being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (2) in the case of Holder being an individual, by virtue of laws of descent and distribution upon death of Holder; (3) in the case of Holder being an individual, pursuant to a qualified domestic relations order; (4) by distributions from Holder to its members, partners, or shareholders; (5) by virtue of applicable law or the Holder’s organizational documents upon liquidation or dissolution of Holder; (6) to any Affiliates of the Holder, (7) to any employees, officers, directors or members of the Holder or any Affiliates of Holder, or (8) in connection with the pledge, hypothecation or other granting of a security interest in the Restricted Securities to one or more lending institutions as collateral or security for any loan, advance or extension of credit, or in connection with any foreclosure or enforcement thereunder.

(b) If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

(c) During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER 13, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED.  A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Parent agrees to instruct its transfer agent to remove the above legend upon the expiration of a Lock-up Period.  Holder agrees to deliver to Parent and its transfer agent all information and documents reasonably requested by Parent and the transfer agent to effect the legend removal and to permit the transfer of any Restricted Securities following the end of the Lock-up Period, including an opinion of Holder’s counsel if reasonably requested.

(d) For the avoidance of any doubt, (i) Holder shall retain all of its rights as a stockholder of Parent during the Lock-up Period, including the right to vote, and to receive any dividends

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and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 1(a) shall not apply to any Surviving Pubco Shares or other securities of Parent acquired by Holder in open market transactions or in any public or private capital raising transactions of Parent, any Surviving Pubco Shares issued upon the exercise or conversion of Surviving Pubco Warrants or otherwise to any Surviving Pubco Shares (or other securities of Parent) other than the Restricted Securities.

2. Miscellaneous.

(a) Termination of Merger Agreement.  Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b) Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Parent and the Company.  Each of Parent and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c) Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement and all related Actions shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland.  THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  The parties hereto expressly incorporate by reference Section 11.14(a) and Section 11.14(b) (Jurisdiction; Service of Process) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

(e) Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal

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substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f) Construction; Interpretation.  The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) references to “$” or “dollar” or “US$” shall be references to United States dollars; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) all references to Articles or Sections are to Articles or Sections of this Agreement; and (x) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g) Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to Parent prior to the Closing, to: Fifth Wall Acquisition Corp. III 6060 Center Drive, 10th Floor Los Angeles, CA 90045 Attn: Finance Department E-mail: finance@fifthwall.com	With a copy (which will not constitute notice) to: Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Attn: Evan M. D’Amico Email: edamico@gibsondunn.com
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If to the Company prior to the Closing, to: Mobile Infrastructure Corporation 30 West 4th Street Cincinnati, OH 45202 Attn: Manuel Chavez, Chief Executive Officer E-mail: manuel@mobileit.com	With a copy (which shall not constitute notice) to: Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Hirsh M. Ament Email: HMAment@Venable.com
If to Parent or the Company after the Closing, to: Mobile Infrastructure Corporation 30 West 4th Street Cincinnati, OH 45202 Attn: Manuel Chavez, Chief Executive Officer E-mail: manuel@mobileit.com	With a copy (which shall not constitute notice) to: Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Hirsh M. Ament Email: HMAment@Venable.com
If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers.  This Agreement may be amended or modified only with the written consent of Parent, the Company and Holder.  The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought.  No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.  Parent and the Company hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such stockholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and Parent shall provide prompt notice thereof to Holder, and (ii) if any such stockholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and Parent shall provide prompt notice thereof to Holder.

(i) Authorization on Behalf of Parent.  In the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Parent or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Parent or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(j) Specific Performance.  Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached.  Accordingly, each of Parent and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof,

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without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements.  Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent and the Company or any of the obligations of Holder under any other agreement between Holder and Parent or the Company or any certificate or instrument executed by Holder in favor of Parent or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or the Company or any of the obligations of Holder under this Agreement.

(l) Further Assurances.  From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

*     *     *     *     *

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Fifth Wall Acquisition Corp. III

By: /s/ Andriy Mykhaylovskyy
Name: Andriy Mykhaylovskyy Title: Chief Financial Officer

Mobile Infrastructure Corporation

By: /s/ Stephanie Hogue
Name: Stephanie Hogue Title: President & Chief Financial Officer

Signature page to Lock-up Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Holder:

Name of Holder:  Color Up, LLC

By: /s/ Manuel Chavez

Name:  Manuel Chavez III

Title:    Chief Executive Officer

Number and Type of the Company Securities:

Company Common Stock:  2,624,831.353

Company Warrants: 1,702,128

Address for Notice:

Address: 30 W 5TH STREET

CINCINNATI, OH 45202

Facsimile No.: N/A

Telephone No.: (513) 834-5510

Email: manuel@mobileit.com

Signature Page to Lock-Up Agreement

Exhibit G-2 – Form of Sponsor Lock-Up Agreement

Exhibit 10.1

Execution Version

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2022 by and among (i) Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with its successors, “Parent”), (ii) Mobile Infrastructure Corporation, a Maryland corporation (the “Company”), and (iii) Fifth Wall Acquisition Sponsor III LLC, a Cayman Islands exempted limited company (“Holder”).  Any capitalized term used but not defined in this Agreement will have the meaning ascribed to such term in the Merger Agreement (as defined below).

WHEREAS, Parent, Queen Merger Corp. I, a Maryland corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company contemporaneously entered into that certain Merger Agreement, as of the date first set forth above (as amended from time to time in accordance with the terms thereof, the “Merger Agreement”), pursuant to which, among other matters, upon the consummation of the transactions contemplated thereby (the “Closing”), (a) Parent shall convert from a Cayman Islands exempted company to a Maryland corporation (the “Domestication”), (b) following the Domestication, Merger Sub will be merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Parent (the “First-Step Surviving Company”), and (c) immediately following the First Merger, the First-Step Surviving Company will merge with and into Parent in accordance with the MGCL (the “Second Merger” and, together with the First Merger, the “Mergers”), with Parent continuing as the surviving entity, and as a result of which all of the issued and outstanding Class A ordinary shares, par value $0.0001 per share, of Parent (the “Parent Class A Shares”) will convert automatically, on a one-for-one basis, into Surviving Pubco Shares;

WHEREAS, Holder previously acquired pursuant to a private placement transaction (the “Private Placement”) and, as of the date hereof, Holder is a holder of, 907,000 Parent Class A Shares (the “Private Placement Shares”); and

WHEREAS, pursuant to the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties desire to enter into this Agreement, pursuant to which the Surviving Pubco Shares into which Holder’s Private Placement Shares will convert in connection with the Mergers (the “Restricted Securities”) shall become subject to limitations on disposition as set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and intending to be legally bound hereby, the parties hereby agree as follows:

1.	Lock-up Provisions.

(a)     Holder hereby agrees not to Transfer any Restricted Securities from and after the Closing and until the earlier of (i) the six (6) month anniversary of the date of the Closing and (ii) the date after the Closing on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their equity holdings in Parent for cash, securities or other property (clause (ii), a “Liquidity Event”, and such period, the “Lock-up Period”), provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Holder made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Parent and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Holder, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement.  As used herein, “Transfer” shall mean (A) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (A) or (B).  As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (1) in the case of Holder being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (2) in the case of Holder being an individual, by virtue of laws of descent and distribution upon death of Holder; (3) in the case of Holder being an individual, pursuant to a qualified domestic relations order; (4) by distributions from Holder to its members, partners, or shareholders; (5) by virtue of applicable law or the Holder’s organizational documents upon liquidation or dissolution of Holder; (6) to any Affiliates of the Holder, (7) to any employees, officers, directors or members of the Holder or any Affiliates of Holder, or (8) in connection with the pledge, hypothecation or other granting of a security interest in the Restricted Securities to one or more lending institutions as collateral or security for any loan, advance or extension of credit, or in connection with any foreclosure or enforcement thereunder.

(b)     If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and Parent shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

(c)     During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED AS OF DECEMBER 13, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED.  A COPY OF SUCH LOCK-UP AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

Parent agrees to instruct its transfer agent to remove the above legend upon the expiration of a Lock-up Period.  Holder agrees to deliver to Parent and its transfer agent all information and documents reasonably requested by Parent and the transfer agent to effect the legend removal and to permit the transfer of any Restricted Securities following the end of the Lock-up Period, including an opinion of Holder’s counsel if reasonably requested.

(d)    For the avoidance of any doubt, (i) Holder shall retain all of its rights as a stockholder of Parent during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 1(a) shall not apply to any Surviving Pubco Shares or other securities of Parent acquired by Holder in open market transactions or in any public or private capital raising transactions of Parent (other than the Private

Placement), any Surviving Pubco Shares issued upon the exercise or conversion of Surviving Pubco Warrants or otherwise to any Surviving Pubco Shares (or other securities of Parent) other than the Restricted Securities.

2.	Miscellaneous.

(a)       Termination of Merger Agreement.  Notwithstanding anything to the contrary contained herein, in the event that the Merger Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

(b)     Binding Effect; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  This Agreement and all obligations of Holder are personal to Holder and may not be transferred or delegated by Holder at any time without the prior written consent of Parent and the Company.  Each of Parent and the Company may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor entity (whether by merger, consolidation, equity sale, asset sale or otherwise) without obtaining the consent or approval of Holder.

(c)     Third Parties.  Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

(d)     Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement and all related Actions shall be governed by and construed in accordance with the internal Laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Maryland.  THE PARTIES HERETO EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE.  THE PARTIES HERETO EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.  The parties hereto expressly incorporate by reference Section 11.14(a) and Section 11.14(b) (Jurisdiction; Service of Process) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

(e)     Severability.  Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(f)    Construction; Interpretation.  The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.  No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any such party.  Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) references to “$” or “dollar” or “US$” shall be references to United States dollars; (vi) the word “or” is disjunctive but not necessarily exclusive; (vii) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (ix) all references to Articles or Sections are to Articles or Sections of this Agreement; and (x) all references to any Law will be to such Law as amended, supplemented or otherwise modified from time to time.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(g)     Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) when delivered in person, when delivered by e-mail (having obtained electronic delivery confirmation thereof), or when sent by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to Parent prior to the Closing, to: Fifth Wall Acquisition Corp. III 6060 Center Drive, 10th Floor Los Angeles, CA 90045 Attn: Finance Department E-mail: finance@fifthwall.com	With a copy (which will not constitute notice) to: Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Attn: Evan M. D’Amico Email: edamico@gibsondunn.com

If to the Company prior to the Closing, to: Mobile Infrastructure Corporation 30 West 4th Street Cincinnati, OH 45202 Attn: Manuel Chavez, Chief Executive Officer E-mail: manuel@mobileit.com	With a copy (which shall not constitute notice) to: Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Hirsh M. Ament Email: HMAment@Venable.com
If to Parent or the Company after the Closing, to: Mobile Infrastructure Corporation 30 West 4th Street Cincinnati, OH 45202 Attn: Manuel Chavez, Chief Executive Officer E-mail: manuel@mobileit.com	With a copy (which shall not constitute notice) to: Venable LLP 750 E. Pratt Street, Suite 900 Baltimore, MD 21202 Attn: Hirsh M. Ament Email: HMAment@Venable.com
If to Holder, to: the address set forth below Holder’s name on the signature page to this Agreement.

(h) Amendments and Waivers.  This Agreement may be amended or modified only with the written consent of Parent, the Company and Holder.  The observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the party against whom enforcement of such waiver is sought.  No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof.  No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.  Parent and the Company hereby represent, warrant, covenant and agree that (i) if any Lock-Up Agreement signed by a stockholder of the Company in connection with the transactions contemplated hereby is amended, modified or waived in a manner favorable to such stockholder and that would be favorable to Holder, this Agreement shall be contemporaneously amended in the same manner and Parent shall provide prompt notice thereof to Holder, and (ii) if any such stockholder is released from any or all of the lock-up restrictions under its Lock-Up Agreement, Holder will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Holder’s Restricted Securities) and Parent shall provide prompt notice thereof to Holder.

(i) Authorization on Behalf of Parent.  In the event that Holder or Holder’s Affiliate serves as a director, officer, employee or other authorized agent of Parent or any of its current or future Affiliates, Holder and/or Holder’s Affiliate shall have no authority, express or implied, to act or make any determination on behalf of Parent or any of its current or future Affiliates in connection with this Agreement or any dispute or Action with respect hereto.

(j) Specific Performance.  Holder acknowledges that its obligations under this Agreement are unique, recognizes and affirms that in the event of a breach of this Agreement by Holder, money damages will be inadequate and Parent and the Company will have no adequate remedy at law, and agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by Holder in accordance with their specific terms or were otherwise breached.  Accordingly, each of Parent and the Company shall be entitled to an injunction or restraining order to prevent breaches of this Agreement by Holder and to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

(k) Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Merger Agreement or any Ancillary Agreements.  Notwithstanding the foregoing, nothing in this Agreement shall limit any of the rights or remedies of Parent and the Company or any of the obligations of Holder under any other agreement between Holder and Parent or the Company or any certificate or instrument executed by Holder in favor of Parent or the Company, and nothing in any other agreement, certificate or instrument shall limit any of the rights or remedies of Parent or the Company or any of the obligations of Holder under this Agreement.

(l) Further Assurances.  From time to time, at another party’s written request and without further consideration (but at the requesting party’s reasonable cost and expense), each party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(m) Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.  The words “execution,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, “pdf”, “tif” or “jpg”) and other electronic signatures (including, DocuSign and AdobeSign).  The use of electronic signatures and electronic records (including, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law.  Minor variations in the form of the signature page, including footers from earlier versions of this Agreement or any such other document, shall be disregarded in determining the party’s intent or the effectiveness of such signature.

*     *     *     *     *

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Fifth Wall Acquisition Corp. III

By: /s/ Andriy Mykhaylovskyy
Name: Andriy Mykhaylovskyy
Title: Chief Financial Officer

Mobile Infrastructure Corporation

By:/s/ Stephanie Hogue
Name: Stephanie Hogue
Title: President & Chief Financial Officer

Signature page to Lock-up Agreement

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

Holder:

Name of Holder:  Fifth Wall Acquisition Sponsor III LLC

By: /s/ Andriy Mykhaylovskyy

Name:  Andriy Mykhaylovskyy

Title:  Manager

Address for Notice:

Address:

Facsimile No.:

Telephone No.:

Email:

Signature Page to Lock-Up Agreement

Exhibit H – Form of Initial Subscription Agreement

Exhibit 99.5

Execution Version

SUBSCRIPTION AGREEMENT

December 13, 2022

Fifth Wall Acquisition Corp. III

6060 Center Drive, 10th Floor

Los Angeles, CA 90045

Ladies and Gentlemen:

This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth above by and between Fifth Wall Acquisition Corp. III, a Cayman Islands exempted company (together with any successor thereto, including after the Domestication (as defined below), the “Company”), and the undersigned Investor (the “Investor”), in connection with the proposed business combination (the “Transaction”) between the Company and Mobile Infrastructure Corporation, a Maryland corporation (“MIC” or the “Target”), pursuant to that certain Agreement and Plan of Merger, dated as of December __, 2022, by and among the Company, MIC, and Queen Merger Corp. I, a Maryland corporation and wholly-owned subsidiary of the Company (“Merger Sub”) (as it may be amended from time to time, the “Transaction Agreement”).  In connection with the Transaction, the Company is seeking commitments from interested investors to purchase, contingent upon, and substantially concurrently with, the closing of the Transaction (the “Transaction Closing”), shares of common stock of the Company (after giving effect to the Domestication), par value $0.0001 per share (“Common Shares”), for a purchase price of $10.00 per 1.2 shares (the “Per Share Purchase Price”) in a private placement to be conducted by the Company (the “Offering”).  On or about or following the date of this Subscription Agreement, the Company is entering into subscription agreements with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”), pursuant to which the Other Investors, severally and not jointly, and the Investor have agreed or will agree to purchase Common Shares, on the date of the Transaction Closing, at the Per Share Purchase Price (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”). The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions set forth herein, and intending to be legally bound hereby, each of the Investor and the Company acknowledges and agrees as follows:

1.                  Subscription.  As of the date written above, the Investor hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to the Investor, the number of Common Shares set forth on the signature page of this Subscription Agreement (the “Shares”) at the Per Share Purchase Price on the terms and subject to the conditions provided for herein.

2.                  Closing.  The closing of the sale of the Shares contemplated hereby (the “Closing,” and the date that the Closing actually occurs, the “Closing Date”) is contingent upon the concurrent consummation of the Transaction Closing.  The Closing shall occur on the date of, and immediately prior to the Transaction Closing, but after the Company’s transfer by way of continuation out of the Cayman Islands and domestication into the State of Maryland pursuant to the applicable provisions of the Cayman Islands Companies Act (As Revised) and the Maryland General Corporation Law, as amended (the “Domestication”).  The Company shall provide written notice (which may be via email in accordance with Section 11(o)) to the Investor (the “Closing Notice”), which Closing Notice shall contain wire instructions for an escrow account (the “Escrow Account”) established by the Company with a third party escrow agent (the “Escrow Agent”) and segregated from the Company’s Trust Account (as defined herein), to be identified in the Closing Notice, that the Company reasonably expects the Transaction Closing to occur on a date specified in the notice (the “Scheduled Closing Date”) that is not less than three (3) business days from the date of the Closing Notice and the Investor shall deliver, at least two (2) business days prior to the Scheduled Closing Date, (i) to the Escrow Account, the Subscription Amount by wire transfer of United States dollars in immediately available funds and (ii) to the Escrow Agent, any information that is reasonably requested by the Company or the Escrow Agent in order for the Company to issue the Shares to the Investor, including, without limitation, a duly executed Internal Revenue Service Form W-9 or W-8, as applicable.  The wire transfer shall identify the Investor and, unless otherwise agreed by the Company, the funds shall be wired from an account in the Investor’s name.  Upon the Closing, the Company shall provide instructions to the Escrow Agent to release the funds in the Escrow Account to the Company against delivery to the Investor of the Shares.  For the avoidance of doubt, such funds will remain segregated and shall not be commingled with the Company’s Trust Account.  On the Closing Date, promptly after the Closing, the Company shall deliver (or cause delivery of) the number of Shares set forth on the signature page to this Subscription Agreement in book entry form with restrictive legends to the Investor as indicated on the signature page or to a custodian designated by the Investor, as applicable, as indicated below but otherwise free and clear of any liens (other than those arising under state or federal securities laws); provided, however, that the Company’s obligation to issue the Shares to the Investor is contingent upon the Company having received the Subscription Amount in full accordance with this Section 2. If this Subscription Agreement is terminated prior to the Closing and any funds have already been sent by the Investor to the Escrow Account, then, promptly after such termination (and in any event, within three (3) business days thereafter), the Company will instruct the Escrow Agent to promptly return the Subscription Amount in full to the Investor to the account specified in writing by the Investor. For purposes of this Subscription Agreement, (x) “business day” shall mean a day other than a Saturday, Sunday or legal holiday on which commercial banking institutions in New York, New York are authorized or required by law to close (excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day); (y) “person” shall refer to any individual, corporation, partnership, trust, limited liability company or other entity or association, including any governmental or regulatory body, whether acting in an individual, fiduciary or any other capacity; and (z) “affiliate” shall mean, with respect to any specified person, any other person or group of persons acting together that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified person (where the term “control” (and any correlative terms) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise).  For the avoidance of doubt, any reference in this Subscription Agreement to an affiliate of the Company will include the Company’s sponsor, Fifth Wall Acquisition Sponsor III LLC.

3.                  Closing Conditions.

a.                   In addition to the conditions to Closing set forth in Section 2, the obligation of the parties hereto to consummate the Closing is subject to the satisfaction or valid waiver by each party of the conditions that, on the Closing Date:

(i)                 no suspension of the qualification of the Shares for offering or sale or trading in any jurisdiction, or initiation or threatening of any proceedings for any of such purposes, shall have occurred;

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(ii)               no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition on consummations of the transactions contemplated hereby; and

(iii)             all conditions precedent to the Transaction Closing under the Transaction Agreement shall have been satisfied or waived, other than those conditions under the Transaction Agreement which, by their nature, are to be satisfied at the Transaction Closing.

b.                  The obligation of the Company to consummate the Closing is also subject to the satisfaction or waiver by the Company of the conditions that: (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date and (ii) all obligations, covenants and agreements of the Investor required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.

c.                   The obligation of the Investor to consummate the Closing is also subject to the satisfaction or waiver by the Investor of the conditions that:

(i)                 all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Subscription Agreement as of the Closing Date;

(ii)               all obligations, covenants and agreements of the Company required by this Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects;

(iii)             no amendment of the Transaction Agreement (as the same exists on the date hereof) shall have occurred that would reasonably be expected to materially and adversely affect the economic benefits that the Investor would reasonably expect to receive under this Subscription Agreement;

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(iv)             no suspension of the qualification of the Company’s Class A ordinary shares for offering or sale or trading in any jurisdiction, and no suspension or removal from listing of the Class A ordinary shares on the Nasdaq shall have occurred; and

(v)               there shall have been no amendment, waiver, or modification to any Other Subscription Agreement on or prior to the Closing that benefits such Other Investors (other than terms particular to the regulatory requirements of such Other Investors or related funds) unless the Investor has been offered substantially similar benefits in writing.

4.                  Further Assurances.  At or prior to the Closing Date, the parties hereto shall execute and deliver or cause to be executed and delivered such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Offering as contemplated by this Subscription Agreement.

5.                  Company Representations and Warranties.  The Company represents and warrants to the Investor that:

a.                   The Company is duly formed, validly existing and in good standing under the laws of the Cayman Islands, and, after giving effect to the Domestication, the Company will be a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the corporate power and authority to own, lease and operate its properties and to conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b.                  The Shares have been duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s organizational documents or applicable law or any other agreement or contract.

c.                   This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against the Company in accordance with its terms, except as may be  limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and principles of equity, whether considered at law or equity.

d.                  No Other Subscription Agreement includes terms and conditions that are more advantageous to any such Other Investor than the Investor hereunder and there shall have been no amendment, waiver or modification to any Other Subscription Agreements that benefits the Other Investor thereunder unless the Investor has been offered substantially similar benefits; provided, however, that the foregoing shall exclude (any arrangements that the Target has entered into prior to or as of the date hereof with Other Investors that have executed Other Subscription Agreements which Other Investors, as of the date hereof, are equity holders of the Target (“Current Target Members”) who have entered into such arrangements in their capacity as equityholders of the Target (including, for the avoidance of doubt, agreements or other arrangements entered into by Other Investors that are Current Target Members, in their capacities as equityholders of the Target, simultaneously with and pursuant to the Transaction Agreement but excluding any Other Subscription Agreements with Current Target Members, which Other Subscription Agreements shall be entered into on terms substantially similar to those set forth in this Subscription Agreement and, in no event on terms materially more favorable than those set forth herein).

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e.                   The issuance and sale of the Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will be done in accordance with the rules of the Nasdaq Stock Market LLC (“Nasdaq”) and will not result in (i) a material breach or material violation of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company is subject that would have, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) any violation of the provisions of the organizational documents of the Company; or (iii) any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties, in each case that would have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of the Company to comply in all material respects with its obligations under this Subscription Agreement.

f.                   Except for or in respect of any changes (including any restatements of reports or of financial statements contained therein) to the Company’s historical or current accounting of the Company’s outstanding redeemable shares as temporary, as opposed to permanent, equity (“Redeemable Share Classification Changes”) and except for any delays in the filing of the Company’s periodic reports as they come due (which, as of the date hereof, have all since been filed with the SEC), as of their respective dates (each a “Filing Date”), all reports (the “SEC Reports”) required to be filed by the Company with the SEC complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed at the time of the execution of this Subscription Agreement and at the time of the Transaction Closing, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that, subject to Redeemable Share Classification Changes, if the financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the Filing Date of the applicable SEC Report, as interpreted as of the Filing Date, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments and the absence of complete footnotes. A copy of each SEC Report is available to the Investor via the SEC’s EDGAR system.

g.                   The Company has not entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other person to any broker’s or finder’s fee or any other commission or similar fee in connection with the transactions contemplated by this Subscription Agreement for which the Investor could become liable.  The Company is not aware of any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of any Common Shares in the Offering.

h.                  The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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i.                    Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6, no registration under the Securities Act is required for the offer, sale and delivery of the Shares in the manner contemplated by this Subscription Agreement.  The Shares (i) were not offered by any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act, and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j.                    As of the date hereof, the authorized share capital of the Company consists of (i) 200,000,000 Class A ordinary shares, par value $0.0001 per share, (ii) 20,000,000 Class B ordinary shares, par value $0.0001 per share and (iii) 1,000,000 preference shares, par value $0.0001 per share.  As of the date of this Subscription Agreement, (A) 28,407,000 Class A ordinary shares of the Company are issued and outstanding, (B) 6,875,000 Class B ordinary shares of the Company are issued and outstanding, and (C) no preference shares are issued and outstanding.  All issued and outstanding ordinary shares of the Company are, and, after giving effect to the Domestication, will be, duly authorized and validly issued, are fully paid and are non-assessable and are not subject to any preemptive rights.  None of the outstanding ordinary shares of the Company has been (and, after giving effect to the Domestication, none of the outstanding Common Shares will be) issued in violation of any applicable securities laws.  Except as set forth above in this Subscription Agreement and pursuant to the Other Subscription Agreements, the Transaction Agreement and the other agreements and arrangements referred to herein or therein or in the SEC Reports, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any ordinary shares or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests.  There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company other than as set forth in the SEC Reports and as contemplated by the Transaction Agreement.  As of the date hereof, the Company has no direct or indirect subsidiaries except for Merger Sub, and does not own, directly or indirectly, interests or investments (whether equity or debt) in any entity, whether incorporated or unincorporated.

k.                  As of the date hereof, the Company’s issued and outstanding Class A ordinary shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “FWAC” (it being understood that the trading symbol will be changed in connection with the Transaction).  Except as disclosed in the Company’s filings with the SEC, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of such shares on Nasdaq, or to deregister the shares under the Exchange Act. Other than as contemplated by the Transaction, the Company has taken no action that is intended to, or would reasonably be expected to result in, termination of the registration of such shares under the Exchange Act.

l.                    Except for such matters as have not had and would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity outstanding against the Company.

m.                The Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have a Material Adverse Effect. The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

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6.                  Investor Representations and Warranties. The Investor represents and warrants to the Company that:

a.                   The Investor is either a U.S. investor or non-U.S. investor as set forth under its name on the signature page hereto, and accordingly represents the applicable additional matters under clause (i) or (ii) below:

(i)      Applicable to U.S. investors:  At the time the Investor was offered the Shares, it was, as of the date hereof, the Investor is, and as of the Closing Date the Investor will be (i) a “qualified institutional buyer” (within the meaning of Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a) of Regulation D under the Securities Act), as indicated in the questionnaire attached hereto as Exhibit A, (ii) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is an accredited investor and the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act. The Investor is not an entity formed for the specific purpose of acquiring the Shares.

(ii)     Applicable to non-U.S. investors:  The Investor understands that the sale of the Shares is made pursuant to and in reliance upon Regulation S promulgated under the Securities Act (“Regulation S”). The Investor is not a U.S. Person (as defined in Regulation S), it is acquiring the Shares in an offshore transaction in reliance on Regulation S, and it has received all the information that it considers necessary and appropriate to decide whether to acquire the Shares hereunder outside of the United States. The Investor is not relying on any statements or representations made in connection with the transactions contemplated hereby other than representations contained in this Subscription Agreement. The Investor understands and agrees that securities sold pursuant to Regulation S may be subject to restrictions thereunder, including compliance with the distribution compliance period provisions therein.

b.                  The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Shares have not been registered under the Securities Act.  The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged (except in ordinary course prime brokerage relationships to the extent permitted by applicable law), mortgaged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of clauses (i) and (iii) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates (if any) or any book-entry shares representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares delivered at the Closing in accordance herewith will not be immediately eligible for offer, resale, transfer, pledge, mortgage or disposition pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”).  The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge, mortgage or disposition of any of the Shares. The Investor has conducted its own investigation of the Company, the Target and the Shares and the Investor has made its own assessment

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and has satisfied itself concerning the relevant tax and other economic considerations relevant to its investment in the Shares.

c.                   The Investor acknowledges and agrees that the Investor is purchasing the Shares directly from the Company.  The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Company, the Target or any of their respective affiliates or any control persons, shareholders, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company expressly set forth in this Subscription Agreement.

d.                  The Investor’s acquisition and holding of the Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

e.                   The Investor acknowledges and agrees that the Investor has (i) received, reviewed and understood the Disclosure Documents (as defined below) made available to the Investor in connection with the Transaction and (ii) conducted and completed its own independent due diligence with respect to the Transaction based on such information as the Investor deems appropriate and necessary in order to make an investment decision with respect to the Shares and assuming the accuracy of the information in the Disclosure Documents in all material respects, including, without limitation, with respect to the Company, the Transaction and the business of the Target and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has carefully reviewed the following items (collectively, the “Disclosure Documents”): (i) the final prospectus of the Company, dated as of May 24, 2021 and filed with the SEC (File No. 333-255292) on May 26, 2021 (the “Prospectus”), (ii) each of the other SEC Reports, from the date of the Prospectus through the date of this Subscription Agreement, (iii) the Transaction Agreement and (iv) the investor presentation by the Company and the Target (the “Investor Presentation”), a copy of which will be furnished by the Company to the SEC.  The Investor acknowledges the significant extent to which certain of the disclosures contained in items (i) and (ii) above shall not apply following the Transaction Closing.  The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares. The Investor further acknowledges that the information contained in the Disclosure Documents is subject to change, and that any changes to the information contained in the Disclosure Documents, including any changes based on updated information or changes in the terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Shares hereunder, except as otherwise provided herein, and that, in purchasing the Shares, the Investor is not relying upon any projections contained in the Investor Presentation; provided, that nothing set forth in this sentence shall be deemed to limit, amend or modify the other representations and warranties made by the Company in Section 5 hereof.  The Investor acknowledges and agrees that the Company continues to review the Redeemable Share Classification Changes and their implications, including on the financial statements and other information included in its filings with the SEC, and any restatement, revision or other modification of such filings arising from such review, any subsequent related agreements or other guidance from the SEC staff shall be deemed not material for purposes of this Subscription Agreement.  Except for the representations, warranties and agreements of the Company expressly set forth in this Subscription Agreement, the Investor is relying exclusively on its own sources of information, investment analysis and due diligence (including professional advice it deems appropriate) with respect to the Transaction, the Shares and the business, condition (financial and otherwise), management, operations, properties and prospects of the Company and the Target, including but not limited to all business, legal, regulatory, accounting, credit and tax matters.

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f.                   [INTENTIONALLY OMITTED.]

g.                   The Investor became aware of this Offering of the Shares solely by means of direct contact between the Investor and the Company or a representative of the Company, and the Shares were offered to the Investor solely by direct contact between the Investor and the Company or a representative of the Company.  The Investor did not become aware of this Offering of the Shares, nor were the Shares offered to the Investor, by any other means.  The Investor acknowledges that the Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.  The Investor has a substantive pre-existing relationship with the Company, the Target or their respective affiliates for this Offering of the Shares.  The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person (including, without limitation, the Company, the Target or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of the Company contained in Section 5 of this Subscription Agreement, in making its decision to subscribe in the Offering.  Neither the Investor, nor any of its directors, officers, employees, agents, members or partners has either directly or indirectly, including through a broker or finder, (i) to its knowledge, engaged in any general solicitation, or (ii) published any advertisement in connection with the Offering.

h.                  The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in the Disclosure Documents and in the SEC Reports. The Investor is a sophisticated investor, experienced in investing in private placement transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and has exercised independent judgment in evaluating its participation in the purchase of the Shares.  The Investor has determined based on its own independent review, and has sought such professional advice as it deems appropriate, that its purchase of the Shares and participation in the Offering (i) are fully consistent with its financial needs, objectives and condition, (ii) comply and are fully consistent with all investment policies, guidelines and other restrictions applicable to the Investor, (iii) have been duly authorized and approved by all necessary action, (iv) do not and will not violate or constitute a default under its charter, by-laws or other constituent document or under any law, rule, regulation, agreement or other obligation by which the Investor is bound and (v) are a fit, proper and suitable investment for the Investor, notwithstanding the substantial risks inherent in investing in or holding the Shares.  The Investor is able to bear the substantial risks associated with its purchase of the Shares, including but not limited to loss of its entire investment therein.

i.                    The Investor has sought such accounting, legal and tax advice as the Investor considered necessary to make an informed investment decision regarding its purchase of the Shares and participation in the Offering and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Shares. The Investor acknowledges that the Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that none of the Company or the Target has provided any tax advice or any other representations or guarantee regarding the tax consequence of the transactions contemplated by this Subscription Agreement.

j.                    Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company.

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k.                  The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of this Offering or made any findings or determination as to the fairness of this investment or the accuracy or adequacy of the SEC Reports.

l.                    The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation.  The Investor has the power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

m.                The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any law, statute, rule, order, subpoena, judgment, ruling or regulation of any court or other tribunal or the rules of any governmental commission or agency or regulatory or self-regulatory body, including the SEC or any applicable securities exchange, or any agreement or other undertaking to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, by-laws, indenture of trust or partnership or operating agreement, as may be applicable.  The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same and this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

n.                  Neither the due diligence investigation conducted by the Investor in connection with making its decision to acquire the Shares nor any representation and warranty made by the Investor hereunder shall modify, amend or affect the Investor’s right to rely on the truth, accuracy and completeness of the Company’s representations and warranties hereunder.

o.                  The Investor is not (i) a person named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law.  If the Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act.  To the extent required,

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the Investor maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC List.  The Investor represents that to the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.

p.                  [INTENTIONALLY OMITTED.]

q.                  Neither the Investor, nor, to the extent it has them, any of its equity holders, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Investor, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3).  The Investor has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event.  The acquisition of the Shares by the Investor will not subject the Company to any Disqualification Event.

r.                    The Investor acknowledges its obligations under applicable securities laws with respect to the treatment of material non-public information relating to the Company.

s.                   No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of the Shares hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401, and no foreign person will have control (as defined in 31 C.F.R. Part 800.208) over the Company from and after the Closing as a result of the purchase and sale of the Shares hereunder.

t.                    The Investor has and, when required to deliver payment to the Escrow Agent pursuant to Section 2 above, will have, sufficient immediately available funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

u.                  The Investor does not have, as of the date hereof, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the Company.  Notwithstanding the foregoing, in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s  assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, the representation set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.

v.                  [INTENTIONALLY OMITTED].

w.                 If the Investor is an employee benefit plan that is subject to Title I of ERISA, a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Code, or an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of

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ERISA or Section 4975 of the Code, the Investor represents and warrants that neither the Company nor any of its respective affiliates has acted as the Plan’s fiduciary, or has been relied on for advice with respect to its decision to acquire and hold the Shares, and none of the Company or any of its respective affiliates shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Shares.

7.                  Registration Rights.

a.                   The Company agrees that it will use reasonable best efforts to prepare an advanced draft of, prior to the Closing Date, and, in any event will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Shares (the “Registration Statement”) as promptly as practicable following the Closing Date, and in any event on the first business day to occur 30 calendar days after the Closing Date, and shall use its reasonable best efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (A) the 90th calendar day (or 135th calendar day if the SEC notifies the Company that it will “review” the Registration Statement) following the Filing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Date”). The Company agrees to cause such Registration Statement, or another shelf registration statement that includes the Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (i) the second anniversary of the Effectiveness Date, (ii) the date on which the Investor ceases to hold any Shares covered by such Registration Statement, or (iii) on the first date on which the Investor is able to sell all of its Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). Prior to the effective date of the Registration Statement, the Company will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of the Shares to the Company (or its successor) upon request to assist the Company in making the determination described above. The Company’s obligations to include the Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to the Company such information regarding the Investor, the securities of the Company held by the Investor and the intended method of disposition of such Shares as shall be reasonably requested by the Company to effect the registration of such Shares, and execution of such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, provided that the Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement in respect of the Shares.  If the SEC prevents the Company from including any or all of the Shares proposed to be registered for resale under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Company’s securities by the applicable shareholders or otherwise, (i) such Registration Statement shall register for resale such number of Company securities which is equal to the maximum number of Company securities as is permitted by the SEC, (ii) the number of Company securities to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders and (iii) the Company shall promptly file another registration statement covering the offer and sale of the remaining Common Shares held by the Investor.  The Company will provide a draft of the Registration Statement to the Investor for review reasonably in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless requested by the SEC; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement.  Any failure by the Company to file the

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Registration Statement by the required Filing Date or to effect such Registration Statement by the Effectiveness Date shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth in this Section 7, provided that any delay in the Filing Date or Effectiveness Date that is not a breach of the Company’s obligations hereunder shall give rise to a corresponding extension of such deadline(s), as applicable, by an equal number of days. For purposes of this Section 7, “Shares” shall mean, as of any date of determination, the Shares and any other equity security of the Company issued or issuable with respect to the Shares by way of share split, dividend or distribution on or with respect to the Shares.

b.                  The Company may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after the Company becomes eligible to use such Form S-3.  Further, the Investor acknowledges and agrees that the Company may delay filing or suspend the use of any such registration statement if it determines in good faith, that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed, if such filing or use could reasonably be expected to materially affect a bona fide business or financing transaction of the Company or in the event that filing such registration statement would require premature disclosure of information that could reasonably be expected to materially adversely affect the Company or would require premature disclosure of information that would reasonably be expected to materially adversely affect the Company (each such circumstance, a “Suspension Event”), provided, that the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Investor of such securities as soon as practicable thereafter; provided, further, that the Company may not delay filing or suspend use of any registration statement (including the Registration Statement) on more than two occasions or for more than sixty (60) consecutive calendar days or more than ninety (90) total calendar days, in each case in any 12-month period.

c.                   Upon receipt of any written notice from the Company of the occurrence of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Investor  agrees that it will (i) immediately discontinue offers and sales of the Shares under the Registration Statement until the Investor receives (A) (x) copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and (y) notice that any post-effective amendment has become effective or (B) notice from the Company that it may resume such offers and sales, and (ii) maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by applicable law.  If so directed by the Company, the Investor will deliver to the Company or destroy, in the sole discretion of the Investor, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply to (i) the extent the Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (ii) copies stored electronically on archival servers as a result of automatic data back-up.  During any periods that a Registration Statement registering the resale of the Shares is effective or when the Shares may be sold pursuant to Rule 144 under the Securities Act or may be sold without restriction under Rule 144, the Company shall, at its expense, use commercially reasonable efforts to cause the Company’s transfer agent to remove any restrictive legends on any Shares sold by the Investor following the Company’s receipt of notice from the Investor of any sale of such securities and delivery by the Investor to the Company and the transfer agent of any documentation reasonably requested by the Company or the transfer agent (including customary representations in connection with such sale and legend removal).

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d.                  Indemnification.  From and after the Closing,

(i)                 The Company agrees to indemnify and hold the Investor, each person, if any, who controls the Investor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each officer, employee, director, member, attorney, agent and affiliate of the Investor within the meaning of Rule 405 under the Securities Act, and each broker, placement agent or sales agent to or through which the Investor effects or executes the resale of any Shares (collectively, the “Investor Indemnified Parties”), harmless against any and all losses, claims, damages and liabilities (including any out-of-pocket legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) (collectively, “Losses”) incurred by the Investor Indemnified Parties to the extent such Losses are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment or supplement thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, except to the extent that the same are caused by or contained in any information or affidavit so furnished in writing to the Company by the Investor expressly for use therein.  Notwithstanding the foregoing, in no event shall the liability of the Company hereunder be greater in amount than the Subscription Amount and the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned).

(ii)               The Investor agrees to, severally and not jointly with any other selling shareholders using the applicable registration statement, indemnify and hold the Company, and the officers, employees, directors, partners, members, attorneys and agents of the Company, each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of the Company within the meaning of Rule 405 under the Securities Act (collectively, the “Company Indemnified Parties”), harmless against any and all Losses incurred by the Company Indemnified Parties to the extent such Losses are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any other registration statement which covers the Shares (including, in each case, the prospectus contained therein) or any amendment thereof (including the prospectus contained therein) or caused by any omission or alleged omission to state therein a material fact necessary in order to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made), not misleading, to the extent that the same are caused by or contained in any information or affidavit so furnished in writing to the Company by the Investor expressly for use therein. Notwithstanding the foregoing, in no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation and the Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses if such settlement is effected without the prior written consent of the Investor (which consent shall not be unreasonably withheld, delayed or conditioned).

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(iii)             If the indemnification provided under this Section 7 is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be subject to the limitations set forth in this Section 7 and deemed to include any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(iii) from any person who was not guilty of such fraudulent misrepresentation. This Section 7(d)(iii) shall be subject to the limitations and restrictions in the last sentence of each of Sections 7(d)(i) and 7(d)(ii).

e.                   The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of any Registration Statement, it will use its commercially reasonable efforts to keep such registration continuously effective with respect to the Investor in accordance herewith and shall:

(i)                 advise the Investor within five (5) business days: (A) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (B) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (C) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus included therein so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading; and (D) when a Registration Statement or any post-effective amendment thereto has become effective.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising the Investor of the events listed above, provide the Investor with any material, nonpublic information regarding the Company other than to the extent that providing notice to the Investor of the occurrence of the events listed in (A) through (C) above constitutes material, nonpublic information regarding the Company;

(ii)               use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

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(iii)             upon the occurrence of any event contemplated above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(iv)             use its commercially reasonable efforts to cause all Shares to be listed on each securities exchange or market, if any, on which the Common Shares have been listed; and

(v)               use its commercially reasonable efforts (1) to take all other steps necessary to effect the registration of the Shares contemplated hereby, (2) for so long as the Investor holds the Shares, to file all reports and other materials required to be filed by the Exchange Act so long as the Company remains subject to such requirements and the filing of such reports and other documents is required for the applicable provisions of Rule 144 to enable the Investor to sell the Shares under Rule 144 and (3) to take such further actions, at the Investor’s expense, as the Investor may reasonably request in writing from time to time to enable the Investor to sell the Shares under Rule 144.

8.

Investor’s Covenant.  The Investor agrees that, from the date of this Subscription Agreement until the Closing, none of the Investor or any person acting on behalf of the Investor or pursuant to any understanding with the Investor (i) will engage in any hedging or other transactions or arrangements (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however, described or defined) designed or intended, or which  could reasonably be expected to lead to or result in, a sale, loan, pledge or other disposition or transfer (whether by the Investor or any other person) of any economic consequences of ownership, in whole or in part, directly or indirectly, physically or synthetically, of any Shares, any securities of the Company or any instrument exchangeable for or convertible into any securities of the Company prior to the Closing, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of the Company, in cash or otherwise, or (ii) will publicly disclose the intention to undertake any of the foregoing; provided further that the provisions of this Section 8 shall not apply to long sales (including sales of securities held by the Investor prior to the date of this Subscription Agreement and securities purchased by the Investor in the open market after the date of this Subscription Agreement) other than those effectuated through derivatives transactions and similar instruments. Notwithstanding the foregoing, nothing in this Section 8 shall prohibit any entities under common management with the Investor that have no knowledge (constructive or otherwise) of this Subscription Agreement or of the Investor’s participation in the transactions contemplated hereby from entering into any such transactions; and in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 8 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares hereunder.

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9.                   Termination.  This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms prior to the Transaction Closing, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (c) upon written notice by either party to the other party to terminate this Subscription Agreement if the transactions contemplated by this Subscription Agreement are not consummated on or prior to the Agreement End Date (as defined in the Transaction Agreement as of the date hereof) (any of (a) through (c), collectively, “Termination Events”); provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect (except that the provisions of Sections 9 through 13 of this Subscription Agreement and the obligations in Section 2 with respect to the Company instructing the Escrow Agent to promptly return the Subscription Amount in full to the Investor to the account specified in writing by the Investor will survive any termination of this Subscription Agreement and continue indefinitely) and, promptly after any such Termination Event, the Company shall instruct the Escrow Agent to promptly return any monies paid by the Investor to the Escrow Account in connection herewith to the Investor.

10.              Trust Account Waiver.  Reference is made to the Prospectus. The Investor understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders (the “Public Shareholders”) and certain other parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, the Company may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their shares in connection with the consummation of the Company’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Shareholders if the Company fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO, subject to extension as described in the Prospectus or by an amendment to its organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any taxes and up to $100,000 in dissolution expenses or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of the Company’s entry into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Subscription Agreement, neither the Investor nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or to make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement or any proposed or actual business relationship between the Company or its representatives, on the one hand, and the Investor or its representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Investor on behalf of itself and its

17

affiliates hereby irrevocably waives any Released Claims that the Investor or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or its representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Subscription Agreement or any other agreement with the Company or its affiliates). The Investor agrees and acknowledges that such irrevocable waiver is material to this Subscription Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Subscription Agreement, and the Investor further intends and understands such waiver to be valid, binding and enforceable against the Investor and each of its affiliates under applicable law.  To the extent the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its representatives, the Investor hereby acknowledges and agrees that the Investor’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Investor or its affiliates (or any person claiming on any of their behalf or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event the Investor or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company and its representatives, as applicable, shall be entitled to recover from the Investor and its affiliates the associated legal fees and costs in connection with any such action, in the event the Company or its representatives, as applicable, prevails in such action or proceeding.  Notwithstanding the foregoing, this Section 10 shall not affect any rights of the Investor or its affiliates to receive distributions from the Trust Account in their capacities as Public Shareholders upon the redemption of their shares or the liquidation of the Company if it does not consummate a Business Combination prior to its deadline to do so. For purposes of this Subscription Agreement, “representatives” with respect to any person shall mean such person’s affiliates and its and its affiliate’s respective directors, officers, employees, consultants, advisors, agents and other representatives. Notwithstanding anything to the contrary contained in this Subscription Agreement, the provisions of this Section 10 shall survive the Closing or any termination of this Subscription Agreement and last indefinitely.

11.              Miscellaneous

a.                   Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any, subject to applicable securities laws) may be transferred or assigned without the prior written consent of each of the other parties hereto and any such and any purported transfer or assignment without such consent shall be null and void ab initio.  Notwithstanding the foregoing, prior to the delivery of the Closing Notice, the Investor may assign all of its rights and obligations under this Subscription Agreement to an affiliate of the Investor, or to any fund or account managed by the same investment manager as the Investor, that can make the representations set forth in Section 6(a) as if such representations applied to such assignee, so long as the Investor provides the Company with at least five (5) business days’ prior written notice of such assignment and a completed questionnaire in the form attached hereto as Exhibit A (if applicable) duly executed by such assignee; provided, further, that (i) such assignee shall agree in writing to be bound by the terms hereof and shall make to the Company each of the representations, warranties and covenants of the Investor set forth in Section 6 as of the date of such assignment and as of the Closing Date, and (ii) no such assignment by the Investor will relieve the Investor of its obligations under this Subscription Agreement, and the Investor will remain secondarily liable under this Subscription Agreement for the obligations of the assignee hereunder.

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b.                  The Company may request from the Investor such additional information as the Company may deem reasonably necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested and to the extent readily available and reasonably consistent with the Investor’s internal policies and procedures; provided that the Company agrees to keep any such information provided by the Investor confidential except (i) as necessary to include in any registration statement the Company is required to file hereunder, (ii) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law.  The Investor acknowledges and agrees that if it does not provide the Company with such requested information, the Company may without any liability hereunder reject the Investor’s subscription prior to the Closing Date in the event the Investor fails to provide such additional information requested by the Company to evaluate the Investor’s eligibility to acquire the Shares or the Company determines that the Investor is not eligible to acquire the Shares.

c.                   The Investor acknowledges that the Company, the Target and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement, including Exhibit A hereto, as if they were made directly to them; provided, however, that the Closing may only be enforced against the Investor by the Company (or any successor entity).  Prior to the Closing, the Investor agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 6 above are no longer accurate in any material respect (or, with respect to the contents of Exhibit A, in any respect).  Except as expressly set forth herein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

d.                  The Company  and the Target are entitled to rely upon this Subscription Agreement and are irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.  The Investor shall not issue any press release or make any other similar public statement with respect to the transactions contemplated hereby without the prior written consent of the Company (such consent not to be unreasonably withheld or delayed).

e.                   All of the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

f.                   This Subscription Agreement may not be amended, modified, waived or terminated except by an instrument in writing, signed by each party against whom enforcement of such amendment, modification, waiver or termination is sought.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

g.                   This Subscription Agreement (including Exhibit A hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof (other than any confidentiality agreement entered into by the Company and the Investor in connection with the Offering). Except as expressly set forth herein (including Section 7(d)), this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto and their respective successors and assigns; provided, that, notwithstanding anything to the contrary contained herein, the Target is an intended third party beneficiaries of the representations, warranties and agreements of the Investor contained in Section 6 hereof, with rights of enforcement only with respect to the waivers or obligations set forth therein that are specific to the Target.

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h.                  This Subscription Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.                    If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.  Upon such determination that any provision is invalid, illegal or unenforceable, the parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

j.                    This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document.  All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.                  The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l.                    If any change in the number, type or classes of authorized shares of the Company (including the Shares), other than as contemplated by the Transaction Agreement or any agreement contemplated by the Transaction, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.

m.                Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

n.                  This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles relating to conflict of laws.  Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in New York County, New York (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Subscription Agreement, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such courts, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.  Each party agrees

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that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party irrevocably consents to the service of the summons and complaint and any other process in any other proceeding relating to the transactions contemplated by this Subscription Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such party at the applicable address set forth in Section 11(o).  Nothing in this Section 11(n) shall affect the right of any party to serve legal process in any other manner permitted by law. EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION, DISPUTE, CLAIM, LEGAL ACTION OR OTHER LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR ENFORCEMENT HEREOF.

o.                  Any notice or communication required or permitted to be given hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, in the case of the Investor, and at the address set forth in this Section 11(o), in the case of the Company, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the following address or to such other address or addresses as the Investor or the Company may hereafter designate by written notice to the other party.

If to the Company, to: Fifth Wall Acquisition Corp. III 6060 Center Drive, 10th floor Los Angeles, CA 90045 Attention: Finance Department Email: finance@fifthwall.com	with copies (which shall not constitute notice) to: Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, DC 20036 Attention: Evan D’Amico Email: EDAmico@gibsondunn.com
Notice to the Investor shall be given to the address underneath the Investor’s name on the signature page hereto.

p.                  The headings set forth in this Subscription Agreement are for convenience of reference only and shall not be used in interpreting this Subscription Agreement. In this Subscription Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Subscription Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and the correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein”, “hereto” and “hereby” and other words of similar import in this Subscription Agreement shall be deemed in each case to refer to this Subscription Agreement as a whole and not to any particular portion of this Subscription Agreement.

12.              Non-Reliance and Exculpation.  The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person other than the statements, representations and warranties of the Company contained in this Subscription Agreement in making its investment or decision to invest in the Company.  The Investor agrees that no Other Investor

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pursuant to any Other Subscription Agreement entered into in connection with the Offering (including the controlling persons, members, officers, directors, partners, agents, employees or other representatives of any such Other Investor, but excluding, for the avoidance of doubt, the Company) shall be liable to the Investor pursuant to this Subscription Agreement for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares. Notwithstanding anything else herein, nothing contained in this Subscription Agreement shall be construed as a waiver of any rights arising from fraud, intentional misrepresentation, or of any similar rights provided under applicable laws.

13.              Disclosure.  Notwithstanding anything in this Subscription Agreement to the contrary, the Company shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities laws or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which the Company’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13; provided, however, that the Investor hereby consents to the publication and disclosure in any press release issued by the Company or Current Report on Form 8-K (“Form 8-K”) filed by the Company with the SEC in connection with the execution and delivery of the Transaction Agreement or this Subscription Agreement and the filing of any related documentation with the SEC (and, as and to the extent otherwise required by the federal securities laws or the SEC or any other securities authorities, any other documents or communications provided by the Company to any governmental authority or to security holders of the Company) of the Investor’s identity and beneficial ownership of Shares and the nature of the Investor’s commitments, arrangements and understandings under and relating to this Subscription Agreement and, if deemed appropriate by the Company, a copy of this Subscription Agreement or the form hereof; provided, further, that in any such case, the Company shall provide, except to the extent prohibited by applicable law, the Investor with written notice of any disclosure permitted under this Section 13 prior to such disclosure, give the Investor a reasonable opportunity to comment on such disclosure and consider in good faith any such reasonable comments provided by the Investor.

14.              Company Disclosure. To the extent not previously publicly disclosed, the Company shall (a) no later than 9:30 am (Eastern Time) on the first business day after the date on which this Subscription Agreement is executed by the Investor and the Company, (i) issue one or more press releases (collectively, the “Press Release”) announcing the execution of the Transaction Agreement by the parties thereto and (ii) file a copy of the Press Release with the SEC on Form 8-K to which a copy of the Investor Presentation is also an exhibit and (b) by the end of the second business day following the date on which this Subscription Agreement is executed (the “Disclosure Time”) file an additional Form 8-K disclosing, to the extent not previously publicly disclosed, all material terms of the transactions contemplated by the Transaction Agreement and the Subscription Agreements.  From and after the Disclosure Time, the Company represents to the Investor that it shall have publicly disclosed all material, non-public information delivered to the Investor by the Company or any of its officers, directors, employees or agents in connection with the transactions contemplated by this Subscription Agreement, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement.

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15.              Lock-up Agreement.

a.                   Holder hereby agrees not to Transfer any Restricted Securities from and after the Closing and until the earlier of (i) in respect of the First Tranche Restricted Securities, the occurrence of the First Tranche Trigger Event (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the Restricted Securities shall not be permitted until the first anniversary of the Closing Date), (ii) in respect of the Second Tranche Restricted Securities, the occurrence of the Second Tranche Trigger Event (provided that if such date is prior to the first anniversary of the Closing Date, the Transfer of the Restricted Securities shall not be permitted until the first anniversary of the Closing Date), and (iii) in respect of the First Tranche Restricted Securities and the Second Tranche Restricted Securities, the date after the Closing on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their equity holdings in the Company for cash, securities or other property (clause (ii), a “Liquidity Event”, and such period, the “Lock-up Period”); provided that the foregoing restrictions shall not apply to the Transfer of any or all of the Restricted Securities owned by Investor made in respect of a Permitted Transfer (as defined below); provided, further, that in any of case of a Permitted Transfer, it shall be a condition to such Transfer that the transferee executes and delivers to Parent and the Company an agreement, in substantially the same form of this Agreement, stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Agreement applicable to Investor, and there shall be no further Transfer of such Restricted Securities except in accordance with this Agreement.  As used herein, “Transfer” shall mean (A) the sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (B) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) public announcement of any intention to effect any transaction, including the filing of a registration statement, specified in clause (A) or (B). As used in this Agreement, the term “Permitted Transfer” shall mean a Transfer made: (1) in the case of Investor being an individual, by gift to a member of one of the individual’s immediate family, an estate planning vehicle or to a trust, the beneficiary of which is a member of the individual’s immediate family, an affiliate of such person or to a charitable organization; (2) in the case of Investor being an individual, by virtue of laws of descent and distribution upon death of Investor; (3) in the case of Investor being an individual, pursuant to a qualified domestic relations order; (4) by distributions from Investor to its members, partners, or shareholders; (5) by virtue of applicable law or the Investor’s organizational documents upon liquidation or dissolution of Investor; (6) to any affiliates of the Investor, or to any funds or accounts managed by the same investment manager who acts on behalf of the Investor, or (7) to any employees, officers, directors or members of the Investor or any affiliates of Investor.

b.                  If any Transfer is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose.

c.                   During the Lock-up Period, stop transfer orders shall be placed against the Restricted Securities and each certificate or book entry position statement evidencing any Restricted Securities shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

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“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A SUBSCRIPTION AGREEMENT, DATED AS OF DECEMBER 13, 2022, BY AND AMONG THE ISSUER OF SUCH SECURITIES (THE “ISSUER”), THE ISSUER’S SECURITY HOLDER NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN, AS AMENDED.  A COPY OF SUCH SUBSCRIPTION AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

d.                  For the avoidance of any doubt, (i) Investor shall retain all of its rights as a stockholder of the Company during the Lock-up Period, including the right to vote, and to receive any dividends and distributions in respect of, any Restricted Securities, and (ii) the restrictions contained in Section 15(a) shall not apply to any Common Shares or other securities of the Company acquired by Holder in open market transactions or in any public or private capital raising transactions of the Company or otherwise to any Common Shares (or other securities of the Company) other than the Restricted Securities.

e.                   The Company hereby represents, warrants, covenants and agrees that (i) if any lock-up restrictions contained in any Other Subscription Agreement is amended, modified or waived in a manner favorable to such stockholder and that would be favorable to Investor, this Subscription Agreement shall be contemporaneously amended in the same manner and the Company shall provide prompt notice thereof to Investor, and (ii) if any such stockholder is released from any or all of the lock-up restrictions under its Other Subscription Agreement, Investor will be similarly and contemporaneously released from the lock-up restrictions hereunder (which, for the avoidance, of doubt will include a release of the same percentage of Investor’s Restricted Securities) and the Company shall provide prompt notice thereof to Investor.

f.                   For purposes of this Section 15:

(i)                 “Restricted Securities” shall mean one-sixth of the Common Shares purchased by Investor pursuant to this Subscription Agreement, divided equally between the “First Tranche Restricted Securities” and the “Second Tranche Restricted Securities”. For illustration, if Investor purchases 1,200 Common Shares, then 200 of such Common Shares shall constitute Restricted Securities.

(ii)               “First Tranche Trigger Event” shall mean the first to occur of (i) such time as the aggregate volume-weighted average price per Common Share for any five consecutive trading day period after the Closing equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) and (ii) December 31, 2026.

(iii)                “Second Tranche Trigger Event” shall mean the first to occur of (i) such time as the aggregate volume-weighted average price per Common Share for any five consecutive trading day period after the Closing equals or exceeds $20.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) and (ii) December 31, 2028.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Subscription Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

FIFTH WALL ACQUISITION CORP. III By: Name: Title:

{INVESTOR SIGNATURE PAGE TO THE SUBSCRIPTION AGREEMENT}

IN WITNESS WHEREOF, the undersigned has caused this Subscription Agreement to be duly executed by its authorized signatory as of the date first indicated above.

Name(s) of Investor:

Signature of Authorized Signatory of Investor:

Name of Authorized Signatory:

Title of Authorized Signatory:

Address for Notice to Investor:

Attention:

Email:

Facsimile No.:

Telephone No.:

Address for Delivery of Shares to Investor (if not same as address for notice):

Subscription Amount: $

Number of Shares:

Investor status (mark one):      £ U.S. investor     £ Non-U.S. investor

EIN Number:

Exhibit A

Accredited Investor Questionnaire

Capitalized terms used and not defined in this Exhibit A shall have the meanings ascribed to such terms in the Subscription Agreement to which this Exhibit A is attached.

The undersigned represents and warrants that the undersigned is an “accredited investor” (an “Accredited Investor”) as such term is defined in Rule 501(a) of Regulation D under the U.S. Securities Act of 1933, as amended (the “Securities Act”), for one or more of the reasons specified below (please check all boxes that apply):

_______	(i) A natural person whose net worth, either individually or jointly with such person’s spouse or spousal equivalent, at the time of the Investor’s purchase, exceeds $1,000,000;

The term “net worth” means the excess of total assets over total liabilities (including personal and real property, but excluding the estimated fair market value of the Investor’s primary home).  For the purposes of calculating joint net worth with the person’s spouse or spousal equivalent, joint net worth can be the aggregate net worth of the Investor and spouse or spousal equivalent; assets need not be held jointly to be included in the calculation. There is no requirement that securities be purchased jointly. A spousal equivalent means a cohabitant occupying a relationship generally equivalent to a spouse.

_______

(ii)           A natural person who had an individual income in excess of $200,000, or joint income with the Investor’s spouse or spousal equivalent in excess of $300,000, in each of the two most recent years and reasonably expects to reach the same income level in the current year;

In determining individual “income,” the Investor should add to the Investor’s individual taxable adjusted gross income (exclusive of any spousal or spousal equivalent income) any amounts attributable to tax exempt income received, losses claimed as a limited partner in any limited partnership, deductions claimed for depletion, contributions to an IRA or Keogh retirement plan, alimony payments, and any amount by which income from long-term capital gains has been reduced in arriving at adjusted gross income.

_______	(iii) A director or executive officer of the Company;

_______

(iv)         A natural person holding in good standing one or more professional certifications or designations or other credentials from an accredited educational institution that the U.S. Securities and Exchange Commission (“SEC”) has designated as qualifying an individual for accredited investor status;

The SEC has designated the General Securities Representative license (Series 7), the Private Securities Offering Representative license (Series 82) and the Licensed Investment Adviser Representative (Series 65) as the initial certifications that qualify for accredited investor status.

_______

(v)           A natural person who is a “knowledgeable employee” as defined in Rule 3c-5(a)(4) under the Investment Company Act of 1940 (the “Investment Company Act”), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in Section 3 of the Investment Company Act, but for the exclusion provided by either Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act;

_______

(vi)         A bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity;

_______	(vii) A broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

_______

(viii)     An investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 (the “Investment Advisers Act”) or registered pursuant to the laws of a state, or an investment adviser relying on the exemption from registering with the SEC under Section 203(l) or (m) of the Investment Advisers Act;

_______	(ix) An insurance company as defined in Section 2(a)(13) of the Securities Act;

_______	(x) An investment company registered under the Investment Company Act or a business development company as defined in Section 2(a)(48) of that act;

_______	(xi) A Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

_______	(xii) A Rural Business Investment Company as defined in Section 384A of the Consolidated Farm and Rural Development Act;

_______

(xiii)     A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state, or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

_______

(xiv)      An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

_______	(xv) A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act;

_______

(xvi)      An organization described in Section 501(c)(3) of the Internal Revenue Code, or a corporation, business trust, partnership, or limited liability company, or any other entity not formed for the specific purpose of acquiring the securities, with total assets in excess of $5,000,000;

_______

(xvii)    A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person who has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of investing in the Company;

_______

(xviii)   A “family office” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act with assets under management in excess of $5,000,000 that is not formed for the specific purpose of acquiring the securities offered and whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment;

_______

(xix)      A “family client” as defined in Rule 202(a)(11)(G)-1 under the Investment Advisers Act, of a family office meeting the requirements set forth in (xviii) and whose prospective investment in the issuer is directed by a person from a family office that is capable of evaluating the merits and risks of the prospective investment;

_______	(xx) A “qualified institutional buyer” as defined in Rule 144A under the Securities Act;

_______	(xxi) An entity, of a type not listed above, not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000; and/or

_______	(xxii) An entity in which all of the equity owners qualify as an accredited investor under any of the above subparagraphs.

_______	(xxiii) The Investor does not qualify under any of the investor categories set forth in (i) through (xxii) above.

2.1	Type of the Investor. Indicate the form of entity of the Investor:

[ ] Individual [ ] Limited Partnership
[ ] Corporation [ ] General Partnership
[ ] Revocable Trust [ ] Limited Liability Company
[ ] Other Type of Trust (indicate type): ________________________________
[ ] Other (indicate form of organization): ________________________________

2.2.1	If the Investor is not an individual, indicate the approximate date on which the Investor entity was formed: _____________________.

2.2.2

If the Investor is not an individual, initial the line below which correctly describes the application of the following statement to the Investor’s situation:  the Investor (x) was not organized or reorganized for the specific purpose of acquiring the securities and (y) has made investments prior to the date hereof, and each beneficial owner thereof has and will share in the investment in proportion to his or her ownership interest in the Investor.

__________     True

__________     False

If the “False” line is initialed, each person participating in the entity will be required to fill out a Subscription Agreement.

Investor: Investor Name: By: Signatory Name: Signatory Title: Date:

Exhibit I – Company Charter Amendment

MOBILE INFRASTRUCTURE CORPORATION

ARTICLES OF AMENDMENT

Mobile Infrastructure Corporation, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The charter of the Corporation (the “Charter”) is hereby amended by deleting the definitions of “Roll-Up Entity” and “Roll-Up Transaction” in Article IV of the Charter in their entirety.

SECOND:  The Charter is hereby further amended by deleting the existing Article XIV (Roll-Up Transactions) of the Charter in its entirety.

THIRD:  The foregoing amendments have been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH:  These Articles of Amendment shall become effective at 12:01 a.m., Eastern Time, on [_____], 2023.

FIFTH:  The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of [his/her] knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

- signature page follows-

            IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its [President] and attested to by its [Secretary] on this _____ day of _______________, 2023.

ATTEST:                                                         MOBILE INFRASTRUCTURE CORPORATION

____________________________                By:  ____________________________ (SEAL)

Name:                                                                      Name:

Title:  [Secretary]                                                    Title:  [President]